Exhibit T3E.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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:
In re	:	Chapter 11
:
OFFSHORE GROUP INVESTMENT	:	Case No. 15- ( )
LIMITED, et al.,	:
	:	Joint Administration Requested
Debtors.[1]	:
:
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DISCLOSURE STATEMENT FOR JOINT CHAPTER 11 PLAN OF

OFFSHORE GROUP INVESTMENT LIMITED AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP

Ray C. Schrock, P.C.

Ronit J. Berkovich

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtors and

Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Daniel J. DeFranceschi (No. 2732)

Zachary I. Shapiro (No. 5103)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Attorneys for Debtors and

Debtors in Possession

Dated: December 2, 2015

[1]	The Debtors in these chapter 11 cases (the “Chapter 11 Cases”), along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Offshore Group Investment Limited; Vantage Delaware Holdings, LLC; Dragonquest Holdings Company; Emerald Driller Company; P2020 Rig Co.; P2021 Rig Co.; PT. Vantage Drilling Company Indonesia; Sapphire Driller Company; Vantage Deepwater Company; Vantage Deepwater Drilling, Inc. (3668); Vantage Driller I Co; Vantage Driller II Co; Vantage Driller III Co; Vantage Driller IV Co.; Vantage Driller VI Co.; Vantage Driller ROCO S.R.L.; Vantage Drilling Africa; Vantage Drilling (Malaysia) I Sdn. Bhd.; Vantage Drilling Labuan I Ltd.; Vantage Drilling Netherlands B.V.; Vantage Holding Hungary Limited Liability Company; Vantage Holdings Cyprus ODC Limited; Vantage Holdings Malaysia I Co; and Vantage International Management Co. The Debtors’ mailing address is 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PLAN (AS DEFINED HEREIN) BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO SEEK PROMPTLY ORDERS OF THE BANKRUPTCY COURT (i) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (ii) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (iii) CONFIRMING THE PLAN.

DISCLOSURE STATEMENT, DATED DECEMBER 2, 2015

Solicitation of Votes on the

Plan of Reorganization of

OFFSHORE GROUP INVESTMENT LIMITED, ET AL.

from the holders of outstanding

REVOLVING CREDIT FACILITY CLAIMS

2017 SECURED TERM LOAN CLAIMS

2019 SECURED TERM LOAN CLAIMS

7.5% SECURED NOTES CLAIMS

7.125% SECURED NOTES CLAIMS

EXISTING OGIL INTERESTS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., EASTERN TIME, ON DECEMBER 31, 2015, UNLESS EXTENDED BY THE DEBTORS. THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS NOVEMBER 20, 2015 (THE “RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Offshore Group Investment Limited (“OGIL”) and the Board of Directors or the sole member of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan. Holders of approximately 58% in outstanding principal amount of the Secured Debt Claims (defined herein) entitled to vote on the Plan (the “Consenting Debtholders”) and holders of more than two-thirds (2/3) in outstanding principal amount of the Revolving Credit Facility Claims (the “Consenting Revolver Lenders”) entitled to vote on the Plan have already agreed to vote in favor of the Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISERS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE ISSUANCE OF AND THE DISTRIBUTION UNDER THE PLAN OF THE NEW SECURED CONVERTIBLE PIK NOTES, THE SUBSCRIPTION RIGHTS (INCLUDING THE NEW SECOND LIEN NOTES ISSUED PURSUANT TO THE EXERCISE THEREOF IN THE RIGHTS OFFERING), AND THE NEW COMMON SHARES ISSUED TO HOLDERS OF ALLOWED SECURED DEBT CLAIMS AND THE ISSUANCE OF NEW COMMON SHARES UPON THE CONVERSION OF THE NEW SECURED CONVERTIBLE PIK NOTES SHALL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE. THESE SECURITIES MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(A)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECTION 1145 EXEMPT SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE ISSUANCE AND SALE, AS APPLICABLE, OF THE NEW SECOND LIEN NOTES TO THE BACKSTOP PARTIES (AS DEFINED HEREIN) UNDER THE BACKSTOP AGREEMENT (AS DEFINED HEREIN) (INCLUDING THE NEW SECOND LIEN NOTES COMPRISING THE BACKSTOP COMMITMENT PREMIUM (AS DEFINED HEREIN)) IS BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SET FORTH IN SECTION 4(A)(2) OF THE SECURITIES ACT AND REGULATION D THEREUNDER. SUCH SECURITIES WILL BE CONSIDERED “RESTRICTED SECURITIES” AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT, SUCH AS, UNDER CERTAIN CONDITIONS, THE RESALE PROVISIONS OF RULE 144 OF THE SECURITIES ACT.

THE NEW SECURED CONVERTIBLE PIK NOTES, THE NEW COMMON SHARES, THE NEW COMMON SHARES TO BE ISSUED UPON THE CONVERSION OF THE NEW SECURED CONVERTIBLE PIK NOTES, AND THE NEW SECOND LIEN NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

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EXHIBIT A:	Prepackaged Plan
EXHIBIT B:	Restructuring Support Agreement
EXHIBIT C:	Liquidation Analysis

I.

INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and its Affiliated Debtors, dated December 3, 2015 (the “Plan”) attached hereto as Exhibit A. The Debtors under the Plan are Offshore Group Investment Limited (“OGIL”) and its affiliates that are guarantors under OGIL’s secured debt, other than Vantage Drilling Company, the ultimate parent company of all of the Debtors (“Vantage Parent”). The Debtors intend to commence chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) during the solicitation period. Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan shall govern.

The Debtors are commencing this Solicitation after extensive discussions over the past several months among the Debtors, Vantage Parent, and their secured creditors. As a result of these negotiations, certain secured creditors holding approximately 58% of the Debtors’ Secured Debt Claims and more than two-thirds (2/3) of the Debtors’ Revolving Credit Facility Claims entered into a restructuring support agreement (the “Restructuring Support Agreement”) with the Debtors and Vantage Parent, a copy of which is attached hereto as Exhibit B. Under the terms of the Restructuring Support Agreement, the creditor parties thereto agreed to a deleveraging transaction, as set forth in the term sheet (the “Term Sheet”) consisting of (i) restructuring the existing debt obligations of the Debtors in chapter 11 through the Plan (the “Restructuring”) and (ii) petitioning the Grand Court of the Cayman Islands (the “Cayman Court”) for the official liquidation of Vantage Parent (the “Cayman Proceeding”).

There are two primary creditor groups whose acceptances of the Plan are being solicited:

1.	Revolving Credit Facility Claims, which are claims arising out of OGIL’s secured revolving credit agreement; and

2.	Secured Debt Claims, which are claims arising out of OGIL’s secured term loan agreements and secured notes indentures.

Below is a short summary of the treatment of various creditor groups under the Plan. Greater detail on such treatment is provided later on in this Disclosure Statement.

Holders of Allowed Revolving Credit Facility Claims will receive, on the Effective Date, at the option of the Debtors, such holder’s pro rata share of either (i) payment in full in cash to the extent the Debtors elect to refinance OGIL’s current revolving credit agreement), or (ii) a new or amended and restated senior secured term loan and letter of credit facility (the “Amended and Restated Credit Facility Agreement”), the material terms of which are described in the Summary of the Plan—Summaries of the New Securities and the Amended and Restated Credit Facility, and in the case of the lenders under the Revolving Credit Facility (defined herein) (other than the issuer of a letter of credit), a cash payment of $7 million.

Holders of Secured Debt Claims will receive their pro rata share of (i) $750 million of new Senior Subordinated Secured Third Lien Convertible Notes due 2030 (the “New Secured Convertible PIK Notes”) to be issued by OGIL, the material terms of which are described in more detail in Summary of the Plan—Summaries of the New Securities and the Amended and Restated Credit Facility, (ii) 100% of the ordinary shares of reorganized OGIL (the “New Common Shares”), subject to dilution by the New Common Shares to be issued (a) on account of the Vantage Parent Secured Promissory Note (defined herein), (b) upon conversion of the New Secured Convertible PIK Notes, and (c) under the Management

Incentive Program; and (iii) subscription rights to acquire their corresponding pro rata share of $75 million of the New Second Lien Notes (defined herein) in the Rights Offering. The Secured Convertible PIK Notes will be “stapled” to (and thus only transferred with) a holder’s New Common Shares and will be subject to conversion (either in whole or in part) into New Common Shares at plan value under various circumstances as described herein. OGIL will file documents with the SEC after the Effective Date as a voluntary filer under the Securities Exchange Act of 1934, as amended, but does not intend to list the New Common Shares for trading on any national securities exchange.

In addition, in respect of the Vantage Parent Secured Promissory Note Claim, which is expected to be owed by OGIL to Vantage Parent as consideration for the transfer of certain assets to OGIL prior to the Petition Date, Vantage Parent will receive New Common Shares with a value equal to the allowed amount of such claim. On account of Vantage Parent’s equity interest in OGIL, Vantage Parent is receiving a release from the Debtors. Vantage Parent is entitled to vote under the Plan and, pursuant to the Restructuring Support Agreement, has agreed to vote to accept the Plan. The Vantage Parent Secured Promissory Note is an “Other Secured Claim” under the Plan.

The rights of holders of General Unsecured Claims shall be left unaltered by the Plan, and the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business.

THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS WHO DO NOT SUBMIT A BALLOT TO ACCEPT OR REJECT THE PLAN OR WHO REJECT THE PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

After the Petition Date, and after approval of the Rights Offering Procedures (defined herein), OGIL will launch a rights offering (the “Rights Offering”) with an aggregate offering amount of up to $75 million, pursuant to which holders of Secured Debt Claims as of the Rights Offering Record Date (defined herein) (each, an “Eligible Offeree”), will be entitled to receive their pro rata share of subscription rights (the “Subscription Rights”) to acquire $75 million of Senior Secured Second Lien Notes (the “New Second Lien Notes”). It is expected that shortly after the Petition Date, OGIL will enter into a backstop agreement (the “Backstop Agreement”), substantially in the form attached as an exhibit to the Restructuring Support Agreement, with certain holders of Secured Debt Claims (the “Backstop Parties”) pursuant to which the Backstop Parties will backstop the Rights Offering in exchange for a premium as described herein (the “Backstop Commitment Premium”). The material terms of the Rights Offering are described in more detail in Section XIII—Rights Offering Procedures. The Debtors will use proceeds from the Rights Offering plus cash on hand to provide (i) additional liquidity for working capital and general corporate purposes, (ii) pay all reasonable and documented fees and expenses incurred by the Debtors in connection with the Restructuring, including the fees (which includes transaction fees) and expenses of their and their creditors’ legal and financial advisers, (iii) fund distributions under the Plan, and (iv) fund the administrative expenses of the Chapter 11 Cases payable on or after the Effective Date.

The Restructuring will leave the Debtors business intact under OGIL and substantially de-lever it. The Debtors’ balance sheet liabilities will be reduced from greater than $2.6 billion in secured debt to $969 million in secured debt or $219 million in secured debt upon conversion of the New Secured Convertible PIK Notes into New Common Shares. This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and allow the Debtors to emerge from the Chapter 11 Cases as a stronger, reorganized entity better able to withstand a persistent, depressed market for oil and natural gas.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following table summarizes, assuming an Effective Date of February 29, 2016, (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests. The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Section VI—Summary of the Plan below. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VIII.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery

1	Priority Non-Tax Claims	The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.	Unimpaired	No (Deemed to accept)	100%

2	Other Secured Claims	The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired	No (Deemed to accept)	100%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery

3	Revolving Credit Facility Claims	On the Effective Date, each holder of an Allowed Revolving Credit Facility Claim shall receive, on account of such Allowed Claim and at the option of the Debtors or Reorganized Debtors, as applicable, its Pro Rata share of (i) payment in full in Cash to the extent the Debtors elect to refinance the Revolving Credit Facility in its entirety with one or more third-party lenders or (ii) a new or amended and restated senior secured term loan and letter of credit facility and, in the case of the holders of Allowed Revolving Credit Facility Claims (other than the issuer of any letter of credit under the Revolving Credit Agreement), a payment of Seven Million Dollars ($7,000,000) in Cash.	Impaired	Yes	100%

4	Secured Debt Claims	On the Effective Date, on account of its Allowed Secured Debt Claims, each holder of an Allowed Secured Debt Claim shall receive: (i) its Pro Rata share of the New Secured Convertible PIK Notes; (ii) up to its Pro Rata share of the $75,000,000 New Second Lien Notes to be issued in the Rights Offering, to the extent it elects to exercise its Subscription Rights thereunder, which Subscription Rights will be made available to each holder of an Allowed Secured Debt Claim on a Pro Rata basis and in accordance with the Rights Offering Procedures; and (iii) its Pro Rata share of the New Common Shares, subject to dilution by New Common Shares issued upon the conversion of the New Secured Convertible PIK Notes, on account of the Vantage Parent Secured Promissory Note, and under the Management Incentive Program. The New Secured Convertible PIK Notes will be “stapled” to (and thus only transferred with) a holder’s New Common Shares.	Impaired	Yes	42% - 50%[2]

5	General Unsecured Claims	The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.	Unimpaired	No (Deemed to accept)	100%

[2]	Incorporates dilution from Vantage Parent Secured Note but not dilution from Management Incentive Program.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery

6	Intercompany Claims	On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion.	Unimpaired	No (Deemed to accept)	100%

7	Subordinated Claims	Subordinated Claims are subordinated pursuant to the Plan and section 510(b) of the Bankruptcy Code. The holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of Subordinated Claims shall be discharged.	Impaired	No (Deemed to reject)	0%

8	Existing OGIL Interests	On the Effective Date, on account of its Existing OGIL Interests, each holder of an Existing OGIL Interest shall receive the releases from the Debtors set forth in section 10.7(a) hereof. All Existing OGIL Interests (together with any certificates or other instruments evidencing such Existing OGIL Interests) shall be (i) deemed consensually foreclosed upon by all parties entitled to do so; (ii) immediately upon the issuance of the New Common Shares, surrendered to OGIL; and (iii) thereafter deemed cancelled by operation of the law of the Cayman Islands.	Impaired	Yes	0%

9	Intercompany Interests	Intercompany Interests are Impaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in section 5.14 of the Plan.	Impaired	No (Deemed to reject)	0%

WHERE TO FIND ADDITIONAL INFORMATION: Vantage Parent currently files annual reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement. Later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede that information:

•	Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 6, 2015

•	Form 10-K/A for the fiscal year ended December 31, 2014, filed with the SEC on April 30, 2015

•	Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 7, 2015

•	Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 4, 2015

•	Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 9, 2015

•	Forms 8-K filed with the SEC on February 17, 2015, June 23, 2015, July 7, 2015, August 3, 2015, September 2, 2015, September 15, 2015, and November 3, 2015

II.

OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	The Debtors’ Business

The Debtors are an international offshore drilling company operating a fleet of modern, high-specification drilling units. The Debtors’ principal business is to contract their drilling units, related equipment, and work crews to drill oil and natural gas wells in deep water for customers. The Debtors provide these services to major, national, and independent oil and natural gas companies. The Debtors generally perform offshore contract drilling services on a dayrate basis (i.e., based on a fixed rate per day regardless of the number of days needed to drill the well). In addition, the Debtors also utilize their technical expertise to provide construction supervision services for drilling units being built for other companies.

For the nine months ended September 30, 2015, the unaudited and consolidated financial statements of Vantage Parent and its Debtor and non-Debtor subsidiaries (collectively, the “Vantage Group”), reflected total revenues of approximately $638,402,000 and a net loss of $6,054,000. As of September 30, 2015, Vantage Group’s unaudited and consolidated financial statements reflected assets totaling approximately $3,507,372,000 and liabilities totaling approximately $2,954,141,000. Substantially all of the Vantage Group’s operations are conducted, and debt is held, by the Debtors. As of November 23, 2015, the Debtors employed approximately 190 full-time employees worldwide.

B.	The Debtors’ Drilling Fleet and Drilling Contracts

The Debtors’ drilling fleet is comprised of four jackup rigs and three drillships. A jackup rig is a mobile drilling unit equipped with legs that lower to the ocean floor to establish a foundation before elevating the drilling platform into a position above the water from which drilling and workover operations may be conducted. The Debtors’ jackups are capable of drilling in water depths of up to 375 feet. Drillships are self-propelled, dynamically-positioned drilling units, capable of drilling in water depths of up to 12,000 feet. Because of their mobility and large, load-carrying capacity, drillships are well suited for drilling in remote locations.

1.	Emerald Driller

The Emerald Driller is a Baker Marine Pacific Class 375 Jackup Rig, built in 2008 by PPL Shipyard in Singapore. It is owned by Emerald Driller Company, a Debtor. As of the date hereof, the Emerald Driller is conducting drilling operations off the coast of Thailand pursuant to a drilling contract by and between Vantage Driller I Co, a Debtor, and Salamander Energy (Bualuang) Limited, which commenced on August 1, 2015, and is for the duration required to complete three firm wells of up to 72 days and up to eight additional option wells of up to 89 days.

2.	Sapphire Driller

The Sapphire Driller is a Baker Marine Pacific Class 375 Jackup Rig, built in 2009 by PPL Shipyard in Singapore. It is owned by Vantage Driller VI Co. (“Vantage Driller VI”), a Debtor. As of the date hereof, the Sapphire Driller is idle and being maintained in Port Gentil, Gabon.

3.	Aquamarine Driller

The Aquamarine Driller is a Baker Marine Pacific Class 375 Jackup Rig, built in 2009 by PPL Shipyard in Singapore. It is owned and operated by P2020 Rig Co., a Debtor. As of the date hereof, the Aquamarine Driller is being prepared for mobilization pursuant to a letter of award dated October 16, 2015. In accordance with the letter of award, under the drilling contract that will be executed with Olio Energy Sdn. Bhd., which acts as the Debtors’ agent in Malaysia, the Aquamarine Driller will conduct drilling operations off the coast of Malaysia and Thailand in a joint development area. The drilling contract will last 18 months and will expire on May 1, 2017. In addition, there are three extension options of three months each.

4.	Topaz Driller

The Topaz Driller is a Baker Marine Pacific Class 375 Jackup Rig, built in 2009 by PPL Shipyard in Singapore. It is owned by P2021 Rig Co. and operated by Vantage Drilling Company Indonesia, PT (“Vantage PT”), both Debtors. As of the date hereof, the Topaz Driller is conducting drilling operations off the coast of Indonesia pursuant to a drilling contract between Vantage PT and PC Ketapang II Ltd. (“PC Ketapang”). The drilling contract with PC Ketapang was set to expire on December 31, 2015; however, the contract contains an option for PC Ketapang to extend the contract for three months, which was exercised on September 1, 2015, and an additional option to extend for approximately six months by mutual agreement of the parties.

5.	Platinum Explorer

The Platinum Explorer is an ultra-deepwater drillship, built in 2010 by Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“DSME”) in the Republic of Korea. It is owned and operated by Vantage International Management Company (“VIMCO Cayman”), a Debtor. As of the date hereof, the Platinum Explorer is conducting drilling operations off the coast of India pursuant to a drilling contract between Oil & Natural Gas Corporation Limited (“ONGC”) and VIMCO Cayman. The drilling contract with ONGC is set to expire in the fourth quarter of 2015, but may be extended automatically under certain conditions.

6.	Titanium Explorer

The Titanium Explorer is an ultra-deepwater drillship, built in 2012 by DSME in the Republic of Korea. It is owned by the Luxembourg branch of Vantage Driller ROCO S.R.L., a Debtor. As of the date hereof, the Titanium Explorer is located in Port Fourchon, Louisiana. Before August 31, 2015, the Titanium Explorer conducted drilling operations in the U.S. Gulf of Mexico pursuant to a drilling contract (the “Petrobras Contract”) between Petrobras Venezuela Investments & Services B.V. (“PVIS”) and Vantage Deepwater Company (“Vantage Deepwater”), a Debtor, as novated, respectively, to Petrobras America Inc. (“PAI”) and Vantage Deepwater Drilling, Inc. (“VDDI”), a Debtor. As discussed in more detail in Key Events Leading to the Commencement of Chapter 11 Cases—Wrongful Termination of the Petrobras Contract, on August 31, 2015, VDDI received a letter (the “Petrobras Notice”) from PAI and PVIS, purporting to terminate the Petrobras Contract. Had it not been improperly terminated, the Petrobras Contract was set to expire in December 2020, with an optional two-year extension exercisable by PVIS.

7.	Tungsten Explorer

The Tungsten Explorer is an ultra-deepwater drillship, built in 2013 by DSME in the Republic of Korea. It is owned by Vantage Drilling Africa, a Debtor. As of the date hereof, the Tungsten Explorer is conducting drilling operations off the coast of the Republic of Congo pursuant to a drilling contract between Total E&P Congo and Vantage Drilling Africa. The drilling contract with Total E&P Congo is set to expire in the fourth quarter of 2016; however, Total E&P Congo has the option to extend the initial term by up to four optional extension periods of six months each. Any further extensions leading to an aggregate duration of more than three months shall be subject to mutual agreement by the parties.

C.	The Debtors’ Organizational Structure

Vantage Energy Services, Inc. (“VESI”), a non-Debtor, was founded in September 2006 as a Delaware special purpose acquisition company. As a special purpose acquisition company, VESI lacked assets or operations, but conducted an initial public offering to raise capital for future acquisitions of drilling units. Vantage Parent was founded in November 2007 as a Cayman Islands exempt company for the purpose of acquiring VESI and OGIL from F3 Capital, an entity wholly-owned and controlled by Hsin-Chi Su (a/k/a Nobu Su) (“Nobu Su”). Vantage Parent completed the acquisition of VESI and OGIL in June 2008. The Debtors’ tumultuous history with Nobu Su is described in more detail below in Matters Involving Vantage Parent and Other Non-Debtors—Litigation Involving Other Non-Debtors—Nobu Su Litigation. All of the Debtors are direct or indirect subsidiaries of Vantage Parent. As of the date hereof, the Debtors’ drilling fleet is entirely owned and principally operated by certain subsidiaries of OGIL, which is a direct, wholly-owned subsidiary of Vantage Parent.

To facilitate the Debtors’ operations and accommodate the complexities arising from such operations, Vantage Parent and the Debtors rely on the services of Vantage Parent subsidiaries in the United States, Singapore, and Dubai. Additionally, Vantage Parent and the Debtors have incorporated entities in a number of jurisdictions, including Brazil, the Cayman Islands, Cyprus, Hungary, Indonesia, Luxembourg, Malaysia, Mexico, the Netherlands, Romania, Singapore, and the United States. VESI, based in Houston, Texas, is an administrative office supporting various operations for Vantage Parent and the Debtors. VESI’s address is 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

The following chart illustrates the Debtors’ organizational structure, as of the date hereof:

D.	Directors and Officers

OGIL’s current board of directors, which consists of the same nine individuals serving on Vantage Parent’s board of directors, is composed of (i) Paul A. Bragg, Chairman, (ii) Jorge E. Estrada, (iii) Marcelo D. Guiscardo, (iv) John C.G. O’Leary, (v) Robert F. Grantham, (vi) Duke R. Ligon, (vii) Ong Tian Khiam, (viii) Steven M. Bradshaw, and (ix) Steinar Thomassen.

OGIL’s current senior management team, which averages over 30 years of experience in the industry and consists of the same team serving on Vantage Parent’s current senior management team, is composed of (i) Paul A. Bragg, Chief Executive Officer, (ii) Douglas G. Smith, Chief Financial Officer, (iii) Christopher G. DeClaire, Secretary, Vice President, and Vice President Administration, and (iv) Douglas W. Halkett, Chief Operating Officer. Other senior officers of Vantage Parent include (a) Edward G. Brantley, Chief Accounting Officer and Controller, (b) Mike R.C. Derbyshire, Vice President—Marketing, (c) William L. Thomson, Vice President—Technical Services, Supply Chain and Projects, (d) Linda J. Ibrahim, Vice President—Tax & Governmental Compliance, and (e) Nicholas Evanoff—General Counsel.

The composition of each board of directors of a Reorganized Debtor shall be disclosed prior to the entry of the order confirming the Plan in accordance with 11 U.S.C. § 1129(a)(5).

E.	Regulation of the Debtors’ Business

The Debtors’ operations are conducted in the United States and foreign jurisdictions and are subject to governmental laws, regulations, and treaties in the countries in which they operate. The laws, regulations, and treaties that impact the Debtors’ operations include those relating to the operation of drilling units, environmental protection, health and safety, various restrictions on oil and natural gas exploration and development, taxation of the Debtors’ earnings and the earnings of Debtors’ expatriate personnel, immigration restrictions for expatriate personnel, minimum requirements for the use of local employees and suppliers, duties and restrictions on the importation and exportation of drilling units and other equipment, local currency requirements and restrictions on repatriated cash. Additional discussion of the regulatory environment of the Debtors’ business can be found in the Form 10-K of Vantage Parent for the fiscal year ended December 31, 2014, filed with the SEC on March 6, 2015.

F.	The Debtors’ Capital Structure

1.	Equity Ownership

Vantage Parent is a public company and files annual reports with, and furnishes other information to, the SEC. Before September 14, 2015, ordinary shares of Vantage Parent (“Vantage Ordinary Shares”) were traded on NYSE MKT LLC (the “Exchange”) under the symbol “VTG.” As of September 14, 2015, there were 129 actual holders of record of Vantage Ordinary Shares. On September 14, 2015, Vantage Parent received a notice (the “Suspension Notice”) from the staff of NYSE Regulation Inc. (“NYSE Regulation”) that it had determined to commence proceedings to delist Vantage Ordinary Shares from the Exchange and that trading in Vantage Ordinary Shares had been suspended at the market open on that date. In the Suspension Notice, the NYSE Regulation staff stated its decision was made in accordance with the NYSE MKT Company Guide (the “NYSE Company Guide”), and that it was necessary and appropriate to initiate delisting proceedings due to the “abnormally low” trading price of Vantage Ordinary Shares. Since receipt of the Suspension Notice, Vantage Ordinary Shares have been trading on the over the counter markets under the trading symbol “VTGDF.” On November 4, 2015, the Exchange notified the SEC of its intention to remove the Vantage Ordinary Shares from listing and registration on the Exchange on November 16, 2015.

2.	Prepetition Indebtedness

The Vantage Group’s significant prepetition indebtedness includes secured financing obligations in the amount of approximately $2,642,600,000, unsecured financing obligations in the amount of approximately $87.7 million, and, as of September 30, 2015, trade debt in the amount of approximately $48.2 million. The Debtors’ secured and unsecured financing obligations are described in greater detail below. Such description is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations, and their respective related agreements. As noted above, substantially all of the Vantage Group’s operations are conducted, and debt is issued or guaranteed, by the Debtors.

(a)	Secured Revolving Credit Facility

Vantage Parent and OGIL are party to that certain Amended and Restated Credit Agreement, dated as of March 28, 2013, by and among Vantage Parent and OGIL, as borrowers, each of the Debtor-guarantors named therein, the various financial institutions party thereto from time to time as lenders (the “Revolver Lenders”), Royal Bank of Canada (“RBC”), as administrative agent, and RBC Capital Markets as sole lead arranger and sole bookrunner, as amended, modified, or otherwise supplemented from time to time (the “Revolving Credit Agreement”). The Revolving Credit Agreement provides for revolving credit commitments in an aggregate principal amount of up to $168 million (the “Revolving Credit Facility”) and letter of credit commitments in an aggregate amount of up to $32 million. The Revolving Credit Agreement matures on April 25, 2017. OGIL and Vantage Parent may prepay outstanding advances; provided that, with respect to partial prepayments, such prepayment shall be in an aggregate principal amount of not less than $1 million and in integral multiples in excess thereof. On or about September 2,

2015, OGIL requested and received an advance of $150 million from the Revolver Lenders. At the time of such advance, OGIL made certain representations to the Revolver Lenders as required under the Revolving Credit Agreement. On October 14, 2015, Vantage Parent received a reservation of rights letter from RBC on behalf of the Revolver Lenders, pursuant to which the Revolver Lenders requested return of the $150 million advance. The letter stated that if Vantage Parent and OGIL refuse to return the advance, “at minimum” they must segregate such funds from other company funds and maintain them in the account in which such funds were initially deposited, and provide the Revolver Lenders with information regarding certain representations in the loan documents at the time the advance was made. As of the date hereof, the aggregate amount outstanding under the Revolving Credit Agreement is $150 million in unpaid principal, plus interest, fees, and other expenses. Additionally, as of the date hereof, there are $22,900,000 in undrawn letters of credit under the Revolving Credit Agreement.

(b)	2017 Secured Term Loan

OGIL and Vantage Delaware Holdings, LLC (“Delaware Holdings”) are party to that certain Amended and Restated Term Loan Agreement, dated as of October 25, 2012, as amended and restated as of November 22, 2013, by and among OGIL and Delaware Holdings, as borrowers, each of the Debtor-guarantors named therein, the various financial institutions and other persons party thereto from time to time as lenders (the “2017 Term Loan Lenders”), Cortland Capital Markets Services LLC (“Cortland”), as successor administrator agent to Citibank, N.A. (“Citibank”), Wells Fargo, as collateral agent, and Citigroup Global Markets Inc. as sole lead arranger, sole bookrunning manager, syndication agent, and documentation agent, as amended, modified, or otherwise supplemented from time to time (the “2017 Term Loan Agreement”), pursuant to which OGIL and Delaware Holdings obtained a term loan in the aggregate principal amount of $475 million maturing on October 25, 2017 (the “2017 Term Loan”). As of the date hereof, the aggregate amount outstanding under the 2017 Term Loan Agreement is $323,543,428.90 in unpaid principal, plus interest, fees, and other expenses.

(c)	2019 Secured Term Loan

OGIL and Delaware Holdings are party to that certain Second Term Loan Agreement, dated as of March 28, 2013, by and among OGIL and Delaware Holdings, as borrowers, each of the Debtor-guarantors named therein, the various financial institutions and other persons party thereto from time to time as lenders (the “2019 Term Loan Lenders”), Cortland, as successor administrative agent to Citibank, Wells Fargo as collateral agent and various other financial institutions as joint lead arrangers, joint bookrunning managers, co-syndication agents, and co-documentation agents, as amended, modified, or otherwise supplemented (the “2019 Term Loan Agreement”). Pursuant to the 2019 Term Loan Agreement, OGIL and Delaware Holdings obtained a term loan in the aggregate principal amount of $350 million maturing on March 28, 2019 (the “2019 Term Loan”). As of the date hereof, the aggregate amount outstanding under the 2019 Term Loan Agreement is $341,250,000 in unpaid principal, plus interest, fees, and other expenses.

(d)	7.5% Secured Notes

OGIL is party to that certain Indenture, dated as of October 25, 2012, by and among OGIL, as issuer, each of the Debtor-guarantors named therein, and Wells Fargo, as indenture trustee and noteholder collateral agent, as amended, modified, or otherwise supplemented, pursuant to which OGIL issued 7.5% Senior Secured First Lien Notes due 2019 in the aggregate principal amount of $1.15 billion (the “7.5% Notes” and the holders of such notes, the “7.5% Noteholders”). The 7.5% Notes were issued at par and mature on November 1, 2019. As of the date hereof, the aggregate amount outstanding under the 7.5% Notes is $1,086,815,000 in unpaid principal, plus interest, fees, and other expenses.

(e)	7.125% Secured Notes

OGIL is party to that certain Indenture, dated as of March 28, 2013, by and among OGIL, as issuer, each of the Debtor-guarantors named therein, and Wells Fargo, as indenture trustee and noteholder collateral agent, as amended, modified, or otherwise supplemented from time to time, pursuant to which OGIL issued 7.125% Senior Secured First Lien Notes due 2023 in the aggregate principal amount of $775 million (the “7.125% Notes” and the holders of such notes, the “7.125% Noteholders”). The 7.125% Notes were issued at par and mature on April 1, 2023. As of the date hereof, the aggregate amount outstanding under the 7.125% Notes is $727,622,000 in unpaid principal, plus interest, fees, and other expenses.

(f)	Security Agreement, Pledge Agreement, and Intercreditor Agreement

The obligations of OGIL, Delaware Holdings, and the Debtor-guarantors, as applicable, under the Revolving Credit Agreement, the 2017 Term Loan Agreement, the 2019 Term Loan Agreement, the 7.5% Notes, and the 7.125% Notes (the “Pari Passu Obligations”) are secured pursuant to that certain Third Amended and Restated Pledge and Security Agreement, dated October 25, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”). Pursuant to the Security Agreement and certain other local law collateral agreements, each of OGIL, Delaware Holdings, and the Debtor-guarantors granted a first-priority pari passu lien on substantially all its personal property, other than “Excluded Property,” which includes, among other things, certain foreign deposit accounts and equity interests of subsidiaries that are not guarantors of the Pari Passu Obligations.

In addition, certain obligors under the Pari Passu Obligations executed ship mortgages, assignments of earnings, and assignments of insurance for each of the jackups and drillships in the Debtors’ fleet.

The obligations of Vantage Parent with respect to the Pari Passu Obligations are secured pursuant to that certain Third Amended and Restated Pledge Agreement, dated October 25, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Parent Pledge Agreement”). Pursuant to the Parent Pledge Agreement, Vantage Parent pledged the equity interests of all its direct subsidiaries that are borrowers or guarantors under the Pari Passu Obligations.

The rights of the Revolver Lenders, 2017 Term Loan Lenders, 2019 Term Loan Lenders, 7.5% Noteholders, and 7.125% Noteholders with respect to their shared collateral are governed by that certain Amended and Restated Intercreditor Agreement dated October 25, 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”). Pursuant to the Intercreditor Agreement, all Pari Passu Obligations are secured equally with respect to “Common Collateral,” which expressly excludes (i) any cash, deposit accounts, or similar liquid assets to the extent on deposit or maintained with RBC or any other Revolver Lender to secure the obligations under the Revolving Credit Agreement (the “Pari Passu Excluded Collateral”) and (ii) any compensation, damages, or other payments (including insurance proceeds) received in respect of an event of loss related to a vessel (the “Credit Agreement Excluded Collateral”). Only the obligations under the Revolving Credit Agreement are secured by the Pari Passu Excluded Collateral. In addition, under the payment priority waterfall established by the Intercreditor Agreement, the Revolving Credit Facility is entitled to receive any proceeds of Common Collateral until repaid in full, at which point all other Pari Passu Obligations are paid equally; provided that the proceeds of any Credit Agreement Excluded Collateral shall be applied first to any Pari Passu Obligations (other than the Revolving Credit Facility), to the extent such proceeds are subject to a mandatory redemption in favor of such other Pari Passu Obligations, until repaid in full.

(g)	Trade Payables

In the ordinary course of business, the Debtors incur various fixed, liquidated, and undisputed payment obligations (the “Trade Payables”) to various third-party providers of goods and services that facilitate the Debtors’ business operations (the “Trade Creditors”). As of the date hereof, the Debtors estimate that the aggregate amount of Trade Payables outstanding is approximately $27.7 million.

(h)	Intercompany Claims

Certain non-Debtors, including the Vantage Service Subsidiaries (defined herein), which are expected to be subsidiaries of the Debtors as of the Effective Date, and Vantage Parent, hold Claims against the Debtors resulting from, among other things, the provision of intercompany services by the non-Debtors to the Debtors, including, without limitation, providing administrative support services, such as personnel, payroll, and retention services, acting as the primary contracting entity for insurance covering the rigs, and managing a capital spares program. Other Intercompany Claims arise from the sale or transfer of rigs from non-Debtors to Debtors, as well as costs in connection with the development and construction of the Debtors’ fleet. As of September 30, 2015, the Debtors owed approximately $21 million in Intercompany Claims to the Vantage Service Subsidiaries and $108 million in Intercompany Claims to the other non-Debtors, in each case, net of setoffs. As a result of the sale of the Vantage Service Subsidiaries to OGIL, as described below, the Vantage Service Subsidiaries’ Intercompany Claims against the Debtors will be transferred to Vantage Parent.

G.	Significant Prepetition Leases

The Vantage Group maintains offices, land bases, and other facilities worldwide, including a regional operational office in Singapore, and a marketing office in Dubai, all of which the Vantage Group leases. Certain non-Debtors are lessees under lease agreements for the Debtors’ headquarters and principal executive offices in Houston, Texas and the Debtors’ regional operational office in Singapore, as described further in Matters Involving Vantage Parent and Other Non-Debtors—Obligations and Agreements of Vantage Parent and Other Non-Debtors—Leases of Other Non-Debtors.

As of the date hereof, Vantage Driller III Co, a Debtor, through its Dubai branch, is party to that certain Lease Agreement between Business Central Towers FZ-LLC (Heirs of Mohd Amin Al Kazem), as lessor, and Vantage Driller III Co, as lessee, for the lease of Unit No. BT2003B on the 20th floor of Business Central Towers in Dubai, United Arab Emirates.

As of the date hereof, VDDI is party to that certain Lease of Commercial Property between 566, L.L.C., as lessor, and VDDI, as lessee, for the lease of that certain Revised Tract 4 located at 566 South Hollywood Road, Houma, Louisiana 70360.

III.

KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES

A.	Collapse in Oil Prices

As is common throughout the oilfield services industry, the demand for offshore drilling services is largely driven by actual or anticipated changes in oil and natural gas prices and, with it, capital spending by companies exploring for, and producing, oil and natural gas. Consequently, the offshore drilling industry has historically been cyclical, with periods of high demand, limited rig supply, and high dayrates when the price of oil is high, alternating with periods of low demand, excess rig supply, and low dayrates when the price of oil is low. Periods of low demand and excess rig supply intensify competition in the industry and often result in drilling rigs—particularly older, less efficient rigs—becoming idle for longer periods of time.

Starting in the summer of 2014, oil prices began to decline precipitously. Over the next six months or so, the price of oil was cut in half. The rapid and unexpected decline in oil prices led to a significant decline in demand for offshore drilling services as major, national, and independent oil and natural gas companies—the Debtors’ customers—implemented severe reductions in capital spending. The reduced demand is compounded by an oversupply of drilling units, as existing rigs compete for the limited, or almost non-existent, tendering activity for jackups and drillships, and deliveries of newly-built rigs continue to saturate the global fleet. As a result, the market for offshore drilling services is severely depressed. The Debtors expect these adverse market conditions to continue for the duration of 2015, into 2016, and possibly beyond.

Against this backdrop, the Debtors, like many of their competitors, have suffered as a result of the collapse in oil prices. Although the Debtors do not face any maturities on their secured debt until 2017, the severity and duration of the market downturn increased the risk that existing customer contracts, some of which are due to expire in the near term, would not be renewed or would be renewed at materially reduced prices. This made the Debtors increasingly reliant on revenue from longer-term contracts, such as the Petrobras Contract, to service debt.

B.	Operation Carwash

As of December 31, 2014, the Petrobras Contract accounted for approximately $1.4 billion of the Debtors’ contract backlog of approximately $2.1 billion. Petróleo Brasileiro S.A. and its affiliates (collectively, “Petrobras”), however, became embroiled in an ongoing investigation by Brazilian authorities into corrupt practices. Dubbed Operation Carwash (Operação Lava Jato), the investigation by Brazilian authorities began by identifying a group of “black market money exchange dealers” operating in Brazil and thereafter revealed a web of corruption involving Petrobras executives and high-ranking officials in the Brazilian government. Among other things, the Brazilian federal authorities allege that Petrobras executives received bribes in exchange for awarding contracts at above-market prices.

As part of Operation Carwash, the Brazilian Federal Police scrutinized interactions between Petrobras and Hamylton Pinheiro Padilha Junior, who acted as an agent for numerous international offshore drilling companies seeking to do business in Brazil. After being identified as a person of interest, Mr. Padilha cooperated with Brazilian authorities and ultimately entered into a plea agreement with the Brazilian Federal Prosecutor’s Office (the “Brazilian Prosecutor’s Office”) in which he admitted he participated in the bribery of certain Petrobras executives.

Mr. Padilha was the Brazilian agent utilized by Vantage Parent during the contracting of the Titanium Explorer drillship with PVIS, an affiliate of Petróleo Brasileiro S.A. In his written plea agreement, Mr. Padilha stated under oath that he arranged with Nobu Su, then the owner of the Titanium Explorer, to carry out a bribery scheme with Petrobras executives. Nobu Su, who at the time of the alleged bribery payments was a director and significant shareholder of Vantage Parent, was not involved in any of the negotiations between Vantage Parent management and Petrobras representatives relating to the Titanium Explorer and never discussed his illegal conduct with any member of Vantage Parent’s management. Mr. Padilha further indicated that Vantage Parent’s management did not know about the alleged bribery scheme and that he would not have attempted to undertake such a scheme with any member of Vantage Parent’s management because of the company’s Foreign Corrupt Practices Act compliance program.

On July 30, 2015, the Brazilian media reported on the statements made in Mr. Padilha’s plea agreement. On the same date, Vantage Parent issued a press release disclosing that it was unable to confirm Mr. Padilha’s statements and, to the extent Mr. Padilha committed any illegal acts, he was not acting on behalf of, or upon any instructions from, Vantage Parent or any of its subsidiaries.

On August 5, 2015, after reviewing case records, documents gathered in connection with the investigation, and a report issued by the Brazilian Federal Police, the Brazilian Prosecutor’s Office indicted several individuals for the alleged bribery of certain Petrobras executives and political officials in connection with the Petrobras Contract. Messrs. Padilha and Su were among those indicted on evidence that they had committed crimes of corruption and money laundering at the time of the negotiation of the Petrobras Contract. Neither Paul Bragg nor any other director or officer of Vantage Parent or its subsidiaries has been indicted by the Brazilian Prosecutor’s Office. On August 10, 2015, the 13th Federal Division of the Court of Law of Curitiba/PR accepted the indictment submitted by the Brazilian Prosecutor’s Office and initiated a criminal lawsuit against Messrs. Padilha and Su, among others.

Vantage Parent’s audit committee is conducting an internal investigation regarding the Brazilian authorities’ allegations of wrongdoing by Messrs. Padilha and Su. In connection with this investigation, Vantage Parent also is investigating all current and former directors and officers. Whether the investigation is continued by the joint official liquidators in the Cayman Proceeding or by OGIL, the investigation is currently expected to be completed in the first half of 2016. In addition, Vantage Parent contacted the United States Department of Justice (“DOJ”) and the SEC when it was first advised that Messrs. Padilha and Su were indicted in early August 2015. Vantage Parent provided periodic progress reports to the DOJ and SEC, cooperated with all DOJ and SEC requests related to this matter, and currently plans to report the conclusions of the company’s audit committee investigation by way of “self-report” to the DOJ and SEC in the first half of 2016. Vantage Parent has neither been contacted by, nor engaged in discussions with, any other governmental unit for the United States or any other country with respect to these matters.

C.	Wrongful Termination of the Petrobras Contract

On August 31, 2015, VDDI received the Petrobras Notice, in which PAI and PVIS purported to terminate the Petrobras Contract. The Petrobras Notice cites to provisions in the Petrobras Contract that permit PAI and PVIS to terminate the agreement in the event of a material breach, repeated failure to provide services in accordance with good oil and gas field practices, or if any representations and warranties are false in any material respect.

Vantage Parent, Vantage Deepwater, and VDDI strongly disagree with the allegations of contractual breaches made by PAI and PVIS in the Petrobras Notice and believe the company is in compliance with all of its obligations under the Petrobras Contract. On the same date, VDDI filed for arbitration to challenge the assertions made in the Petrobras Notice and to assert the Petrobras Notice is a wrongful attempt to terminate the Petrobras Contract that entitles VDDI to compensatory damages plus attorneys’ fees. As of the date hereof, the arbitration with PVIS and PAI is ongoing. In accordance with the terms of that certain Third Novation and Amendment Agreement to the Agreement for the Provision of Drilling Services governing the Petrobras Contract, (i) disputes are subject to arbitration in Houston, Texas, under the Commercial Arbitration Rules of the International Center for Dispute Resolution of the American Arbitration Associations, and (ii) the governing law is general maritime law of the United States or, if such law is inapplicable, the laws of the state of Texas.

D.	Delisting of Vantage Ordinary Shares from New York Stock Exchange

On September 14, 2015, Vantage Parent received the Suspension Notice from the staff of NYSE Regulation that it had determined to commence proceedings to delist Vantage Ordinary Shares from the Exchange and that trading in Vantage Ordinary Shares had been suspended at the market open on that date. In the Suspension Notice, the NYSE Regulation staff stated its decision was made in accordance with the NYSE Company Guide, and that it was necessary and appropriate to initiate delisting proceedings due to the “abnormally low” trading price of Vantage Ordinary Shares. Vantage Parent exercised its right under the NYSE Company Guide to appeal the delisting determination and requested an oral hearing, which was set for November 5, 2015. Since receipt of the Suspension Notice, Vantage Ordinary Shares has been trading on the over the counter markets under the trading symbol “VTGDF.” On November 4, 2015, the Exchange notified the SEC of its intention to remove the Vantage Ordinary Shares from listing and registration on the Exchange on November 16, 2015.

The supplemental indentures for the 7.875% Convertible Notes due 2042 (the “7.875% Convertible Notes”) and the 5.5% Convertible Notes due 2043 (the “5.5% Convertible Notes”) provide that, if Vantage Ordinary Shares are delisted, holders of those notes may require Vantage Parent to repurchase the notes at a price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest. On November 25, 2015, Vantage Parent provided a fundamental change notice (the “Fundamental Change Notice”) to the holders of the 5.5% Convertible Notes, as a result of the effectiveness of the delisting on November 16, 2015 (the “Fundamental Change”). The Fundamental Change Notice notified the holders of their right to have purchased the 5.5% Convertible Notes on January 15, 2016, which must be exercised on or before January 12, 2016. In addition, the Fundamental Change Notice disclosed that Vantage Parent currently has no plans to repurchase any notes in respect of the Fundamental Change.

E.	Reduction in Workforce

In accordance with the Worker Adjustment and Retraining Notification Act, by letter dated October 21, 2015, Vantage Deepwater notified the Texas Workforce Commission of its intention to reduce the headcount associated with its Gulf of Mexico operations by approximately 135 employees. This reduction in headcount is the result, in part, of the unexpected termination of drilling operations associated with the Petrobras Contract.

F.	Deleveraging Initiatives

Through diligent and thoughtful management, the Debtors have historically been able to maintain revenues at a better than breakeven level, including debt service. However, the significant and sustained drop in oil prices and related contraction of demand for offshore drilling services, coupled with loss of the Petrobras Contract, have caused uncertainty regarding the viability of the Debtors’ capital structure in the long term. Accordingly, the Debtors retained restructuring advisers to work closely with the Debtors’ management to explore deleveraging options, and to engage key secured debtholders and their advisers in extensive arms’ length and good faith negotiations regarding a potential restructuring transaction. On November 2, 2015, the Debtors issued a press release announcing discussions with an informal group of holders of the Secured Debt Claims regarding a potential deleveraging transaction, and, in connection with those discussions, the Debtors have not made a $40.8 million interest payment on the 7.5% Notes, electing instead to utilize the grace period under such notes, which expires on December 2, 2015.

On December 1, 2015, the Debtors entered into the Restructuring Support Agreement with certain Revolver Lenders, Secured Term Loan Lenders, and Secured Noteholders holding, in the aggregate, more than two-thirds (2/3) of the outstanding principal amount of the Revolving Credit Facility Claims and approximately 58% of the outstanding principal amount of the Secured Debt Claims regarding the terms of a restructuring.

Under the Restructuring Support Agreement, each of the Consenting Debtholders and Consenting Revolver Lenders agreed to, among other things: (i) vote any claim it holds against the Debtors to accept the Plan and not (a) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Plan, (b) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, consummation, or implementation of the Plan, or (c) propose, file, support, or vote for any restructuring, sale of assets, workout, or plan of reorganization of the Debtors other than the Plan; (ii) forbear from exercising, directly or indirectly, its rights under the applicable finance documents with respect to its loans or notes resulting from certain actual or potential defaults or events of default specified therein; and (iii) subject to certain exceptions, limit its ability to transfer the indebtedness it holds.

Under the Restructuring Support Agreement, the Debtors agreed to, among other things, (i) commence the Chapter 11 Cases on or before the 10th calendar day after the commencement of the Solicitation, (ii) file the Plan and this Disclosure Statement on the Petition Date, (iii) file a motion seeking approval of the procedures relating to the Rights Offering on the Petition Date, and (iv) file a motion seeking approval of the Backstop Agreement within one calendar day of the execution of the Backstop Agreement.

The Restructuring Support Agreement also provides for various termination events. Depending on the termination event, the Consenting Debtholders (other than Cortland, as successor administrative agent to Citibank) holding a majority of the aggregate outstanding principal amount of the Secured Term Loans and the Secured Notes held by all the Consenting Debtholders (the “Requisite Consenting Debtholders”), the Consenting Revolver Lenders holding a majority of the aggregate outstanding principal amount of indebtedness under the Revolving Credit Facility (the “Majority Consenting Revolver Lenders”), or the Debtors, along with Vantage Parent, could terminate the Restructuring Support Agreement. The Restructuring Support Agreement could be terminated automatically upon the occurrence of any of the following events:

(a)	an order denying confirmation of the Plan is entered;

(b)	an order confirming the Plan is reversed or vacated;

(c)	any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring the Restructuring Support Agreement to be unenforceable; or

(d)	the occurrence of the Effective Date.

The Restructuring Support Agreement and the obligations of all parties thereto may be terminated by mutual agreement among the Debtors, along with Vantage Parent, the Requisite Consenting Debtholders, and the Majority Consenting Revolver Lenders.

IV.

ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

In accordance with the Restructuring Support Agreement, the Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or about December 3, 2015. The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits, and become subject to the limitations, of the Bankruptcy Code.

The Debtors intend to continue to operate their business in the ordinary course during the pendency of the Chapter 11 Cases as they had prior to the Petition Date. To facilitate the efficient and expeditious implementation of the Plan through the Chapter 11 Cases, and to minimize disruptions to the Debtors’ operations on the Petition Date, the Debtors intend to seek to have the Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly and to file various motions seeking important relief from the Bankruptcy Court. Such relief, if granted, will assist in the administration of the Chapter 11 Cases; however, there can be no assurance that the requested relief will be granted by the Bankruptcy Court.

A.	Commencement of Chapter 11 Cases and First Day Motions

On the Petition Date, the Debtors intend to file multiple motions seeking various relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course. Such relief is designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations. The following is a brief overview of the relief the Debtors intend to seek on the Petition Date to maintain their operations in the ordinary course.

1.	Cash Management System

The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash among the various Debtors and non-Debtors. In the ordinary course of business, the Debtors rely heavily on the services provided and goods procured by the Vantage Service Subsidiaries (defined herein), which are reimbursed by the Debtors on an arm’s length basis for their costs of doing so. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue the use of their existing cash management system, bank accounts, and related business forms, as well as to continue their intercompany arrangements with non-Debtors to avoid a disruption in the Debtors’ operations and facilitate the efficient administration of the Chapter 11 Cases.

2.	Cash Collateral

To address their working capital needs and fund their reorganization efforts, the Debtors require the use of cash subject to liens (the “Cash Collateral”) granted in favor of the holders of the Revolving Credit Facility Claims and the Secured Debt Claims. Accordingly, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to use the Cash Collateral in the ordinary course, subject to certain restrictions. In exchange for the continued use of the Cash Collateral, the Debtors intend to provide holders of the Revolving Credit Facility Claims and the Secured Debt Claims with the following, as adequate protection for any diminution in value of their respective interests in the collateral securing the Pari Passu Obligations: (i) valid, perfected, and enforceable security interests, (ii) administrative expense claims, (iii) payment of the reasonable and documented fees of their advisers, (iv) reporting on the Debtors’ finances and business operations, (v) access to the Debtors’ management, books and records, and collateral securing the Pari Passu Obligations, and (vi) the continued payment of interest under the Revolving Credit Agreement.

3.	Vendors and Foreign Creditors

In the ordinary course of business, the Debtors rely upon a variety of foreign and domestic vendors and service providers. Pursuant to the Plan, the Debtors intend to pay all of their obligations to such vendors and service providers in full. However, certain vendors or service providers may seek to terminate or alter the terms of their agreements with the Debtors if the Debtors fail to honor their obligations as they become due. To avoid the detrimental effects of potential actions taken by the Debtors’ vendors and service providers, and to minimize any disruption to the Debtors’ operations on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to satisfy their obligations to vendors and service providers in the ordinary course.

Further, various foreign parties extend credit to the Debtors, and the Debtors satisfy such outstanding obligations in the ordinary course. Maintaining good relationships with the Debtors’ foreign creditors is essential to the continued operation of the Debtors’ business during the pendency of the Chapter 11 Cases. Pursuant to the Plan, the Debtors intend to pay the claims of foreign creditors in full. Accordingly, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to satisfy their obligations to foreign creditors in the ordinary course.

4.	Taxes

Pursuant to the Plan, the Debtors intend to pay all taxes and regulatory obligations in full. To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments, whether arising pre- or postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ business.

5.	Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services, such as electricity, gas, water, and telecommunications. Accordingly, on the Petition Date, the Debtors intend to seek (i) authority from the Bankruptcy Court to continue payments to such utility providers in the ordinary course and (ii) approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course.

6.	Insurance

As is common in the contract offshore drilling industry, the Debtors maintain a complex and comprehensive insurance program (the “Vantage Insurance Program”) designed to protect their property, assets, key personnel, and business operations. The maintenance of certain insurance coverage is essential to the Debtors’ operations and is required by laws, various regulations, financing agreements, and contracts. The Debtors believe that the satisfaction of their obligations relating to the Vantage Insurance Program, whether arising pre- or postpetition, is necessary to maintain the Debtors’ relationships with their insurance providers and ensure the continued availability and commercially reasonable pricing of such insurance coverage. Moreover, to ensure that all Debtors maintain uninterrupted insurance coverage, the Debtors are seeking the authority of the Bankruptcy Court to replace Vantage Parent as the named insured with OGIL under certain insurance policies, while continuing the existing coverage under such policies, because the Cayman Proceeding is expected to commence on or shortly following the Petition Date. Accordingly, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations under the Vantage Insurance Program in the ordinary course.

7.	Employee Wages and Benefits

The Debtors’ business, including the operation of the Debtors’ drilling assets, is labor intensive and relies upon various employees, crew members, and contractors worldwide. Generally, members of the Debtors’ workforce rely upon their compensation to meet their daily living expenses; the Vantage Service Subsidiaries employ approximately two-thirds of the Debtors’ workforce, and are reimbursed on an arm’s length basis for their costs of doing so. To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption of the Debtors’ operations resulting therefrom, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment of pre- and postpetition wages, salaries, and reimbursable employee expenses, (ii) the payment of pre- and postpetition accrued and unpaid employee benefits, (iii) the continuation of the Debtors’ benefit programs and policies, and (iv) the continuation of their intercompany arrangements with the Vantage Service Subsidiaries.

B.	Other Procedural Motions and Retention of Professionals

The Debtors intend to file various motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.	Confirmation Hearing

Contemporaneously with the filing of the Petition, the Debtors will seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (i) the adequacy of the Disclosure Statement and the Solicitation in connection therewith and (ii) confirmation of the Plan. The Debtors anticipate that notice of these hearings will be published and mailed to all known holders of Claims and Interests at least 28 days before the date by which objections must be filed with the Bankruptcy Court.

D.	Timetable for the Chapter 11 Cases

In accordance with the Restructuring Support Agreement, the Debtors are obligated to proceed with the implementation of the Plan through the Chapter 11 Cases. Among the milestones contained in the Restructuring Support Agreement is the requirement that the Bankruptcy Court enter the order approving the Disclosure Statement and the solicitation procedures and confirming the Plan within 60 calendar days after the Petition Date. Although the Debtors will request that the Bankruptcy Court approve the timetable set forth in the Restructuring Support Agreement, there can be no assurance that the Bankruptcy Court will grant such relief. Achieving the various milestones under the Restructuring Support Agreement is crucial to reorganizing the Debtors successfully.

V.

MATTERS INVOLVING VANTAGE PARENT AND OTHER NON-DEBTORS

A.	Obligations and Agreements of Vantage Parent and Other Non-Debtors

1.	Indebtedness of Vantage Parent

(a)	Pari Passu Obligations

Vantage Parent is a co-borrower under the Revolving Credit Agreement and a guarantor under the other Pari Passu Obligations. As security for such obligations, Vantage Parent pledged, pursuant to the Parent Pledge Agreement, the equity interests of all its direct subsidiaries that are borrowers or guarantors under the Pari Passu Obligations.

(b)	7.875% Convertible Notes

Vantage Parent is party to that certain Indenture and First Supplemental Indenture, each dated as of August 21, 2012, by and between Vantage Parent, as issuer, and Wells Fargo, as indenture trustee, as amended, modified, or otherwise supplemented, pursuant to which Vantage Parent issued the 7.875% Senior Convertible Notes to the holders of such notes (the “7.875% Convertible Noteholders”) in the aggregate principal amount of $56.5 million. The 7.875% Convertible Notes mature on September 1, 2042. The 7.875% Convertible Notes are senior, unsecured obligations, and rank senior in right of payment to all of Vantage Parent’s existing and future subordinated indebtedness and equal in right of payment with Vantage Parent’s other existing and future senior unsecured indebtedness. As of the date hereof, the aggregate amount outstanding under the 7.875% Convertible Notes is $20,000 in unpaid principal, plus interest, fees, and other expenses.

(c)	5.5% Convertible Notes

Vantage Parent is party to that certain Indenture, dated as of July 16, 2013, by and between Vantage Parent, as issuer, and Wells Fargo, as indenture trustee, as amended, modified, or otherwise supplemented, pursuant to which Vantage Parent issued the 5.5% Senior Convertible Notes to the holders of such notes (the “5.5% Convertible Noteholders”) in the aggregate principal amount of $100 million. The 5.5% Convertible Notes mature on July 15, 2043. The 5.5% Convertible Notes are senior, unsecured obligations, and rank senior in right of payment to all of Vantage Parent’s existing and future subordinated indebtedness and equal in right of payment with any of Vantage Parent’s other existing and future senior unsecured indebtedness. As of the date hereof, the aggregate amount outstanding under the 5.5% Convertible Notes is $24,973,000 in unpaid principal, plus interest, fees, and other expenses.

(d)	F3 Capital Note

Vantage Parent is party to that certain Promissory Note, dated July 30, 2010, by and between Vantage Parent, as borrower, and F3 Capital, as lender (the “F3 Capital Note”). Vantage Parent issued the F3 Capital Note in the aggregate principal amount of $60 million. As of the date hereof, the aggregate amount outstanding under the F3 Capital Note is $70,732,728 in unpaid principal and payable balance, plus interest, fees, and other expenses. Vantage Parent disputes its liability with respect to the F3 Capital Note and the Debtors’ transactions with Nobu Su, the owner of F3 Capital, are described in Matters Involving Vantage Parent and Other Non-Debtors—Litigation Involving Other Non-Debtors—Nobu Su Litigation.

2.	Construction Supervision and Operations Management Agreements

On September 2, 2013, Vantage International Management Company Pte. Ltd. (“VIMCO Singapore”) entered into two separate agreements with Sociedade Nacional de Combustiveis de Angola, Sonangol, E.P. to supervise and manage the construction of two ultra-deepwater drillships by DSME, with Hull Numbers 3620 and 3621, respectively (together, the “Sonangol Construction Contracts”). For Hull Number 3620, VIMCO Singapore receives management fees in the amount of $9,900 per day and is reimbursed costs, subject to an aggregate maximum amount of $24,374,900. For Hull Number 3621, VIMCO Singapore receives management fees in the amount of $8,910 per day and is reimbursed costs, subject to an aggregate maximum amount of $23,384,900. Each of the agreements will terminate upon the earlier of (i) the date which falls 60 days after the delivery date of each vessel, (ii) the occurrence of certain enumerated events after the delivery date, and (iii) the termination by convenience of the parties upon written notice.

3.	Leases of Other Non-Debtors

As of the date hereof, VESI is party to that certain lease agreement, dated as of November 29, 2006, by and between Gateway Ridgecrest Inc., as lessor, and VESI, as lessee, as amended and supplemented from time to time, for the premises used as the Debtors’ headquarters and principal executive offices in Houston, Texas.

As of the date hereof, VIMCO Singapore is party to that certain Tenancy Agreement for Pacific Centre, dated as of April 14, 2008, between HSBC Institutional Trust Services (Singapore) Limited and Vantage International Payroll Co. Pte. Ltd., a non-Debtor, for the lease of the seventh floor of the Pacific Tech Centre Building in Singapore, which was novated to VIMCO Singapore pursuant to a Novation Agreement dated as of July 25, 2008.

B.	Litigation Involving Other Non-Debtors

1.	DSME Termination

Pursuant to that certain Contract for the Construction and Sale of Drillship, dated June 6, 2013, by and between Cobalt Explorer Holdings Company, as buyer (“Cobalt Buyer”), a non-Debtor affiliate of the Debtors, and DSME, as builder, DSME agreed to design, construct, complete, and deliver to Cobalt Buyer an ultra-deepwater drillship to be named the Cobalt Explorer (the “Cobalt Construction Contract”). Under the terms of the Cobalt Construction Contract, the contract price of $595 million would be paid in accordance with certain milestones: (i) the first payment, representing 10% of the contract price (i.e., $59.5 million), would be paid on June 30, 2013, (ii) the second milestone payment, representing another 10% of the contract price, would be paid 18 months after July 2013, and (iii) the final payment would be paid upon delivery of the Cobalt Explorer. In connection with the Cobalt Construction Contract, Vantage Deepwater Holdings Company, a non-Debtor, and Vantage Parent executed a deed of guarantee, as guarantor and supplemental guarantor, respectively. The supplemental guarantee by Vantage Parent is conditioned upon Vantage Parent not taking any action that would cause a default under any existing agreement or indebtedness of Vantage Parent or any of its subsidiaries.

In July 2013, Cobalt Buyer made the initial milestone payment. In February 2015, Cobalt Buyer agreed with DSME to defer the second milestone payment to July 15, 2015. Cobalt Buyer sought to engage DSME in discussions regarding a further delay of the second milestone payment and possible extensions for the delivery of the Cobalt Explorer beyond the first half of 2016. DSME would not meaningfully engage with Cobalt Buyer and Cobalt Buyer subsequently missed the second milestone payment. On August 13, 2015, Cobalt Buyer terminated the Cobalt Construction Contract on the basis of DSME’s insolvency in accordance with the terms of the Cobalt Construction Contract, and made a demand for all funds paid to DSME, totaling approximately $59.5 million plus contractual interest and any other amounts due under applicable law. DSME challenged the validity of Cobalt Buyer’s termination and, on August 18, 2015, DSME sent Cobalt Buyer a notice purporting to terminate the Cobalt Construction Contract due to Cobalt Buyer’s failure to make the second milestone payment. On August 25, 2015, DSME commenced arbitration proceedings in the United Kingdom pursuant to the arbitration provisions in the Cobalt Construction Contract. The arbitration proceedings are confidential and are conducted in accordance with the Arbitration Act 1996 of United Kingdom and the rules of The London Maritime Arbitrators’ Association. If DSME prevails on the arbitration, it could be entitled to recover from Cobalt Buyer, among other things, any difference between the contract price for the Cobalt Explorer and the price for which DSME actually sells it. If Cobalt Buyer prevails in the arbitration, Cobalt Buyer is entitled to a refund in an amount equal to the initial milestone payment, plus interest.

2.	Nobu Su Litigation

(a)	Transactions with Nobu Su3

Following its initial public offering in May 2007, Vantage was in the market for offshore drilling units. In the course of evaluating potential acquisitions, certain members of the Vantage management team were introduced to Nobu Su, a Taiwanese national who owned, operated, or controlled a variety of shipping

[3]

Given that many of the transactions between Nobu Su and Vantage Parent were accomplished through various wholly-owned and/or controlled entities, solely for the purposes of this Section V.B.3, unless otherwise specified, references to “Vantage” and “Nobu Su” shall be deemed to include any subsidiaries or affiliates of such party.

and offshore drilling assets. On August 30, 2007, Nobu Su, acting though F3 Capital (an entity wholly-owned and controlled by Nobu Su), and VESI entered into an agreement whereby VESI agreed to acquire all of the shares of OGIL, an entity holding contracts for the construction and delivery of four jackup drilling rigs, in exchange for (i) $56 million in cash, (ii) $275 million in VESI common stock and warrants, and (iii) the assumption by Vantage of the $517 million remaining to be paid under the construction contracts for the jackup rigs. Additionally, the agreement provided that the seller would grant to VESI an option to call for the novation of a contract between DSME and Mandarin Drilling Company (“Mandarin”) for the construction of a deepwater drillship. On December 7, 2007, the agreement was amended such that F3 Capital would agree to sell the shares of OGIL to Vantage Parent and VESI agreed to merge into a wholly-owned subsidiary of Vantage Parent. On March 24, 2008, Mandarin and OGIL (the acquisition of OGIL had not yet closed), entered into an agreement for the outright purchase by Vantage of the Platinum Explorer. The purchase agreement for the Platinum Explorer provided for, among other things, the payment of $676 million to Mandarin and the grant of an option to Vantage for the purchase a second ultra-deepwater drillship, the Titanium Explorer, which was then under construction by DSME. The purchase agreement for the shares of OGIL closed on June 12, 2008. Upon closing, Nobu Su, through F3 Capital, became the largest shareholder of Vantage Parent, controlled three of the nine seats on the board of directors for Vantage Parent, and appointed himself to the board.

On November 18, 2008, Vantage Parent, through its wholly-owned subsidiary Vantage Deepwater, entered into a joint venture agreement with Nobu Su, through F3 Capital (the “Mandarin JV Agreement”), which terminated the Platinum Explorer purchase agreement and instead provided that Vantage Deepwater would purchase 45% of Mandarin, the entity that was party to the Platinum Explorer construction contract, while Nobu Su continued to own the remaining 55% of Mandarin. Pursuant to the Mandarin JV Agreement, among other things, (i) Nobu Su acquired additional shares of, and warrants for, Vantage Ordinary Shares, (ii) Vantage agreed to apply previous payments made to Nobu Su towards the purchase of its 45% interest in Mandarin, (iii) Nobu Su agreed to fund 100% of the remaining installment payments to DSME, and (iv) each party agreed to pay its pro rata share of all remaining construction costs and the final completion payment due upon delivery of the Platinum Explorer. In connection with the Mandarin JV Agreement, on December 19, 2008, Mandarin entered into an agreement with VIMCO Cayman for the latter to oversee and manage the construction of the Platinum Explorer (as well as two other ultra-deepwater drillships controlled by Nobu Su) and an agreement with Vantage Deepwater to market and operate the Platinum Explorer on behalf of Mandarin.4 Likewise, Nobu Su, through his affiliate Valencia Drilling Corporation (“Valencia”), the entity party to the contract for the construction of the Titanium Explorer, (i) entered into an agreement, effective January 1, 2009, for Vantage, through its affiliate Titanium Explorer Company, to manage the construction of the Titanium Explorer, and (ii) in March 2009, entered into an agreement with Vantage Deepwater to market and operate the Titanium Explorer, on behalf of Valencia.5 Due to Nobu Su’s inability to satisfy, and defaults with respect to, his payment obligations under the Mandarin JV Agreement, and to avoid the substantial losses that would have resulted from defaulting on the construction contract for the Platinum Explorer, on July 30, 2010, Vantage bought out Nobu Su’s 55% interest in Mandarin in exchange for consideration that included Vantage’s issuance of the F3 Capital Note to the F3 Capital. As a result of the events described above,

[4]	Throughout the period in which Nobu Su controlled 55% of Mandarin, he failed to make the payments owed to VIMCO Cayman and Vantage Deepwater under these agreements.
[5]

Similar to the management agreements relating to the Platinum Explorer, Nobu Su failed to satisfy his payment obligations relating to the Titanium Explorer management agreements. Due to Nobu Su’s failure to satisfy such payment obligations, on March 20, 2012, Vantage, through Dragonquest Holdings Company and Vantage Parent, entered into an agreement with Nobu Su, through Valencia, to acquire the rights and obligations under the construction contract for the Titanium Explorer.

among other things, Nobu Su’s relationship with Vantage deteriorated and, on April 14, 2011, he resigned from Vantage Parent’s board of directors. On March 20, 2012, following further breaches of Nobu Su’s payment obligations under the Titanium Explorer construction management agreement, and facing potentially devastating liability under the Petrobras Contract in the event the Titanium Explorer was not completed and delivered on time, Vantage was likewise forced to purchase the Titanium Explorer outright.

(b)	Overview of the Nobu Su Litigation

On August 21, 2012, Vantage Parent commenced a lawsuit styled Vantage Drilling Company vs. Hsin-Chi Su a/k/a Nobu Su (the “Nobu Su Litigation”) by filing a petition (as amended, the “Vantage Complaint”)6 against Nobu Su. In the Vantage Complaint, Vantage Parent states various causes of action against Nobu Su, including breaches of fiduciary duties, fraud, fraudulent inducement, negligent misrepresentation, and unjust enrichment. Through the Nobu Su Litigation, Vantage Parent seeks, among other things, to (i) recover approximately 100 million shares of Vantage Ordinary Shares held by F3 Capital, (ii) cancel the F3 Capital Note, and (iii) recover actual and punitive damages relating to losses suffered as a result of Nobu Su’s conduct. The Nobu Su Litigation is based on Nobu Su’s actions and omissions, both before, during, and after his tenure as a director of Vantage Parent, relating to his various transactions with Vantage, including the joint venture in Mandarin, the acquisition and related financing of the Platinum Explorer, and the management and ultimate acquisition of the Titanium Explorer. Specifically, the Vantage Complaint alleges that Nobu Su (i) made multiple material misrepresentations and omissions regarding the payment terms of the construction contract for the Platinum Explorer and his relationship with DSME, (ii) materially misrepresented his ability to satisfy his obligations to Vantage relating to the Mandarin JV Agreement and various management agreements, (iii) continually and intentionally frustrated Vantage’s efforts to raise capital from conventional sources, and (iv) threatened not to perform his obligations to Vantage unless Vantage acquiesced to his demands for loans and other cash payments from Vantage, early payment of amounts owed by Vantage in connection with the Platinum Explorer, and modification of various agreements between Nobu Su and Vantage. Vantage alleges, among other things, that Nobu Su’s actions (a) caused material damage to Vantage’s liquidity position and ability to raise capital from conventional sources, (b) caused damage to Vantage’s reputation with its lenders and the investment community, (c) forced Vantage into interested transactions with Nobu Su, and (d) forced Vantage to incur substantial amounts of actual, special, and consequential damages to mitigate the impact of Nobu Su’s wrongdoing and obtain the benefit of its agreements with Nobu Su.

On June 20, 2014, nearly two years into the case and after numerous dilatory gimmicks, Nobu Su filed a counterclaim (as amended, the “Counterclaim”) against Vantage Parent and certain of its current and former officers and directors, Paul Bragg, Chris Celano, Christopher DeClaire, and John O’Leary. In the Counterclaim, Nobu Su asserts various causes of action including fraud, negligent misrepresentation, tortious interference with contract, breaches of fiduciary duties, and unjust enrichment. Through the Counterclaim, Nobu Su seeks damages in excess of $2 billion—based on purported losses suffered by Nobu Su directly and indirectly through his affiliates, resulting from the decline in the price of Vantage Ordinary Shares and Vantage’s alleged interference with Nobu Su’s contacts with DSME—and indemnification from Vantage Parent with respect to the matters that are the basis of the Nobu Su Litigation.

The Nobu Su Litigation is currently pending before the 270th District Court of Harris County, Texas. On January 16, 2015, Nobu Su filed a motion seeking to compel arbitration under the arbitration provision of the OGIL purchase agreement. By Order signed February 20, 2015, the court granted Nobu Su’s arbitration motion, compelling the parties to arbitration (the “Nobu Su Arbitration”) to determine the

[6]	The Vantage Complaint is incorporated by reference into this Disclosure Statement as if set forth fully herein.

“arbitrability” of Vantage Parent’s claims for fraud, fraudulent inducement, misrepresentation, and breach of fiduciary duty as they relate to the OGIL purchase agreement. In connection with the Nobu Su Arbitration, Vantage Parent incorporated the claims asserted against Nobu Su in the Nobu Su Litigation and added a claim for constructive fraud, alleging that Nobu Su engaged in a scheme to procure a drilling contract for the Titanium Explorer through acts of bribery and money laundering. The Nobu Su Litigation is currently stayed pending the result of the Nobu Su Arbitration in Houston, Texas. Additional discussion of the Nobu Su Litigation can be found in the Form 10-K of Vantage Parent for the fiscal year ended December 31, 2014, filed with the SEC on March 6, 2015.

3.	BP Oil Spill

On April 3, 2013, Vantage Parent filed a complaint against BP Exploration & Production, Inc. (“BP”). In its complaint, Vantage Parent alleges that, as a result of the April 2010 Macondo well incident, BP committed various violations of the U.S. Oil Pollution Act of 1990 (“OPA”) that harmed Vantage Parent. Through its complaint, Vantage Parent seeks an award for damages it suffered as a result of BP’s actions (approximately $265,513,705). The case is pending before the United States District Court for the Eastern District of Louisiana and is styled Vantage Drilling Company v. BP Exploration & Production, Inc. This litigation is one of approximately 200 lawsuits against BP and its affiliates based upon violations of the OPA resulting from the April 2010 Macondo well incident.

C.	Purchase of the Vantage Service Subsidiaries and Transfers of Essential Non-Debtor Contracts

To minimize operational disruption and enhance organizational efficiencies for the Reorganized Debtors, prior to the Petition Date, OGIL will purchase, at fair market value as determined by a third- party appraisal, Vantage Parent’s equity interests in VIMCO Singapore and VESI (together, the “Vantage Service Subsidiaries”).

The Vantage Service Subsidiaries provide significant operational services for the Debtors. In particular, VESI provides administrative support, such as personnel, payroll, purchasing goods and services for the Debtors’ operating entities and retention services to the Debtors, and VIMCO Singapore serves as the management company for the enterprise, retaining employees and purchasing goods and services on behalf of the Debtors’ operating entities, and managing a capital spares program for the Debtors’ fleet. As noted above, VIMCO Singapore is also party to the Sonangol Construction Contracts. In exchange for the Vantage Service Subsidiaries, OGIL will issue a secured promissory note to Vantage Parent (the “Vantage Parent Secured Promissory Note”) in an amount equal to ($61,477,000), which is equal to (i) the arms’ length, fair market value of the purchased assets, as appraised by Alvarez & Marsal Valuation Services, LLC (“A&M”) ($59,477,000) and (ii) consideration ($2,000,000) for Vantage Parent’s contribution to the capital of VESI of the non-Vantage Service Subsidiary non-Debtors’ claims against VESI. The Vantage Parent Secured Promissory Note will mature one year from the date of issuance of such note and will provide that, on the Effective Date of the Plan or a substantially similar plan of reorganization, such note will be payable in the New Common Shares, using the plan value for such shares to calculate the appropriate number of shares. If, however, the Effective Date has not occurred by the maturity date, the Vantage Parent Secured Promissory Note provides that it will be payable in cash. The Vantage Parent Secured Promissory Note will be secured by a first-priority security interest in the Vantage Service Subsidiaries and will accrue interest at a rate of 10% per annum.

As noted above, to ensure that fair consideration was both received by Vantage Parent and paid by OGIL for the Vantage Service Subsidiaries, Vantage retained A&M to perform a going concern valuation of each of the Vantage Service Subsidiaries. A&M concluded that VIMCO Singapore has a value of $62.655 million, including a net intercompany receivable of $27.09 million, or $35.565 million if the receivable is excluded. A&M concluded that VESI has a value of $0.939 million, including a net intercompany payable of $22.973 million, or $23.912 million if the payable is excluded.

The following chart shows the net intercompany payables and receivables among each of (i) VESI, (ii) VIMCO Singapore, (iii) the Debtors, and (iv) the non-Debtors other than the Vantage Service Subsidiaries (including Vantage Parent) in the company’s books and records as of September 30, 2015:

Total
	Debtor	Non-Debtor	VESI	VIMCO
Debtor	$—	$108,346,315	$3,225,346	$17,827,137
Non-Debtor	(108,342,530)	—	(115,666,499)	98,731,362
VESI	(3,225,346)	115,666,499	—	(89,468,014)
VIMCO	(17,827,137)	(98,731,362)	89,468,014	—

Total	($129,395,013)	$125,281,453	($22,973,139)	$27,090,484

It was determined that including intercompany receivables and payables in the value of VIMCO Singapore and VESI did not reflect the true value of those companies, because some of the receivables were not collectible in full due to the insolvency of certain entities. For example, including those intercompany amounts would have led to unworkable results: (i) OGIL would have paid full value ($98,731,362) for VIMCO Singapore’s claim against the non-Debtors that will, at best, be collectible for cents on the dollar and (ii) After OGIL pays almost $1 million for VESI, the non-Debtors would continue to be able to assert a claim for over $100 million against VESI, rendering VESI insolvent and OGIL’s investment in VESI worthless.

As a result, Vantage Parent and OGIL intend to (i) have the purchase price for VIMCO Singapore and VESI reflect the value of each entity’s assets over its third party liabilities and (ii) settle and/or otherwise handle the intercompany receivables/payables involving VIMCO Singapore and VESI in a manner that reflects the actual value of the intercompany claims and is fair to both Vantage Parent and OGIL.

The following charge describes the relevant receivables and the proposed treatment of the intercompany claims by Vantage Parent and OGIL in connection with the sale of the Vantage Service Subsidiaries.

Party Holding Receivable	Party Holding Payable	Amount	Proposed Treatment	Justification
VIMCO Singapore	Debtors	$17,827,137	VIMCO to transfer the receivable to Vantage Parent	General Unsecured Claims against the Debtors are unimpaired under the plan;; through this transfer, Vantage Parent will receive consideration equal to the value of that intercompany receivable
VESI	Debtors	$3,225,346	VESI to transfer the receivable to Vantage Parent	Same
VIMCO Singapore	Non-Debtors	$98,731,362	VIMCO waives the receivable	Vantage Parent is not giving up any value (it’s getting a benefit); OGIL is not giving up any value because it is not paying for the receivable

Party Holding Receivable	Party Holding Payable	Amount	Proposed Treatment	Justification
Non-Debtors	VESI	$115,666,499	Settled for $2 million, which amount will be added to the consideration on the Vantage Parent Secured Promissory Note and otherwise contributed by Vantage Parent to the capital of VESI	VESI’s assets are valued at $28.442 million, and Vantage Parent is receiving $23.912 million for those assets. Therefore, the most Vantage Parent could ever expect to receive on account of its receivable against VESI is an additional $4.530 million. Given that in a liquidation, (i) Vantage Parent would not receive the $3 million A&M attributed to the going concern value of VESI, (ii) liquidation costs would be incurred, and (iii) Vantage Parent would have to share in the value with other creditors, a settlement of $2 million is fair and appropriate.
VESI	VIMCO	$89,468,014	At OGIL’s election, this claim can either be waived or ride through	Both Vantage Parent and OGIL are indifferent, as both pre-sale and post-sale the equity holders of these two entities is the same.

In addition to the transfer of the Vantage Service Subsidiaries, as part of their pre-bankruptcy planning, and to ensure the continuation of business under Reorganized OGIL, the Debtors have transferred, or prior to the Petition Date will transfer, certain significant contracts with non-Debtors to OGIL and the Vantage Service Subsidiaries, including certain insurance policies, benefit plans, credit card agreements, consulting agreements, employment agreements, and indemnification agreements. These agreements are essential to the continued business under Reorganized OGIL and do not generally provide value to Vantage Parent.

D.	The Related Cayman Islands Proceeding

The Cayman Proceeding is expected to commence on or shortly following the Petition Date. Subject to the Cayman Court issuing the orders sought, Vantage Parent’s affairs will be wound up under the control of independent official liquidators, under the supervision of the Cayman Court. Upon the conclusion of that process, once all remaining assets of Vantage Parent have been realized and/or distributed to its creditors (and, to the extent of any surplus, its shareholders), Vantage Parent will be dissolved by order of the Cayman Court.

VI.

SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Expense and Priority Claims

1.	Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.	Treatment of Fee Claims

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is ninety (90) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

3.	Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities

B.	Classification of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separately legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

3.	Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (i) Impaired and Unimpaired under the Plan; (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code; and (iii) deemed to accept or reject the Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Revolving Credit Facility Claims	Impaired	Yes
Class 4	Secured Debt Claims	Impaired	Yes
Class 5	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 6	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 7	Subordinated Claims	Impaired	No (Deemed to reject)
Class 8	Existing OGIL Interests	Impaired	Yes
Class 9	Intercompany Interests	Impaired	No (Deemed to reject)

C.	Treatments of Claims and Interests

1.	Priority Non-Tax Claims – Class 1

The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

2.	Other Secured Claims – Class 2

The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

3.	Revolving Credit Facility Claims – Class 3

On the Effective Date, each holder of an Allowed Revolving Credit Facility Claim shall receive, on account of such Allowed Claim and at the option of the Debtors or Reorganized Debtors, as applicable, its Pro Rata share of (i) payment in full in Cash to the extent the Debtors elect to refinance the Revolving Credit Facility in its entirety or (ii) a new or amended and restated senior secured term loan and letter of credit facility and, in the case of the lenders under the Revolving Credit Facility Agreement (other than the issuer of a letter of credit), a payment of Seven Million Dollars ($7,000,000) in Cash.

4.	Secured Debt Claims – Class 4

On the Effective Date, on account of its Allowed Secured Debt Claims, each holder of an Allowed Secured Debt Claim shall receive: (i) its Pro Rata share of the New Secured Convertible PIK Notes; (ii) up to its Pro Rata share of the $75,000,000 New Second Lien Notes to be issued in the Rights Offering, to the extent it elects to exercise its Subscription Rights thereunder, which Subscription Rights will be made available to each holder of an Allowed Secured Debt Claim on a Pro Rata basis and in accordance with the Rights Offering Procedures; and (iii) its Pro Rata share of the New Common Shares, subject to dilution by New Common Shares issued upon the conversion of the New Secured Convertible PIK Notes, on account of the Vantage Parent Secured Promissory Note, and under the Management Incentive Program. The New Secured Convertible PIK Notes will be “stapled” to (and thus only transferred with) a holder’s New Common Shares.

5.	General Unsecured Claims – Class 5

The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

6.	Intercompany Claims – Class 6

On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion. All Intercompany Claims between any Debtor and a nondebtor affiliate shall be Unimpaired under the Plan.

7.	Subordinated Claims – Class 7

Subordinated Claims are subordinated pursuant to the Plan and section 510 of the Bankruptcy Code. The holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of Subordinated Claims shall be discharged.

8.	Existing OGIL Interests – Class 8

On the Effective Date, on account of its Existing OGIL Interests, each holder of an Existing OGIL Interest shall receive the releases from the Debtors set forth in section 10.7(a) hereof. All Existing OGIL Interests (together with any certificates or other instruments evidencing such Existing OGIL Interests) shall be (i) deemed consensually foreclosed upon by all parties entitled to do so; (ii) immediately upon the issuance of the New Common Shares, surrendered to OGIL; and (iii) thereafter deemed cancelled by operation of the law of the Cayman Islands.

9.	Intercompany Interests – Class 9

Intercompany Interests are Impaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in section 5.14 of the Plan.

D.	Summaries of New Securities and the Amended and Restated Credit Facility

The summaries below describe the anticipated principal terms of the Amended and Restated Credit Facility, the New Second Lien Notes, the New Secured Convertible PIK Notes, and the New Common Shares; provided, however, that these summaries do not purport to represent a complete description of the terms and conditions of the new securities and the Amended and Restated Credit Facility. Certain terms and conditions of these new securities and the Amended and Restated Credit Facility have not yet been determined, but will be finalized in connection with the negotiation of the Definitive Documents.

1.	Summary of the Amended and Restated Credit Facility

Borrower:	Offshore Group Investment Limited, a Cayman Islands exempted company (the “Borrower”).

Guarantors:	All the direct and indirect subsidiaries of the Borrower, including those, if any, that will exist at closing or that are formed or acquired during the term of the Credit Facilities (hereafter defined) (the “Guarantors” and, together with the Borrower, the “Loan Parties”).

Lenders:	The revolving lenders and Royal Bank of Canada, as LC issuer, under the Existing Credit Agreement (as defined below) (“Lenders”).

Administrative Agent:	Royal Bank of Canada (the “Administrative Agent”).

Collateral Agent:	Royal Bank of Canada (the “Collateral Agent”).

LC Issuer:	Royal Bank of Canada (in such capacity, the “LC Issuer”).

Credit Facilities:	As of the consummation of a consensual financial restructuring of the capital structure of the Loan Parties that incorporates the terms and conditions set forth herein and the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”) (the “Restructuring”), the outstanding principal balance of the revolving loans under the Existing Credit Agreement shall be replaced with, or converted into, as applicable, a $143,000,000 senior secured term loan facility (the “Term Loan Facility” and the loans thereunder, the “Loans”), and the letter of credit facility under the Existing Credit Agreement shall be replaced with, or converted into, as applicable, a $32,000,000 senior secured letter of credit facility (the “Letter of Credit Facility”; together with the Term Loan Facility, the “Credit Facilities”).

Incremental Facility:	At any time during the term of the Term Loan Facility, the Borrower will be permitted to add one or more incremental term loan (an “Incremental Term Loan Facility”) or revolving credit facilities (an “Incremental Revolving Facility”, and each Incremental Term Loan Facility or Incremental Revolving Facility being referred to as an “Incremental Facility”) up to a maximum amount not to exceed the sum of (A) $125,000,000 less (B) the aggregate principal amount of Incremental Equivalent Debt less (C) the outstanding principal amount of the New Secured Notes (as defined in the Restructuring Term Sheet), in the aggregate for all Incremental Facilities; provided that, (i) each existing Lender will be offered the opportunity to participate in any Incremental Facility but no existing Lender will be obligated to provide any portion of such Incremental Facility, (ii) no default or event of default exists or would exist after giving effect thereto, (iii) the Borrower and its subsidiaries shall be in pro forma compliance with a minimum Consolidated Interest Coverage Ratio (to be defined in a manner consistent with the Existing Credit Agreement, but in any event, shall not include PIK interest) of 2.00x, (iv) the maturity date of such Incremental Facility shall be no earlier than the maturity date of the Term Loan Facility, (v) any Incremental Term Loan Facility cannot have amortization greater than 1.0% of original principal balance of Incremental Facility per annum and any Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Term Loan Facility, (vi) the aggregate amount of Incremental Revolving Facilities cannot exceed $25,000,000, (vii) any Incremental Term Loan Facility may only be secured on a junior lien basis to the Term Loan Facility, (viii) any Incremental Revolving Facility may be secured on a pari passu basis with the Term Loan Facility, (ix) the pricing, interest rate margins, discounts, premiums, rate floors, and fees applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that (a) if the Effective Yield (as defined below) relating to any such Incremental Revolving Facility equals or exceeds the Effective Yield relating to the then-existing Term Loan Facility, if any, then the applicable interest rate margins relating to the then-existing Term Loan Facility, if any, shall be adjusted to the extent necessary so that the Effective Yield of the then-existing Term Loan Facility, if any, is equal to the sum of the Effective Yield of the Incremental Revolving Facility plus 50 basis points and (b) if the Effective Yield relating to any such Incremental Revolving Facility is less than the Effective Yield relating to the then-existing Term Loan Facility, if any, then the applicable interest rate margins relating to the then-existing Term Loan Facility, if any, shall be increased by up to 50 basis points, but only if and to the extent necessary so that the Effective Yield of the then-existing Term Loan Facility, if any, is not less than the sum of the Effective Yield of the Incremental Revolving Facility plus 50 basis points (it being understood and agreed that, if the Effective Yield of the Incremental Revolving Facility is lower than the Effective Yield relating to the then-existing Term Loan Facility, if any, by 50 basis points or more, no adjustment to the applicable interest rate margin shall be made) and (x) the other terms and documentation in respect thereof, including, without limitation, any financial covenants and baskets, shall be no more favorable to the lenders thereunder than the terms of the Term Loan Facility, and to the extent that the terms of the Incremental Facility differ from the Term Loan Facility, the terms thereof shall be reasonably acceptable to the Required Lenders.

As used herein, “Effective Yield” means, as of any date of determination, the sum of (i) the higher of (A) LIBOR with a maturity of three months and (B) the LIBOR floor, if any, with respect to such class of Loans as of such date, (ii) the applicable margins as of such date and (iii) the amount of original issue discount (“OID”) and/or upfront fees paid and payable (which shall be deemed to constitute like amounts of OID) by the Borrower to the Lenders in connection with such Term Loan Facility or Incremental Revolving Facility (it being understood that customary arrangement, commitment, structuring or amendment fees payable to one or more arrangers (or their respective affiliates) in connection with any Incremental Term Facility shall be excluded).

Existing Credit Agreement:	Amended and Restated Credit Agreement dated as of March 28, 2013 among Vantage Drilling Company, the Borrower, the Guarantors, the lenders party thereto, and Royal Bank of Canada, as administrative agent (the defined terms of which are used herein unless otherwise defined herein).

Pricing, Fees and Interest Rates:	As outlined in Addendum I.

Maturity Date:	December 31, 2019 (the “Maturity Date”).

Voluntary Prepayments and Commitment Reductions:	Voluntary prepayments of loans under the Credit Facilities are permitted (subject to reimbursement of customary applicable breakage costs) in minimum amounts and with prior notice. The unutilized portion of the commitments under the Letter of Credit Facility may from time to time be permanently reduced or terminated by the Borrower in whole or in part without penalty.

Mandatory Repayments:	The Borrower shall be required to prepay Loans with 100% of net proceeds from asset sales and casualty events (except as otherwise provided below, subject to the right to reinvest in operating assets of the Borrower and its subsidiaries if such proceeds are reinvested within 365 days so long as any proceeds to be reinvested are segregated in a manner reasonably acceptable to the Collateral Agent, including depositing such proceeds into a separate deposit account designated by the Collateral Agent), and debt incurrences (other than debt permitted under the Credit Agreement); provided, that upon the occurrence of certain events of loss with respect to a vessel, the Borrower shall have not the right of reinvestment.

Call Premium:	None.

Amortization:	Quarterly amortization payments of 0.25% of original principal balance of Term Loan Facility.

Collateral:

Secured by a first priority lien on substantially all assets of the Loan Parties, including all assets that currently secure the Existing Credit Agreement, including, without limitation (a) deposit accounts, (b) first naval mortgages and other instruments such as deeds over the following vessels (the “Vessels”) (i) the Topaz Driller, (ii) the Emerald Driller, (iii) the Sapphire Driller, (iv) the Aquamarine Driller, (v) the Platinum Explorer (vi) the Titanium Explorer and (vii) the Tungsten Explorer, and any other vessel hereafter acquired by the Borrower or any of its Subsidiaries, (c) earnings, (d) insurance, (e) from and after the conversion of the Vantage Parent Secured Promissory Note (as defined in the Restructuring Support Agreement) to equity in the reorganized Borrower, the Vantage Parent Assets (as defined in the Restructuring Support Agreement), and (f) all accounts, contracts, documents, equipment, general intangibles, goods, instruments, intellectual property, inventory, investment property, receivables, equity interests and all other personal property to the extent not described above, in each case subject to customary exceptions. The foregoing shall be referred to herein as the “Collateral”.[7] For the avoidance of doubt, (A) any proceeds (“Specified Proceeds”) received by a Loan Party as a result of any litigation, arbitration or other dispute with respect to Petrobras’ termination of the drilling contract associated with the Titanium Explorer shall be Collateral and shall be required to be held in deposit accounts subject to deposit account control agreements in favor of Collateral Agent and (B) the Vantage Parent Secured Promissory Note and, prior to (but not from and after) the conversion of the Vantage Parent Secured Promissory Note to equity in the reorganized Borrower, the Vantage Parent Assets (each as defined in the Restructuring Support Agreement) shall not constitute Collateral.

The Credit Agreement (hereinafter defined) will contain a “waterfall” that will provide that the LC Issuer under the Letter of Credit Facility and any lenders under any Incremental Revolving Facility will be “first out” on a pro rata basis with respect to Collateral proceeds and other payments made to or for the benefit of the Lenders (or any agent therefor) on account of the Credit Facilities.

[7]	Note: Borrower and the Lenders will determine whether the Security Documents can be amended and restated/re-executed to grant liens directly in favor of the Collateral Agent due to any local law implications regarding amendment and restatement of Security Documents with a different secured party of record and potential for 1st lien/2nd lien structure. Borrower and the Lenders to consider in good faith how to minimize the administrative burden and cost resulting from ongoing lien and perfection requirements.

Documentation:

The Credit Facilities shall be evidenced by definitive loan documentation (the “Loan Documents”), which shall include, without limitation, (i) a credit agreement, based substantially on the Existing Credit Agreement, as modified as set forth herein and as otherwise agreed by the Borrower and the Lenders (the “Credit Agreement”).

The Credit Facilities, the Secured Convertible PIK Notes (as defined in the Restructuring Term Sheet), and the New Secured Notes (as defined in the Restructuring Term Sheet) shall be subject to an intercreditor agreement (as described herein, the “Intercreditor Agreement”).

Pursuant to the Intercreditor Agreement:

•   The (i) Credit Facilities shall be secured by a first priority lien on the Collateral, (ii) New Secured Notes shall be secured by a second priority lien on the Collateral, and (iii) Secured Convertible PIK Notes shall be secured by a third priority lien on the Collateral.

•   The proceeds of Collateral shall be distributed first to the payment of the obligations under the Credit Facilities, second to the payment of the obligations under the New Secured Notes, and third to the payment of the obligations under the Secured Convertible PIK Notes. In addition, all obligations under the Secured Convertible PIK Notes shall be subordinated in right of payment to the obligations under the Credit Facilities and the New Secured Notes, and for avoidance of doubt, to the extent the collateral trustee or any other Secured Convertible PIK Notes party receives any proceeds of Collateral and any non-Collateral proceeds or payments, then, subject to the provisions in the last bullet point of this “Documentation” subsection, such collateral trustee or other Secured Convertible PIK Notes party shall forthwith turnover same to the Collateral Agent for application to the obligations under the Credit Facilities until all such obligations have been paid in full in cash.

•   After a period of 120 days has elapsed since the date on which the New Secured Notes collateral trustee has delivered to the Administrative Agent written notice of the acceleration of the New Secured Notes (the “Second Lien Standstill Period”), the New Secured Notes collateral trustee and the other the New Secured Notes parties may enforce or exercise any rights or remedies with respect to any Collateral; provided, however, that the New Secured Notes collateral trustee or any other New Secured Notes party may not enforce or exercise any rights or remedies with respect to any Collateral (and shall discontinue any such enforcement or exercise) if the Collateral Agent on behalf of the Lenders shall have commenced, and shall be diligently pursuing, the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Collateral.

•   Except as set forth in the last sentence of this paragraph, after a period of 180 days has elapsed since the date on which the Secured Convertible PIK Notes collateral trustee has delivered to the Administrative Agent written notice of the acceleration of the Secured Convertible PIK Notes (the “Third Lien Standstill Period”), the Secured Convertible PIK Notes collateral trustee and the other Secured Convertible PIK Notes parties may enforce or exercise any rights or remedies with respect to any Collateral; provided, however, that the Secured Convertible PIK Notes collateral trustee or any other Secured Convertible PIK Notes party may not enforce or exercise any rights or remedies with respect to any Collateral (and shall discontinue any such enforcement or exercise) if the Collateral Agent on behalf of the Lenders or the New Secured Notes collateral trustee on behalf of the New Secured Notes parties shall have commenced, and shall be diligently pursuing, the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Collateral.

•   Notwithstanding anything contained herein to the contrary (including, without limitation, the Second Lien Standstill Period and the Third Lien Standstill Period), upon the acceleration of the Secured Convertible PIK Notes following the occurrence of a Judgment Default (as defined in the Restructuring Term Sheet) under the Secured Convertible PIK Notes Indenture, the Secured Convertible PIK Notes collateral trustee and the other Secured Convertible PIK Notes parties may enforce or exercise any rights or remedies with respect to any Collateral after providing two (2) business days’ advance written notice to the Administrative Agent (absent exigent circumstances); provided, however, that the Secured Convertible PIK Notes collateral trustee or any other Secured Convertible PIK Notes party may not enforce or exercise any rights or remedies with respect to any Collateral (and shall discontinue any such enforcement or exercise) if the Collateral Agent on behalf of the Lenders or the New Secured Notes collateral trustee on behalf of the New Secured Notes parties shall have commenced, and shall be diligently pursuing, the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Collateral.

•   If (a) the New Secured Notes collateral trustee or any other New Secured Notes party and/or (b) the Secured Convertible PIK Notes collateral trustee or any other Secured Convertible PIK Notes party enforce or exercise any rights or remedies with respect to any Collateral that results in their obtaining control or ownership (directly or indirectly through any affiliate) of all or a substantial portion of the Collateral, then at or prior to the consummation of such enforcement action, such enforcing party or parties shall concurrently cause all obligations under the Credit Facilities to be paid in full in cash.

•   Reorganization securities received by or on behalf of holders of Secured Convertible PIK Notes on account of the Secured Convertible PIK Notes (“Junior Reorganization Securities”) in a subsequent reorganization proceeding (a “Subsequent Reorganization”) shall not be subject to turnover to the Collateral Agent, Administrative Agent or Lenders; provided, however, that if the claims of the Collateral Agent, the Administrative Agent or the Lenders under the Credit Facilities (as determined in the absence of the Subsequent Reorganization, and whether or not any portion of such claims are allowable in the Subsequent Reorganization) are not paid in full in cash upon the effective date of any plan of reorganization in the Subsequent Reorganization and instead receive, on account of all or a portion of their claims, new securities or loans with economic terms that are worse than the economic terms of their claims under the Credit Facilities (as determined in the absence of the Subsequent Reorganization, and whether or not any portion of such economic terms or claims are allowable in the Subsequent Reorganization) (e.g., new securities or loans with a lower principal amount, lower interest or lower fees than the corresponding principal amount, interest or fees in respect of the claims under the Credit Facilities), then the holders of Secured Convertible PIK Notes shall be obligated to turn over to the Collateral Agent (on behalf of itself, the Administrative Agent and the Lenders) any and all amounts received on account of such Junior Reorganization Securities, including any cash dividends or cash distributions, until the Collateral Agent, the Administrative Agent and Lenders are paid in full in cash the amounts they would have been paid on account of their claims under the Credit Facilities, (as determined in the absence of the Subsequent Reorganization, and whether or not any portion of such claims are allowable in the Subsequent Reorganization).

The Intercreditor Agreement shall otherwise contain (a) customary terms with respect to the Credit Facilities and New Secured Notes and (b) terms that are more protective of the Credit Facilities with respect to the Secured Convertible PIK Notes, consistent with the subordinated nature of the Secured Convertible PIK Notes.

Conditions Precedent:	The consummation of the transactions contemplated by this Term Sheet shall be subject to conditions precedent to be determined, including, without limitation, the occurrence of the effective date of a plan of reorganization of the Loan Parties on terms and conditions acceptable to the Administrative Agent, the Collateral Agent, the Lenders and the LC Issuer.

Representations and Warranties:	Usual and customary for financings of this type giving due regard to the representations and warranties set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, applicable to the Borrower and its Restricted Subsidiaries[, provided that additional representations and warranties regarding FCPA compliance to be agreed shall be included in the Credit Agreement].

Financial Covenants:	Minimum liquidity covenant (to be defined as cash on deposit in accounts subject to perfected lien in favor of Administrative for the benefit of the Lenders plus any availability under any Incremental Revolving Facility) of $[75,000,000], to be tested and reported on a quarterly basis unless liquidity is less than $[100,000,000] at which point liquidity shall be tested and reported on a monthly basis until liquidity is equal to or exceeds $[100,000,000] at which point the covenant shall again be tested and reported on a quarterly basis.[8]

Affirmative Covenants:

Usual and customary for financings of this type giving due regard to the affirmative covenants set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, applicable to the Borrower and its Restricted Subsidiaries, provided that:

•       Quarterly Lender Calls shall be required

•       Periodic updates as and when reasonably requested with respect to any material investigations, litigation, arbitration or other dispute except to the extent that the provision thereof would violate any obligation of confidentiality binding upon, or waive any attorney-client privilege of, the Borrower, subject to parameters to be agreed

•       Reasonable access to management for all Lenders

•       Additional reporting shall be required as follows subject to reasonable limitations to be agreed:

•       periodic fleet report on a quarterly basis

•       thresholds for notices of litigation and environmental liabilities to be reduced and for notices of Asset Dispositions of Vessels and Involuntary Transfers to be reduced, in each case to levels to be agreed

•       additional reporting with respect to drilling contracts

•       There shall be no ability to transfer a partial interest in a Vessel other than to a Loan Party, unless the Required Lenders shall have otherwise consented

•   All earnings from Vessels shall be required to be deposited into a blocked account and all cash of the Borrower and its Restricted Subsidiaries shall be required to be held in deposit accounts subject to deposit account control agreements in favor of Collateral

[8]	Note: Subject to satisfactory review of business plan and supporting documentation

Agent, subject to certain limited exceptions for (a) cash in foreign deposit accounts; provided that no foreign deposit account may have a cash balance greater than $5,000,000 at any time, and all foreign deposit accounts, collectively, may not have a cash balance greater than $25,000,000 in the aggregate at any time, in each case, for more than ten business days and any cash balances in excess of such limits shall be swept or deposited into accounts subject to deposit account control agreements in favor of Collateral Agent and (b) accounts used for funding payroll, payroll taxes and other compensation and benefits to employees.

Negative Covenants:

Usual and customary for financings of this type giving due regard to the negative covenants set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, applicable to the Borrower and its Restricted Subsidiaries, provided that:

•       Permitted Liens concept shall be modified as follows:

•       Exception for liens on acquired Persons or assets shall be limited to liens securing certain Capital Leases and purchase money indebtedness provided that such liens were in existence prior to the contemplation of such acquisition

•       Basket for Liens securing Capital Leases to be reduced to $25,000,000

•       Basket for junior liens securing the Incremental Facility or Incremental Equivalent Debt

•       Basket for liens securing any Client Reimbursement Debt (as defined below) so long as such liens do not encumber any property of the Loan Parties other than the equipment acquired with the proceeds of such Client Reimbursement Debt

•       Basket for second priority Liens securing the New Secured Notes so long as such Liens are subject to the Intercreditor Agreement

•       Basket for third priority Liens securing the Secured Convertible PIK Notes (as defined in the Restructuring Term Sheet) so long as such Liens are subject to the Intercreditor Agreement

•       Liens on the Vantage Parent Assets purchased by the Borrower securing the Vantage Parent Secured Promissory Note (prior to conversion to equity)

•       Permitted Debt concept shall be modified as follows:

•       Additional basket for Debt incurred in lieu of an Incremental Facility (the “Incremental Equivalent Debt”) so long as (a) the conditions set forth under the heading “Incremental Facility” are satisfied and (b) such Debt is unsecured or secured on a junior lien basis

•       Exception for debt on acquired Persons or assets shall be limited to certain Capital Leases and purchase money indebtedness provided that such debt was in existence prior to the contemplation of such acquisition

•       Basket for Capital Leases to be reduced to $25,000,000

•       Additional basket for debt (the “Client Reimbursement Debt”) in an amount equal to the aggregate amount of committed client reimbursements for equipment mobilization expenditures, but limited to $50,000,000 per drillship and $25,000,000 per jackup

•       $75.0MM New Secured Notes on terms reasonably acceptable to Required Lenders and otherwise not more restrictive in any material respect than the terms of the Credit Facilities

•       $750,000,000 mandatorily convertible third lien subordinated Debt issued to the term lenders and noteholders under the Borrower’s existing debt documents at the closing of the Restructuring for so long as such Debt has not been converted to equity in accordance with its terms, on terms reasonably acceptable to Required Lenders and otherwise not more restrictive in any material respect than the terms of the Credit Facilities

•       Borrower not be permitted to merge with another Person or sell all or substantially all of its assets to another Person unless the Borrower is the survivor

•       Asset Sales covenant shall be modified as follows:

•       threshold for excluded transactions to be reduced to $1,000,000 individually and $5,000,000 in the aggregate during any twelve-month period

•       to permit Asset Sales, so long as:

•       receive FMV

•       at least 75% cash consideration (Designated Non-Cash Consideration capped at 5% of CTA)

•       100% of net proceeds are used to pay down term loan obligations, subject to reinvestment rights as described under the heading “Mandatory Prepayments” above

•       all such Asset Sales do not exceed an aggregate annual cap equal to a fixed equal to 5% of CTA, unless the Required Lenders shall have otherwise consented

•       to add a requirement that the drillships and jack-ups may not be sold other than to Loan Parties, unless the Required Lenders shall have otherwise consented

•       Investments covenant shall be modified as follows:

•       To permit additional Investments made with the proceeds of qualified equity issuances so long as the acquired assets are pledged as Collateral to the extent required under the terms of the Credit Agreement

•       No Investments outside of Borrower and its Restricted Subsidiaries in existence at consummation, subject to exceptions to be agreed

•       The Vantage Parent Secured Promissory Note in an amount to be agreed

•       No Restricted Payments by the Borrower shall be permitted other than

•       [Restricted Payments consistent with the Permitted Parent Payments and/or Permitted Operating Expenses and Tax Reimbursements concepts in the Existing Credit Agreement, in each case subject to reasonable limitations to be agreed][9]

•       Up to 50% of the Specified Proceeds may be used for Restricted Payments, so long as at least 50% of such Specified Proceeds are used to prepay the Loans

•       Transactions with Affiliates covenant to require delivery of fairness opinion if transaction involves aggregate consideration in excess of $25,000,000

•       The following additional negative covenants shall be included:

•       growth capital expenditures only permitted to the extent made with the proceeds of qualified equity issuances or made pursuant to customer contracts

[9]	Note: Subject to review of the post-restructuring corporate structure and an understanding of the goods, taxes, services, operating expenses, franchise taxes, accounting, legal and administrative expenses that may be payable by other Persons but are attributable to the Borrower post-reorganization

•       acceptable flag jurisdictions to be limited to US, Liberia, Marshall Islands, Vanuatu, Bahamas and Panama

•       requirement to maintain certain classifications for Vessels

•       requirement to maintain ratings by one credit rating agency

•       limitations on junior debt prepayments and modification of debt instruments in a manner adverse to the Lenders

Events of Default:	Usual and customary for financings of this type giving due regard to the events of default set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, including, without limitation, a Judgment Default (as defined in the Restructuring Term Sheet) applicable to the Borrower and/or its Restricted Subsidiaries.

Assignments and Participations:	Assignments and participations shall be subject to, so long as no payment or bankruptcy Event of Default shall exist, Borrower consent (not to be unreasonably withheld or delayed).

Counsel to the Administrative and Collateral Agents:	Latham & Watkins LLP

With the consent of the Ad Hoc Committee, under the terms of the Amended and Restated Credit Facility, the Reorganized Debtors may enter into an alternative first lien facility and use the proceeds to pay Revolving Credit Facility Claims in full in cash. The terms of any such Amended and Restated Credit Facility will be disclosed promptly after any commitment therefor is finalized.

2.	Summary of the New Second Lien Notes

Term:	Description:[10]
Issuer	Offshore Group Investment Limited, a Cayman Islands exempted company with limited liability.

Notes	10% Senior Secured Second Lien Notes due 2020 (the “Notes”). The Notes are being issued pursuant to the rights offering contemplated by the Plan.

Principal Amount	$75.0 million, plus $1.125 million, to be issued in connection with the payment of the Backstop Commitment Premium

Issue Price	100% of the principal amount

[10]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the restructuring support agreement, dated as of December 1, 2015 (as amended or otherwise modified, the “Restructuring Support Agreement”) and the restructuring term sheet, attached thereto (as amended or otherwise modified, the “Restructuring Term Sheet”).

Term:	Description:
Maturity Date	The Notes will mature on December 31, 2020, unless redeemed or repurchased in accordance with their terms.

Interest	The Notes will bear interest at a rate of 10% per annum, payable in cash. Interest on the Notes will be payable semiannually, in arrears. Interest on the Notes will accrue from their issue date.

Minimum Denominations	The Notes will be issued in minimum principal denominations of $1,000 and integral multiples of $1,000 in excess thereof.

No Sinking Fund	The Notes are not entitled to the benefits of, or subject to, a sinking fund.

Securities Laws Matters	The Issuer and the Subsidiary Guarantors (as defined below) will be required to qualify the indenture for the Notes (the “Indenture”) under the Trust Indenture Act of 1939, as amended (the “TIA”) and will have filed a Form T-3 with the SEC immediately prior to the commencement of the solicitation.

Guarantees	The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured second lien basis by each of the Issuer’s existing and future subsidiaries who also guarantee the Credit Facility (as defined below) (the “Subsidiary Guarantors”).

Security	The Notes and the Guarantees thereof will be secured by a second priority lien, junior to the liens securing the Issuer’s and the Subsidiary Guarantors’ obligations under the Amended and Restated Credit Facility (the “Credit Facility”) (and senior to the third priority lien securing the Secured Convertible PIK Notes and guarantees thereof), on substantially all assets of the Issuer and the Subsidiary Guarantors, consistent with the Credit Facility and consisting of all assets securing the Credit Facility.

Ranking

The Notes and the Guarantees of each Subsidiary Guarantor will:

•       be the Issuer’s and the Subsidiary Guarantors’ senior secured obligations;

•       rank equal in right of payment with all of the Issuer’s and the Subsidiary Guarantors’ existing and future senior indebtedness, subject to the provisions of the Intercreditor Agreement;

•       rank senior in right of payment to any of the Issuer’s and the Subsidiary Guarantors’ existing and future indebtedness (including, for the avoidance of doubt, the Secured Convertible PIK Notes) that is expressly subordinated in right of payment to the Notes;

•       be effectively senior to any of the Issuer’s and the Subsidiary Guarantors’ unsecured indebtedness and third-priority senior secured indebtedness (including, for the avoidance of doubt, the Secured Convertible PIK Notes), to the extent of the value of the collateral securing the Notes and the Guarantees; and

•       be effectively junior to all of the Issuer’s and the Subsidiary Guarantors’ existing and future first-priority senior secured indebtedness (including, for the avoidance of doubt, the Credit Facility), to the extent of the collateral securing such indebtedness.

Intercreditor	The Indenture will be subject to, and the rights of creditors in respect of the Notes and security therefor will be subject to and limited by, an Intercreditor

Term:	Description:
Agreement (the “Intercreditor Agreement”), as contemplated by the Restructuring Term Sheet. Decisions as to release and maintenance of collateral will be made by first lien creditors and their agents, consistent with interpretations and guidance from the SEC rendering Section 314(d) of the TIA inapplicable to released collateral in respect of the Notes.

Optional Redemption	Subject to the terms of the Intercreditor Agreement, the Notes may be redeemed, at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, without premium or penalty.

Mandatory Redemption Upon Event of Loss of a Vessel	Subject to the Intercreditor Agreement, upon the occurrence of certain events of loss with respect to a vessel, the Issuer will be required to redeem, on a pro rata basis, the Notes with proceeds received in respect of such loss at a redemption price for the Notes equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

Change of Control Offer	If the Issuer experiences a change of control, each holder of Notes will have the right to require the Issuer to repurchase all or any part of its Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Asset Sale Offer	If the Issuer or any restricted subsidiary engages in certain asset sales, within 360 days of such sale, the Issuer generally must use the net cash proceeds from such sales to repay debt, to acquire another company in its industry, to make capital expenditures or to invest in its business, or the Issuer must make an offer to purchase a principal amount of the Notes equal to the excess net cash proceeds. The purchase price of each Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the repurchase date.

Certain Covenants

The Indenture, among other things, will limit the Issuer’s and any restricted subsidiary’s ability to:

•       pay dividends, redeem subordinated indebtedness or make other restricted payments;

•       incur or guarantee additional indebtedness or issue preferred stock;

•       create or incur liens;

•       incur dividends or other payment restrictions affecting restricted subsidiaries;

•       consummate a merger, consolidation or sale of all or substantially all of their assets;

•       enter into transactions with affiliates;

•       transfer or sell assets; and

•       engage in business other than their current business and reasonably related extensions thereof.

Such covenants will be subject to customary exceptions to be set forth in the Indenture and will be no more restrictive than the covenants in the Credit Facility.

Term:	Description:
Events of Default	The Indenture will include certain Events of Default, including:

	(a)	Default in the payment of principal when the same becomes due and payable at maturity,

	(b)	Default for 30 days or more in the payment, when due, of interest;

	(c)	Certain customary events of bankruptcy, insolvency, etc. in respect of the Issuer or any Subsidiary Guarantor;

	(d)	the acceleration of any indebtedness of the Issuer or any Subsidiary Guarantor in an amount greater than $30 million dollars prior to its stated maturity;

	(e)	entry by a court or courts of competent jurisdiction of a final judgment or government fine or penalty (whether by agreement, consent decree, or otherwise), or entry by OGIL, any guarantor of the Notes, or any affiliate of OGIL (other than Vantage Parent) into any settlement agreement, consent decree, or similar agreement with respect to any investigations involving, or claims against, such entity, that would individually or in the aggregate exceed $50.0 million; and

	(f)	failure to comply with covenants for a period of 45 days after proper notice thereof.

For the avoidance of doubt, the Indenture shall provide that a majority in aggregate principal amount of the then outstanding Notes may waive any Event of Default other than an Event of Default relating to the payment of principal of, premium, if any, or interest on, the Notes.

Acceleration

Upon occurrence and continuance of an Event of Default (other than an Event of Default relating to certain bankruptcy and insolvency matters), either the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may accelerate the Notes, in which event, the Issuer will be obligated to pay principal and all accrued and unpaid interest as of the date of such acceleration (and any other amounts due in respect of the Notes) in full in cash. However, for the avoidance of doubt, holders of a majority in aggregate principal amount of the then outstanding Notes may rescind any acceleration and its consequences, including any related payment default that resulted therefrom.

In addition, upon the occurrence of an Event of Default relating to certain bankruptcy and insolvency matters, the Notes will automatically be accelerated, in which event the Issuer will also be obligated to pay principal and all accrued and unpaid interest as of the date of acceleration on the Notes (and any other amounts due in respect of the Notes) in full in cash.

Term:	Description:
Trustee	[ ][11]

Definitive Documents and Due Diligence	This Term Sheet is indicative, and any final agreement shall be subject to the execution of definitive documents, which documents shall be substantially consistent with the terms of this Term Sheet. The definitive documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

3.	Summary of the New Secured Convertible PIK Notes

Term:	Description:[12]
Issuer	Offshore Group Investment Limited, a Cayman Islands exempted company with limited liability.

Notes	1% / 12% Step-up Senior Subordinated Secured Third Lien Convertible Notes due 2030 (the “Secured Convertible PIK Notes”)

Principal Amount	$750.0 million

Issue Price	100% of the principal amount

Maturity Date	The Secured Convertible PIK Notes will mature on December 31, 2030, unless redeemed or repurchased in accordance with their terms.

Step-up Interest	During the first four years, 1%, payable in kind, semi-annually (in arrears) by increasing the outstanding principal amount of the Secured Convertible PIK Notes. From and after the fifth year from the issue date through the Maturity Date, 12%, payable in kind, semi-annually (in arrears) by increasing the outstanding principal amount of the Secured Convertible PIK Notes. At final maturity (or an earlier acceleration), all accrued and unpaid interest will be paid together with (and in the same form of payment as) principal.

Minimum Denominations	The Secured Convertible PIK Notes will be issued in minimum principal denominations of $1.00.

No Sinking Fund	The Secured Convertible PIK Notes are not entitled to the benefits of, or subject to, a sinking fund.

Securities Laws Matters	The Secured Convertible PIK Notes (including the New Common Shares issuable upon conversion thereof):

(a) will be issued pursuant to the exemption from the registration

The Trustee will be determined by the Issuer and the Ad Hoc Committee.

[12]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the restructuring support agreement, dated as of December 1, 2015 (as amended or otherwise modified, the “Restructuring Support Agreement”) and the restructuring term sheet, attached thereto (as amended or otherwise modified, the “Restructuring Term Sheet”).

Term:	Description:
requirements of the U.S. Securities Act of 1933, as amended, and applicable state securities laws provided by Section 1145 of the Bankruptcy Code, and

	(b)	will not be listed for trading on any national securities exchange.

The Issuer and the Subsidiary Guarantors (as defined below) will be required to qualify the indenture for the Secured Convertible PIK Notes (the “Indenture”) under the Trust Indenture Act of 1939, as amended (the “TIA”) and will have filed a Form T-3 with the SEC immediately prior to the commencement of the solicitation.

Subordination	Subordinated in right of payment to the Amended and Restated Credit Revolving Facility (the “Credit Facility”) and the New Secured Notes).

Guarantees	The Secured Convertible PIK Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated secured third lien basis by each of the Issuer’s existing and future subsidiaries who also guarantee the Credit Facility (the “Subsidiary Guarantors”).

Security	The Secured Convertible Notes and the Guarantees thereof will be secured by a third priority lien, junior to the liens securing the Issuer’s and the Subsidiary Guarantors’ obligations under the Credit Facility and the New Secured Notes, on substantially all assets of the Issuer and the Subsidiary Guarantors, consistent with the Credit Facility and consisting of all assets securing the Credit Facility.

Ranking	The Secured Convertible PIK Notes and the Guarantees of each Subsidiary Guarantor will:

	•	be the Issuer’s and the Subsidiary Guarantors’ senior subordinated secured obligations;

	•	be subordinated in right of payment to the Credit Facility and the New Secured Notes subject to the provisions of the Intercreditor Agreement;

	•	rank equal in right of payment with all of the Issuer’s and the Subsidiary Guarantors’ other existing and future senior indebtedness;

	•	rank senior in right of payment to any of the Issuer’s and the Subsidiary Guarantors’ future indebtedness that is expressly subordinated in right of payment to the Secured Convertible PIK Notes; and

	•	be effectively senior to any of the Issuer’s and the Subsidiary Guarantors’ unsecured indebtedness, to the extent of the value of the collateral securing the Secured Convertible PIK Notes and the Guarantees.

	•	be effectively junior to all of the Issuer’s and the Subsidiary Guarantors’ existing and future first-priority and second-priority senior secured indebtedness (including, for the avoidance of doubt, the Credit Facility and the New Secured Notes), to the extent of the collateral securing such indebtedness.

Intercreditor	The Indenture will be subject to, and the rights of creditors in respect of the Secured Convertible PIK Notes and security therefor will be subject to and limited by, an Intercreditor Agreement (the “Intercreditor Agreement”), as contemplated by the Restructuring Term Sheet. Decisions as to release and maintenance of collateral will be made by first lien creditors and their agents,

Term:	Description:
consistent with interpretations and guidance from the SEC rendering Section 314(d) of the TIA inapplicable to released collateral in respect of the Secured Convertible PIK Notes.

New Common Shares Stapled

The Secured Convertible PIK Notes will be “stapled” to the New Common Shares issuable to the Allowed Secured Term Loan Claim and Allowed Secured Notes Claim holders, pursuant to (and as defined in) the Plan, in units comprising [●] New Common Shares to each $1.00 principal amount of Secured Convertible PIK Notes, such that the units may not be separated and may only be traded together as single units.

The stapling of the notes and shares may take one of several different forms including, among others, the issuance of units in a trust formed for the sole purpose of holding the notes and shares.

Mandatory Conversion	The then outstanding principal amount of Secured Convertible PIK Notes, including any interest previously paid by increasing such principal amount (and any accrued and unpaid interest thereon, as of the date of conversion), may be converted into New Common Shares at the Conversion Price:

(a) during the first three years after the issue date,

(i) upon the agreement by a majority vote of holders of the Secured Convertible PIK Notes to convert into New Common Shares or

(ii) upon the full and final resolution of all potential Investigation Claims (as defined herein) against the Issuer, the Issuer’s current subsidiaries, Vantage International Management Company Pte. Ltd., Vantage Energy Services, Inc., and Vantage Parent and Vantage Parent’s current subsidiaries (to the extent that the Issuer or any subsidiary of the Issuer may reasonably be expected to be liable for such claim against Vantage Parent or Vantage Parent’s current subsidiaries), as determined in good faith by the New Board of the Issuer (which determination shall require the affirmative vote of a supermajority of the non-management directors, which, for all purposes herein, shall mean 5 affirmative votes assuming that 6 directors are eligible to vote), and

(b) from and after the third anniversary of the issue date through the Maturity Date, upon the approval of the New Board of the Issuer (which approval shall require the affirmative vote of a supermajority of the non-management directors).

The Conversion Price shall be equal to $[●]/per New Common Share[13] (the “Conversion Price”).

The Subordinated Convertible PIK Notes, if not converted in full, may only be converted, at any time or from time to time, if a minimum of $125 million aggregate principal amount of the then outstanding Secured Convertible PIK Notes is so converted.

[13]	Conversion Price will be set based on the valuation of the Plan.

Term:	Description:

The Conversion Price will be subject to adjustment in certain circumstances as set forth in the Indenture (e.g., share splits or other fundamental changes in the New Common Shares).

The “Investigation Claim” shall mean any claim held by a United States or Brazilian governmental unit and arising from or related to the procurement of that certain Agreement for the Provision of Drilling Services, dated as of February 4, 2009, by and between Petrobras Venezuela Investments & Services B.V. and Vantage Deepwater Company, as amended, modified, supplemented, or novated from time to time.

Amortization	No principal amortization will be required or permitted prior to maturity.

Optional Redemption	Subject to the terms of the Intercreditor Agreement, the Secured Convertible PIK Notes may be redeemed, at the option of the Issuer, in whole or in part, at any time and from time to time, at the amount equal to the accreted value of the Secured Convertible PIK Notes at maturity, discounted at the applicable Treasury Rate (which Treasury Rate shall match the tenor of the Secured Convertible PIK Notes at the time the make-whole premium is due and payable) + 50 basis points.

Mandatory Redemption	Subject to the terms of the Intercreditor Agreement:

	(a)	Upon the occurrence of certain events of loss with respect to a vessel, the Issuer will be required to redeem, on a pro rata basis, the Secured Convertible PIK Notes with proceeds received in respect of such loss at a redemption price for the notes equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

	(b)	If the Issuer or any restricted subsidiary engages in certain asset sales, within 360 days of such sale, the Issuer generally must use the net cash proceeds from such sales to repay debt, to acquire another company in its industry, to make capital expenditures or to invest in its business, or the Issuer must make an offer to purchase a principal amount of the Secured Convertible PIK Notes equal to the excess net cash proceeds. The purchase price of each Secured Convertible PIK Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the repurchase date.

	(c)	If the Issuer experiences a change of control, each holder of Secured Convertible PIK Notes will have the right to require the Issuer to repurchase all or any part of its notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Events of Default	The Indenture will include certain Events of Default, including:

	(g)	Default in the payment of principal when the same becomes due and payable at maturity,

	(h)	Default for 30 days or more in the payment, when due, of interest;

	(i)	Certain customary events of bankruptcy, insolvency, etc. in respect of the Issuer or any Subsidiary Guarantor;

	(j)	the acceleration of any indebtedness of the Issuer or any Subsidiary Guarantor in an amount greater than $30 million dollars prior to its stated maturity;

Term:	Description:
(k) entry by a court or courts of competent jurisdiction of a final judgment or government fine or penalty (whether by agreement, consent decree, or otherwise), or entry by OGIL, any guarantor of the Secured Convertible PIK Notes, or any affiliate of OGIL (other than Vantage Parent) into any settlement agreement, consent decree, or similar agreement with respect to any investigations involving, or claims against, such entity, that would individually or in the aggregate exceed $50.0 million; and

(l) failure to comply with covenants for a period of 45 days after proper notice thereof.

For the avoidance of doubt, the Indenture shall provide that a majority in aggregate principal amount of the then outstanding Secured Convertible PIK Notes may waive any Event of Default other than an Event of Default relating to the payment of principal of, premium, if any, or interest on, the Secured Convertible PIK Notes.

Acceleration

Upon occurrence and continuance of an Event of Default (other than an Event of Default relating to certain bankruptcy and insolvency matters), either the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Secured Convertible PIK Notes may accelerate the Secured Convertible PIK Notes, in which event, the Issuer will be obligated to pay principal and all accrued and unpaid interest as of the date of such acceleration (and any other amounts due in respect of the Secured Convertible PIK Notes) in full in cash, at the make-whole premium amount described below. However, for the avoidance of doubt, holders of a majority in aggregate principal amount of the then outstanding Secured Convertible PIK Notes may rescind any acceleration and its consequences, including any related payment default that resulted therefrom.

In addition, upon the occurrence of an Event of Default relating to certain bankruptcy and insolvency matters, the Secured Convertible PIK Notes will automatically be accelerated, in which event the Issuer will also be obligated to pay principal and all accrued and unpaid interest as of the date of acceleration on the Secured Convertible PIK Notes (and any other amounts due in respect of the Secured Convertible PIK Notes) in full in cash, at the make-whole premium amount described below.

Make-whole premium	The Secured Convertible PIK Notes shall be subject to a make-whole premium (on customary terms and conditions) due and payable upon the occurrence of acceleration following an Event of Default (as defined herein) in the amount equal to the accreted value of the Secured Convertible PIK Notes at maturity, discounted at the applicable Treasury Rate (which Treasury Rate shall match the tenor of the Secured Convertible PIK Notes at the time the make-whole premium is due and payable) + 50 basis points.

Other Covenants	Additional covenants as are reasonable and customary in similar issuances of convertible PIK notes, including as to payment of principal and interest, payment of taxes, maintenance of corporate existence, continuation of business in current nature and reasonably related extensions thereof, restrictions on liens (other than customary permitted liens), and similar matters, which covenants shall be no more restrictive than corresponding

Term:	Description:
covenants contained in the Credit Facility and the New Secured Notes. For the avoidance of doubt, the Secured Convertible PIK Notes will not be subject to any maintenance covenants.

Trustee	[ ][14]

Definitive Documents and Due Diligence	This Term Sheet is indicative, and any final agreement shall be subject to the execution of definitive documents, which documents shall be substantially consistent with the terms of this Term Sheet. The definitive documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

4.	Summary of the New Common Shares

Pursuant to the Plan, on the Effective Date, Reorganized OGIL will issue the New Common Shares to holders of the Secured Debt Claims, Vantage Parent, and participants under the Management Incentive Program.

E.	Means for Implementation

1.	Continued Corporate Existence

(a) Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the New Shareholders Agreement, the Amended Certificates of Incorporation, and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents and the New Secured Debt Agreements, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b) On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation,

[14]	The Trustee will be determined by the Issuer and the Ad Hoc Committee.

merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) Restructuring Transactions; and (v) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law or the New Secured Debt Agreements.

2.	Plan Funding

Plan Distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from the proceeds of the Rights Offering.

3.	Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than certain Intercompany Interests that are not modified by the Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect. Notwithstanding such cancellation and discharge, each of the 7.5% Secured Notes Indenture, the 7.125% Secured Notes Indenture, the 2017 Secured Term Loan Agreement, the 2019 Secured Term Loan Agreement, and the Revolving Credit Agreement shall continue in effect (i) to the extent necessary to allow the Reorganized Debtors, the 7.5% Secured Notes Trustee, the 7.125% Secured Notes Trustee, the 2017 Secured Term Loan Agent, the 2019 Secured Term Loan Agent, and the Revolving Credit Facility Agent to make distributions pursuant to the Plan on account of the 7.5% Secured Notes Claims, the 7.125% Secured Notes Claims, the 2017 Secured Term Loan Claims, the 2019 Secured Term Loan Claims, and the Revolving Credit Facility Claims, respectively; (ii) with respect to any obligations thereunder governing the relationship between and among each of the following groups of Persons (and not as between such groups or as between such groups and the Debtors): (a) the Revolving Credit Facility Agent and the other holders of Revolving Credit Facility Claims, (b) the 7.5% Secured Notes Trustee and the holders of 7.5% Secured Notes Claims, (c) the 2017 Secured Term Loan Agent and the holders of 2017 Secured Term Loan Claims, and (d) the 2019 Secured Term Loan Agent and the holders of 2019 Secured Term Loan Claims, in the case of the immediately preceding clauses (a) through (d), including but not limited to those provisions relating to rights to expense reimbursement, indemnification, and similar amounts, or that may survive termination or maturity of the Revolving Credit Agreement, 7.5% Secured Notes Indenture, the 2017 Secured Term Loan Agreement, or the 2019 Secured Term Loan Agreement, as applicable, in accordance with the terms thereof; and (iii) to the extent necessary to allow the holders of Secured Debt Claims and Revolving Credit Facility Claims, respectively, to assert and prosecute their rights against Vantage Parent, if any. The holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or related to such instruments, securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Plan. Except as provided pursuant to the Plan, each of the 7.5% Secured Notes Trustee, the 7.125% Secured Notes Trustee, the 2017 Secured Term Loan Agent, the 2019 Secured Term Loan Agent, the Revolving Credit Facility Agent, and their respective agents, successors, and assigns shall be discharged of all of their obligations associated with the 7.5% Secured Notes Indenture, the 7.125% Secured Notes Indenture, the 2017 Secured Term Loan Agreement, the 2019 Secured Term Loan Agreement, and the Revolving Credit Agreement, respectively. Nothing in the Plan shall affect any party’s rights against Vantage Parent under any contractual arrangement.

4.	Cancellation of Certain Existing Security Interests

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

5.	Officers and Boards of Directors

(a) The composition of each board of directors of a Reorganized Debtor shall be disclosed prior to the entry of the order confirming the Plan in accordance with 11 U.S.C. § 1129(a)(5).

(b) Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

6.	Management Incentive Program

The holders of Secured Debt Claims party to the Restructuring Support Agreement have agreed that they shall cause the New Board to adopt the Management Incentive Plan pursuant to the Management Incentive Program. The New Common Shares issued pursuant to the Management Incentive Program shall dilute all other New Common Shares to be issued pursuant to the Plan.

7.	New Shareholders Agreement

On the Effective Date, Reorganized OGIL and all of the holders of New Common Shares then outstanding (other than New Common Shares received pursuant to the Management Incentive Program) shall be deemed to be parties to the New Shareholders Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder other than Reorganized OGIL. The New Shareholders Agreement shall be binding on Reorganized OGIL and all parties receiving, and all holders of, New Common Shares of Reorganized OGIL; provided, that regardless of whether such parties execute the New Shareholders Agreement, such parties will be deemed to have signed the New Shareholders Agreement, which shall be as binding on such parties as if they had actually signed it.

8.	Authorization, Issuance, and Delivery of New Common Shares

(a) On the Effective Date, Reorganized OGIL is authorized to issue or cause to be issued the New Common Shares for distribution in accordance with the terms of the Plan and the New Shareholders Agreement without the need for any further corporate or shareholder action.

(b) After the Effective Date, OGIL will file documents with the Securities and Exchange Commission as a voluntary filer under the Exchange Act but does not intend to list the New Common Shares for trading on any national securities exchange. Distribution of New Common Shares will be made by registration of such issued New Common Shares in the register of members of the Company by the transfer agent for the New Common Shares or by means of book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable, as provided in section 6.4 of the Plan.

9.	Amended and Restated Credit Facility

On the Effective Date, the Debtors will enter into the Amended and Restated Credit Facility Agreement unless the Debtors elect to refinance the Revolving Credit Facility in its entirety in accordance with section 4.3 hereof; provided, that any such refinancing shall be acceptable to the Ad Hoc Committee.

10.	New Secured Convertible PIK Notes

On the Effective Date, OGIL shall issue seven-hundred-fifty million dollars ($750,000,000) of New Secured Convertible PIK Notes.

11.	New Intercreditor Agreement

On the Effective Date, the Revolving Credit Facility Agent, the New Secured Convertible PIK Notes Indenture Trustee, and the New Second Lien Notes Indenture Trustee shall enter into the New Intercreditor Agreement substantially in the form contained in the Plan Supplement. Each other party to one or more of the New Secured Debt Agreements shall be deemed to have directed the applicable agent or indenture trustee to execute the New Intercreditor Agreement and shall be bound to the terms of the New Intercreditor Agreement from and after the Effective Date as if it were a signatory thereto.

12.	Rights Offering

(a) Terms. Following approval by the Bankruptcy Court of the Rights Offering Procedures, the Debtors will commence the Rights Offering in accordance therewith. On the Effective Date, the Debtors shall consummate the Rights Offering. The Rights Offering will be fully backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Backstop Agreement. The right to participate in the Rights Offering may not be sold, transferred, or assigned.

(b) Purpose. On the Effective Date, the proceeds of the sale of the New Second Lien Notes shall be used: (i) to provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes; (ii) to fund Plan Distributions; and (iii) to fund administrative expenses of the Chapter 11 Cases payable on or after the Effective Date.

(c) Backstop Commitment. In accordance with the Backstop Agreement and subject to the terms and conditions thereof, each of the Backstop Parties has agreed, severally but not jointly, to purchase, on or prior to the Effective Date, its Investor Percentage (as defined in the Backstop Agreement) of the Unsubscribed Notes (as defined in the Backstop Agreement).

(d) Backstop Commitment Premium. In exchange for providing the Backstop Commitment for the Rights Offering, the Backstop Parties will receive the Backstop Commitment Premium. Upon entry of an order by the Bankruptcy Court authorizing the Debtors’ performance of their obligations under the Backstop Agreement, the Backstop Commitment Premium will be immediately and automatically deemed earned and payable.

13.	Registration Rights

On the Effective Date, the Registration Rights Parties shall enter into a registration rights agreement in form and substance acceptable to (i) the Required Restructuring Support Parties and (ii) the Debtors or Reorganized Debtors, as applicable. The registration rights agreement shall provide the Registration Rights Parties with certain demand registration rights and with piggyback registration rights. The registration rights agreement shall also provide that on or before the date that is 90 days after the Effective Date, Reorganized OGIL shall file, and shall thereafter use its commercially reasonable efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the New Common Shares and New Secured Convertible PIK Notes held by the Registration Rights Parties. The Registration Rights Agreement shall contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.

In addition, Vantage Parent shall have the right to require OGIL to file, and thereafter use its commercially reasonable efforts to cause to become effective as promptly as practicable, a registration statement on Form S-1 (or other applicable form) for the distribution of New Common Shares it receives in respect of the Vantage Parent Secured Promissory Note pursuant to Vantage Parent’s official liquidation proceeding in the Cayman Islands.

14.	Intercompany Interests; Corporate Reorganization

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by OGIL or a direct or indirect subsidiary of OGIL shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors that are subsidiaries of OGIL; provided, that

(i) shares in Vantage Driller I Co., Vantage Driller II Co., and Vantage Driller IV Co. will be transferred to OGIL in accordance with applicable share pledge agreements, and (ii) the existing shares, quota, or other applicable equity interest in Vantage Holding Hungary Kft. shall be cancelled and new shares, quota, or other applicable equity interest in Vantage Holding Hungary Kft. shall be distributed to OGIL in accordance with the Plan.

15.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Plan.

16.	Tax Matters

All parties (including the Reorganized Debtors, all holders of Allowed Secured Debt Claims who receive New Secured Convertible PIK Notes pursuant to the Plan, the New Secured Convertible PIK Notes Indenture Trustee and all other parties to the New Secured Convertible PIK Notes Indenture) shall treat the New Secured Convertible PIK Notes and the New Common Shares to which such notes shall be “stapled” (and thus only transferred) together as constituting a single instrument treated as common stock of Reorganized OGIL for U.S. federal income tax purposes (subject to definitive guidance from the U.S. Internal Revenue Service or a court of competent jurisdiction to the contrary), and the New Secured Convertible PIK Notes Indenture shall so provide. To the extent permitted by applicable law, all parties shall report consistent therewith for U.S. state and local income tax purposes.

17.	Separability

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code with the consent of the Required Restructuring Support Parties and the Majority Revolving Credit Facility Claimholders (which consents shall not be unreasonably withheld).

F.	Distributions

1.	Distributions Generally

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.

2.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

3.	Date of Distributions

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

4.	Distribution Record Date

(a) As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class (other than the Secured Notes Claims), as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

(b) Notwithstanding anything in the Plan to the contrary, in connection with any distribution under the Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors and Reorganized Debtors, as applicable, will be entitled to recognize and deal for all purposes under the Plan with holders of Allowed Secured Notes Claims, New Secured Convertible PIK Notes, New Second Lien Notes, and New Common Shares to the extent consistent with the customary practices of DTC used in connection with such distributions. With respect to the New Secured Convertible PIK Notes, New Second Lien Notes, and New Common Shares to be distributed under the Plan through the facilities of DTC, all of such New Secured Convertible PIK Notes, New Second Lien Notes, and New Common Shares shall be issued in the names of such holders or their nominees in accordance with DTC’s book-entry exchange procedures; provided, that such New Secured Convertible PIK Notes, New Second Lien Notes, and New Common Shares are permitted to be held through DTC’s book-entry system; and provided, further, that to the extent the New Secured Convertible PIK Notes, New Second Lien Notes, or New Common Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized OGIL will take all such reasonable actions as may be required to cause distributions of the New Secured Convertible PIK Notes, New Second Lien Notes, and New Common Shares under the Plan.

5.	Disbursing Agent

All distributions under the Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in section 6.16 of the Plan.

6.	Delivery of Distributions

Subject to section 6.4(b) of the Plan, the Disbursing Agent will issue or cause to be issued, the applicable consideration under the Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by the Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

7.	Unclaimed Property

One year from the later of: (i) the Effective Date and (ii) the date that is ten Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 374(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Person (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

8.	Satisfaction of Claims

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

9.	Manner of Payment Under Plan

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

10.	Fractional Shares and Notes and De Minimis Cash Distributions

No fractional New Common Shares shall be distributed. When any distribution would otherwise result in the issuance of a number of New Common Shares that is not a whole number, the New Common Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of New Common Shares to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New Common Share or $50.00 in Cash. Fractional New Common Shares that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized OGIL. The New Secured Convertible PIK Notes and New Second Lien Notes each shall be issued in denominations of one dollar ($1) or any integral multiples thereof and any other amounts shall be rounded down.

11.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim (plus any postpetition interest on such Claim solely to the extent permitted by section 6.2 of the Plan).

12.	Allocation of Distributions Between Principal and Interest

Except as otherwise provided in the Plan and subject to section 6.2 of the Plan, to the extent that any Allowed Secured Debt Claim or Allowed Vantage Parent Secured Promissory Note Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

13.	Exemption from Securities Laws

The issuance of and the distribution under the Plan of the New Secured Convertible PIK Notes, the Subscription Rights (including the New Second Lien Notes issued pursuant to the exercise thereof in the Rights Offering), and the New Common Shares issued to holders of Allowed Secured Debt Claims and the issuance of New Common Shares upon the conversion of the New Secured Convertible PIK Notes shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

The issuance and sale, as applicable, of the New Second Lien Notes to the Backstop Parties under the Backstop Agreement (including the New Second Lien Notes comprising the Backstop Commitment Premium) is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under, or an available exemption from the registration requirements of, the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.

14.	Setoffs and Recoupments

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

15.	Rights and Powers of Disbursing Agent

(a) Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to the Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

(b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

16.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.

Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

The Reorganized Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim complete and return a Form W-8 or W-9, as applicable to each such holder. If the Reorganized Debtors make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

17.	Hart-Scott-Rodino Antitrust Improvements Act

Any New Common Shares to be distributed under the Plan to an entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity have expired or been terminated.

G.	Procedures for Resolving Claims

1.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all General Unsecured Claims under the Plan, all proofs of Claim filed in the Chapter 11 Cases shall be deemed objected to, and all such Claims Disputed, without further action by the Debtors or the Bankruptcy Court. Upon the Effective Date, all proofs of Claim filed in the Chapter 11 Cases, regardless of the time of filing, and including proofs of Claim filed after the Effective Date, shall be deemed automatically withdrawn, without prejudice to the rights of the holders of such Claims to assert any Cause of Action it may have in any appropriate forum as though the Chapter 11 Cases had not been commenced; provided, that the Bankruptcy Court shall retain nonexclusive jurisdiction over all such Disputed Claims, which shall be resolved on a case-by-case basis as Claim objections (or, if necessary, as adversary proceedings) by the Reorganized Debtors and in accordance with a litigation schedule to be determined by the applicable parties and the Bankruptcy Court. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

2.	Objections to Fee Claims

Any objections to Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

3.	Estimation of Claims

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

4.	Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan by any mechanism approved by the Bankruptcy Court.

5.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

6.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

H.	Executory Contracts and Unexpired Leases

1.	General Treatment

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases shall be deemed assumed. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

2.	Determination of Cure Disputes and Deemed Consent

Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof. Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with the Plan and setting forth the proposed Cure Amount (if any). If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors, as applicable intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be Zero Dollars ($0).

If there is a dispute regarding (a) any Cure Amount, (b) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within 15 days of the filing thereof, shall be deemed to have assented to such assumption and/or Cure Amount and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

3.	Survival of the Debtors’ Indemnification Obligations

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by the Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

4.	Compensation and Benefit Plans

All employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code subject to the reasonable consent of the Required Restructuring Support Parties (such consent to apply only with respect to non-material economic terms and non-economic terms). For the avoidance of doubt, any awards granted under the Management Incentive Program will be governed by such program and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

5.	Insurance Policies

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtors or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

6.	Reservation of Rights

(a) Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b) Except as otherwise provided in the Plan, nothing in the Plan shall be deemed to waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c) Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d) If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.	Conditions Precedent to the Occurrence of the Effective Date

1.	Conditions Precedent to the Effective Date

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:

(a) the Plan Documents are reasonably satisfactory in all respects to the Debtors, the Required Restructuring Support Parties, and, solely on Plan Documents over which the holders of Revolving Credit Facility Claims (or a subset thereof) have consent rights under the Restructuring Support Agreement, also such holders of Revolving Credit Facility Claims (or subset thereof) with such consent rights;

(b) the New Shareholders Agreement has been entered into by Reorganized OGIL and shall be in full force and effect and binding on all entities that will receive New Common Shares;

(c) the Bankruptcy Court has entered the Confirmation Order;

(d) the conditions to effectiveness of the Backstop Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Agreement is in full force and effect and binding on all parties thereto;

(e) unless the Debtors refinance the Revolving Credit Facility in full in Cash on or prior to the Effective Date in accordance with section 4.3 hereof (in which case the conditions to effectiveness of such financing agreement have been satisfied or waived in accordance with the terms thereof, and such financing agreement is in full force and effect and binding on all parties thereto), the conditions to effectiveness of the Amended and Restated Credit Facility Agreement have been satisfied or waived in accordance with the terms thereof, and the Amended and Restated Credit Facility Agreement is in full force and effect and binding on all parties thereto;

(f) the conditions to effectiveness of the New Second Lien Notes Indenture have been satisfied or waived in accordance with the terms thereof, and the New Second Lien Notes Indenture is in full force and effect and binding on all parties thereto, and shall have been qualified under section 307 of the Trust Indenture Act of 1939, as amended, as of the issuance date of such Notes;

(g) the conditions to effectiveness of the New Secured Convertible PIK Notes Indenture have been satisfied or waived in accordance with the terms thereof, and the New Secured Convertible PIK Notes Indenture is in full force and effect and binding on all parties thereto, and shall have been qualified under section 307 of the Trust Indenture Act of 1939, as amended, as of the issuance date of such Notes;

(h) the conditions to effectiveness of the New Intercreditor Agreement have been satisfied or waived in accordance with the terms thereof, and such conditions have not been amended without the consent of the Debtors and the Restructuring Support Parties, and the New Intercreditor Agreement is in full force and effect and binding on all parties thereto;

(i) all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(j) the Amended Certificate of Incorporation of Reorganized OGIL shall have been filed with the appropriate governmental authority; and

(k) all material drilling contracts in effect on or after the Petition Date are in good standing, but for any default or threatened default relating directly or indirectly to the commencement of the Chapter 11 Cases, any other insolvency-related defaults under U.S. or any other applicable laws, or any of the transactions contemplated by the Plan or the Restructuring Support Agreement.

2.	Waiver of Conditions Precedent

(a) Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors together with the Required Restructuring Support Parties, subject to the consent rights set forth in the Restructuring Support Agreement. If any such condition precedent is waived pursuant to this section and the Effective Date occurs, the wavier of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge the Plan in any court. If the Plan is confirmed for fewer than all of the Debtors as provided for in section 5.15 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

3.	Effect of Failure of a Condition

If the conditions listed in sections 9.1 are not satisfied or waived in accordance with section 9.2 on or before the first Business Day that is more than 60 days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Person, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Restructuring Support Parties, or any other Person.

J.	Effect of Confirmation

1.	Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under the Plan and whether such holder has accepted the Plan.

2.	Vesting of Assets

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

3.	Discharge of Claims Against and Interests in the Debtors

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

4.	Pre-Confirmation Injunctions and Stays

Unless otherwise provided in the Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.	Injunction Against Interference with Plan

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date.

6.	Plan Injunction

(a) Except as otherwise provided in the Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, that nothing contained herein shall preclude such Persons who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan.

(b) By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in this section.

7.	Releases

(a) Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts rights, Causes of Action, losses, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Restructuring Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to the Plan, the Backstop Agreement, or the Rights Offering, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud. Notwithstanding the foregoing, such release and discharge shall not operate as a release or discharge of any right of any holder of a Secured Debt Claim to assert and prosecute its rights against Vantage Parent, and nothing in the Plan shall affect any party’s rights against Vantage Parent for any contractual obligation. Nothing in the Plan shall constitute a release of any claim by Vantage Parent or its nondebtor subsidiaries against a Debtor as set forth on the books and records of the Debtors as of the Petition Date or any defense of any Debtor to such a claim. Nothing in the Plan shall constitute a release of any claim by a Debtor against Vantage Parent as set forth on the books and records of the Debtors as of the Petition Date.

(b) Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims and Interests who vote to accept the Plan, (ii) holders of Claims or Interests that are Unimpaired under the Plan, (iii) holders of Claims or

Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, (iv) holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein, (v) Vantage Parent (to the fullest extent permitted by applicable law), (vi) the 2017 Secured Term Loan Agent, the 2019 Secured Term Loan Agent, the 7.125% Secured Notes Indenture Trustee, (vii) the 7.5% Secured Notes Indenture Trustee, and (viii) the Revolving Credit Facility Agent, except in each case with respect to any contractual obligations, from any and all claims, obligations, suits, judgments, damages, demands, debts rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Restructuring Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to the Plan, the Backstop Agreement, or the Rights Offering, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud. Notwithstanding the foregoing, such release and discharge shall not operate as a release or discharge of (x) any right of any holder of a Secured Debt Claim to assert and prosecute its rights against Vantage Parent or (y) any contractual obligation, and nothing in the Plan shall affect any party’s rights against Vantage Parent under any applicable document.

8.	Exculpation

To the extent permitted by applicable law, no Released Party shall have or incur, and each Released Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, or liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the New Second Lien Notes Indenture, the New Secured Convertible PIK Notes Indenture, the Amended and Restated Credit Facility Agreement, the New Shareholders Agreement, the New By-Laws, the Management Incentive Program, the Backstop Agreement, the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the conducting of the Rights Offering; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Released Parties and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder.

9.	Injunction Related to Releases and Exculpation

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan.

10.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b) or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto (other than with respect to the Prepetition Intercreditor Agreement).

11.	Retention of Causes of Action and Reservation of Rights

Subject to section 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

12.	Ipso Facto and Similar Provisions Ineffective

Any term of any policy, contract, or other obligation applicable to a Debtor or affiliate of a Debtor shall be void and of no further force or effect with respect to any Debtor or affiliate of a Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor or affiliate of a Debtor as a result of, or gives rise to a right of any entity based on any of the following: (i) the insolvency or financial condition of a Debtor or affiliate of a Debtor; (ii) the commencement of the Chapter 11 Cases; (iii) the confirmation or consummation of the Plan, including any change of control that will occur as a result of such consummation; or (iv) the Restructuring; provided, that the foregoing shall not operate as a release or discharge of any right of any holder of a Secured Debt Claim to assert and prosecute its rights against Vantage Parent, and nothing in the Plan shall affect any party’s rights against Vantage Parent for any contractual obligation.

13.	Indemnification and Reimbursement Obligations

For purposes of the Plan, (a) the obligations of the Debtors to indemnify and reimburse their directors or officers that were directors or officers, respectively, on or subsequent to the Petition Date shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

K.	Retention of Jurisdiction

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising under or related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c) to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d) to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan and the Confirmation Order;

(e) to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f) to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person or other entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) to hear and determine all Fee Claims;

(j) to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l) to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release, exculpation, or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following the occurrence of the Effective Date;

(m) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p) to resolve any disputes concerning whether a Person or entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q) to recover all Assets of the Debtors and property of the Estates, wherever located; and

(r) to enter a final decree closing each of the Chapter 11 Cases.

L.	Miscellaneous Provisions

1.	Exemption from Certain Transfer Taxes

To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any security hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

2.	Dates of Actions to Implement the Plan

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day but shall be deemed to have been completed as of the required date.

3.	Amendments

(a) Plan Modifications. The Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to the Plan, the Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of the Plan, and any holder of a Claim or Interest that the Plan has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented.

(b) Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under the Plan.

4.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person; (ii) prejudice in any manner the rights of such Debtor or any other Person; or (iii) constitute an admission of any sort by any Debtor or any other Person.

5.	Severability

Subject to section 5.15 of the Plan, if, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of the Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with this section, is valid and enforceable pursuant to its terms.

6.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

7.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns.

8.	Successors and Assigns

The rights, benefits, and obligations of any entity named or referred to in the Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such entity.

9.	Entire Agreement

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

10.	Computing Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

11.	Exhibits to Plan

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full herein.

12.	Notices

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Offshore Group Investment Limited

c/o Vantage Energy Services, Inc.

777 Post Oak Boulevard

Suite 800

Houston, Texas 77056

Attn: Paul A. Bragg

Telephone:   (281) 404-4702

Facsimile:    (281) 404-4749

– and –

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn: Mark D. Collins, Esq.,

Daniel J. DeFrancheschi, Esq.,

and Zachary I. Shapiro, Esq.

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Attorneys for the Debtors

– and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Ray C. Schrock, P.C. and Ronit J. Berkovich, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for the Debtors

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such entities much file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those entities that have filed such renewed requests.

13.	Reservation of Rights

Except as otherwise provided herein, the Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision of the Plan, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

VII.

FINANCIAL INFORMATION AND PROJECTIONS

A.	Consolidated Condensed Projected Financial Information

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code (see Section XIV hereof), as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies the feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. The Debtors prepared financial projections (the “Projections”) for the balance of the 2015 calendar year, and for 2016 through 2019 (the “Projection Period”), as set forth below.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Projections to holders of Claims or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Plan. In connection with the planning and development of the Plan, the Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Plan. The Projections assume that the Plan will be implemented in accordance with its stated terms. The Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, oil and natural gas prices, expectations regarding future commodity prices, the level of activity of oil and natural gas exploration, development, and production in the U.S. Gulf of Mexico and internationally, demand for drilling services, competition and supply of competing rigs, changes in the political environment of the countries in which the Vantage Group operates, regulatory changes, and/or a variety of other factors. Consequently, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to material business, economic, and other uncertainties. Therefore, such Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The Projections included herein were last updated on December 1, 2015.

The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

THE DEBTORS PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR ADVISERS. THE DEBTORS DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SEC. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE

PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISERS.

The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

PROJECTED INCOME STATEMENT

	FYE December 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E

Revenue	$761,544	$238,937	$409,540	$541,709	$633,227
Operating Costs	373,541	218,338	281,050	301,350	300,350

Gross Margin	$388,003	$20,599	$128,490	$240,359	$332,877
Gross Margin	50.9%	8.6%	31.4%	44.4%	52.6%
Depreciation	$127,282	$50,941	$43,699	$43,699	$43,699
Construction Termination	31,189	—	—	—	—
Transaction Expenses	—	34,500	—	—	—
General and Administrative	52,039	34,400	29,300	29,300	29,300

Income from Operations	$177,493	($99,242)	$55,491	$167,359	$259,878

Interest Expense	$182,352	$23,067	$25,794	$25,692	$25,563
Other (Income) Expense	(41,579)	—	—	—	—

Income (Loss) Before Tax Provision	$36,720	($122,309)	$29,696	$141,668	$234,315

Provision for Taxes	41,056	15,027	23,216	29,575	35,412

Net income (loss)	($4,336)	($137,336)	$6,480	$112,093	$198,903

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
Net income (loss)	($4,336)	($137,336)	$6,480	$112,093	$198,903
Depreciation	$127,282	$50,941	$43,699	$43,699	$43,699
Construction Termination	31,189	—	—	—	—
Transaction Expenses and other Non-Recurring Items	8,000	39,500	—	—	—
Interest Expense	182,352	23,067	25,794	25,692	25,563
Other (Income) Expense	(41,579)	—	—	—	—
Provision for Taxes	41,056	15,027	23,216	29,575	35,412

EBITDA, Adj.	$343,964	($8,801)	$99,190	$211,059	$303,577

PROJECTED BALANCE SHEET15

	FYE December 31,
(US $ in thousands)	2015E	Feb 2016E (Pro Forma)	2016E	2017E	2018E	2019E

ASSETS
Cash	$210,442	$242,097	$187,100	$234,233	$372,036	$457,700
Accounts receivable	63,539	38,854	32,642	56,101	74,207	86,743
Inventory	65,270	65,270	65,270	65,270	65,270	65,270
Other Current Assets	31,344	28,415	29,782	28,269	26,755	25,242

Total Current Assets	$370,594	$374,636	$314,793	$383,872	$538,268	$634,955

Property and Equipment, net	$2,957,859	$986,382	$957,810	$919,361	$888,911	$858,462
Other Assets	115,356	86,079	85,610	85,048	84,485	83,923

Total Assets	$3,443,809	$1,447,097	$1,358,213	$1,388,280	$1,511,664	$1,577,340

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	23,849	18,274	29,828	38,500	41,281	41,144
Interest Payable	83,485	—	1,506	1,491	1,476	631
Other Accrued Liabilities	52,467	40,204	35,323	44,888	47,972	47,847
ST Debt / Line of Credit	150,000	—	—	—	—	—
Short-Term Debt	78,162	—	—	—	—	—

Total Current Liabilities	$387,963	$58,478	$66,657	$84,879	$90,729	$89,622

Long-Term Debt	2,465,184	969,125	971,232	976,597	982,038	849,917
Other Accrued Liabilities	34,200	30,870	13,885	13,885	13,885	13,885

Total Liabilities	$2,887,347	$1,058,473	$1,051,774	$1,075,361	$1,086,652	$953,425

Shareholders’ Equity	$556,462	$388,624	$306,440	$312,920	$425,013	$623,915

Total Liabilities and Shareholders’ Equity	$3,443,809	$1,447,097	$1,358,213	$1,388,280	$1,511,664	$1,577,340

[15]	Pro forma long-term debt balances in this analysis assume the New Secured Convertible PIK Notes remain unconverted. The New Board will have the option to convert the $750 million New Secured Convertible PIK Notes (with accrued PIK interest) after 3 years post the Emergence Date (and may, in certain circumstances, convert the New Secured Convertible PIK Notes prior to 3 years). Secured Revolving Credit Facility (previously classified as short-term debt) assumed to be refinanced with a term loan, which is classified as long-term debt for pro forma balances.

PROJECTED CASH FLOW STATEMENT

	FYE December 31,
(US $ in thousands)	2015E	2016E	2017E	2018E	2019E

OPERATING ACTIVITIES
Net Income / (Loss)	($4,336)	($137,336)	$6,480	$112,093	$198,903
Depreciation & Amortization	127,282	50,941	43,699	43,699	43,699
Other	(46,993)	(14,804)	8,144	8,220	8,297
Changes in Working Capital	112,395	22,009	(3,750)	(10,768)	(12,156)

Total Operating Activities	$188,348	($79,191)	$54,574	$153,245	$238,743

INVESTING ACTIVITIES
JV Investment	$212	—	—	—	—
Capital Expenditures	(56,740)	(9,382)	(5,250)	(13,250)	(13,250)

Total Investing Activities	($56,528)	($9,382)	($5,250)	($13,250)	($13,250)

FINANCING ACTIVITIES
Change in Debt	($4,191)	$65,232	($2,191)	($2,191)	($139,829)

Total Financing Activities	($4,191)	$65,232	($2,191)	($2,191)	($139,829)

Total Change in Cash	$127,629	($23,341)	$47,132	$137,803	$85,664

B.	Assumptions to the Projections

1.	General Assumptions

Overview. The Debtors and their affiliates are an international offshore drilling contractor for the oil and gas industry, focused on operating a fleet of modern, high-specification mobile offshore drilling units (“MODUs”). The Debtors’ operating fleet currently consists of four ultra-premium jackup rigs and three ultra-deepwater drillships. The Debtors global fleet is currently located in Southeast Asia, West Africa, India, and the U.S. Gulf of Mexico.

Presentation. The Projections are presented on a consolidated basis, including estimates of operating results for Debtor and non-Debtor entities, combined.

Methodology. In developing the Projections, the Debtors reviewed their fleet’s current contracted status and made an assessment of whether or not these contracts were likely to continue and future speculative contracts. The forecast was developed on an individual MODU basis and the Debtors evaluated the likelihood of each of their MODUs being utilized over the forecast period.

Plan Consummation. The Projections assume that the Plan will be confirmed or consummated on or about February 29, 2016.

2.	Assumptions With Respect to the Projected Income Statement

Revenues. In the Projections, Revenues are forecasted by MODU, based on expected day rates, utilization, and efficiency for existing contracts and future speculative contracts.

Operating Costs. Operating Costs are projected based on historical daily regional operating costs, adjusted for recent cost reduction efforts, and expected utilization of each MODU based on current contracts and expectations regarding future speculative contracts.

General and Administrative. General and Administrative Costs (“G&A”) are primarily comprised of labor costs, legal expenses, and other expenses associated with the Debtors’ corporate overhead. G&A is based on historical G&A costs, adjusted for recent cost reduction efforts.

Depreciation and Amortization. Depreciation and Amortization reflects the anticipated depreciation and amortization of the existing fleet, based on net book values.

Interest Expense. Interest expense post-emergence is forecasted based on the Debtors’ proposed exit financing as more fully described in the Plan and the exhibits thereto.

Income Tax (Expense) Benefit. Income tax is estimated based on the jurisdictional mix of the Debtors’ projected revenue.

3.	Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

Working Capital. Working capital assumptions are based on historical days sales and payable outstanding and other prepaid assets and other accrued liabilities.

Pro Forma Adjustments Related to Emergence and Exit Financing. The February 2016 Balance Sheet included in the Projections presents a pro forma view of February 2016, assuming the effect of certain adjustments related to the Debtors’ emergence from bankruptcy and obtaining related financing. These adjustments primarily relate to the conversion of the Debtors’ Secured Debt into New Secured Convertible PIK Notes and New Common Shares. Although the 2016–2019 Projections roll forward the effect of such pro forma adjustments, “fresh start” accounting principles have not been applied.

Capital Expenditures. Projections for expenditures were prepared with consideration of the Debtors’ current fixed assets. Capital Expenditures primarily relate to sustaining capital needed to maintain MODUs in proper working condition and information technology-associated capital.

VIII.

VALUATION ANALYSIS

A.	Estimated Reorganization Valuation of the Debtors

The Debtors have been advised by Lazard Frères & Co. LLC (“Lazard”) with respect to the reorganization value of the Reorganized Debtors on a going concern basis.

Solely for purposes of the Plan, the estimated range of a reorganization value of the Reorganized Debtors was assumed to be approximately $1,110 million to $1,300 million (with a midpoint estimate of approximately $1,205 million) as of an assumed Effective Date of February 29, 2016. The valuation analysis herein is based on information as of the date of the Disclosure Statement and is based on projections provided by the Debtors’ management (“Financial Projections”) for 2016 to 2019. For purposes of this valuation, it has been assumed that no material changes that would affect value occur between the date of the Disclosure Statement and the Assumed Effective Date. Lazard’s estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF FEBRUARY 29, 2016, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AS OF SEPTEMBER 30, 2015. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

Based upon the assumed combined range of the reorganization value of the Reorganized Debtors of between $1,110 million and $1,300 million and assumed net debt of $727 million (assuming a debt balance of $969 million and a pro forma cash balance of $242 million as of February 29, 2016), Lazard has employed an imputed estimate of the range of equity value for the Reorganized Debtors between approximately $383 million and $573 million, with a midpoint estimate of $478 million.

The assumed range of reorganization value was based on the Projections for the Projection Period, as set forth previously.

LAZARD DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH LAZARD’S ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH. ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE. IN THE CASE OF THE REORGANIZED DEBTORS, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY LAZARD REPRESENT THE HYPOTHETICAL REORGANIZATION VALUE OF THE REORGANIZED DEBTORS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Lazard assumed that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The estimated Enterprise Value and Equity Value ranges assume the Reorganized Debtors will achieve their Financial Projections in all material respects, including revenue growth, EBITDA margins, and cash flows as projected. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value. In estimating the Enterprise Value, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods, which is limited; (b) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections; (c) discussed the Debtors’ operations and future prospects with the senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as publicly available information.

The estimated Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance at any time. The estimated Enterprise Value and Equity Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Based on the Debtors’ and their tax professionals’ tax analysis, the Reorganized Debtors do not expect to have significant tax attributes following the reorganization. Lazard did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Reorganized Debtors’ projections. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Reorganized Debtors’ projections could materially impact Lazard’s valuation analysis.

THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY LAZARD REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH LAZARD’S VALUATION ANALYSIS.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.

IX.

TRANSFER RESTRICTIONS AND CONSEQUENCES

UNDER FEDERAL SECURITIES LAWS

The Solicitation is being made prior to the Petition Date only to holders of the Secured Debt Claims who are “accredited investors” within the meaning of Rule 501(a) of Regulation D of the Securities Act.

The issuance of and the distribution under the Plan of the New Secured Convertible PIK Notes, the Subscription Rights (including the New Second Lien Notes issued pursuant to the exercise thereof in the Rights Offering), and the New Common Shares issued to holders of Allowed Secured Debt Claims and the issuance of New Common Shares upon the conversion of the New Secured Convertible PIK Notes shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. Section 1145 of the Bankruptcy Code also exempts from registration the offer of a security through any right to subscribe sold in the manner provided in the prior sentence, and the sale of a security upon the exercise of such right. In reliance upon this exemption, the New Secured Convertible PIK Notes, the Subscription Rights (including the New Second Lien Notes issued pursuant to the exercise thereof in the Rights Offering), and the New Common Shares issued to holders of Allowed Secured Debt Claims and the issuance of New Common Shares upon the conversion of the New Secured Convertible PIK Notes generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

The issuance and sale, as applicable, of the New Second Lien Notes to the Backstop Parties under the Backstop Agreement (including the New Second Lien Notes comprising the Backstop Commitment

Premium) is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under, or an available exemption from, the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

In any case, recipients of new securities issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Listing. Upon the Effective Date of the Plan, the New Second Lien Notes, the New Secured Convertible PIK Notes and the New Common Shares will not be publicly traded or listed on any national securities exchange. Accordingly, no assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.

Legends. To the extent certificated, certificates evidencing the New Common Shares held by holders of 10% or more of the outstanding New Common Shares, including the New Second Lien Notes and New Secured Convertible PIK Notes held by such holders, or who are otherwise underwriters as defined in Section 1145(b) of the Bankruptcy Code, will bear a legend substantially in the form below:

[THIS NOTE] [THE ORDINARY SHARES] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS OFFSHORE GROUP INVESTMENT LIMITED RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

X.

CERTAIN TAX CONSEQUENCES OF THE PLAN

A.	Certain U.S. Federal Income Tax Consequences of the Plan

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims. This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or deemed to reject the Plan.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax (“AMT”) or the “Medicare” tax on unearned income, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction). In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the senior secured term loans under the Amended and Restated Credit Facility Agreement, New Second Lien Notes, New Secured Convertible PIK Notes or New Common Shares in the secondary market.

This discussion assumes that the Revolving Credit Facility Claims, Secured Debt Claims, senior secured term loans under the Amended and Restated Credit Facility Agreement, Subscription Rights, New Second Lien Notes, New Secured Convertible PIK Notes and New Common Shares are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. You are urged to consult your own tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

1.	Consequences to the Debtors

Only one of the Debtors, VDDI, is an entity required to file a U.S. federal income tax return. VDDI is not expected to have any material adverse U.S. federal income tax consequences as a result of the implementation of the Plan. Delaware Holdings, a Delaware limited liability company wholly-owned by OGIL, is a disregarded entity for U.S. federal income tax purposes and has no U.S. operations or assets.

2.	Consequences to Holders of Certain Claims

This summary discusses the U.S. federal income tax consequences to holders of Revolving Credit Facility Claims and Secured Debt Claims who are U.S. Holders and does not discuss tax consequences for those who are not U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of Revolving Credit Facility Claims, Secured Debt Claims, senior secured term loans under the Amended and Restated Credit Facility Agreement, Subscription Rights, New Secured Convertible PIK Notes or New Common Shares, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds Revolving Credit Facility Claims, Secured Debt Claims, senior secured term loans under the Amended and Restated Credit Facility Agreement, Subscription Rights, New Secured Convertible PIK Notes or New Common Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in such a partnership holding any of such instruments, you should consult your own tax advisor.

(a)	Holders of Revolving Credit Facility Claims

Pursuant to the Plan, and in complete and final satisfaction of their respective Revolving Credit Facility Claims, holders of Revolving Credit Facility Claims will receive payment in cash or a senior secured term loan under the Amended and Restated Credit Facility Agreement, or a combination of both.

In general, a U.S. Holder of their respective Revolving Credit Facility Claim should recognize gain or loss in an amount equal to the difference, if any, between (i) cash received in the exchange in respect of its Claim plus the issue price of the secured term loan received in the exchange in respect of its Claim (other than any consideration received in respect of a claim for accrued but unpaid interest and possibly accrued original issue discount (“OID”)), and (ii) the holder’s adjusted tax basis in the Claims exchanged (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). See 4.— “Character of Gain or Loss,” below. In addition, a U.S. Holder of a Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See 3.— “Distributions in Discharge of Accrued Interest,” below.

The “issue price” of the secured term loans issued under the Plan depends on whether, at any time during the 31-day period ending 15days after the Effective Date, such loans are traded on an “established market” or the Revolving Credit Facility Claims exchanged (in whole or in part) for loans are traded on an established market. Pursuant to applicable Treasury regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of the new loans or existing claims, or if there is one or more “firm quotes” or “indicative quotes” for such notes, in each case as such terms are defined in applicable Treasury regulations. If Reorganized OGIL determines that either the new loans or existing claims are traded on an established market, such determination will be binding on a U.S. Holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such holder’s determination is different from Reorganized OGIL’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

If the secured term loans received are considered traded on an established market, their issue price for U.S. federal income tax purposes will equal their fair market value as of the Effective Date. If the secured term loans are not considered traded on an established market but the Revolving Credit Facility Claims are so treated, the issue price of the secured term loans for U.S. federal income tax purposes will be based on the fair market value of the Revolving Credit Facility Claims. If neither instrument is treated as traded on an established market, the issue price of the secured term loans for U.S. federal income tax purposes generally will be their stated principal amount. See Section VI—Summary of the Plan—Summaries of the New Securities and the Amended and Restated Credit Facility for a description of the material terms of the Amended and Restated Credit Facility.

A U.S. Holder’s tax basis in the secured term loan received in respect of its Claim on the Effective Date should equal its issue price on the Effective Date. The U.S. Holder’s holding period in such loan should begin on the day following the Effective Date.

As to a U.S. Holder’s treatment of interest or potentially OID with respect to the secured term loans received and any payments on such loan, or any gain or loss upon a subsequent disposition of such loan, each holder is urged to consult its tax advisor (particularly given that the terms of the secured term loans will not be fully known until made available as part of the Plan Supplement).

(b)	Holders of Secured Debt Claims

Pursuant to the Plan, and in complete and final satisfaction of their respective Secured Debt Claims, holders of Secured Debt Claims will receive New Secured Convertible PIK Notes, New Common Shares and Subscription Rights. The New Secured Convertible PIK Notes will be “stapled” to New Common Shares and thus traded as a single unit (the “Stapled Units”).

The U.S. federal income tax consequences of the Plan to a U.S. Holder of Secured Debt Claims depends, in part, on whether the holder’s Claim constitutes a “security” of OGIL for U.S. federal income tax purposes. This determination is made separately for each type of Claim. If a Secured Debt Claim constitutes a security of OGIL, then the receipt of New Secured Convertible PIK Notes, New Common Shares and Subscription Rights in accordance with the Plan should be treated as part of a tax “reorganization” for U.S. federal income tax purposes, with the consequences described below in 2.b.ii.—“Reorganization Treatment.” If, on the other hand, a Secured Debt Claim does not constitute a security of OGIL, then the receipt of New Secured Convertible PIK Notes, New Common Shares and Subscription Rights in exchange therefor will be treated as a fully taxable transaction, with the consequences described below in 2.b.i.—“Fully Taxable Exchange.”

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. Holders of Secured Debt Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of their Secured Debt Claims.

As indicated, the New Secured Convertible PIK Notes will be “stapled” to (and thus only transferred with) a holder’s New Common Shares, and thus intended to constitute a single instrument. Moreover, the

Stapled Units are intended to be treated as “stock” for U.S. federal income tax purposes, and the Plan so provides. See 7.a.—“Ownership and Disposition of Stapled Units – Status of Stapled Units as Debt or Equity.” Accordingly, unless otherwise indicated, the following discussion assumes the Stapled Units are properly treated as stock for U.S. federal income tax purposes.

Whether the Subscription Rights constitute “securities” could depend on the characterization of the Subscription Rights as options to acquire the underlying New Second Lien Notes or as transitory instruments in an integrated transaction pursuant to which the underlying New Second Lien Notes are acquired directly by holders in the exchange. Although the discussion below generally refers to the Subscription Rights as part of the consideration received in respect of a Secured Debt Claim, it may be more appropriate to integrate the transaction and view a direct interest in the New Second Lien Notes as part of the consideration received in respect of a Secured Debt Claim. See 5.a.— “Treatment of Subscription Rights – Status as Options or New Second Lien Notes,” below.

(i)	Fully Taxable Exchange

In general, if the exchange of a Secured Debt Claim pursuant to the Plan is a fully taxable exchange, a U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between (i) the aggregate fair market value of Stapled Units and possibly the Subscription Rights received in the exchange in respect of its Secured Debt Claim (other than any exchange consideration received in respect of a claim for accrued but unpaid interest and possibly accrued OID), and (ii) the holder’s adjusted tax basis in the Secured Debt Claims exchanged (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). See 4.— “Character of Gain or Loss,” below. In addition, a U.S. Holder of a Secured Debt Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See 3.— “Distributions in Discharge of Accrued Interest,” below.

In the case of a taxable exchange, a U.S. Holder’s tax basis in the Stapled Units and possibly the Subscription Rights received in respect of its Secured Debt Claim on the Effective Date should equal their respective fair market values on the Effective Date. The U.S. Holder’s holding period in any such Stapled Units received should begin on the day following the Effective Date. See 5.—“Treatment of Subscription Rights,” below.

(ii)	Reorganization Treatment

If a Secured Debt Claim constitutes a security of OGIL, the receipt of Stapled Units and Subscription Rights in exchange therefor will qualify for reorganization exchange treatment for U.S. federal income tax purposes. The classification as a reorganization exchange generally serves to defer the recognition of any taxable gain or loss by the U.S. Holder. However, a U.S. Holder generally is still required to recognize any gain to the extent the holder receives consideration other than stock or “securities” of the exchanging company. Accordingly, a U.S. Holder of Secured Debt Claim generally will not recognize any loss upon the exchange, but will recognize any gain (computed as described in the preceding section) to the extent of the fair market value of the Subscription Rights received in the exchange if the Subscription Rights do not constitute “securities” of Reorganized OGIL. In addition, even within an otherwise tax-free exchange, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See 3.— “Distributions in Discharge of Accrued Interest,” below.

In a reorganization exchange, a U.S. Holder’s aggregate tax basis in the Stapled Units and Subscription Rights (if the Subscription Rights constitute “securities”) received will equal such holder’s aggregate adjusted tax basis in the Secured Debt Claims exchanged therefor, increased by any gain or interest income recognized in the exchange and decreased by any exchange consideration that does not constitute stock or “securities” of Reorganized OGIL. Such aggregate tax basis presumably should be allocated among the Stapled Units and Subscription Rights (if the Subscription Rights constitute “securities”) received in accordance with their relative fair market values. In a reorganization exchange, a U.S. Holder’s holding period in the Stapled Units received will include its holding period in the Secured Debt Claims exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest. If the Subscription Rights do not constitute “securities” of Reorganized OGIL, then a U.S. Holder’s tax basis in the Subscription Rights received may be their fair market value. See 5.—“Treatment of Subscription Rights,” below.

3.	Distributions in Discharge of Accrued Interest

In general, to the extent that any exchange consideration received pursuant to the Plan (whether cash, stock or other property) by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to any Claim for accrued but unpaid interest. See Section 6.12 of the Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

4.	Character of Gain or Loss

Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if the holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange but, if the exchange is a reorganization exchange, only up to the amount of gain that the holder recognizes in the exchange.

In the case of an exchange of Secured Debt Claims that qualifies as a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of the Secured Debt Claims should not be currently includible in income under Treasury regulations to be issued. Rather, such accrued market discount should carry over to any nonrecognition property received in exchange therefor (i.e., to the Stapled Units and Subscription Rights, if such Subscription Rights constitute “securities”, received in the exchange). Any gain recognized by a U.S. Holder upon a subsequent disposition of such Stapled Units or Subscription Rights would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

5.	Treatment of Subscription Rights

(a)	Status as Options or New Second Lien Notes

The characterization of the Subscription Rights and their subsequent exercise for U.S. federal income tax purposes – as simply the exercise of options to acquire the underlying New Second Lien Notes or, alternatively, as an integrated transaction pursuant to which the underlying New Second Lien Notes are acquired directly in partial satisfaction of a holder’s Secured Debt Claim – is uncertain.

(b)	Exercise of the Subscription Rights

Regardless of the characterization of the Subscription Rights, a U.S. Holder of Subscription Rights generally would not recognize any gain or loss upon the exercise of such Subscription Rights (beyond the gain or loss recognized in respect of its Secured Debt Claim, as described above).

A U.S. Holder’s aggregate tax basis in the New Second Lien Notes received upon exercise of a Subscription Right should be equal to the sum of (i) the amount paid for the New Second Lien Notes and (ii) the holder’s tax basis, if any, in the Subscription Rights or, alternatively, under an integrated transaction analysis, in any New Second Lien Notes that is treated as directly acquired in partial satisfaction of the holder’s Secured Debt Claim. A U.S. Holder’s holding period in the New Second Lien Notes received upon exercise of a Subscription Right generally should commence the day following the Effective Date, unless the Subscription Right is disregarded and the holder is instead treated as receiving for its Secured Debt Claim a portion of the New Second Lien Notes acquired equal in value to the Subscription Rights. In the latter event, the U.S. Holder could have a split holding period (part new and part carry over) if the receipt of the New Second Lien Notes was part of a “reorganization” exchange for U.S. federal income tax purposes. In addition, if either the Subscription Rights or, under an integrated transaction analysis, the New Second Lien Notes acquired are treated as received as part of a reorganization exchange, any gain recognized upon a subsequent disposition of the New Second Lien Notes may be treated as ordinary income to the extent of any carryover of accrued market discount not previously included in income (see 4.—Character of Gain or Loss,” above).

It is uncertain whether a holder that does not exercise a Subscription Right should be treated as receiving anything of additional value in respect of its Secured Debt Claim. If the U.S. Holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the right, the holder generally would recognize a loss to the extent of the holder’s tax basis in the Subscription Right. In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (taking into account that the receipt of the Subscription Rights in partial satisfaction of a Secured Debt Claim could be part of a reorganization exchange, even if the right goes unexercised, such that the U.S. Holder may carry over the holding period in its Secured Debt Claim).

6.	Ownership of New Second Lien Notes

(a)	Payments of Stated Interest

Payments of stated interest on the New Second Lien Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting).

(b)	Original Issue Discount

The New Second Lien Notes may be treated as issued with OID. A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount. A New Second Lien Note’s stated redemption price at maturity for this purpose would include all principal and interest payable over the term of the New Second Lien Notes, other than “qualified stated interest.” The stated interest payable on the New Second Lien Notes will be considered qualified stated interest for this purpose.

The “issue price” of a debt instrument generally equals (i) the first price at which a substantial amount of the debt instruments in the issue are sold, in the case of debt instruments issued solely for cash, or (ii) the fair market value as of the issue date of the property for which a substantial amount of the debt instruments are issued, in the case of debt instruments issued solely for property traded on an established market. It is unclear how the issue price of a debt instrument should be determined if it is not issued solely for property or solely for cash. Neither the Tax Code nor the regulations thereunder address this issue. If the receipt of the Subscription Rights and subsequent exercise is characterized as an integrated transaction pursuant to which the underlying New Second Lien Notes are acquired directly, one possible approach to determining the issue price of the New Second Lien Notes would be to aggregate (i) the amount of cash for which the New Second Lien Notes are issued in the exercise of the Subscription Rights and (ii) the fair market value of the portion of the New Secured Debt Claims for which the Subscription Rights are granted, if the New Secured Debt Claims are treated as being traded on an established market during the relevant period. If the receipt of the Subscription Rights and subsequent exercise is not characterized as an integrated transaction, the Debtors believe that the issue price of the New Second Lien Notes would be the stated redemption price at maturity of the New Second Lien Notes.

If the New Second Lien Notes are issued with OID, a U.S. Holder will be required to include in taxable income for any particular taxable year the daily portion of the OID that accrues on the note for each day during the taxable year on which such holder holds the note, whether reporting on the cash or accrual basis of accounting for United States federal income tax purposes. Thus, a U.S. Holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the note at the beginning of the accrual period multiplied by the yield to maturity of the note less the amount of any qualified stated interest allocable to such accrual period. The “adjusted issue price” of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the notes other than qualified stated interest.

In compliance with applicable Treasury regulations, the Debtors will furnish annually to the IRS information describing the amount of accrued OID, if any. The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases. Accordingly, each holder of New Secured Debt Claims exercising or considering whether to exercise Subscription Rights is urged to consult its tax advisor regarding the determination of the issue price of the New Second Lien Notes and the possible application of the OID rules to the New Second Lien Notes.

7.	Ownership and Disposition of Stapled Units

(a)	Status of Stapled Units as Debt or Equity

Pursuant to case law and IRS rulings, stapled instruments are generally treated as a single instrument for U.S. federal income tax purposes where a holder does not have the right to separate the instruments and dispose of each individually. Accordingly, the Stapled Units should be analyzed as a single instrument that is treated as “debt” or “equity” for U.S. federal income tax purposes.

For an instrument with both debt-like and equity-like features to be considered “debt” for U.S. federal income tax purposes, the instrument must represent an unqualified obligation to pay a sum certain with interest regardless of the debtor’s income or lack thereof. Conversely, if there is not an unqualified obligation to pay a sum certain, and the instrument represents an embarking on the corporate venture such that the holder takes the risks of loss so that it might share in the profits of success, such instrument generally will be considered “stock” for U.S. federal income tax purposes. Congress and Treasury have generally left such determination up to the courts, which have developed a multi-factored test based on facts and circumstances with no one factor determinative. Because the Stapled Units are partially composed of New Common Shares, the Stapled Units have an indefinite maturity, an unlimited participation in the corporation’s growth, and the controlling ownership of the corporation, the Debtors believe that the Stapled Units are properly regarded as “stock” for U.S federal income tax purposes, and the discussion herein so assumes.

Moreover, the Plan provides (as will the governing instrument) that all parties (including the Reorganized Debtors, all holders of Allowed Secured Debt Claims who receive Stapled Units pursuant to the Plan, the New Secured Convertible PIK Notes Indenture Trustee and all other parties to the New Secured Convertible PIK Notes Indenture) must treat the Stapled Units as constituting a single instrument treated as common stock of Reorganized OGIL for U.S. federal income tax purposes (subject to definitive guidance from the U.S. Internal Revenue Service or a court of competent jurisdiction to the contrary). In addition, to the extent permitted by applicable law, all parties must report consistent therewith for U.S. state and local income tax purposes.

(b)	General Treatment

The following discussion is qualified in part by the discussion below regarding the possible treatment as a passive foreign investment company (“PFIC”) or a controlled foreign corporation (“CFC”). See 7.c., below.

(i)	Cash Payments and other Cash Distributions on the Stapled Units.

In general, any cash distributions with respect to the Stapled Units – including any cash payments on the New Secured Convertible PIK Notes (whether denominated as interest or principal) –will be treated as a taxable dividend to the extent paid out of Reorganized OGIL’s current or accumulated earnings and profits as determined under U.S. federal income tax principles (“earnings and profits”), and will be includible by the U.S. Holder as ordinary income when received. To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the U.S. Holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the Stapled Units as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of Stapled Units, with the consequences discussed below (see 7.b.iv.— “Disposition of Stapled Units,” below). The Debtors do not expect that Reorganized OGIL will keep record of its earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that a cash payment or distribution on Stapled Units will generally be treated as a dividend (as discussed above).

Any such taxable dividends received by a U.S. Holder will not be eligible for the “dividends received deduction” for corporate U.S. Holders and will not be eligible for reduced rates of taxation as “qualified dividend income” for non-corporate U.S. Holders.

(ii)	Constructive Distributions; PIK Interest.

Under section 305 of the Tax Code, certain transactions that affect a shareholder’s proportionate interest in the corporation’s assets are treated as creating deemed distributions on stock, which distributions may be taxed as dividends, despite the absence of any actual payment of cash (or property) to the holder of such stock. Interest on the New Secured Convertible PIK Notes generally will be payable in kind (PIK Interest) by increasing the outstanding principal of the New Secured Convertible PIK Notes, which will increase the amount of New Common Shares that would be received upon conversion of the New Secured Convertible PIK Notes. In addition, there will only be anti-dilution adjustments in respect of the conversion right for certain events. Under certain circumstances, possibly including the payment of cash with respect to shares of stock or rights to acquire stock that are not part of the Stapled Units, the increase in the stock receivable upon conversion due to the PIK Interest or the presence or absence of an adjustment to the conversion price at which the New Secured Convertible PIK Notes are convertible into New Common Shares may be treated as receiving a constructive distribution for U.S. federal income tax purposes, which would be taxable similar to an ordinary distribution on stock.

U.S. Holders should consult their tax advisors as to the tax consequences of holding Stapled Units and of the possibility that the holder will be treated as receiving constructive distributions with respect to such stock.

(iii)	Conversion of the New Secured Convertible PIK Notes into New Common Shares.

A U.S. Holder generally will not recognize any gain or loss in respect of the receipt of additional New Common Shares upon the conversion of the New Secured Convertible PIK Notes. The adjusted tax basis of the New Common Shares received should be determined based on the tax basis of the Stapled Unit in respect of which the shares were received, by taking the tax basis of the Stapled Unit and allocating it among the new shares and the remaining portion of the Stapled Unit based on relative fair market value. The holding period of the New Common Shares received on conversion will generally include the holding period for the Stapled Unit.

(iv)	Disposition of Stapled Units

Unless a nonrecognition provision applies and subject to the discussion above with respect to market discount (see 4.—“Character of Gain or Loss,” above) and the discussion below, U.S. Holders generally will recognize capital gain or loss upon the sale or exchange (other than pursuant to a conversion of the New Secured Convertible PIK Notes portion of the Stapled Units) of the Stapled Units in an amount equal to the difference between (i) the holder’s adjusted tax basis in the Stapled Units held and (ii) the sum of the cash and the fair market value of any property received from such disposition. Any such gain or loss generally should be long-term if the holder’s holding period for its Stapled Units held is more than one year at that time. A reduced tax rate on long-term capital gain may apply to non-corporate holders. The deductibility of capital loss is subject to significant limitations.

Any gain recognized by a U.S. Holder upon a subsequent disposition of the Stapled Units (or any stock or property received for such Stapled Units in a later tax-free exchange) received in exchange for a Secured Debt Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or previously as a result of the write-down of the Secured Debt Claim, decreased by any income (other than interest income) recognized by the holder upon exchange of the Secured Debt Claim, and (ii) with respect to a cash-basis holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the holder’s Secured Debt Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

(c)	Possible Treatment of Reorganized OGIL as a Passive Foreign Investment Company or Controlled Foreign Corporation

Reorganized OGIL or any of its subsidiaries may be classified as a PFIC for U.S. federal income tax purposes. In general, a foreign corporation will be classified as a PFIC if (i) 75% or more of its gross income in a taxable year, including its pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, or (ii) at least 50% of its assets in a taxable year, averaged quarterly over the year and ordinarily determined based on fair market value and including its pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, produce, or are held for the production of, passive income. Passive income for this purpose includes, among other items, interest, dividends, royalties, rents and annuities. The Debtors do not expect that, as of the Effective Date, Reorganized OGIL or any of its subsidiaries will constitute a PFIC for U.S. federal income tax purposes. There can be no assurance, however, that the IRS or a court will agree or that Reorganized OGIL or one of its subsidiaries will not be or later become a PFIC in the future. Holders are urged to consult their own tax advisors regarding whether Reorganized OGIL or any of its subsidiaries will constitute a PFIC for U.S. federal income tax purposes and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Stapled Units.

Reorganized OGIL or any of its subsidiaries may be classified as a CFC for U.S. federal income tax purposes. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by “U.S. Shareholders.” A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (directly, indirectly or by attribution) 10% or more of the combined voting power (generally the right to vote for directors of the corporation) of all classes of shares of a foreign corporation. The Debtors do not expect that, as of the Effective Date, Reorganized OGIL or any of its subsidiaries will constitute a CFC for U.S. federal income tax purposes. There can be no assurance, however, that Reorganized OGIL or one of its subsidiaries will not be or later become a CFC. Holders are urged to consult their own tax advisors regarding whether Reorganized OGIL or any of its subsidiaries will constitute a CFC for U.S. federal income tax purposes and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Stapled Units.

(i)	Distributions on and Disposition of Stapled Units if Reorganized OGIL is a PFIC

If Reorganized OGIL is characterized as a PFIC, a U.S. Holder would be subject to a tax at the time of the sale of its Stapled Units or on the receipt of an “excess distribution” with respect to its Stapled Units, unless a “qualified electing fund” (“QEF”) election is made with respect to such holder’s Stapled Units. A U.S. Holder is treated as receiving an “excess distribution” from a PFIC if the amount of the distribution is more than 125% of the average distribution with respect to such holder’s stock during the three preceding taxable years (or shorter period during which the holder held its stock). In general, the tax is equivalent to an interest charge based on the value of the tax deferral of the taxes that are deemed due during the period the U.S. Holder owned its Stapled Units, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to such Stapled Units was taxed in equal portions throughout the holder’s period of ownership at the highest marginal ordinary income tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for such period. The entire amount of gain realized by a U.S. Holder upon the sale or other disposition of its Stapled Units will also be treated as an excess distribution and will be subject to this tax. The Debtors do not intend to make available the information necessary for holders to make a QEF election.

The rules relating to PFICs are complex. Holders are urged to consult their own tax advisors regarding whether Reorganized OGIL will constitute a PFIC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding the Stapled Units.

(ii)	Deemed Dividends and Actual Distributions on Stapled Units if Reorganized OGIL is a Controlled Foreign Corporation

If Reorganized OGIL is treated as a CFC for U.S. federal income tax purposes, a U.S. Shareholder of Reorganized OGIL would be treated, subject to certain exceptions, as receiving a deemed dividend at the end of the taxable year from Reorganized OGIL in an amount equal to that person’s pro rata share of the “Subpart F income” of Reorganized OGIL to the extent of Reorganized OGIL’s earnings and profits, as determined under U.S. federal income tax principles. Such deemed dividend would be treated as income from sources within the United States for U.S. foreign tax credit limitation purposes to the extent that it is attributable to income of Reorganized OGIL from sources within the United States. Among other items, and subject to certain exceptions, “Subpart F income” includes dividends, interest, annuities, gains from the sale or exchange of shares and securities, certain gains from commodities transactions, certain types of insurance income and income from certain transactions with related parties. If a CFC’s Subpart F income exceeds 70% of its gross income for a taxable year, the entire amount of the CFC’s income for such taxable year will be treated as Subpart F income.

Any actual distributions made by Reorganized OGIL to a U.S. Holder will be taxable in the manner described above in 7.b.i—“Cash Payments and Other Distributions on the Stapled Units” to the extent that such amounts have not previously been included in income as a deemed dividend by such holder.

The rules relating to CFCs are complex. Holders are urged to consult their own tax advisors regarding whether Reorganized OGIL will constitute a CFC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding the Stapled Units.

8.	Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale,

retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only. All holders of Claims are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.

B.	Cayman Islands Tax Considerations

OGIL and certain of the Debtors are Cayman Islands exempted companies with limited liability. Exempted companies are Cayman Islands companies whose objects are carried out mainly outside the Cayman Islands and, as such, are exempt from complying with certain provisions of the Cayman Islands Companies Law (2013 Revision).

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. As an exempted company, OGIL has received a tax exemption undertaking from the Cayman Islands government that , in accordance with section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking (being 1 July 2008), no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to OGIL or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of OGIL’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by OGIL to its members or a payment of principal or interest or other sums due under a debenture or other obligation of OGIL. Certain of the other Debtors have also received undertakings in similar form.

XI.

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees. The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all Voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

3.	Non-Consensual Confirmation

In the event that any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any Class vote to reject the Plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements.

4.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

5.	Risk of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the Requisite Consenting Debtholders and the Majority Consenting Revolver Lenders the ability to terminate the Restructuring Support Agreement if various conditions are satisfied. As noted above, termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers.

6.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See Section XIV hereof, as well as the Liquidation Analysis attached hereto as Exhibit C, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.	Additional Factors Affecting the Value of the Reorganized Debtors

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from the Debtors’ Projections and feasibility analysis, and the variation may be material.

2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

C.	Risks Relating to the Debtors’ Business and Financial Condition

1.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have outstanding secured indebtedness of approximately $969 million, which includes amounts under the Amended and Restated Credit Facility, the New Secured Convertible PIK Notes, and the New Second Lien Notes. Upon the conversion of the New Secured Convertible PIK Notes into New Common Shares, the Reorganized Debtors will have $219 million in outstanding secured indebtedness. The Reorganized Debtors’ ability to service their debt obligations will depend, among other things, on their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing.

In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

2.	Risks Related to Foreign Customers and Creditors

The Debtors’ customers may not be subject to the jurisdiction of U.S. courts and may attempt to terminate their contracts with the Debtors or take actions against the Debtors’ assets in contravention of U.S. bankruptcy law or orders of the Bankruptcy Court. Any such termination or renegotiation of contracts and unfavorable costs increases or loss of revenue could have a material adverse impact on the Debtors’ financial condition and results of operations.

3.	Risks Relating to the Debtors’ Relationship with F3 Capital and Nobu Su

As previously discussed in Section V.B.2, hereof, Vantage Parent has been involved in litigation with Nobu Su, a former director of Vantage Parent and the sole owner of F3 Capital, Vantage Parent’s largest shareholder. On June 20, 2014, Nobu Su filed the Counterclaim seeking damages in excess of $2 billion and indemnification with respect to the matters that are the basis for the Nobu Su Litigation. Vantage Parent intends to vigorously pursue its claims against Nobu Su and vigorously defend against the Counterclaim, but there can be no assurance as to the outcome of these legal proceedings.

Although Nobu Su has to date only asserted claims against Vantage Parent, it is possible that Nobu Su may bring additional legal action against other entities in the Vantage Group, including various Debtor entities, upon the filing of the Chapter 11 Cases. Further, the potential for future litigation by Nobu Su against the Debtors or Reorganized Debtors, as applicable, even if such litigation does not materialize, might adversely affect the public’s perception of the Debtors or Reorganized Debtors, as applicable, the price of their securities, their relationship with other companies, and their ability to enter into new relationships in the future, which may have a material adverse effect the Debtors’ business.

D.	Factors Relating to Securities to Be Issued Under the Plan, Generally

1.	No Current Public Market for Securities

There is currently no market for the New Common Shares, the New Secured Convertible PIK Notes, or the New Second Lien Notes, and there can be no assurance as to the development or liquidity of any market for any such securities.

The Reorganized Debtors are under no obligation to list any of the above securities on any national securities exchange. Although Reorganized OGIL will enter into a registration rights agreement with the Registration Rights Parties, providing such parties with certain rights that will facilitate the registration of the New Common Shares and the New Secured Convertible PIK Notes held by them under the Securities Act to allow for the resale of such securities, such rights will be limited.

Therefore, there can be no assurance that any of the foregoing securities will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the foregoing securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. Accordingly, holders of these securities may bear certain risks associated with holding securities for an indefinite period of time.

2.	Potential Dilution

The ownership percentage represented by the New Common Shares distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the Management Incentive Program, conversion of the New Secured Convertible PIK Notes, any other shares that may be issued post-emergence, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In particular, conversion of the New Secured Convertible PIK Notes will dilute the ownership interest of any existing shareholders. In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Shares issuable upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

E.	Risks Related to an Investment in the New Secured Convertible PIK Notes

1.	Insufficient Cash Flow to Meet Debt Obligations

On the Effective Date, on a consolidated basis, it is expected that the Reorganized Debtors will have total secured indebtedness outstanding of approximately $969 million, which is expected to consist of $143 million under the Amended and Restated Credit Facility, $750 million under the New Secured Convertible PIK Notes, and approximately $76 million under the New Second Lien Notes. Upon conversion of the New Secured Convertible PIK Notes into New Common Shares, the Reorganized Debtors will have $219 million of total secured indebtedness outstanding. This high level of expected indebtedness and the funds required to service such debt could, among other things, make it more difficult for the Reorganized Debtors to satisfy their obligations under such indebtedness, increasing the risk that they may default on such debt obligations.

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year due to the cyclical nature of the offshore drilling industry. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments, including the New Secured Convertible PIK Notes and the New Second Lien Notes. Any insufficiency could negatively impact the Reorganized Debtors’ business. A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt, including the New Secured Convertible PIK Notes and the New Second Lien Notes. Many of these factors, such as oil and natural gas prices, economic and financial conditions in the offshore drilling industry and the oil and gas industry, as well as the global economy or competitive initiatives of competitors, are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as:

•	Refinancing or restructuring debt;

•	Selling assets;

•	Reducing or delaying capital investments; or

•	Seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations, including obligations under the New Secured Convertible PIK Notes and the

New Second Lien Notes, or to obtain alternative financing, could materially and adversely affect the Reorganized Debtors’ ability to make payments on the New Secured Convertible PIK Notes and the New Second Lien Notes and their business, financial condition, results of operations, and prospects.

2.	Inability to Repurchase the New Secured Convertible PIK Notes and the New Second Lien Notes

Under the terms of the indenture governing the New Secured Convertible PIK Notes (the “New Convertible Indenture”) and the indenture governing the New Second Lien Notes (the “New Secured Indenture” and, together with the New Convertible Indenture, the “New Indentures”), Reorganized OGIL may, at the holder’s option, be required to repurchase all or a portion of the New Secured Convertible PIK Notes and the New Second Lien Notes, respectively, in the event of a change of control, as defined in the New Indentures.

In addition, under the terms of the New Convertible Indenture, the New Secured Convertible PIK Notes will become due and payable at a make-whole price specified therein upon the occurrence of any event of default provided therein.

Reorganized OGIL and the other Reorganized Debtors may not have enough funds to pay the repurchase price or the make-whole price on the repurchase date or due date thereof.

3.	Reorganized OGIL Will be a Holding Company

OGIL is a holding company, and as such, it conducts its operations through, most of its assets are owned by, and its operating income and cash flow are generated by, its subsidiaries. Upon the Effective Date, Reorganized OGIL will remain a holding company. Therefore, Reorganized OGIL will be dependent upon cash flows from its subsidiaries to meet its debt service and related obligations, including the obligation to repurchase all or a portion of the New Secured Convertible PIK Notes and the New Second Lien Notes in the event of a change of control, as defined in the New Indentures, or to pay the make-whole premium on the New Secured Convertible PIK Notes required by the New Convertible Indenture upon the occurrence of an event of default thereunder. Contractual provisions or laws, as well as its subsidiaries’ financial conditions and operating requirements, may limit Reorganized OGIL’s ability to obtain, from such subsidiaries, the cash required to meet such debt service or related obligations. Applicable tax laws may also subject such payments to further taxation. The inability to obtain cash from its subsidiaries may limit Reorganized OGIL’s ability to meet its debt service and related obligations even though there may be sufficient resources on a consolidated basis to satisfy such obligations.

4.	Insufficiency of Proceeds from Collateral Securing New Second Lien Notes and New Secured Convertible PIK Notes

The indebtedness under the Amended and Restated Credit Facility will be secured, subject to certain exceptions and permitted liens, on a first-priority basis by security interests in substantially all assets of the Reorganized Debtors (henceforth, the “collateral”). The New Second Lien Notes and the New Secured Convertible PIK Notes will be secured, subject to certain exceptions and permitted liens, on a second-priority and a third-priority basis, respectively, by security interests in substantially all of the Reorganized Debtors’ assets.

In the event of a foreclosure on the collateral (or a distribution in respect thereof in a subsequent bankruptcy or insolvency proceeding), the proceeds from the collateral securing the New Second Lien Notes and the New Secured Convertible PIK Notes may not be sufficient to satisfy the obligations outstanding under such notes because the proceeds would, under the New Intercreditor Agreement, first be applied to satisfy the Reorganized Debtors’ obligations under the Amended and Restated Credit Facility. Only after all of the obligations under the Amended and Restated Credit Facility have been satisfied will proceeds from the collateral on which the New Second Lien Notes have a second-priority lien be applied to satisfy the Reorganized Debtors’ obligations under the New Second Lien Notes, and only after such obligations have been satisfied will any remaining proceeds from the collateral on which the New Secured Convertible PIK Notes have a third-priority lien be applied to satisfy the Reorganized Debtors’ obligations under the New Secured Convertible PIK Notes.

5.	Defects in Collateral Securing the New Second Lien Notes and the New Secured Convertible PIK Notes

The collateral securing the New Second Lien Notes and the New Secured Convertible PIK Notes may be subject to exceptions, defects, encumbrances, liens, and other imperfections. Further, the Debtors have not conducted appraisals of all of their assets constituting collateral securing the New Second Lien Notes and the New Secured Convertible PIK Notes to determine if the value of the collateral upon foreclosure or liquidation equals or exceeds the amount of the New Second Lien Notes and the New Secured Convertible PIK Notes or such other obligation secured by the collateral. Accordingly, it cannot be assured that the remaining proceeds from a sale of the collateral would be sufficient to repay holders of the New Second Lien Notes and the New Secured Convertible PIK Notes all amounts owed under such notes. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the offshore drilling industry, the ability to sell collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors. The amount received upon a sale of collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, and the timing and manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the Reorganized Debtors’ obligations under the New Second Lien Notes and the New Secured Convertible PIK Notes, in full or at all, after first satisfying the obligations under the Amended and Restated Credit Facility in full or that any remaining proceeds will be sufficient to pay the Reorganized Debtors’ obligations under the New Secured Convertible PIK Notes, in full or at all, after satisfying the obligations under the New Second Lien Notes, which are more senior to the New Secured Convertible PIK Notes. There can also be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the New Second Lien Notes and the New Secured Convertible PIK Notes.

6.	Failure to Perfect Security Interests in Collateral

The failure to properly perfect liens on the collateral could adversely affect the collateral agent’s ability to enforce its rights with respect to the collateral for the benefit of the holders of the New Second Lien Notes and the New Secured Convertible PIK Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that Reorganized OGIL will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The trustee and the collateral agent have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes against third parties.

7.	Limitations on Rights of Holders of New Second Lien Notes and New Secured Convertible PIK Notes with Respect to Collateral

The rights of the holders of the New Second Lien Notes and the New Secured Convertible PIK Notes with respect to the collateral securing such notes will be substantially limited by the terms of the lien ranking agreements set forth in the New Indentures and the New Intercreditor Agreement, even during an event of default. Under the New Indentures and the New Intercreditor Agreement, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to (or in respect of) such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such collateral from the lien of, and waivers of past defaults under, such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the New Second Lien Notes (secured by second-priority liens) and the New Secured Convertible PIK Notes (secured by third-priority liens) may be adversely affected. Under the terms of the New Intercreditor Agreement, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, if the holders of such indebtedness release the collateral for any reason whatsoever (other than any such release granted following the discharge of obligations with respect to the Amended and Restated Credit Facility), the second-priority and third-priority security interests in such collateral securing the New Second Lien Notes and the New Secured Convertible PIK Notes will be automatically and simultaneously released without any consent or action by the holders of the New Second Lien Notes or the New Secured Convertible PIK Notes, subject to certain exceptions. The collateral so released will no longer secure the Reorganized Debtors’ obligations under the New Second Lien Notes or the New Secured Convertible PIK Notes and the related guarantees. To the extent the obligations with respect to the Amended and Restated Credit Facility were to be discharged without comparable replacement in the future, the foregoing risks will apply mutatis mutandis to the relationship between the second-priority security interests of the New Second Lien Notes and the third-priority security interests of the New Secured Convertible PIK Notes, as if they were first-priority and second-priority secured interests, respectively.

8.	Casualty Risk of Collateral

Reorganized OGIL will be obligated under the New Indentures and collateral agreements governing the New Second Lien Notes and the New Secured Convertible PIK Notes to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may either be uninsurable or not economically insurable, in whole or in part, including windstorm insurance for drilling units operating in the Gulf of Mexico. As a result, it is possible that the insurance proceeds will not compensate Reorganized OGIL and the other Reorganized Debtors fully for their losses. If there is a total or partial loss of any of the pledged collateral, the insurance proceeds received may be insufficient to satisfy the secured obligations of Reorganized OGIL and the other Reorganized Debtors, including the New Second Lien Notes and the New Secured Convertible PIK Notes.

9.	Risk of Recharacterization of New Secured Convertible PIK Notes

Recharacterization of a debt obligation to a capital contribution is an equitable remedy a bankruptcy court may direct if it determines, upon an objection raised by a party in interest, a purported debt obligation is more properly characterized as a capital contribution. In making such a determination, bankruptcy courts consider, among other things, whether the parties intended to create a debt obligation and the nature of the instrument evidencing the obligation. Although the Debtors believe, and intend, the New Secured Convertible PIK Notes to be a bona fide debt obligation, there can be no assurance a bankruptcy court would agree with the Debtors’ interpretation.

10.	The Conversion Rate Will Only be Adjusted for Stock Splits

The conversion rate of the New Secured Convertible PIK Notes is only subject to adjustment upon certain events, including, among others, stock splits, combinations, or certain other adjustments with respect to the New Common Shares. The conversion rate will not be adjusted for any other events.

11.	Changes to New Common Shares Affect Holders of New Secured Convertible PIK Notes

Holders of the New Secured Convertible PIK Notes will not be entitled to any rights with respect to the New Common Shares (including, without limitation, voting rights and rights to participate in any dividends or other distributions on the New Common Shares), but holders of the New Secured Convertible PIK Notes will be subject to all changes affecting the New Common Shares. Holders of the New Secured Convertible PIK Notes will have rights with respect to the New Common Shares only upon conversion. For example, in the event an amendment is proposed to Reorganized OGIL’s amended and restated memorandum and articles of association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the New Common Shares, such holders will not be entitled to vote on the amendment, although they will, nevertheless, be subject to any changes in the powers, preferences, or rights of the New Common Shares.

12.	The New Second Lien Notes and the New Secured Convertible PIK Notes May Not Be Rated or May Receive a Lower Rating than Anticipated

It is not expected that Reorganized OGIL will seek a rating on the New Second Lien Notes or the New Secured Convertible PIK Notes. If, however, one or more rating agencies rates the New Second Lien Notes and/or the New Secured Convertible PIK Notes and assigns them a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the New Second Lien Notes, the New Secured Convertible PIK Notes, and/or the New Common Shares could be reduced.

13.	Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by the Reorganized Debtors

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the New Indentures, might be avoidable by the pledgor (as a subsequent debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Second Lien Notes or the New Secured Convertible PIK Notes to receive a greater recovery than if the pledge had not been given, and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

14.	Foreclosing on the Collateral May Be Difficult

Most or all of the collateral is located outside of the United States. In particular, the Emerald Driller, Sapphire Driller, Topaz Driller, Aquamarine Driller, Platinum Explorer, Titanium Explorer, and Tungsten Explorer (together, the “Vessels”) are highly mobile and are, or may be, located in international waters outside the jurisdiction of any court. Even when such collateral is within the jurisdiction of a court, such jurisdiction may not have effective or favorable foreclosure procedures and lien priorities, particularly if such collateral is routinely in transit. Any foreclosure proceedings could be subject to lengthy delays resulting in increased custodial costs, deterioration in the condition of the collateral, and substantial reduction of the value of such collateral. In addition, some jurisdictions may not provide a legal remedy for the enforcement of mortgages on the collateral.

The Vessels operate worldwide and the respective laws of each jurisdiction where a Vessel is actually located at the time the collateral agent may seek to enforce the ship mortgage will govern the foreclosure proceedings and distribution of proceeds. Such laws may vary significantly from jurisdiction to jurisdiction. Furthermore, all or some of those laws and procedures may be less favorable to mortgagees than those in other jurisdictions and may be less favorable than those applicable in the United States. The costs of enforcement in foreign jurisdictions, particularly if proceedings are ongoing simultaneously against the Vessels in different jurisdictions, can be high and can include fees based on the face amount of the mortgage(s) being enforced. Foreign court proceedings can also be slow and have unexpected procedural hurdles. Priorities accorded maritime lien claims and ship mortgages can vary in foreign jurisdictions, and some jurisdictions prefer certain local claimants (such as local suppliers of operating necessaries) to foreign claimants, such as the collateral agent or mortgagee. Consequently there are no assurances that the collateral agent will be able to enforce any one or more of the ship mortgages covering vessels that are located outside the United States.

15.	Priority of Maritime Liens

The laws of the various jurisdictions in which the Vessels may operate may give rise to the existence of maritime liens, which may take priority over the ship mortgages. Such liens may arise in support of, among other things, claims by unpaid ship repairers remaining in possession of such collateral, claims for salvage, claims for damage caused by a collision, claims for seamen’s wages and other employment benefits and claims for pilotage, as well as potential claims for necessary goods and services supplied to such collateral. This list should not be regarded as definitive or exhaustive, as the categories of claims giving rise to maritime liens, and the ranking of such liens, vary from one jurisdiction to another. Maritime liens can attach without any court action, notice, registration, or documentation and accordingly their existence cannot necessarily be identified.

F.	Risks Related to an Investment in the New Common Shares

1.	Significant Holders

Certain holders of Allowed Secured Debt Claims are expected to acquire a significant ownership interest in the New Common Shares pursuant to the Plan. If such holders were to act as a group, such holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Shares.

2.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Shares would rank below all debt claims against the Reorganized Debtors, including the New Second Lien Notes and the New Secured Convertible PIK Notes. As a result, holders of the New Common Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied, including payments to holders of the New Second Lien Notes and the New Secured Convertible PIK Notes.

3.	Implied Valuation of New Common Shares Not Intended to Represent the Trading Value of the New Common Shares

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Shares in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities. The actual market price of the New Common Shares is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Shares to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Shares in the public or private markets.

4.	No Intention to Pay Dividends

Reorganized OGIL does not anticipate paying any dividends on the New Common Shares as it expects to retain any future cash flows for debt reduction and to support its operations. As a result, the success of an investment in the New Common Shares will depend entirely upon any future appreciation in the value of the New Common Shares. There is, however, no guarantee that the New Common Shares will appreciate in value or even maintain their initial value.

G.	Factors Relating to the Rights Offering

1.	Debtors Could Modify the Rights Offering Procedures

The Debtors may modify the procedures governing the Rights Offering, with the approval of the Requisite Investors (as defined in the Backstop Agreement), to, among other things, adopt additional detailed procedures if necessary in the Debtors’ business judgment. Such modifications may adversely affect the rights of those participating in the Rights Offering.

2.	The Backstop Agreement Has Not Yet Been Executed

The Backstop Parties have not yet signed the Backstop Agreement and may not be compelled to perform under the Backstop Agreement. If the Backstop Agreement is not executed, there is no guarantee that the Rights Offering will be successfully consummated.

3.	The Bankruptcy Court Might Not Approve the Backstop Agreement and the Rights Offering Procedures

The Bankruptcy Court’s approval of the Backstop Agreement and the Rights Offering Procedures is one of the milestones of the Restructuring Support Agreement. Failure to meet one of the milestones in the Restructuring Support Agreement would provide grounds for terminating the Restructuring Support Agreement, and imperil the successful consummation of the Plan.

4.	Debtors Could Fail to Meet all Conditions Precedent to the Rights Offering

The backstop commitment of the Backstop Parties is subject to, among other things, the conditions precedent in the Backstop Agreement. There is no guarantee that the Debtors will be able to satisfy such conditions. If the Debtors fail to satisfy such conditions, the Restructuring may be adversely affected.

H.	Additional Factors

1.	Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Creditor or Equity Interest holder should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Equity Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan shall constitute an admission of, or shall be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Section X hereof.

XII.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each holder of a Revolving Credit Facility Claim, a Secured Term Loan Claim, a Secured Notes Claim, or an Existing OGIL Interest as of the Record Date (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

A.	Voting Deadline

All Eligible Holders have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement to cast your vote. Special procedures are set forth below for holders of securities through a broker, dealer, commercial bank, trust company, or other agent or nominee (“Nominee”).

The Debtors have engaged Epiq Systems as their voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON DECEMBER 31, 2015, UNLESS EXTENDED BY THE DEBTORS.

AN ELIGIBLE HOLDER HOLDING THE SECURED NOTES IN “STREET NAME” THROUGH A NOMINEE MAY VOTE AS FURTHER DESCRIBED BELOW.

IF YOU MUST RETURN YOUR BALLOT TO YOUR NOMINEE, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN THE MASTER BALLOT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

Epiq Systems

Telephone: (646) 282-2500 or (866) 734-9393 (toll free)

E-mail: tabulation@epiqsystems.com with “OGIL” in the subject line

Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the telephone numbers or e-mail address set forth immediately above.

B.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to record holders of the Revolving Credit Facility Claims, Secured Debt Claims, and Existing OGIL Interests. Record holders of Secured Notes may include Nominees. If such entities do not hold Secured Notes Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Record Date. Any Eligible Holder of Secured Notes Claims who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent.

Holders of Revolving Credit Facility Claims, Secured Debt Claims, and Existing OGIL Interests should provide all of the information requested by the Ballot. Holders of Revolving Credit Facility Claims, Secured Debt Claims, and Existing OGIL Interests should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.

The Record Date for determining which holders are entitled to vote on the Plan is November 20, 2015. The applicable indenture trustee under the Secured Notes Claims will not vote on behalf of its respective holders. Holders of the Secured Notes Claims must submit their own Ballot.

C.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

The claims in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•	Class 3 – Revolving Credit Facility Claims

•	Class 4 – Secured Debt Claims

•	Class 9 – Existing OGIL Interests

1.	Beneficial Holders

An Eligible Holder who holds Secured Notes Claims as a record holder in its own name should vote on the Plan by completing and signing a Ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

An Eligible Holder holding the Secured Notes Claims in “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Eligible Holder’s Nominee):

•	Complete and sign the enclosed Beneficial Holder Ballot. Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•	Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by an Eligible Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Eligible Holder.

If any Eligible Holder owns the Secured Notes Claims through more than one Nominee, such Eligible Holder may receive multiple mailings containing the Beneficial Holder Ballots. The Eligible Holder should execute a separate Beneficial Holder Ballot for each block of the Secured Notes Claims that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith. Eligible Holders who execute multiple Beneficial Holder Ballots with respect to the Secured Notes Claims in a single class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Secured Notes Claims so held and voted, in addition to any Secured Term Loan Claims voted.

2.	Nominees

A Nominee that, on the Record Date, is the record holder of the Secured Notes Claims for one or more Eligible Holders can obtain the votes of the Eligible Holders of such Secured Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)	Pre-Validated Ballots

The Nominee may “pre-validate” a Beneficial Holder Ballot by (i) signing the Beneficial Holder Ballot and indicating on the Beneficial Holder Ballot the name of the Nominee and DTC Participant Number, (ii) the amount and the account number of the Secured Notes Claims held by the Nominee for the Eligible Holder, and (iii) forwarding such Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the Eligible Holder for voting. The Eligible Holder must then complete the information requested in Item 2 and Item 3 of the Beneficial Holder Ballot, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. A list of the Eligible Holders to whom “pre-validated” Beneficial Holder Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b)	Master Ballots

If the Nominee elects not to prevalidate Beneficial Holder Ballots, the Nominee may obtain the votes of Eligible Holders by forwarding to the Eligible Holders the unsigned Beneficial Holder Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Eligible Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee. After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. All Beneficial Holder Ballots returned by Eligible Holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3.	Miscellaneous

All Ballots must be signed by the holder of record of the Revolving Credit Facility Claims, Secured Debt Claims, or Existing OGIL Interests, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Revolving Credit Facility Claims or Secured Debt Claims, as applicable, on such date. For purposes of voting to accept or reject the Plan, the Eligible Holders of the Secured Notes Claims will be deemed to be the “holders” of the claims represented by such Secured Notes. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots. Any ballot marked to both accept and reject the Plan shall not be counted. If you return more than one Ballot voting different Secured Debt Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. If you return more than one Ballot voting different Revolving Credit Facility Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. If you return more than one Ballot voting different Existing OGIL Interests, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Plan will likewise not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only holders of the Revolving Credit Facility Claims, Secured Debt Claims, and Existing OGIL Interests, as applicable, who actually vote will be counted. The failure of a holder to deliver a duly executed Ballot to the Voting Agent or its Nominee will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

4.	Fiduciaries And Other Representatives

If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Beneficial Holder Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.6, 10.7, and 10.8 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement or Term Sheet.

6.	Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your Revolving Credit Facility Claims, Secured Debt Claims, and Existing OGIL Interests, as applicable, or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

XIII.

RIGHTS OFFERING PROCEDURES

A.	Introduction

In connection with the Plan, after approval of these procedures (the “Rights Offering Procedures”) by the Bankruptcy Court (the “Rights Offering Approval”), OGIL will launch the Rights Offering, pursuant to which Eligible Offerees will be entitled to receive their pro rata share of the Subscription Rights to acquire $75 million of the New Second Lien Notes, on the terms and conditions set forth in the Plan, at a purchase price equal to 100% of the principal amount of such New Second Lien Notes so acquired. Participation in the Rights Offering is not being solicited at this time.

Only Eligible Offerees (i.e., holders of Secured Debt Claims as of the Rights Offering Record Date) may participate in the Rights Offering. The Rights Offering Procedures will govern the ability of Eligible Offerees to participate in the Rights Offering.

All questions relating to these Rights Offering Procedures, other documents associated with the Rights Offering or the requirements to participate in the Rights Offering should be directed to Epiq Systems, the subscription agent (the “Subscription Agent”) retained by OGIL at:

Epiq Systems

777 Third Avenue, 12th Floor

New York, New York 10017

Attention: OGIL Processing

Tel: (866) 734-9393 or (646) 282-2500

THIS DISCLOSURE STATEMENT SETS FORTH IMPORTANT INFORMATION THAT SHOULD BE CAREFULLY READ AND CONSIDERED BY EACH ELIGIBLE OFFEREE PRIOR TO MAKING A DECISION TO PARTICIPATE IN THE RIGHTS OFFERING.

B.	Rights Offering

To fully exercise its Subscription Rights, an Eligible Offeree must (i) complete the rights offering subscription exercise form (the “Rights Exercise Form”), which will be sent following the Rights Offering Approval to Eligible Offerees, entitling such holder to exercise its Subscription Rights and (ii) pay the purchase price, which is an amount equal to its pro rata share of $75 million (the “Rights Exercise Price”), such pro rata share to be calculated as the proportion that an Eligible Offeree’s Allowed Secured Term Loan Claim or Allowed Secured Notes Claim bears to the aggregate of all Allowed Secured Term Loan Claims and Allowed Secured Notes Claims as of December 7, 2015 (the “Rights Offering Record Date”), rounded down to the nearest dollar.

Each Eligible Offeree may exercise all, some or none of such pro rata share, and the Rights Exercise Price for such Eligible Offeree will be adjusted accordingly. The portion of New Second Lien Notes issued to an Eligible Offeree who elects to acquire such notes shall be rounded down to the nearest dollar.

The Subscription Rights shall not be transferable, assignable, or detachable.

C.	The Backstop

The Backstop Parties will agree to backstop the Rights Offering, and in connection therewith, the Backstop Parties intend to execute the Backstop Agreement on or after the Petition Date. Each of the Backstop Parties, severally and not jointly, will agree, pursuant to the Backstop Agreement, to purchase the Unsubscribed Notes on a pro rata basis in accordance with the percentages set forth in Exhibit A to the Backstop Agreement. As consideration for their commitment under the Backstop Agreement, the Backstop Parties will receive the Backstop Commitment Premium set forth in the Backstop Agreement.

There will be no over-subscription privilege in the Rights Offering. The Unsubscribed Notes will not be offered to other Eligible Offerees but will be purchased by the Backstop Parties in accordance with the Backstop Agreement.

D.	Commencement/Expiration of the Rights Offering

The Rights Offering shall commence on the day upon which the Rights Exercise Form is first mailed or made available to Eligible Offerees (the “Rights Commencement Date”), which is expected to be no later than the first Business Day after receipt of the Rights Offering Approval. The Rights Offering shall expire at 5:00 p.m. (prevailing Eastern Time) on the date specified in the Rights Offering Approval, which is expected to be the 16th Business Day after the Rights Commencement Date, unless extended by OGIL with the consent of the Requisite Investors (as defined in the Backstop Agreement) (such time and date, as may be amended, the “Rights Expiration Time”). OGIL shall promptly notify the Eligible Offerees of any extension and of the new Rights Expiration Time.

OGIL will furnish, or cause to be furnished, Rights Exercise Forms to the Eligible Offerees and/or, to the extent applicable, their brokers, dealers, commercial banks, trust companies, or other agents or nominees (the “Subscription Nominees”). Each Subscription Nominee will be entitled to receive sufficient copies of the Rights Exercise Form for distribution to the beneficial owners of the Secured Notes for whom such Subscription Nominee holds such Secured Notes.

E.	Exercise of Subscription Rights

Each Eligible Offeree that elects to participate in the Rights Offering must affirmatively make a binding, irrevocable election to exercise its Subscription Rights (the “Binding Rights Election”) before the Rights Expiration Time.

The Binding Rights Election, upon receipt by the Subscription Agent, cannot be withdrawn.

Each Eligible Offeree is entitled to participate in the Rights Offering solely to the extent provided in these Rights Offering Procedures, except in the case of Eligible Offerees who are Backstop Parties, who are entitled to participate in the Rights Offering to the extent also provided in Backstop Agreement. OGIL will accept a Binding Rights Election by delivery of written notice to each participating Eligible Offeree and the Subscription Agent (the “Acceptance Notice”).

1.	Exercise by Eligible Offerees

To exercise the Subscription Rights, each Eligible Offeree must (i) return a duly completed Rights Exercise Form to the Subscription Agent so that the duly completed Rights Exercise Form is actually received by the Subscription Agent on or before the Rights Expiration Time and (ii) pay to the Subscription Agent, by wire transfer of immediately available funds, the Rights Exercise Price, so that payment of the Rights Exercise Price is actually received by the Subscription Agent on or before the Rights Expiration Time; provided, that the Backstop Parties (in their capacities as Eligible Offerees) shall not be required to pay their respective Rights Exercise Prices until the effective date of the Plan (the “Effective Date”), in accordance with the Backstop Agreement.

In order to exercise its Subscription Rights, any Eligible Offeree who holds through a Subscription Nominee must return a duly completed Rights Exercise Form to its Subscription Nominee or otherwise instruct its Subscription Nominee as to its instructions for the Subscription Rights (in each case in sufficient time to allow such Subscription Nominee to deliver the Rights Exercise Form to the Subscription Agent prior to the Rights Expiration Time) in accordance with procedures established by its Subscription Nominee, which, in turn, must comply with clauses (i) and (ii) of the immediately preceding paragraph.

For purposes of this Rights Offering, Wells Fargo, in its capacity as indenture trustee for the Secured Notes, shall not constitute a Subscription Nominee and shall have no responsibility with respect to sending any Rights Offering information or collecting any Rights Exercise Forms.

2.	Deemed Representations and Acknowledgements

Any Eligible Offeree that participates in the Rights Offering is deemed to have made the following representations and acknowledgements:

(a)	Such Eligible Offeree recognizes and understands that the Subscription Rights are not transferable (see Section B above for details) and that the benefits of the Subscription Rights are not separable from the claim or securities with respect to which the Subscription Rights have been granted. Such Creditor represents and warrants that it is an Eligible Offeree.

(b)	Such Eligible Offeree represents and warrants that it will not accept a distribution of New Second Lien Notes, if at such time, it does not hold an Allowed Secured Term Loan Claim or an Allowed Secured Notes Claim and, by accepting a distribution of New Second Lien Notes, such Eligible Offeree will be deemed to be the holder thereof.

3.	Failure to Exercise Subscription Rights

Unexercised Subscription Rights will be relinquished on the Rights Expiration Time. If, on or prior to the Rights Expiration Time, the Subscription Agent for any reason does not receive from an Eligible Offeree or its Subscription Nominee a duly completed Rights Exercise Form, such Eligible Offeree shall be deemed to have irrevocably relinquished and waived its right to participate in the Rights Offering.

Any attempt to exercise Subscription Rights after the Rights Expiration Time shall be null and void and OGIL shall not be obligated to honor any such purported exercise received by the Subscription Agent after the Rights Expiration Time regardless of when the documents relating thereto were sent.

The method of delivery of the Rights Exercise Form and any other required documents is at each Eligible Offeree’s option and sole risk, and delivery will be considered made only when actually received by the Subscription Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Rights Expiration Time.

The risk of non-delivery of the Rights Exercise Form and any other required documents sent to the Subscription Agent in connection with the exercise of the Subscription Rights lies solely with the holders of the Allowed Secured Term Loan Claims and Allowed Secured Notes Claims, and none of the Vantage Parent, the Debtors, the Reorganized Debtors, the Backstop Parties, or any of their respective officers, directors, employees, agents or advisors, including the Subscription Agent, assumes the risk of non-delivery under any circumstance whatsoever.

4.	Payment for Subscription Rights

If, on or prior to the Rights Expiration Time, the Subscription Agent for any reason does not receive on behalf of an Eligible Offeree immediately available funds by wire transfer or bank cashier’s check in an amount equal to the total Rights Exercise Price for such Eligible Offeree’s Subscription Rights, such Eligible Offeree shall be deemed to have relinquished and waived its Subscription Rights, subject to the next paragraph; provided, that the Backstop Parties (in their capacities as Eligible Offerees) shall not be required to pay their respective Rights Exercise Prices until the Effective Date.

5.	Disputes, Waivers, and Extensions

Any and all disputes concerning the timeliness, viability, form, and eligibility of any exercise of Subscription Rights shall be addressed in good faith by OGIL in consultation with the Backstop Parties, the determinations of which shall be final and binding. OGIL, with the approval of the Requisite Investors, may (i) waive any defect or irregularity, or permit a defect or irregularity to be corrected, within such times as it may determine in good faith to be appropriate or (ii) reject the purported exercise of any Subscription Rights for which the Rights Exercise Form and/or payment includes defects or irregularities. Rights Exercise Forms shall be deemed not to have been properly completed until all irregularities have been waived or cured. OGIL reserves the right, with the approval of the Requisite Investors, to give notice to any Eligible Offeree regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Eligible Offeree and OGIL may, with the approval of the Requisite Investors, permit such defect or irregularity to be cured; it being understood, that none of OGIL, the Subscription Agent, or the Backstop Parties (or any of their respective officers, directors, employees, agents, or advisers) shall incur any liability for failure to give such notification.

OGIL, with the approval of the Bankruptcy Court (if applicable) and the Requisite Investors, may (i) extend the duration of the Rights Offering or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the Subscription Rights; and (ii) make such other changes to the Rights Offering, including changes that affect which parties constitute Eligible Offerees.

6.	Funds

The payments made to acquire New Second Lien Notes pursuant to the Rights Offering (the “Rights Offering Funds”) shall be deposited when made and held by the Subscription Agent in escrow pending the Effective Date in a segregated account or accounts (i) which shall be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien, encumbrance, or cash collateral arrangements and (ii) which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date. The

Subscription Agent shall not use the Rights Offering Funds for any purpose other than to release the funds as directed by OGIL on the Effective Date or as otherwise set forth in these Rights Offering Procedures or in the Plan, and, until released in accordance with the foregoing, the Rights Offering Funds will not be deemed part of the Debtors’ bankruptcy estate. The Subscription Agent shall not permit the Rights Offering Funds to be encumbered by any lien, encumbrance, or cash collateral obligation. No interest will be paid to participating Eligible Offerees on account of any amounts paid in connection with their exercise of Subscription Rights under any circumstances.

Notwithstanding anything to the contrary herein, each Backstop Party shall make all payments in connection with the Rights Offering directly to OGIL on the Effective Date.

7.	Participating Eligible Offeree Release

Upon the Effective Date of the Plan, each Eligible Offeree that participates in the Rights Offering shall be deemed, by virtue of such election, to have conclusively, absolutely, unconditionally, irrevocably and forever, waived, released, acquitted, and discharged the Debtors and the Subscription Agent to the extent as set forth in the Plan. The release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

F.	Miscellaneous

1.	Issuance

The New Second Lien Notes to be issued pursuant to the Rights Offering are expected to be delivered to Eligible Offerees that have properly exercised their Subscription Rights on or as soon as practicable following the Effective Date. See Section G. The New Second Lien Notes will be issued in book-entry form.

2.	Securities Law and Related Matters

The New Second Lien Notes issued to the Eligible Offerees participating in the Rights Offering will be exempt from registration under the Securities Act, and any other applicable federal and state securities laws pursuant to Section 1145 of the Bankruptcy Code, and may be resold, without registration under the Securities Act or other applicable federal and state securities laws, unless the holder is an “underwriter” with respect to such securities, as that term is defined in Section 1145(b) of the Bankruptcy Code.

There is not and there may not be a public market for the New Second Lien Notes, and OGIL does not intend to seek any listing of the New Second Lien Notes on any stock exchange or other trading market of any type whatsoever. Accordingly, there can be no assurance that an active trading market for the New Second Lien Notes will ever develop or, if such a market does develop, that it will be maintained.

G.	Rights Offering Conditioned Upon Consummation of the Plan; Reservation of Subscription Rights; Return of Rights Offering Amount

All exercises of Subscription Rights are subject to and conditioned upon the effectiveness of the Plan. OGIL will accept a Binding Rights Election only upon the confirmation and effectiveness of the Plan. Notwithstanding anything contained herein, in the Disclosure Statement or in the Plan to the contrary, OGIL reserves the right, with the approval of the Requisite Investors, to modify these Rights Offering Procedures or adopt additional detailed procedures if necessary in OGIL’s business judgment to more efficiently administer the distribution and exercise of the Subscription Rights or comply with applicable law.

In the event that (i) the Rights Offering is terminated, (ii) OGIL revokes or withdraws the Plan or (iii) the Effective Date of the Plan does not occur on or before April 1, 2016 (unless such date is extended in accordance with the terms of the Restructuring Support Agreement), the Subscription Agent shall, within five (5) Business Days of such event, return all amounts received from Eligible Offerees, without any interest, and, in the case of clauses (ii) and (iii) above, the Rights Offering shall automatically be terminated.

XIV.

CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. On, or as promptly as practicable after, the Petition Date, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.	Objections To Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

(a)	The Debtors at:

Offshore Group Investment Limited

777 Post Oak Boulevard, Suite 800

Houston, Texas 77067

Attn:    Paul A. Bragg

(b)	Office of the U.S. Trustee at:

Office of the U.S. Trustee for the District of Delaware

844 King Street, Suite 2207, Lockbox 35

Wilmington, Delaware 19899-0035

(c)	Counsel to the Debtors at:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:    Ray C. Schrock, P.C.

            Ronit J. Berkovich, Esq.

(d)	Co-Counsel to the Debtors at:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:    Mark D. Collins, Esq.

            Daniel J. DeFrancheschi, Esq.

            Zachary I. Shapiro, Esq.

(e)	Counsel to the Ad Hoc Committee at:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005-1413

Attn:    Dennis F. Dunne, Esq.

            Evan R. Fleck, Esq.

(f)	Counsel to the Administrative Agent of the Revolving Credit Facility at:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Attn:    Richard A. Levy, Esq.

            M. Catherine Ozdogan, Esq.

            Peter P. Knight, Esq.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY

NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of the Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)

any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)	the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)	with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Equity Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)	except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)	except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)	all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit C is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)	Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections provided in Section VII hereof. Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Moreover, Section XI hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d)	Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors shall be amended as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation

In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

Pursuant to the Plan, holders of Claims in Class 8 and Interests in Class 10 will not receive a distribution and are thereby deemed to reject the Plan. However, the Debtors submit that they satisfy the “unfair discrimination” and “fair and equitable” tests, as discussed in further detail below.

(a)	Unfair Discrimination Test

The “no unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test. Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

(b)	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

(i)	Secured Creditors

The Bankruptcy Code provides that each holder of an impaired secured claim either (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof) or (iii) receives the “indubitable equivalent” of its allowed secured claim. The Plan provides that holders of impaired secured Claims in Class 3 shall receive, on account of such Allowed Claim and at the option of the Debtors or Reorganized Debtors, as applicable, its Pro Rata share of (i) payment in full in Cash to the extent the Debtors elect to refinance the Revolving Credit Facility in its entirety with one or more third-party lenders or (ii) a new or amended and restated senior secured term loan and letter of credit facility and, in the case of the holders of Allowed Revolving Credit Facility Claims (other than the issuer of any letter of credit under the Revolving Credit Agreement), a payment of Seven Million Dollars ($7,000,000) in Cash. The Plan provides that holders of impaired secured Claims in Class 4 will each receive on account of its Allowed Secured Debt Claims: (i) its Pro Rata share of the New Secured Convertible PIK Notes; (ii) up to its Pro Rata share of the $75,000,000 New Second Lien Notes to be issued in the Rights Offering, to the extent it elects to exercise its

Subscription Rights thereunder, which Subscription Rights will be made available to each holder of an Allowed Secured Debt Claim on a Pro Rata basis and in accordance with the Rights Offering Procedures; and (iii) its Pro Rata share of the New Common Shares, subject to dilution by New Common Shares issued upon the conversion of the New Secured Convertible PIK Notes, on account of the Vantage Parent Secured Promissory Note, and under the Management Incentive Program.

(ii)	Unsecured Creditors

The Bankruptcy Code provides that either (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization. The Plan provides that the holders of Claims in Class 7 will not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of Subordinated Claims shall be discharged, but no holder of Existing OGIL Interests or Intercompany Interests will receive a distribution under the Plan (although the holder of Existing OGIL Interests will receive releases as set forth in the Plan). Accordingly, the Plan meets the “fair and equitable” test with respect to unsecured Claims.

(iii)	Equity Interests

With respect to a class of equity interests, either (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization. Pursuant to the Plan, no holders of an Existing OGIL Interest or Intercompany Interest will receive a distribution on account of such Interests (although the holder of Existing OGIL Interests will receive releases as set forth in the Plan). Accordingly, the Plan meets the “fair and equitable” test with respect to those Interests.

XV.

ALTERNATIVES TO CONFIRMATION AND

CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Holders of Claims in Classes 3 and 4 would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property. In addition, the security interests in the Debtors’ assets held by holders of Claims in Classes 3 and 4 would attach to the proceeds of any sale of the Debtors’ assets. After these Claims are satisfied, the remaining funds could be used to pay holders of Claims in Classes 3 and 4. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of its assets under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Claims than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit C.

As noted in Section XV of this Disclosure Statement, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XVI.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 3 and 4 to vote in favor thereof.

Dated: December 2, 2015

Respectfully submitted,

OFFSHORE GROUP INVESTMENT LIMITED
VANTAGE DRILLING (MALAYSIA) I SDN. BHD.
VANTAGE DRILLING LABUAN I LTD.
VANTAGE DRILLING NETHERLANDS B.V.
DRAGONQUEST HOLDINGS COMPANY
EMERALD DRILLER COMPANY
P2020 RIG CO.
P2021 RIG CO.
SAPPHIRE DRILLER COMPANY
VANTAGE DEEPWATER COMPANY
VANTAGE DEEPWATER DRILLING, INC.
VANTAGE DELAWARE HOLDINGS, LLC
VANTAGE DRILLER I CO.
VANTAGE DRILLER II CO.
VANTAGE DRILLER III CO.
VANTAGE DRILLER IV CO.
VANTAGE DRILLER VI CO.
VANTAGE DRILLING AFRICA
VANTAGE HOLDINGS MALAYSIA I CO.
VANTAGE INTERNATIONAL MANAGEMENT CO.

By:	/s/ Christopher G. DeClaire
Name:	Christopher G. DeClaire
Title:	Authorized Officer

VANTAGE HOLDING HUNGARY KFT.

By:	/s/ Linda J. Ibrahim
Name:	Linda J. Ibrahim
Title:	Managing Director

Dated:	December 1, 2015
Singapore

PT. VANTAGE DRILLING COMPANY INDONESIA

By:	/s/ Guy Dawson-Smith
Name:	Guy Dawson-Smith
Title:	President Director

VANTAGE DRILLER ROCO S.R.L.
VANTAGE HOLDINGS CYPRUS ODC LIMITED

By:	/s/ Ronald J. Nelson
Name:	Ronald J. Nelson
Title:	Director

Exhibit A

Plan

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
OFFSHORE GROUP	:
INVESTMENT LIMITED, et al.,[1]	:	Case No. 15- ( )
:
Debtors.	:	(Joint Administration Requested)
:
x

JOINT PREPACKAGED CHAPTER 11 PLAN OF

OFFSHORE GROUP INVESTMENT LIMITED AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP

Ray C. Schrock, P.C.

Ronit J. Berkovich

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtors and

Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Daniel J. DeFranceschi (No. 2732)

Zachary I. Shapiro (No. 5103)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Attorneys for Debtors and

Debtors in Possession

Dated:      December 1, 2015

 Wilmington, Delaware

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Offshore Group Investment Limited; Vantage Delaware Holdings, LLC; Dragonquest Holdings Company; Emerald Driller Company; P2020 Rig Co.; P2021 Rig Co.; PT. Vantage Drilling Company Indonesia; Sapphire Driller Company; Vantage Deepwater Company; Vantage Deepwater Drilling, Inc. (3668); Vantage Driller I Co; Vantage Driller II Co; Vantage Driller III Co; Vantage Driller IV Co.; Vantage Driller VI Co.; Vantage Driller ROCO S.R.L.; Vantage Drilling Africa; Vantage Drilling (Malaysia) I Sdn. Bhd.; Vantage Drilling Labuan I Ltd.; Vantage Drilling Netherlands B.V.; Vantage Holding Hungary Limited Liability Company; Vantage Holdings Cyprus ODC Limited; Vantage Holdings Malaysia I Co; and Vantage International Management Co. The Debtors’ mailing address is 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

Table of Contents

ARTICLE I.	Definitions and Interpretation.	1

1.1	Definitions.	1

1.2	Interpretation; Application of Definitions; Rules of Construction.	13

1.3	Reference to Monetary Figures.	14

1.4	Consent Rights of Restructuring Support Parties.	14

1.5	Controlling Document.	14

ARTICLE II.	Administrative Expense Claims, Fee Claims, and Priority Tax Claims.	14

2.1	Treatment of Administrative Expense Claims.	14

2.2	Treatment of Fee Claims.	15

2.3	Treatment of Priority Tax Claims.	15

ARTICLE III.	Classification of Claims and Interests.	15

3.1	Classification in General.	15

3.2	Formation of Debtor Groups for Convenience Only.	15

3.3	Summary of Classification of Claims and Interests.	16

3.4	Separate Classification of Other Secured Claims.	16

3.5	Elimination of Vacant Classes.	16

3.6	Voting; Presumptions; Solicitation.	16

3.7	Cramdown.	17

3.8	No Waiver.	17

ARTICLE IV.	Treatment of Claims and Interests.	17

4.1	Class 1: Priority Non-Tax Claims.	17

4.2	Class 2: Other Secured Claims.	18

4.3	Class 3: Revolving Credit Facility Claims.	18

4.4	Class 4: Secured Debt Claims.	18

4.5	Class 5: General Unsecured Claims.	19

4.6	Class 6: Intercompany Claims.	19

4.7	Class 7: Subordinated Claims.	19

4.8	Class 8: Existing OGIL Interests.	20

4.9	Class 9: Intercompany Interests.	20

4.10	Debtors’ Rights in Respect of Unimpaired Claims.	20

4.11	Treatment of Vacant Classes.	20

ARTICLE V.	Means for Implementation.	20

5.1	Continued Corporate Existence.	20

5.2	Plan Funding.	21

5.3	Cancellation of Existing Securities and Agreements.	21

5.4	Cancellation of Certain Existing Security Interests.	22

5.5	Officers and Boards of Directors.	22

5.6	Management Incentive Program.	23

5.7	New Shareholders Agreement.	23

5.8	Authorization, Issuance, and Delivery of New Common Shares.	23

5.9	Amended and Restated Credit Facility.	23

5.10	New Secured Convertible PIK Notes.	23

5.11	New Intercreditor Agreement.	24

5.12	Rights Offering.	24

5.13	Registration Rights.	24

5.14	Intercompany Interests; Corporate Reorganization.	25

5.15	Tax Matters.	25

5.16	Restructuring Transactions.	25

5.17	Separability.	25

ii

ARTICLE VI.	Distributions.	26

6.1	Distributions Generally.	26

6.2	No Postpetition Interest on Claims.	26

6.3	Date of Distributions.	26

6.4	Distribution Record Date.	26

6.5	Disbursing Agent.	27

6.6	Delivery of Distributions.	27

6.7	Unclaimed Property.	27

6.8	Satisfaction of Claims.	28

6.9	Manner of Payment Under Plan.	28

6.10	Fractional Shares and Notes and De Minimis Cash Distributions.	28

6.11	No Distribution in Excess of Amount of Allowed Claim.	28

6.12	Allocation of Distributions Between Principal and Interest.	28

6.13	Exemption from Securities Laws.	29

6.14	Setoffs and Recoupments.	29

6.15	Rights and Powers of Disbursing Agent.	29

6.16	Withholding and Reporting Requirements.	30

6.17	Hart-Scott-Rodino Antitrust Improvements Act.	30

ARTICLE VII.	Procedures for Resolving Claims.	31

7.1	Disputed Claims Process.	31

7.2	Objections to Fee Claims.	31

7.3	Estimation of Claims.	31

7.4	Claim Resolution Procedures Cumulative.	31

7.5	No Distributions Pending Allowance.	32

7.6	Distributions After Allowance.	32

iii

ARTICLE VIII.	Executory Contracts and Unexpired Leases.	32

8.1	General Treatment.	32

8.2	Determination of Cure Disputes and Deemed Consent.	32

8.3	Survival of the Debtors’ Indemnification Obligations.	33

8.4	Compensation and Benefit Plans.	33

8.5	Insurance Policies.	33

8.6	Reservation of Rights.	34

ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date.	34

9.1	Conditions Precedent to the Effective Date.	34

9.2	Waiver of Conditions Precedent.	35

9.3	Effect of Failure of a Condition.	36

ARTICLE X.	Effect of Confirmation.	36

10.1	Binding Effect.	36

10.2	Vesting of Assets.	36

10.3	Discharge of Claims Against and Interests in the Debtors.	37

10.4	Pre-Confirmation Injunctions and Stays.	37

10.5	Injunction Against Interference with Plan.	37

10.6	Plan Injunction.	37

10.7	Releases.	38

10.8	Exculpation.	40

10.9	Injunction Related to Releases and Exculpation.	40

10.10	Subordinated Claims.	40

10.11	Retention of Causes of Action and Reservation of Rights.	41

10.12	Ipso Facto and Similar Provisions Ineffective.	41

10.13	Indemnification and Reimbursement Obligations.	41

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ARTICLE XI.	Retention of Jurisdiction.	41

11.1	Retention of Jurisdiction.	41

ARTICLE XII.	Miscellaneous Provisions.	43

12.1	Exemption from Certain Transfer Taxes.	43

12.2	Dates of Actions to Implement This Plan.	43

12.3	Amendments.	43

12.4	Revocation or Withdrawal of Plan.	44

12.5	Severability.	44

12.6	Governing Law.	45

12.7	Immediate Binding Effect.	45

12.8	Successors and Assigns.	45

12.9	Entire Agreement.	45

12.10	Computing Time.	45

12.11	Exhibits to Plan.	45

12.12	Notices.	46

12.13	Reservation of Rights.	47

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Each of Offshore Group Investment Limited; Vantage Delaware Holdings, LLC; Dragonquest Holdings Company; Emerald Driller Company; P2020 Rig Co.; P2021 Rig Co.; PT. Vantage Drilling Company Indonesia; Sapphire Driller Company; Vantage Deepwater Company; Vantage Deepwater Drilling, Inc.; Vantage Driller I Co; Vantage Driller II Co; Vantage Driller III Co; Vantage Driller IV Co.; Vantage Driller VI Co.; Vantage Driller ROCO S.R.L.; Vantage Drilling Africa; Vantage Drilling (Malaysia) I Sdn. Bhd.; Vantage Drilling Labuan I Ltd.; Vantage Drilling Netherlands B.V.; Vantage Holding Hungary Limited Liability Company; Vantage Holdings Cyprus ODC Limited; Vantage Holdings Malaysia I Co.; and Vantage International Management Co. (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in section 1.1 below.

ARTICLE I.	DEFINITIONS AND INTERPRETATION.

1.1	Definitions.

The following terms shall have the respective meanings specified below:

2017 Secured Term Loan Agent means Cortland Capital Market Services LLC, as successor administrative agent to Citibank, N.A., solely in its capacity as administrative agent under the 2017 Secured Term Loan Agreement.

2017 Secured Term Loan Agreement means that certain Term Loan Agreement, dated as of October 25, 2012, as amended and restated as of November 22, 2013, by and among OGIL, as borrower, Delaware Holdings, as co-borrower, the guarantors named therein, the lenders party thereto from time to time, the 2017 Secured Term Loan Agent, Wells Fargo Bank, National Association, as collateral agent, and Citigroup Global Markets Inc., as sole lead arranger, sole bookrunning manager, syndication agent, and documentation agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

2017 Secured Term Loan Claim means any Claim arising under the 2017 Secured Term Loan Agreement, including any unsecured Claim pursuant to section 506 of the Bankruptcy Code.

2019 Secured Term Loan Agent means Cortland Capital Market Services LLC, as successor administrative agent to Citibank, N.A., solely in its capacity as administrative agent under the 2019 Secured Term Loan Agreement.

2019 Secured Term Loan Agreement means that certain Second Term Loan Agreement, dated as of March 28, 2013, by and among OGIL, as borrower, Delaware Holdings, as co-borrower, the guarantors named therein, the lenders party thereto from time to time, the 2019 Secured Term Loan Agent, Wells Fargo Bank, National Association, as collateral agent, and various other financial institutions as joint lead arrangers, joint bookrunning managers, co-syndication agents, and co-documentation agents, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

2019 Secured Term Loan Claim means any Claim arising under the 2019 Secured Term Loan Agreement, including any unsecured Claim pursuant to section 506 of the Bankruptcy Code.

7.125% Secured Notes means the 7.125% Senior Secured First Lien Notes due April 1, 2023 issued pursuant to the 7.125% Secured Notes Indenture in the aggregate principal amount outstanding of seven hundred twenty-seven million six hundred twenty-two thousand dollars ($727,622,000) plus all accrued prepetition interest, fees, and other expenses due under the 7.125% Secured Notes Indenture.

7.125% Secured Notes Claim means any Claim arising under the 7.125% Secured Notes and the 7.125% Secured Notes Indenture, including any unsecured Claim pursuant to section 506 of the Bankruptcy Code.

7.125% Secured Notes Indenture means that certain Indenture, dated as of March 28, 2013, by and among OGIL, as issuer, the guarantors named therein, and the 7.125% Secured Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

7.125% Secured Notes Indenture Trustee means Wells Fargo Bank, National Association, solely in its capacity as indenture trustee and noteholder collateral agent under the 7.125% Secured Notes Indenture.

7.5% Secured Notes means the 7.5% Senior Secured First Lien Notes due November 1, 2019 issued pursuant to the 7.5% Secured Notes Indenture in the aggregate principal amount outstanding of One Billion Eighty-Six Million Eight Hundred Fifteen Thousand Dollars ($1,086,815,000) plus all accrued prepetition interest, fees, and other expenses due under the 7.5% Secured Notes Indenture.

7.5% Secured Notes Claim means any Claim arising under the 7.5% Secured Notes and the 7.5% Secured Notes Indenture, including any unsecured Claim pursuant to section 506 of the Bankruptcy Code.

7.5% Secured Notes Indenture means that certain Indenture, dated as of October 25, 2012, by and among OGIL, as issuer, the guarantors named therein, and the 7.5% Secured Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

7.5% Secured Notes Indenture Trustee means Wells Fargo Bank, National Association, solely in its capacity as indenture trustee and noteholder collateral agent under the 7.5% Secured Notes Indenture.

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Ad Hoc Committee means that certain ad hoc committee consisting of certain holders of the Secured Debt Claims and represented by Milbank, Tweed, Hadley & McCloy LLP.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; (c) Restructuring Expenses; and (d) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.

Allowed means, with respect to any Claim or Interest, (i) any Claim or Interest arising on or before the Effective Date (a) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge has been interposed prior to the Effective Date or (b) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder; (ii) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, in a final order of the Bankruptcy Court; or (iii) any Claim or Interest expressly allowed hereunder; provided, that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to this Plan.

Amended and Restated Credit Facility Agreement means that certain Second Amended and Restated Credit Agreement, to be dated as of the Effective Date, by and among Reorganized OGIL, the other Reorganized Debtors, and the holders of the Revolving Credit Facility Claims, the form of which shall be contained in the Plan Supplement and the terms of which shall include substantially those set forth in the term sheet for such agreement attached as Exhibit 1 to Exhibit A to the Restructuring Support Agreement.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

Amended Certificate of Incorporation means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement.

Asset means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).

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Backstop Agreement means that certain Backstop Agreement, dated as of December [●], 2015, by and among Vantage Parent, OGIL, and the Backstop Parties.

Backstop Commitment Premium means a premium to be paid to the Backstop Parties on the Effective Date pursuant to the Backstop Agreement in an amount equal to Two Million Two-Hundred-Fifty Thousand Dollars ($2,250,000), one-half of which will be paid in Cash and one-half of which will be paid in New Second Lien Notes; provided, however, that to the extent the Backstop Agreement is terminated in accordance with the terms thereof other than as a result of certain defaults by the Backstop Parties which did not result from any action or inaction by Vantage Parent or the Debtors, the Backstop Commitment Premium shall be paid entirely in Cash.

Backstop Parties means those parties that agree to backstop the Rights Offering under the Backstop Agreement, each in its capacity as such.

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.

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Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on December 3, 2015 in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Offshore Group Investment Limited, et al., Ch. 11 Case No. 15-[●] ([●]).

Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Delaware Holdings means Vantage Delaware Holdings, LLC, a Delaware limited liability company.

Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any entity in its capacity as a disbursing agent under section 6.5 hereof, including any Debtor or Reorganized Debtor, as applicable, that acts in such a capacity.

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Disclosure Statement means the Disclosure Statement for this Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, or other applicable law.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order and (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed. To the extent the Debtors dispute only the Allowed amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim.

Distribution Record Date means, except with respect to publicly issued securities, the Effective Date.

DOJ means the United States Department of Justice.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors, with the consent of the Ad Hoc Committee (such consent not to be unreasonably withheld), on which (a) all conditions to the effectiveness of this Plan set forth in section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Existing OGIL Interests means all Interests in OGIL immediately prior to the commencement of OGIL’s Chapter 11 Case, including all equity, options, warrants, and common shares.

Existing Securities Law Claim means any Claim, regardless of whether such Claim is the subject of an existing lawsuit: (a) arising from rescission of a purchase or sale of any securities of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of any such security; (c) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or (d) except as otherwise provided for in this Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim.

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Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by Professional Persons.

Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

General Unsecured Claim means any unsecured Claim, other than an Intercompany Claim, an Administrative Expense Claim, a Priority Tax Claim, a Priority Non-Tax Claim, a Subordinated Claim, or any deficiency portion of a Secured Debt Claim, that is not entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Intercompany Claim means any Claim against a Debtor held by another Debtor.

Intercompany Interest means an Interest in a Debtor other than OGIL held by another Debtor or an affiliate of a Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Majority Revolving Credit Facility Claimholders means, as of any date of determination, holders of Revolving Credit Facility Claims that collectively hold greater than 50% of all Revolving Credit Facility Claims.

Management Incentive Program means the management incentive plan to be established on the Effective Date for certain members of the Reorganized Debtors’ management, a copy of which shall be included in the Plan Supplement.

New Board means the initial board of directors of Reorganized OGIL.

New Common Share means one of the ordinary shares, par value $0.001 per share, of Reorganized OGIL to be issued on the Effective Date.

New Intercreditor Agreement means that certain Intercreditor Agreement, to be dated as of the Effective Date, by and among the Revolving Credit Facility Agent, the New

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Second Lien Notes Indenture Trustee, and the New Secured Convertible PIK Notes Indenture Trustee, the form of which shall be contained in the Plan Supplement and the terms of which shall include substantially those applicable to such agreement as are set forth in the term sheet attached as Exhibit 1 to Exhibit A to the Restructuring Support Agreement.

New Second Lien Notes means the Senior Secured Second Lien Notes due December 31, 2020, bearing interest at a rate of 10% per annum payable in cash, issued pursuant to the New Second Lien Notes Indenture in the aggregate principal amount of Seventy-Five Million Dollars ($75,000,000) plus One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000) payable as the Backstop Commitment Premium, and secured by a second-priority security interest in and lien on substantially all of the Reorganized Debtors’ assets, all substantially as set forth in the term sheet for such agreement attached as Exhibit 2 to Exhibit A to the Restructuring Support Agreement.

New Second Lien Notes Indenture means that certain Indenture, to be dated as of the Effective Date, by and among Reorganized OGIL, the guarantors party thereto, and the New Second Lien Notes Indenture Trustee, the form of which shall be contained in the Plan Supplement and the terms of which shall include substantially those set forth in the term sheet for such agreement attached as Exhibit 2 to Exhibit A to the Restructuring Support Agreement.

New Second Lien Notes Indenture Trustee means [●], solely in its capacity as indenture trustee under the New Second Lien Notes Indenture.

New Secured Convertible PIK Notes means the Secured Convertible PIK Notes due December 31, 2030, issued pursuant to the New Secured Convertible PIK Notes Indenture in the initial aggregate principal amount of $750,000,000, which shall be secured by a third-priority security interest in and lien on substantially all of the Reorganized Debtors’ assets and will be “stapled” to New Common Shares, all substantially as set forth in the term sheet for such agreement attached as Exhibit 3 to Exhibit A to the Restructuring Support Agreement.

New Secured Convertible PIK Notes Indenture means that certain Indenture, to be dated as of the Effective Date, by and among Reorganized OGIL, as issuer, the guarantors party thereto, and the New Secured Convertible PIK Notes Indenture Trustee, the form of which shall be contained in the Plan Supplement and the terms of which shall include substantially those set forth in the term sheet for such agreement attached as Exhibit 2 to Exhibit A to the Restructuring Support Agreement.

New Secured Convertible PIK Notes Indenture Trustee means [●], solely in its capacity as indenture trustee under the New Secured Convertible PIK Notes Indenture.

New Secured Debt Agreements means, collectively, the New Secured Convertible PIK Notes Indenture, the New Secured Convertible PIK Notes, the New Second Lien Notes Indenture, the New Second Lien Notes, and the Amended and Restated Credit Facility.

New Shareholders Agreement means that certain Shareholders Agreement, dated as of the Effective Date, by and among Reorganized OGIL and the holders of the New Common Shares.

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OGIL means Offshore Group Investment Limited, a Cayman Islands Exempted Company.

Other Secured Claim means any Secured Claim (which shall include all Vantage Parent Secured Promissory Note Claims) against a Debtor other than a Revolving Credit Facility Claim, a Secured Term Loan Claim, or a Secured Notes Claim.

Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code, or other entity (as defined in section 101(15) of the Bankruptcy Code).

Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

Plan means this joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Restructuring Support Agreement.

Plan Distribution means the payment or distribution of consideration to holders of Claims and Interests under this Plan.

Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, the New Shareholders Agreement, the Amended and Restated Credit Facility Agreement, the New Secured Convertible PIK Notes Indenture, the New Second Lien Notes Indenture, the New Intercreditor Agreement, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, and the Management Incentive Plan.

Plan Supplement means a supplemental appendix to this Plan containing, among other things, substantially final forms of the Amended and Restated Credit Facility Agreement, the New Secured Convertible PIK Notes Indenture, the New Second Lien Notes Indenture, the New Intercreditor Agreement, the Management Incentive Program, the New Shareholders Agreement, the Amended Certificates of Incorporation, the Amended By-Laws, and, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Restructuring Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court not later than ten days prior to the end of the solicitation period for this Plan.

Prepetition Intercreditor Agreement means that certain Amended and Restated Intercreditor Agreement, dated as of October 25, 2012, by and among (i) Wells Fargo Bank, National Association, as Pari Passu Collateral Agent (as defined therein); (ii) Wells Fargo Bank,

9

National Association, as trustee under the New Indenture (as defined therein); (iii) Royal Bank of Canada, as administrative agent for the Credit Agreement Secured Parties (as defined therein); (iv) Wells Fargo Bank, National Association, as collateral agent for the Credit Agreement Secured Parties (as defined therein); (v) Citibank, N.A., as administrative agent for the Term Loan Secured Parties (as defined therein); (vi) Wells Fargo Bank, National Association, as trustee under the Existing Indenture (as defined therein); (vii) OGIL; (viii) Vantage Parent; and (ix) each Guarantor (as defined therein), as amended, restated, or otherwise modified prior to the Petition Date.

Priority Non-Tax Claim means any Claim (other than an Administrative Expense Claim or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Priority Tax Claim means any Claim of a governmental unit (as defined in section 101(27) of the Bankruptcy Code) of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Registration Rights Parties means Reorganized OGIL, each Backstop Party (and any affiliates or related funds thereof that receive New Common Shares or New Secured Convertible PIK Notes under the Plan), and each recipient of New Common Shares and New Secured Convertible PIK Notes who, together with its affiliates and related funds, receives 10% or more of the New Common Shares and/or New Secured Convertible PIK Notes.

Released Parties means, collectively, and in each case in their capacities as such: (i) the Debtors; (ii) Vantage Parent; (iii) the Debtors’ other non-Debtor affiliates; (iv) the Restructuring Support Parties; (v) the Backstop Parties; (vi) any member of the Ad Hoc Committee who served in such capacity at any time between the Petition Date and the Effective Date; and (vii) with respect to each of the foregoing entities, such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such; provided, however, that Hsin-Chi-Su (a/k/a “Nobu Su”), and any Person or entity owned by, controlled by, or otherwise affiliated with Hsin-Chi-Su, including, without limitation, the company affiliated with Hsin-Chi-Su known as Today Makes Tomorrow and the company affiliated or held out as being affiliated with Hsin-Chi-Su known as Taiwan Maritime Transportation Co., Ltd., and the respective affiliates of each, are not Released Parties in any capacity.

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Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan.

Reorganized OGIL means OGIL, as reorganized on the Effective Date in accordance with this Plan.

Required Restructuring Support Parties means the Requisite Consenting Debtholders, as defined in the Restructuring Support Agreement.

Restructuring means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means the reasonable and documented fees and expenses incurred by the Restructuring Support Parties in connection with the Restructuring, as provided in the Restructuring Support Agreement or Backstop Agreement, including the fees and expenses of PJT Partners Inc.; Milbank, Tweed, Hadley & McCloy LLP; Kobre & Kim; Morris, Nichols, Arsht & Tunnell LLP; Latham & Watkins LLP; and Young, Conaway, Stargatt & Taylor LLP (in each case, as financial advisor or counsel to certain Restructuring Support Parties), payable without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, which shall be Allowed in full as Administrative Expense Claims upon incurrence and shall not be subject to any offset, defense, counterclaim, reduction, or credit.

Restructuring Support Agreement means that certain Restructuring Support Agreement (including all exhibits thereto), dated as of December [●], 2015, by and among OGIL; Vantage Parent; certain other affiliates of OGIL specified therein; and the Restructuring Support Parties, as may be amended, restated, or otherwise modified in accordance with its terms.

Restructuring Support Parties means, collectively, the holders of Secured Debt Claims that are parties to the Restructuring Support Agreement; and the holders of the Revolving Credit Facility Claims that are parties to the Restructuring Support Agreement.

Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Restructuring Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Restructuring Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreements; and (d) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate.

Revolving Credit Facility means, collectively, all advances made to the Debtors under the Revolving Credit Agreement.

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Revolving Credit Facility Agent means Royal Bank of Canada, solely in its capacity as administrative agent under the Revolving Credit Agreement.

Revolving Credit Agreement means that certain Amended and Restated Credit Agreement, dated as of March 28, 2013, by and among OGIL and Vantage Parent, as borrowers, Vantage Parent and certain subsidiaries named therein, as guarantors, the lenders party thereto from time to time, the Revolving Credit Facility Agent, and RBC Capital Markets, as sole lead arranged and sole bookrunner, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

Revolving Credit Facility Claims means any Claims arising under the Revolving Credit Agreement or any other Loan Documents (as such term is defined in the Revolving Credit Agreement).

Rights Offering means that certain rights offering pursuant to which each holder of Allowed Secured Debt Claims is entitled to receive Subscription Rights to acquire the New Second Lien Notes in accordance with the Rights Offering Procedures.

Rights Offering Procedures means the procedures for the implementation of the Rights Offering approved by the Bankruptcy Court.

Secured Claim means a Claim to the extent (i) secured by property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (A) as set forth in this Plan, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (ii) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Secured Debt Claims means, collectively, the Secured Term Loan Claims and the Secured Notes Claims.

Secured Notes Claims means, collectively, the 7.5% Secured Notes Claims and the 7.125% Secured Notes Claims.

Secured Term Loan Claims means, collectively, the 2017 Secured Term Loan Claims and the 2019 Secured Term Loan Claims.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Subordinated Claim means the Existing Securities Law Claims and any Claim that is subject to (i) subordination under section 510(b) of the Bankruptcy Code or (ii) equitable subordination as determined by the Bankruptcy Court in a Final Order, including, without limitation, any Claim for or arising from the rescission of a purchase, sale, issuance, or offer of a Security of any Debtor; for damages arising from the purchase or sale of such a Security; or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

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Subscription Rights means the subscription rights offered in accordance with the Rights Offering Procedures.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

U.S. Trustee means the United States Trustee for Region 3.

Vantage Parent means Vantage Drilling Company, a Cayman Islands Exempted Company.

Vantage Parent Secured Promissory Note means that certain Secured Promissory Note, dated as of December [●], by and between OGIL, as promisor, and Vantage Parent, as holder, issued in the initial aggregate principal amount of sixty-one million four-hundred seventy-seven thousand dollars ($61,477,000).

Vantage Parent Secured Promissory Note Claims means all Claims arising under the Vantage Parent Secured Promissory Note, all of which shall be Allowed Claims under this Plan.

1.2	Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (i) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (iii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (iv) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

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1.3	Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4	Consent Rights of Restructuring Support Parties.

Notwithstanding anything herein to the contrary, any and all consent rights of the respective Restructuring Support Parties set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in section 1.1 hereof) and fully enforceable as if stated in full herein.

1.5	Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, AND PRIORITY TAX CLAIMS.

2.1	Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim other than a Fee Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

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2.2	Treatment of Fee Claims.

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is ninety (90) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3	Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1	Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2	Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities.

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3.3	Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (i) Impaired and Unimpaired under this Plan; (ii) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (iii) deemed to accept or reject this Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Revolving Credit Facility Claims	Impaired	Yes
Class 4	Secured Debt Claims	Impaired	Yes
Class 5	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 6	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 7	Subordinated Claims	Impaired	No (Deemed to reject)
Class 8	Existing OGIL Interests	Impaired	Yes
Class 9	Intercompany Interests	Impaired	No (Deemed to reject)

3.4	Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of voting to accept or reject this Plan and receiving Plan Distributions.

3.5	Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6	Voting; Presumptions; Solicitation.

(a) Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 3, 4, and 8 are entitled to vote to accept or reject this Plan. An Impaired Class

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of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 3 and 4 will receive ballots containing detailed voting instructions.

(b) Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 5, and 6 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

(c) Deemed Rejection by Certain Impaired Classes. Holders of Claims and Interests in Classes 7 and 9 will neither receive nor retain any property under this Plan and are therefore conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

3.7	Cramdown.

If any Class of Claims entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (i) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.8	No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.

4.1	Class 1: Priority Non-Tax Claims.

(a) Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b) Impairment and Voting: Allowed Priority Non-Tax Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

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4.2	Class 2: Other Secured Claims.

(a) Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, on account of such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

(b) Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3	Class 3: Revolving Credit Facility Claims.

(a) Treatment: On the Effective Date, each holder of an Allowed Revolving Credit Facility Claim shall receive, on account of such Allowed Claim and at the option of the Debtors or Reorganized Debtors, as applicable, its Pro Rata share of (i) payment in full in Cash to the extent the Debtors elect to refinance the Revolving Credit Facility in its entirety with one or more third-party lenders or (ii) a new or amended and restated senior secured term loan and letter of credit facility and, in the case of the holders of Allowed Revolving Credit Facility Claims (other than the issuer of any letter of credit under the Revolving Credit Agreement), a payment of Seven Million Dollars ($7,000,000) in Cash.

(b) Impairment and Voting: Revolving Credit Facility Claims are Impaired. Holders of Allowed Revolving Credit Facility Claims are entitled to vote on this Plan.

4.4	Class 4: Secured Debt Claims.

(a) Treatment: On the Effective Date, on account of its Allowed Secured Debt Claims, each holder of an Allowed Secured Debt Claim shall receive: (i) its Pro Rata share of the New Secured Convertible PIK Notes; (ii) up to its Pro Rata share of the $75,000,000 New Second Lien Notes to be issued in the Rights Offering, to the extent it elects to exercise its Subscription Rights thereunder, which Subscription Rights will be made available to each holder of an Allowed Secured Debt Claim on a Pro Rata basis and in accordance with the Rights Offering Procedures; and (iii) its Pro Rata share of the New Common Shares, subject to dilution by New Common Shares issued upon the conversion of the New Secured Convertible PIK Notes, on account of the Vantage Parent Secured Promissory Note, and under the Management Incentive Program. The New Secured Convertible PIK Notes will be “stapled” to (and thus only transferred with) a holder’s New Common Shares.

(b) Impairment and Voting: Secured Debt Claims are Impaired. Holders of Allowed Secured Debt Claims are entitled to vote on this Plan.

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4.5	Class 5: General Unsecured Claims.

(a) Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(b) Impairment and Voting: Allowed General Unsecured Claims are either Unimpaired or deemed Unimpaired, as applicable. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

4.6	Class 6: Intercompany Claims.

(a) Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion. All Intercompany Claims between any Debtor and a nondebtor affiliate shall be Unimpaired under this Plan.

(b) Impairment and Voting: All Allowed Intercompany Claims are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.

4.7	Class 7: Subordinated Claims.

(a) Treatment: Subordinated Claims are subordinated pursuant to this Plan and section 510 of the Bankruptcy Code. The holders of Subordinated Claims shall not receive or retain any property under this Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of Subordinated Claims shall be discharged.

(b) Impairment and Voting: Subordinated Claims are Impaired and shall receive no distribution under this Plan. In accordance with section 1126(g) of the Bankruptcy Code, holders of Subordinated Claims are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to Subordinated Claims.

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4.8	Class 8: Existing OGIL Interests.

(a) Treatment: On the Effective Date, on account of its Existing OGIL Interests, each holder of an Existing OGIL Interest shall receive the releases from the Debtors set forth in section 10.7(a) hereof. All Existing OGIL Interests (together with any certificates or other instruments evidencing such Existing OGIL Interests) shall be (i) deemed consensually foreclosed upon by all parties entitled to do so; (ii) immediately upon the issuance of the New Common Shares, surrendered to OGIL; and (iii) thereafter deemed cancelled by operation of the law of the Cayman Islands.

(b) Impairment and Voting: Existing OGIL Interests are Impaired. Holders of Existing OGIL Interests are entitled to vote on this Plan.

4.9	Class 9: Intercompany Interests.

(a) Treatment: Intercompany Interests are Impaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in section 5.14 hereof.

(b) Impairment and Voting: Intercompany Interests are Impaired. And shall receive no distribution under this Plan. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.10	Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

4.11	Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.	MEANS FOR IMPLEMENTATION.

5.1	Continued Corporate Existence.

(a) Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the New Shareholders Agreement, the Amended Certificates of Incorporation, and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s

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organizational documents and the New Secured Debt Agreements, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b) On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) Restructuring Transactions; and (v) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law or the New Secured Debt Agreements.

5.2	Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from the proceeds of the Rights Offering.

5.3	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than certain Intercompany Interests that are not modified by this Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect. Notwithstanding such cancellation and discharge, each of the 7.5% Secured Notes Indenture, the 7.125% Secured Notes Indenture, the 2017 Secured Term Loan Agreement, the 2019 Secured Term Loan Agreement, and the Revolving Credit Agreement shall continue in effect (i) to the extent necessary to allow the Reorganized Debtors, the 7.5% Secured Notes Trustee, the 7.125% Secured Notes Trustee, the 2017 Secured Term Loan Agent, the 2019 Secured Term Loan Agent, and the Revolving Credit Facility Agent to make distributions pursuant to this Plan on account of the 7.5% Secured Notes Claims, the 7.125% Secured Notes Claims, the 2017 Secured Term Loan Claims, the 2019 Secured Term Loan Claims, and the Revolving Credit Facility Claims, respectively; (ii) with respect to any obligations thereunder governing the relationship between and among each of the following groups of Persons (and not as between such groups or as between such groups and the Debtors): (a) the Revolving Credit Facility Agent and the other holders of Revolving Credit

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Facility Claims, (b) the 7.5% Secured Notes Trustee and the holders of 7.5% Secured Notes Claims, (c) the 2017 Secured Term Loan Agent and the holders of 2017 Secured Term Loan Claims, and (d) the 2019 Secured Term Loan Agent and the holders of 2019 Secured Term Loan Claims, in the case of the immediately preceding clauses (a) through (d), including but not limited to those provisions relating to rights to expense reimbursement, indemnification, and similar amounts, or that may survive termination or maturity of the Revolving Credit Agreement, 7.5% Secured Notes Indenture, the 2017 Secured Term Loan Agreement, or the 2019 Secured Term Loan Agreement, as applicable, in accordance with the terms thereof; and (iii) to the extent necessary to allow the holders of Secured Debt Claims and Revolving Credit Facility Claims, respectively, to assert and prosecute their rights against Vantage Parent, if any. The holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or related to such instruments, securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan. Except as provided pursuant to this Plan, each of the 7.5% Secured Notes Trustee, the 7.125% Secured Notes Trustee, the 2017 Secured Term Loan Agent, the 2019 Secured Term Loan Agent, the Revolving Credit Facility Agent, and their respective agents, successors, and assigns shall be discharged of all of their obligations associated with the 7.5% Secured Notes Indenture, the 7.125% Secured Notes Indenture, the 2017 Secured Term Loan Agreement, the 2019 Secured Term Loan Agreement, and the Revolving Credit Agreement, respectively. Nothing in this Plan shall affect any party’s rights against Vantage Parent under any contractual arrangement.

5.4	Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

5.5	Officers and Boards of Directors.

(a) The composition of each board of directors of a Reorganized Debtor shall be disclosed prior to the entry of the order confirming this Plan in accordance with 11 U.S.C. § 1129(a)(5).

(b) Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

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5.6	Management Incentive Program.

The holders of Secured Debt Claims party to the Restructuring Support Agreement have agreed that they shall cause the New Board to adopt the Management Incentive Plan pursuant to the Management Incentive Program. The New Common Shares issued pursuant to the Management Incentive Program shall dilute all other New Common Shares to be issued pursuant to this Plan.

5.7	New Shareholders Agreement.

On the Effective Date, Reorganized OGIL and all of the holders of New Common Shares then outstanding (other than New Common Shares received pursuant to the Management Incentive Program) shall be deemed to be parties to the New Shareholders Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder other than Reorganized OGIL. The New Shareholders Agreement shall be binding on Reorganized OGIL and all parties receiving, and all holders of, New Common Shares of Reorganized OGIL; provided, that regardless of whether such parties execute the New Shareholders Agreement, such parties will be deemed to have signed the New Shareholders Agreement, which shall be as binding on such parties as if they had actually signed it.

5.8	Authorization, Issuance, and Delivery of New Common Shares.

(a) On the Effective Date, Reorganized OGIL is authorized to issue or cause to be issued and shall issue the New Common Shares for distribution in accordance with the terms of this Plan and the New Shareholders Agreement without the need for any further corporate or shareholder action.

(b) After the Effective Date, OGIL will file documents with the Securities and Exchange Commission as a voluntary filer under the Exchange Act but does not intend to list the New Common Shares for trading on any national securities exchange. Distribution of New Common Shares will be made by registration of such issued New Common Shares in the register of members of the Company by the transfer agent for the New Common Shares or by means of book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable, as provided in section 6.4 of this Plan.

5.9	Amended and Restated Credit Facility.

On the Effective Date, the Debtors will enter into the Amended and Restated Credit Facility Agreement unless the Debtors elect to refinance the Revolving Credit Facility in its entirety in accordance with section 4.3 hereof; provided, that any such refinancing shall be acceptable to the Ad Hoc Committee.

5.10	New Secured Convertible PIK Notes.

On the Effective Date, OGIL shall issue seven-hundred-fifty million dollars ($750,000,000) of New Secured Convertible PIK Notes.

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5.11	New Intercreditor Agreement.

On the Effective Date, the Revolving Credit Facility Agent, the New Secured Convertible PIK Notes Indenture Trustee, and the New Second Lien Notes Indenture Trustee shall enter into the New Intercreditor Agreement substantially in the form contained in the Plan Supplement. Each other party to one or more of the New Secured Debt Agreements shall be deemed to have directed the applicable agent or indenture trustee to execute the New Intercreditor Agreement and shall be bound to the terms of the New Intercreditor Agreement from and after the Effective Date as if it were a signatory thereto.

5.12	Rights Offering.

(a) Terms. Following approval by the Bankruptcy Court of the Rights Offering Procedures, the Debtors will commence the Rights Offering in accordance therewith. On the Effective Date, the Debtors shall consummate the Rights Offering. The Rights Offering will be fully backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Backstop Agreement. The right to participate in the Rights Offering may not be sold, transferred, or assigned.

(b) Purpose. On the Effective Date, the proceeds of the sale of the New Second Lien Notes shall be used: (i) to provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes; (ii) to fund Plan Distributions; and (iii) to fund administrative expenses of the Chapter 11 Cases payable on or after the Effective Date.

(c) Backstop Commitment. In accordance with the Backstop Agreement and subject to the terms and conditions thereof, each of the Backstop Parties has agreed, severally but not jointly, to purchase, on or prior to the Effective Date, its Investor Percentage (as defined in the Backstop Agreement) of the Unsubscribed Notes (as defined in the Backstop Agreement).

(d) Backstop Commitment Premium. In exchange for providing the Backstop Commitment for the Rights Offering, the Backstop Parties will receive the Backstop Commitment Premium. Upon entry of an order by the Bankruptcy Court authorizing the Debtors’ performance of their obligations under the Backstop Agreement, the Backstop Commitment Premium will be immediately and automatically deemed earned and payable.

5.13	Registration Rights.

On the Effective Date, the Registration Rights Parties shall enter into a registration rights agreement in form and substance acceptable to (i) the Required Restructuring Support Parties and (ii) the Debtors or Reorganized Debtors, as applicable. The registration rights agreement shall provide the Registration Rights Parties with certain demand registration rights and with piggyback registration rights. The registration rights agreement shall also provide that on or before the date that is 90 days after the Effective Date, Reorganized OGIL shall file, and shall thereafter use its commercially reasonable efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the New Common Shares and New Secured Convertible PIK

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Notes held by the Registration Rights Parties. The Registration Rights Agreement shall contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.

In addition, Vantage Parent shall have the right to require OGIL to file, and thereafter use its commercially reasonable efforts to cause to become effective as promptly as practicable, a registration statement on Form S-1 (or other applicable form) for the distribution of New Common Shares it receives in respect of the Vantage Parent Secured Promissory Note pursuant to Vantage Parent’s official liquidation proceeding in the Cayman Islands.

5.14	Intercompany Interests; Corporate Reorganization.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by OGIL or a direct or indirect subsidiary of OGIL shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors that are subsidiaries of OGIL; provided, that (i) shares in Vantage Driller I Co., Vantage Driller II Co., and Vantage Driller IV Co. will be transferred to OGIL in accordance with applicable share pledge agreements, and (ii) the existing shares, quota, or other applicable equity interest in Vantage Holding Hungary Kft. shall be cancelled and new shares, quota, or other applicable equity interest in Vantage Holding Hungary Kft. shall be distributed to OGIL in accordance with this Plan.

5.15	Tax Matters.

All parties (including the Reorganized Debtors, all holders of Allowed Secured Debt Claims who receive New Secured Convertible PIK Notes pursuant to this Plan, the New Secured Convertible PIK Notes Indenture Trustee and all other parties to the New Secured Convertible PIK Notes Indenture) shall treat the New Secured Convertible PIK Notes and the New Common Shares to which such notes will be “stapled” (and thus only transferred) together as constituting a single instrument treated as common stock of Reorganized OGIL for U.S. federal income tax purposes (subject to definitive guidance from the U.S. Internal Revenue Service or a court of competent jurisdiction to the contrary), and the New Secured Convertible PIK Notes Indenture shall so provide. To the extent permitted by applicable law, all parties shall report consistent therewith for U.S. state and local income tax purposes.

5.16	Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

5.17	Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a

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separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code with the consent of the Required Restructuring Support Parties and the Majority Revolving Credit Facility Claimholders (which consents shall not be unreasonably withheld).

ARTICLE VI.	DISTRIBUTIONS.

6.1	Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.

6.2	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in this Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.3	Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

6.4	Distribution Record Date.

(a) As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class (other than the Secured Notes Claims), as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

(b) Notwithstanding anything in this Plan to the contrary, in connection with any distribution under this Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors and Reorganized Debtors, as applicable, will be entitled to recognize and deal for all purposes under this Plan with holders of Allowed Secured Notes Claims, New Secured Convertible PIK Notes,

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New Second Lien Notes, and New Common Shares to the extent consistent with the customary practices of DTC used in connection with such distributions. With respect to the New Secured Convertible PIK Notes, New Second Lien Notes, and New Common Shares to be distributed under this Plan through the facilities of DTC, all of such New Secured Convertible PIK Notes, New Second Lien Notes, and New Common Shares shall be issued in the names of such holders or their nominees in accordance with DTC’s book-entry exchange procedures; provided, that such New Secured Convertible PIK Notes, New Second Lien Notes, and New Common Shares are permitted to be held through DTC’s book-entry system; and provided, further, that to the extent the New Secured Convertible PIK Notes, New Second Lien Notes, or New Common Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized OGIL will take all such reasonable actions as may be required to cause distributions of the New Secured Convertible PIK Notes, New Second Lien Notes, and New Common Shares under this Plan.

6.5	Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in section 6.16 hereof.

6.6	Delivery of Distributions.

Subject to section 6.4(b) of this Plan, the Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

6.7	Unclaimed Property.

One year from the later of: (i) the Effective Date and (ii) the date that is ten Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 374(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Person (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

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6.8	Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.9	Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.10	Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional New Common Shares shall be distributed. When any distribution would otherwise result in the issuance of a number of New Common Shares that is not a whole number, the New Common Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of New Common Shares to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New Common Share or $50.00 in Cash. Fractional New Common Shares that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized OGIL. The New Secured Convertible PIK Notes and New Second Lien Notes each shall be issued in denominations of one dollar ($1) or any integral multiples thereof and any other amounts shall be rounded down.

6.11	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim (plus any postpetition interest on such Claim solely to the extent permitted by section 6.2 of this Plan).

6.12	Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to section 6.2 of this Plan, to the extent that any Allowed Secured Debt Claim or Allowed Vantage Parent Secured Promissory Note Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

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6.13	Exemption from Securities Laws.

The issuance of and the distribution under this Plan of the New Secured Convertible PIK Notes, the Subscription Rights (including the New Second Lien Notes issued pursuant to the exercise thereof in the Rights Offering), and the New Common Shares issued to holders of Allowed Secured Debt Claims and the issuance of New Common Shares upon the conversion of the New Secured Convertible PIK Notes shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

The issuance and sale, as applicable, of the New Second Lien Notes to the Backstop Parties under the Backstop Agreement (including the New Second Lien Notes comprising the Backstop Commitment Premium) is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.

6.14	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

6.15	Rights and Powers of Disbursing Agent.

(a) Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing

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Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

6.16	Withholding and Reporting Requirements.

In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

The Reorganized Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim complete and return a Form W-8 or W-9, as applicable to each such holder. If the Reorganized Debtors make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

6.17	Hart-Scott-Rodino Antitrust Improvements Act.

Any New Common Shares to be distributed under this Plan to an entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity have expired or been terminated.

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ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.

7.1	Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all General Unsecured Claims under this Plan, all proofs of Claim filed in the Chapter 11 Cases shall be deemed objected to, and all such Claims Disputed, without further action by the Debtors or the Bankruptcy Court. Upon the Effective Date, all proofs of Claim filed in the Chapter 11 Cases, regardless of the time of filing, and including proofs of Claim filed after the Effective Date, shall be deemed automatically withdrawn, without prejudice to the rights of the holders of such Claims to assert any Cause of Action it may have in any appropriate forum as though the Chapter 11 Cases had not been commenced; provided, that the Bankruptcy Court shall retain nonexclusive jurisdiction over all such Disputed Claims, which shall be resolved on a case-by-case basis as Claim objections (or, if necessary, as adversary proceedings) by the Reorganized Debtors and in accordance with a litigation schedule to be determined by the applicable parties and the Bankruptcy Court. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

7.2	Objections to Fee Claims.

Any objections to Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

7.3	Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.4	Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

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7.5	No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.6	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1	General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases shall be deemed assumed. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

8.2	Determination of Cure Disputes and Deemed Consent.

Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof. Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any). If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors, as applicable intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be Zero Dollars ($0).

If there is a dispute regarding (a) any Cure Amount, (b) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to

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assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within 15 days of the filing thereof, shall be deemed to have assented to such assumption and/or Cure Amount and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

8.3	Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.4	Compensation and Benefit Plans.

All employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code subject to the reasonable consent of the Required Restructuring Support Parties (such consent to apply only with respect to non-material economic terms and non-economic terms). For the avoidance of doubt, any awards granted under the Management Incentive Program will be governed by such program and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

8.5	Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtors or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

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8.6	Reservation of Rights.

(a) Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b) Except as otherwise provided in this Plan, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c) Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d) If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.	CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1	Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:

(a) the Plan Documents are reasonably satisfactory in all respects to the Debtors, the Required Restructuring Support Parties, and, solely on Plan Documents over which the holders of Revolving Credit Facility Claims (or a subset thereof) have consent rights under the Restructuring Support Agreement, also such holders of Revolving Credit Facility Claims (or subset thereof) with such consent rights;

(b) the New Shareholders Agreement has been entered into by Reorganized OGIL and shall be in full force and effect and binding on all entities that will receive New Common Shares;

(c) the Bankruptcy Court has entered the Confirmation Order;

(d) the conditions to effectiveness of the Backstop Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Agreement is in full force and effect and binding on all parties thereto;

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(e) unless the Debtors refinance the Revolving Credit Facility in full in Cash on or prior to the Effective Date in accordance with section 4.3 hereof (in which case the conditions to effectiveness of such financing agreement have been satisfied or waived in accordance with the terms thereof, and such financing agreement is in full force and effect and binding on all parties thereto), the conditions to effectiveness of the Amended and Restated Credit Facility Agreement have been satisfied or waived in accordance with the terms thereof, and the Amended and Restated Credit Facility Agreement is in full force and effect and binding on all parties thereto;

(f) the conditions to effectiveness of the New Second Lien Notes Indenture have been satisfied or waived in accordance with the terms thereof, and the New Second Lien Notes Indenture is in full force and effect and binding on all parties thereto, and shall have been qualified under section 307 of the Trust Indenture Act of 1939, as amended, as of the issuance date of such Notes;

(g) the conditions to effectiveness of the New Secured Convertible PIK Notes Indenture have been satisfied or waived in accordance with the terms thereof, and the New Secured Convertible PIK Notes Indenture is in full force and effect and binding on all parties thereto, and shall have been qualified under section 307 of the Trust Indenture Act of 1939, as amended, as of the issuance date of such Notes;

(h) the conditions to effectiveness of the New Intercreditor Agreement have been satisfied or waived in accordance with the terms thereof, and such conditions have not been amended without the consent of the Debtors and the Required Restructuring Support Parties, and the New Intercreditor Agreement is in full force and effect and binding on all parties thereto;

(i) all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(j) the Amended Certificate of Incorporation of Reorganized OGIL shall have been filed with the appropriate governmental authority; and

(k) all material drilling contracts in effect on or after the Petition Date are in good standing, but for any default or threatened default relating directly or indirectly to the commencement of the Chapter 11 Cases, any other insolvency-related defaults under U.S. or any other applicable laws, or any of the transactions contemplated by this Plan or the Restructuring Support Agreement.

9.2	Waiver of Conditions Precedent.

(a) Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors together with the Required Restructuring Support Parties, subject to the consent rights set forth in the Restructuring Support Agreement. If any

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such condition precedent is waived pursuant to this section and the Effective Date occurs, the wavier of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge this Plan in any court. If this Plan is confirmed for fewer than all of the Debtors as provided for in section 5.15 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.3	Effect of Failure of a Condition.

If the conditions listed in sections 9.1 are not satisfied or waived in accordance with section 9.2 on or before the first Business Day that is more than 60 days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Person, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Restructuring Support Parties, or any other Person.

ARTICLE X.	EFFECT OF CONFIRMATION.

10.1	Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2	Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the

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Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.3	Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

10.4	Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5	Injunction Against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date.

10.6	Plan Injunction.

(a) Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or

37

its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Persons who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan.

(b) By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.

10.7	Releases.

(a) Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts rights, Causes of Action, losses, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Restructuring Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the Backstop Agreement, or the Rights Offering, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud. Notwithstanding the

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foregoing, such release and discharge shall not operate as a release or discharge of any right of any holder of a Secured Debt Claim to assert and prosecute its rights against Vantage Parent, and nothing in this Plan shall affect any party’s rights against Vantage Parent for any contractual obligation. Nothing in this Plan shall constitute a release of any claim by Vantage Parent or its nondebtor subsidiaries against a Debtor as set forth on the books and records of the Debtors as of the Petition Date or any defense of any Debtor to such a claim. Nothing in this Plan shall constitute a release of any claim by a Debtor against Vantage Parent as set forth on the books and records of the Debtors as of the Petition Date.

(b) Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims and Interests who vote to accept this Plan, (ii) holders of Claims or Interests that are Unimpaired under this Plan, (iii) holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, (iv) holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein, (v) Vantage Parent (to the fullest extent permitted by applicable law), (vi) the 2017 Secured Term Loan Agent, the 2019 Secured Term Loan Agent, the 7.125% Secured Notes Indenture Trustee, (vii) the 7.5% Secured Notes Indenture Trustee, and (viii) the Revolving Credit Facility Agent, except in each case with respect to any contractual obligations, from any and all claims, obligations, suits, judgments, damages, demands, debts rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Restructuring Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the Backstop Agreement, or the Rights Offering, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud. Notwithstanding the foregoing, such release and discharge shall not operate as a release or discharge of (x) any right of any holder of a Secured Debt Claim to assert and prosecute its rights against Vantage Parent or (y) any contractual obligation, and nothing in this Plan shall affect any party’s rights against Vantage Parent under any applicable document.

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10.8	Exculpation.

To the extent permitted by applicable law, no Released Party shall have or incur, and each Released Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, or liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the New Second Lien Notes Indenture, the New Secured Convertible PIK Notes Indenture, the Amended and Restated Credit Facility Agreement, the New Shareholders Agreement, the New By-Laws, the Management Incentive Program, the Backstop Agreement, the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, this Plan, or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the conducting of the Rights Offering; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Released Parties and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of securities thereunder.

10.9	Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan.

10.10	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto (other than with respect to the Prepetition Intercreditor Agreement).

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10.11	Retention of Causes of Action and Reservation of Rights.

Subject to section 10.7 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.12	Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (i) the insolvency or financial condition of a Debtor; (ii) the commencement of the Chapter 11 Cases; (iii) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (iv) the Restructuring; provided, that the foregoing shall not operate as a release or discharge of any right of any holder of a Secured Debt Claim to assert and prosecute its rights against Vantage Parent, and nothing in this Plan shall affect any party’s rights against Vantage Parent for any contractual obligation.

10.13	Indemnification and Reimbursement Obligations.

For purposes of this Plan, (a) the obligations of the Debtors to indemnify and reimburse their directors or officers that were directors or officers, respectively, on or subsequent to the Petition Date shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

ARTICLE XI.	RETENTION OF JURISDICTION.

11.1	Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

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(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c) to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d) to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order;

(e) to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f) to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person or other entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) to hear and determine all Fee Claims;

(j) to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l) to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

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(m) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p) to resolve any disputes concerning whether a Person or entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q) to recover all Assets of the Debtors and property of the Estates, wherever located; and

(r) to enter a final decree closing each of the Chapter 11 Cases.

ARTICLE XII.	MISCELLANEOUS PROVISIONS.

12.1	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any security hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.2	Dates of Actions to Implement This Plan.

In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day but shall be deemed to have been completed as of the required date.

12.3	Amendments.

(a) Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise

43

permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to this Plan, the Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b) Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under this Plan.

12.4	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person; (ii) prejudice in any manner the rights of such Debtor or any other Person; or (iii) constitute an admission of any sort by any Debtor or any other Person.

12.5	Severability.

Subject to section 5.15 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this section, is valid and enforceable pursuant to its terms.

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12.6	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

12.7	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns.

12.8	Successors and Assigns.

The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such entity.

12.9	Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.10	Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11	Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

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12.12	Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Offshore Group Investment Limited

c/o Vantage Energy Services, Inc.

777 Post Oak Boulevard

Suite 800

Houston, Texas 77056

Attn: Paul A. Bragg

Telephone: (281) 404-4702

Facsimile: (281) 404-4749

– and –

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn: Mark D. Collins, Esq., Daniel J. DeFranceschi, Esq., and Zachary I. Shapiro, Esq.

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Attorneys for the Debtors

– and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Ray C. Schrock, P.C. and Ronit J. Berkovich, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for the Debtors

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such entities much file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those entities that have filed such renewed requests.

[The balance of this page has been intentionally left blank.]

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12.13	Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:	December 1, 2015 Houston, Texas

OFFSHORE GROUP INVESTMENT LIMITED
VANTAGE DRILLING (MALAYSIA) I SDN. BHD.
VANTAGE DRILLING LABUAN I LTD.
VANTAGE DRILLING NETHERLANDS B.V.
DRAGONQUEST HOLDINGS COMPANY
EMERALD DRILLER COMPANY
P2020 RIG CO.
P2021 RIG CO.
SAPPHIRE DRILLER COMPANY
VANTAGE DEEPWATER COMPANY
VANTAGE DEEPWATER DRILLING, INC.
VANTAGE DELAWARE HOLDINGS, LLC
VANTAGE DRILLER I CO.
VANTAGE DRILLER II CO.
VANTAGE DRILLER III CO.
VANTAGE DRILLER IV CO.
VANTAGE DRILLER VI CO.
VANTAGE DRILLING AFRICA
VANTAGE HOLDINGS MALAYSIA I CO.
VANTAGE INTERNATIONAL MANAGEMENT CO.

By:	/s/ Christopher G. DeClaire
Name:	Christopher G. DeClaire
Title	Authorized Officer

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VANTAGE HOLDING HUNGARY KFT.

By:	/s/ Linda J. Ibrahim
Name:	Linda J. Ibrahim
Title:	Managing Director

Dated:	December 1, 2015
Singapore

PT. VANTAGE DRILLING COMPANY INDONESIA

By:	/s/ Guy Dawson-Smith
Name:	Guy Dawson-Smith
Title:	President Director

VANTAGE DRILLER ROCO S.R.L.
VANTAGE HOLDINGS CYPRUS ODC LIMITED

By:	/s/ Ronald J. Nelson
Name:	Ronald J. Nelson
Title:	Director

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Exhibits and Schedules to the Plan

[TBD]

Exhibit B

Restructuring Support Agreement

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (this “Agreement”), dated as of December 1, 2015, is made by and among:

(i)	Vantage Drilling Company, a Cayman Islands exempted company (“Vantage Parent”), and each of its subsidiaries set forth in Schedule A hereto (each such subsidiary, a “Vantage Debtor” and, collectively with Vantage Parent, the “Company” or the “Company Parties”), including, without limitation, Offshore Group Investment Limited, a Cayman Islands exempted company (“OGIL”) and Vantage Delaware Holdings, LLC, a Delaware limited liability company (“Delaware Holdings”);

(ii)	The undersigned beneficial holders of loans under that certain Amended and Restated Term Loan Agreement, dated as of October 25, 2012 and amended and restated as of November 22, 2013, by and among OGIL and Delaware Holdings, as borrowers, each of the guarantors named therein, and the lenders party thereto (the “2017 Term Loan”), together with their respective successors and permitted assigns and any lender under the 2017 Term Loan that subsequently becomes party hereto in accordance with the terms hereof (collectively, the “Consenting 2017 Term Loan Lenders”);

(iii)	The undersigned beneficial holders of loans under that certain Second Term Loan Agreement, dated as of March 28, 2013, by and among OGIL and Delaware Holdings, as borrowers, each of the guarantors named therein, and the lenders party thereto (the “2019 Term Loan,” together with the 2017 Term Loan, the “Secured Term Loans”), together with their respective successors and permitted assigns and any lender under the 2019 Term Loan that subsequently becomes party hereto in accordance with the terms hereof (collectively, the “Consenting 2019 Term Loan Lenders”);

(iv)	The undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders, of the 7.5% Senior Secured First Lien Notes due 2019 issued by OGIL (the “7.5% Secured Notes”), together with their respective successors and permitted assigns and any holder of 7.5% Senior Secured Notes that subsequently becomes party hereto in accordance with the terms hereof (collectively, the “Consenting 7.5% Noteholders”); and

(v)	The undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders, of the 7.125% Senior Secured First Lien Notes due 2023 issued by OGIL (the “7.125% Secured Notes” and, together with the 7.5% Secured Notes, the “Secured Notes”), together with their respective successors and permitted assigns and any holder of 7.125% Secured Notes that becomes party hereto in accordance with the terms hereof (collectively, the “Consenting 7.125% Noteholders”);

(vi)	Royal Bank of Canada, as administrative agent (the “Revolver Agent”) under that certain Amended and Restated Credit Agreement, dated as of March 28, 2013, by and among OGIL and Vantage Parent, as borrowers, each of the guarantors party thereto, and the lenders party thereto (the “Revolving Credit Facility”); and

(vii)	The undersigned parties to whom obligations under the Revolving Credit Facility (including Letter of Credit Obligations) are owed, together with their respective successors and permitted assigns and any lender under the Revolving Credit Facility that subsequently becomes party hereto in accordance with the terms hereof (together with the Revolver Agent, the “Consenting Revolver Lenders”).

The Consenting 2017 Term Loan Lenders, Consenting 2019 Term Loan Lenders, Consenting 7.5% Noteholders, and Consenting 7.125% Noteholders are collectively referred to herein as the “Consenting Debtholders.” Each of the Company, the Consenting Debtholders, the Consenting Revolver Lenders and any subsequent person or entity (“Person”) that becomes a party hereto in accordance with the terms hereof is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet annexed hereto as Exhibit A (including all exhibits thereto, the “Term Sheet”).

For purposes of this Agreement, (i) the term “Majority Consenting Debtholders” means, as of any date of determination, those Consenting Debtholders holding a majority of the aggregate outstanding principal amount of the Secured Term Loans and Secured Notes held by all Consenting Debtholders, (ii) the term “Majority Consenting Revolver Lenders” means, as of any date of determination, those Consenting Revolver Lenders holding a majority of the aggregate outstanding obligations under the Revolving Credit Facility (including Letter of Credit Obligations), and (iii) the term “Requisite Consenting Revolver Lenders” means, as of any date of determination, Consenting Revolver Lenders that collectively constitute more than one-half of all lenders under the Revolving Credit Facility in number and collectively hold at least two-thirds of the aggregate outstanding obligations under the Revolving Credit Facility (including Letter of Credit Obligations).

RECITALS

WHEREAS, the Parties have negotiated in good faith at arm’s length and agreed to undertake a financial restructuring of existing debt of the Company, to be implemented by (i) the Vantage Debtors commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue a pre-packaged chapter 11 plan of reorganization (the “Plan”) and (ii) Vantage Parent commencing an official liquidation proceeding under the laws of the Cayman Islands (the “Cayman Proceeding”), all in accordance with the terms set forth in this Agreement, the Term Sheet, and the Definitive Documents (as defined below) (the “Restructuring”); and

WHEREAS, in connection with the Restructuring, it is expected that certain of the Consenting Debtholders (the “Backstop Parties”) will agree to backstop a rights offering for

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$75,000,000 of new Senior Secured Second Lien Notes (the “Rights Offering”) in accordance with the terms and conditions specified in this Agreement, the Term Sheet, and a backstop commitment agreement (the “Backstop Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, prior to the commencement of the Chapter 11 Cases, OGIL shall purchase at fair market value Vantage Parent’s equity interests in Vantage International Management Company Pte. Ltd. and Vantage Energy Services, Inc. (collectively, the “Vantage Service Subsidiaries”). In exchange for the Vantage Service Subsidiaries, OGIL will issue a promissory note to Vantage Parent in an amount equal to the arm’s length, fair market value of the Vantage Service Subsidiaries, as appraised by an independent third party that is acceptable to both Vantage Parent and OGIL (the “Vantage Parent Secured Promissory Note”). The Vantage Parent Secured Promissory Note will mature one year from the date of issuance of the note and will provide that, upon the effective date of the Plan (or a substantially similar plan of reorganization) (the “Effective Date”), such note will be paid in common shares of reorganized OGIL, using the plan value, as established by and set forth in the disclosure statement accompanying the Plan, of such shares to calculate the appropriate number of shares. If the Effective Date has not occurred by the maturity date, the Vantage Parent Secured Promissory Note will be payable in cash, subject to the Bankruptcy Code and without prejudice to the rights of the Consenting Debtholders and Consenting Revolver Lenders to object to such payment being made during the pendency of the Chapter 11 Cases. The Vantage Parent Secured Promissory Note will be secured by a first priority security interest in the Vantage Service Subsidiaries and will earn interest at a rate of 10% per annum. For purposes of this Agreement, the term “Vantage Parent Transaction” means the foregoing transaction.

WHEREAS, the Company has obtained the agreement for the consensual use of “cash collateral” pursuant to the terms and conditions of an interim and final order to be entered by the Bankruptcy Court (each, a “Cash Collateral Order”) substantially in the form of order attached hereto as Exhibit C (the “Form of Cash Collateral Order”) or otherwise in form and substance mutually acceptable to the Company, the Majority Consenting Debtholders, and the Majority Consenting Revolver Lenders; and

WHEREAS, the Company has requested that each Consenting Debtholder and each Consenting Revolver Lender sign this Agreement to support the Restructuring in the interests of all Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, each Consenting Debtholder and each Consenting Revolver Lender, on a several but not joint basis, agree as follows:

AGREEMENT

Section 1. Incorporation of the Exhibits. The Term Sheet, the Backstop Agreement, and the Form of Cash Collateral Order (collectively, the “Exhibits”) are expressly incorporated herein and made part of this Agreement. The general terms and conditions of the

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Restructuring are set forth in the Term Sheet; provided that the Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of a conflict between any term or provision contained herein and a term or provision of the Exhibits, the applicable terms and provisions of this Agreement will govern and prevail.

Section 2. Definitive Documents. All (i) documents implementing, achieving, and relating to the Restructuring, including, without limitation, the Plan, a disclosure statement describing the Plan (the “Disclosure Statement”), the plan supplement and its exhibits, solicitation procedures, commitment agreements, exit financing agreements, collateral or other related documents, the Backstop Agreement, procedures related to the Rights Offering, organizational documents (including, without limitation, the organizational and governance documents for the reorganized Vantage Debtors), shareholder and member related agreements, the Vantage Secured Promissory Note and related security agreement and share purchase agreement, or other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Term Sheet and the exhibits thereto), (ii) motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion to approve the Disclosure Statement, confirm the Plan, ratify the solicitation procedures, and schedule a joint hearing, and (iii) orders approving the Vantage Debtors’ use of cash collateral, the Disclosure Statement, the solicitation procedures, the Plan, and scheduling of a joint hearing (items (i)–(iii), collectively, as amended, modified, or supplemented in accordance with this Agreement, the “Definitive Documents”), shall be consistent with this Agreement, the Term Sheet and the Form of Cash Collateral Order in all respects unless otherwise agreed in writing by Majority Consenting Debtholders and the Requisite Consenting Revolver Lenders, and with respect to the Definitive Documents described in items (i) and (iii) above, shall otherwise be in form and substance reasonably acceptable to the Majority Consenting Debtholders and Majority Consenting Revolver Lenders; provided that with respect to all corporate organizational Definitive Documents (including, without limitation, the organizational and governance documents for the reorganized Vantage Debtors), all Definitive Documents relating to the New Common Shares (including the Backstop Agreement and all other Rights Offering documents and shareholder and member related agreements), and all Definitive Documents related to the Vantage Secured Promissory Note (including any related security agreement and share purchase agreement), the Majority Consenting Revolver Lenders shall only have such consent right to terms (other than terms set forth in the term sheet describing the Amended and Restated Credit Facility attached as Exhibit 1 to the Term Sheet, the “Amended and Restated Credit Facility Term Sheet”) that materially and adversely affect the Revolver Agent and/or Consenting Revolver Lenders. The Consenting Debtholders and the Revolver Agent shall each have a right to review and consult with the Company with respect to those motions and pleadings described in item (ii) of the foregoing sentence.

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Section 3. Restructuring and Related Support.

3.01. The Vantage Debtors’ and Vantage Parent’s Obligations. For so long as this Agreement has not been validly terminated pursuant to the terms hereof, each Vantage Debtor covenants and agrees and, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent covenants and agrees:

(i) to support and use commercially reasonable efforts to (a) pursue and complete the Restructuring and all transactions contemplated under this Agreement, including, without limitation, those described in the Term Sheet (and, once filed, the Plan) in accordance with the deadlines specified in the milestones set forth in Section 4 (collectively, as the same may be modified in accordance with the terms of this Agreement, the “Milestones”), (b) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under this Agreement, including, without limitation, as set forth in the Term Sheet (and, once filed, the Plan), and (c) obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring;

(ii) to take no action, directly or indirectly, that is inconsistent with this Agreement, the Term Sheet, or the Plan, or that would unreasonably delay approvals of the Disclosure Statement, the Cash Collateral Order, the solicitation procedures, or confirmation or consummation of the Plan, including soliciting or causing or allowing any of its agents or representatives to solicit any agreements relating to any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Restructuring (an “Alternative Transaction”);

(iii) to not directly or indirectly (a) join in or support any Alternative Transaction, including, without limitation, express support in writing of, or enter into any form of restructuring support agreement with respect to, any Alternative Transaction, or (b) take any action to alter, delay, or impede approval of the Disclosure Statement and confirmation and consummation of the Plan and any related documents;

(iv) to take no action, directly or indirectly, or make any filing or commence any action directly or indirectly challenging the amount, scope, extent, validity, enforceability, perfection, priority of, or seeking avoidance of, the claims under the Revolving Credit Facility, Secured Term Loans and Secured Notes, or the liens securing such claims, or otherwise seeking to restrict the rights of lenders under, or holders of, as applicable, the Revolving Credit Facility, Secured Term Loans and Secured Notes;

(v) to the extent any legal, financial, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(vi) to provide counsel for the Ad Hoc Committee (as defined herein) and counsel to the Revolver Agent with draft copies of all material pleadings, motions, or other documents to be filed by the Company in the Chapter 11 Cases and, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, in the Cayman Proceeding, including all “first day” motions, if reasonably practicable, at least two (2) calendar days prior to the date when the Company intends to file any such pleading, motion, or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) and to consult in good faith with such counsel with respect to each such pleading, motion, or other document;

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(vii) to provide counsel for the Ad Hoc Committee and counsel to the Revolver Agent with updates, as reasonably requested by such counsel, regarding any governmental, regulatory, or third party complaints, litigations, arbitrations, investigations, and hearings; provided, however, that nothing herein shall require the Company to waive any privilege, including, without limitation, the attorney-client privilege, or confidentiality obligations;

(viii) to notify counsel for the Ad Hoc Committee and counsel to the Revolver Agent of any discovery or determination made in accordance with Section 7.02(g) (including the facts thereof) within one (1) Business Day after the Company’s knowledge of such discovery or determination; provided, however, that nothing herein shall require the Company to waive any privilege, including, without limitation, the attorney-client privilege, or confidentiality obligations;

(ix) to pay all the reasonable and documented fees and expenses of (a) Milbank, Tweed, Hadley & McCloy LLP, as counsel to an ad hoc committee of holders of the Secured Term Loans and Secured Notes (the “Ad Hoc Committee”), (b) PJT Partners LP, as financial advisors to the Ad Hoc Committee, (c) Kobre & Kim LLP, as Cayman counsel to the Ad Hoc Committee, (d) Morris, Nichols, Arsht & Tunnell LLP, as Delaware counsel to the Ad Hoc Committee, and (e) any local, maritime, or foreign counsel to the Ad Hoc Committee; provided that the Company Parties shall pay any accrued but unpaid amounts owing under such engagement and/or fee letters upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after termination; provided, further, that neither Vantage Parent, nor any Vantage Debtor, shall be responsible for any fees or expenses of any professional for the Ad Hoc Committee incurred pursuant to the last sentence of Section 9.02;

(x) to pay all the reasonable and documented fees and expenses of (a) Latham & Watkins LLP, as counsel to the Revolver Agent, (b) any financial advisor(s) retained by or on behalf of the Revolver Agent, (c) Young Conaway Stargatt & Taylor, LLP, as Delaware counsel to the Revolver Agent, and (d) any local, maritime, or foreign counsel to the Revolver Agent; provided that the Company Parties shall pay any accrued but unpaid amounts owing under such engagement and/or fee letters upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after termination; provided, further, that neither Vantage Parent, nor any Vantage Debtor, shall be responsible for any fees or expenses of any professional for the Revolver Agent incurred pursuant to the last sentence of Section 9.02, except to the extent required in the Revolving Credit Facility; and

(xi) to not, nor encourage any other Person to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring.

3.02. The Consenting Debtholders’ and Consenting Revolver Lenders’ Obligations. For so long as this Agreement has not been validly terminated pursuant to the terms hereof, each Consenting Debtholder and Consenting Revolver Lender (severally and not jointly) covenants and agrees to perform and comply with the following obligations:

(i) each Consenting Debtholder and each Consenting Revolver Lender shall use commercially reasonable efforts to support the Plan and take any and all other actions in connection with the Restructuring as reasonably requested by the Company to consummate or otherwise give effect to the Restructuring;

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(ii) each Consenting Debtholder and each Consenting Revolver Lender shall, subject to its receipt of the Disclosure Statement and any other solicitation materials with respect to the Plan, vote any claim it holds against the Company to accept the Plan by delivering a duly executed and completed ballot accepting the Plan on a timely basis during the solicitation of votes for the Plan;

(iii) each Consenting Debtholder and each Consenting Revolver Lender shall not (a) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Plan, (b) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, consummation, or implementation of the Plan, or (c) propose, file, support, or vote for any restructuring, sale of assets, workout, or plan of reorganization for the Company other than the Plan;

(iv) each Consenting Debtholder and each Consenting Revolver Lender shall not, and shall not encourage any other Person to, take any action, directly or indirectly, that would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other action, directly or indirectly, that would, or would reasonably be expected to, interfere with the acceptance or implementation of the Restructuring;

(v) each Consenting Debtholder and each Consenting Revolver Lender shall negotiate in good faith appropriate additional or alternative provisions to address any legal, financial, or structural impediment that may arise that would prevent, hinder, or delay the consummation of the Restructuring; and

(vi) each Consenting Debtholder and each Consenting Revolver Lender hereby consents to the Vantage Debtors’ use of cash collateral pursuant to the Cash Collateral Order.

3.03. Consent to Certain Actions. Each Consenting Debtholder and each Consenting Revolver Lender hereby consents to the purchase by OGIL of the Vantage Parent Assets, the issuance by OGIL of the Vantage Parent Secured Promissory Note and the granting by OGIL of first priority liens on and security interests in the Vantage Parent Assets to secure its obligations under the Vantage Parent Secured Promissory Note, in each case together with any related actions taken in the furtherance thereof. In addition, (a) each Consenting Debtholder and each Consenting Revolver Lender hereby waives any requirement under or with respect to the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes for any liens on or security interests in the Vantage Parent Assets to be granted to secure the obligations, and hereby agrees that such assets shall not constitute collateral for any purpose, under the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes, respectively and (b) with respect to any Person that becomes a subsidiary of OGIL as a result of the purchase of the Vantage Parent Assets, each Consenting Debtholder and each Consenting Revolver Lender hereby waives any

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requirement under or with respect to the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes for such subsidiary to provide a guaranty or grant liens or security interests to secure the obligations under the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes, respectively. Notwithstanding anything to the contrary in any document governing the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes, the Consenting Debtholders and the Consenting Revolver Lenders hereby agree that none of the foregoing transactions and other actions, or the failure to provide such guaranty or grant such liens, shall for any purpose constitute a default, event of default, breach or other violation under or with respect to the Revolving Credit Facility, the Secured Term Loans, or the Secured Notes. The Consenting Debtholders and the Consenting Revolver Lenders hereby agree to provide any further consent or take such other action as shall be reasonably necessary to effectuate the consents and agreements set forth in this Section 3.03. The Consenting Debtholders and the Consenting Revolver Lenders agree that this Section 3.03 constitutes a direction to the applicable agents and/or trustees for the Revolving Credit Facility, the Secured Notes, and the Secured Term Loans, respectively, to take actions consistent with the foregoing or to refrain from taking actions inconsistent with the foregoing, including, if applicable, to rescind any acceleration of indebtedness (and the consequences thereof) inconsistent herewith.

3.04. Forbearance. As long as this Agreement has not been validly terminated pursuant to the terms hereof, each Consenting Debtholder and each Consenting Revolver Lender agrees to forbear from exercising, and not to enforce, directly or indirectly its rights or remedies (whether by accelerating, commencing legal action, foreclosing or realizing on collateral or otherwise) available under applicable law or under the applicable credit agreement, indenture, or any related documents with respect to their loans and notes resulting or arising from the matters and events listed on Schedule B hereto (including as a result of any failure to deliver notices or take other actions under the applicable credit agreement, indenture, or any related documents with respect to such matters and events and including any cross default arising with respect to any of the foregoing); provided, that the fact that a matter or event is listed on Schedule B shall in no way be deemed to be an acknowledgment that such matter or event is a default or an event of default under such applicable credit agreement, indenture, or any related documents. Notwithstanding the foregoing, the Revolver Agent shall be permitted to charge and collect default interest to the extent set forth in the Cash Collateral Order. The Consenting Debtholders and the Consenting Revolver Lenders agree that this Section 3.04 constitutes a direction to the applicable agents and/or trustees for the Revolving Credit Facility, the Secured Notes, and the Secured Term Loans, respectively, to refrain from exercising or enforcing any such right or remedy available or other power conferred to such agent or trustee under applicable law or under the applicable credit agreement, indenture, or any related documents and to rescind any acceleration of indebtedness (and the consequences thereof) inconsistent herewith. For the avoidance of doubt, the forbearance set forth in this Section 3.04 shall not constitute a waiver with respect to any defaults or any events of default under the applicable credit agreement, indenture, or any related documents with respect to the Consenting Debtholders’ and the Consenting Revolver Lenders’ loans and notes, respectively. Notwithstanding the terms of this Section 3.04, following the commencement of the Chapter 11 Cases, any or all of the Consenting Debtholders may, with the prior written consent of Vantage Parent, take any action that Vantage Parent and such Consenting Debtholders may deem to be necessary to cause the commencement of an official liquidation proceeding in the Cayman Islands for Vantage Parent.

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3.05. Transfer of Interests and Securities. Except as expressly provided herein, for a period commencing as of the date any Consenting Debtholder or Consenting Revolver Lender executes this Agreement until the valid termination of this Agreement pursuant to the terms hereof, each such Consenting Debtholder and Consenting Revolver Lender shall not directly or indirectly, encumber, sell, assign, grant an option with respect to, transfer, or otherwise dispose of (any of the foregoing, a “Transfer”) any indebtedness or other claim under the Revolving Credit Facility, Secured Term Loans or Secured Notes, and any purported Transfer of any indebtedness or other claim under the Revolving Credit Facility, such Secured Term Loans or Secured Notes shall be void and without effect; provided, however, that such Transfer may be made if it otherwise complies with the requirements in the documents evidencing the Revolving Credit Facility, such Term Loan or Secured Note and either (a) the transferee is another Consenting Debtholder or Consenting Revolver Lender or (b) if the transferee is not another Consenting Debtholder or Consenting Revolver Lender, the transferee delivers to the Company, on or before the time of the proposed Transfer, a written agreement containing, among other things, the transferor, the amount and type of indebtedness or other claim transferred by the transferor and the principal amount and type of indebtedness or other claim held by such transferee (consistent with the signature pages hereto) and the following statement (the “Transferee Acknowledgement”):

The undersigned (“Transferee”) hereby acknowledges that it has received and reviewed a complete copy of the Restructuring Support Agreement, dated as of [●], 2015 (the “Agreement”), by and among the Company (as defined in the Agreement), Transferring Consenting Debtholder or Consenting Revolver Lender (“Transferor”), and certain other parties thereto, and agrees that, upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall have all the rights of, and be deemed, and is hereby admitted as, a “Consenting Debtholder” or a “Consenting Revolver Lender”, as applicable, and “Party” for all purposes thereof, with all related rights and privileges.

This Agreement shall in no way be construed to preclude the Consenting Debtholders or the Consenting Revolver Lenders from acquiring additional indebtedness under the Revolving Credit Facility, Term Loans or Secured Notes; provided that (i) any Consenting Debtholder or Consenting Revolver Lender that acquires additional indebtedness under the Revolving Credit Facility, Term Loans or Secured Notes after executing this Agreement shall notify the Company of such acquisition within five (5) Business Days after the closing of such trade (which notice shall identify the seller and if such seller is a Consenting Debtholder or Consenting Revolver Lender) and (ii) any such acquired indebtedness under the Revolving Credit Facility, Term Loans or Secured Notes shall automatically and immediately upon acquisition by a Consenting Debtholder or Consenting Revolver Lender be deemed subject to all of the terms of this Agreement whether or not notice is given to the Company of such acquisition.

Notwithstanding the foregoing, (i) a Consenting Debtholder or Consenting Revolver Lender may Transfer any claim to an entity that is acting in its capacity as a Qualified Marketmaker (as defined herein) (a “Qualified Transfer”) without the requirement that the Qualified Marketmaker be or become a Consenting Debtholder or Consenting Revolver Lender, as

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applicable, provided that such Qualified Transfer shall only be valid if the Qualified Marketmaker subsequently Transfers such claim to a transferee that is a Consenting Debtholder or Consenting Revolver Lender (or becomes a Consenting Debtholder or Consenting Revolver Lender at the time of the Transfer pursuant to a Transferee Acknowledgment) either (a) prior to the voting record date for the Plan (the “Voting Record Date”), if the Qualified Transfer is made prior to the Voting Record Date, or (b) after the Voting Record Date, if the Qualified Transfer is made after the Voting Record Date, and (ii) if a Consenting Debtholder or Consenting Revolver Lender, acting in its capacity as a Qualified Marketmaker, acquires a claim from a holder of claims that is not a Consenting Debtholder or Consenting Revolver Lender, as applicable, it may Transfer such claim without the requirement that the transferee be or become a Consenting Debtholder or Consenting Revolver Lender, as applicable. For purposes hereof, a “Qualified Marketmaker” shall mean an entity that (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

Section 4. Milestones.

4.01. The Vantage Debtors and, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent, will comply with the following Milestones within the periods specified herein, unless otherwise agreed in writing with the Majority Consenting Debtholders and, with respect to (a), (c), (f) and (g) below, Majority Consenting Revolver Lenders:

(a) solicitation of the lenders under the 2017 Term Loan, the lenders under the 2019 Term Loan, the lenders under the Revolving Credit Facility, the holders of the 7.5% Secured Notes, and the holders of the 7.125% Secured Notes (such date, the “Solicitation Commencement Date”) regarding the Plan shall begin on or before December 4, 2015;

(b) the Vantage Parent Transaction shall be completed on or before the Petition Date (as defined herein);

(c) each of the Vantage Debtors shall commence the Chapter 11 Cases by filing a voluntary petition in the Bankruptcy Court on or before ten (10) calendar days after the Solicitation Commencement Date (the “Petition Date”);

(d) the Vantage Debtors shall on the Petition Date file with the Bankruptcy Court the Plan and Disclosure Statement;

(e) the Vantage Debtors shall on the Petition Date or within one (1) Business Day after the Petition Date file a motion with the Bankruptcy Court seeking interim and final approval of the Cash Collateral Order;

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(f) Vantage Parent and OGIL shall execute the Backstop Agreement within one (1) Business Day after the Petition Date; and

(g) the Vantage Debtors shall file with the Bankruptcy Court a motion seeking approval of the Backstop Agreement and the procedures related to the Rights Offering within one (1) Business Day after the execution of the Backstop Agreement.

4.02. The Vantage Debtors and, prior to the to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent, will use commercially reasonable efforts to cause the following Milestones to be met within the periods specified herein, unless otherwise agreed in writing with the Majority Consenting Debtholders:

(a) the Cash Collateral Order shall have been entered by the Bankruptcy Court (i) on an interim basis no later than five (5) calendar days after the Petition Date, and (ii) on a final basis no later than sixty (60) calendar days after the Petition Date;

(b) the order approving the Backstop Agreement and procedures with respect to the Rights Offering shall be entered by the Bankruptcy Court within thirty (30) calendar days after the Petition Date;

(c) the order approving the Disclosure Statement and the solicitation procedures shall be shall be entered by the Bankruptcy Court within sixty (60) calendar days after the Petition Date;

(d) the order confirming the Plan shall be entered by the Bankruptcy Court within sixty (60) calendar days after the Petition Date; and

(e) the Effective Date shall occur within fifteen (15) calendar days after entry of the order confirming the Plan.

Section 5. Representations and Warranties.

5.01. The Company’s Representations and Warranties. In order to induce the Consenting Debtholders and the Consenting Revolver Lenders to enter into and perform their obligations under this Agreement, the Company hereby represents, warrants, and acknowledges as follows:

(a) Authority. (i) The Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all the requisite corporate, partnership, or other power and authority to execute, deliver, and perform its obligations under this Agreement, and to consummate the transactions contemplated herein; and (ii) the execution, delivery, and performance by the Company under this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company is necessary to authorize and approve this Agreement or any of the transactions contemplated herein.

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(b) Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(c) No Conflict. The execution, delivery, and performance by the Company (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its charter, certificate of incorporation, bylaws, or other organizational documents, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its certificate of incorporation or by-laws (or other organizational documents) or any material contractual obligation to which it is a party; provided, however, that the filing of the Chapter 11 Cases and the commencement of negotiations with the Consenting Debtholders for the Restructuring may constitute a default under certain material contractual obligations of Vantage Parent and certain of its subsidiaries.

(d) Authorization of Governmental Authorities. No action by (including any authorization, consent, or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by the Company of this Agreement; provided that the Restructuring shall be subject to approval by the Bankruptcy Court in the Chapter 11 Cases.

(e) No Reliance. The Company (i) is a sophisticated party with respect to the subject matter of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement, and (iv) has independently and without reliance upon any other party and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon the Consenting Debtholders’ and Consenting Revolver Lenders’ express representations, warranties, and covenants in this Agreement, and has entered into this Agreement voluntarily and of its own choice and not under coercion or duress.

5.02. The Consenting Debtholders’ and Consenting Revolver Lenders’ Representations and Warranties. In order to induce the Company to enter into and perform their obligations under this Agreement, each Consenting Debtholder and each Consenting Revolver Lender, severally but not jointly, hereby represents, warrants, and acknowledges as follows:

(a) Authority. (i) The Consenting Debtholder or Consenting Revolver Lender, as applicable, is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all the requisite corporate, partnership, or other power and authority to execute, deliver, and perform its obligations under this Agreement, and to consummate the transactions contemplated herein; and (ii) the execution, delivery, and performance by the Consenting Debtholder or Consenting Revolver Lender, as applicable, of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action (corporate, partnership, or otherwise) on the part of the Consenting Debtholder or Consenting Revolver Lender, as applicable, and no other proceedings on the part of the Consenting Debtholder or Consenting Revolver Lender, as applicable, is necessary to authorize and approve this Agreement or any of the transactions contemplated herein.

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(b) Validity. This Agreement has been duly executed and delivered by the Consenting Debtholder or Consenting Revolver Lender, as applicable, and constitutes the legal, valid, and binding agreement of the Consenting Debtholder or Consenting Revolver Lender, as applicable, enforceable against the Consenting Debtholder or Consenting Revolver Lender, as applicable, in accordance with its terms.

(c) No Conflict. The execution, delivery, and performance by the Consenting Debtholder or Consenting Revolver Lender, as applicable (when such performance is due), of this Agreement does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

(d) Authorization of Governmental Authorities. No action by (including any authorization, consent, or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by the Consenting Debtholder or Consenting Revolver Lender, as applicable, pursuant to this Agreement.

(e) Accredited Investor. The Consenting Debtholder or Consenting Revolver Lender, as applicable, and any holder for which any such person acts as investment adviser or manager, is an Accredited Investor (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

(f) No Reliance. The Consenting Debtholder or Consenting Revolver Lender, as applicable, (i) is a sophisticated party with respect to the subject matter of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement, and (iv) has independently and without reliance upon the Company or any officer, employee, agent, or representative thereof, and based on such information as the Consenting Debtholder or Consenting Revolver Lender, as applicable, has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Consenting Debtholder or Consenting Revolver Lender, as applicable, has relied upon the Company’s express representations, warranties, and covenants in this Agreement, and the Consenting Debtholder or Consenting Revolver Lender, as applicable, acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress.

(g) Relevant Securities. The Consenting Debtholder or Consenting Revolver Lender, as applicable, is the beneficial owner and/or the investment adviser or manager of discretionary accounts for the holders or beneficial owners of, or otherwise has the power to control or has investment authority over, the aggregate principal amount of the Secured Notes, Secured Term Loans, or the Revolving Credit Facility, as the case may be, set forth on its signature page hereto (the “Relevant Securities”), with the power to vote and dispose of all of the aggregate principal amount of the Relevant Securities on behalf of such holders or beneficial owners.

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(h) Not Public Securities. The Consenting Debtholder or Consenting Revolver Lender, as applicable, acknowledge that they are hereby advised by the Vantage Debtors that (i) the offer and sale of the New Securities has not been, and will not be, registered under the Securities Act; and (ii) the offering and issuance of the New Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder or pursuant to section 1145 of the Bankruptcy Code.

5.03. Further Assurances. From and after the date hereof, each of the Parties agrees to execute and deliver all such agreements, instruments, and documents and to take all such further actions as the Parties may reasonably deem necessary from time to time to carry out the intent and purpose of this Agreement and the Restructuring, and to consummate the transactions contemplated thereby. The Consenting Debtholders and the Consenting Revolver Lenders agree that the agreements set forth herein, including in this Section 5.03, constitute a direction to the applicable agents and/or trustees for the Revolving Credit Facility, the Secured Notes, and the Secured Term Loans, respectively, to take necessary or appropriate actions to carry out the intent and purpose of this Agreement and the Restructuring, and to consummate the transactions contemplated thereby.

Section 6. No Waiver of Participation and Reservation of Rights and Ratification of Liability. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Debtholder or Consenting Revolver Lender or the ability of each Consenting Debtholder and Consenting Revolver Lender to protect and preserve its rights, remedies, and interests, including its claims against the Company, or its full participation in the Chapter 11 Cases or the Cayman Proceeding, including with respect to any matters covered by this Agreement. If the Restructuring is not consummated, or if this Agreement is terminated for any reason (other than pursuant to Section 7.01(d)), each Party fully reserves each and all of its rights.

Section 7. Termination.

7.01. Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of any of the following events (each such event in this Section 7.01, along with the events described in Section 7.02, Section 7.03, and Section 7.04, each a “Termination Event”):

(a) an order denying confirmation of the Plan is entered;

(b) an order confirming the Plan is reversed or vacated;

(c) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(d) the occurrence of the Effective Date.

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7.02. Consenting Debtholder and Consenting Revolver Lender Termination Events. The Majority Consenting Debtholders may terminate this Agreement on five (5) calendar days’ prior written notice (the “Notice Period”), delivered in accordance with Section 9.12, upon the occurrence and during the continuance of any of the events enumerated in this Section 7.02. The Requisite Consenting Revolver Lenders may terminate this Agreement in accordance with the Notice Period, delivered in accordance with Section 9.12, (i) upon the occurrence and during the continuance of any of the events enumerated in Sections 7.02(b)-(d), (f), (j), (p), (q), (r) (solely with respect to cash collateral, the Plan and the Disclosure Statement), (u), and (x)-(y), or (ii) upon the occurrence and during the continuance of any of the events enumerated in any of the other subparagraphs of this Section 7.02, solely in the event, in the case of this sub-clause (ii), that such event or events materially and adversely affect the Consenting Revolver Lenders.

(a) the breach in any material respect by the Company of any of the obligations, undertakings, representations, warranties, or covenants of the Company set forth in this Agreement which remains uncured during the Notice Period;

(b) if the Definitive Documents and any amendments, modifications, or supplements thereto (other than Section 10.7(b) of the Plan) do not comply with Section 2 or Section 8 of this Agreement, as applicable, provided that such Definitive Documents or amendments, modifications or supplements thereto were not modified to be consistent with Section 2 or Section 8, as applicable, or withdrawn during the Notice Period;

(c) if the Vantage Debtors or, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent have (i) withdrawn the Plan, (ii) publicly announced their intention not to support the Plan or the Restructuring, (iii) filed a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (iv) agreed (including, for the avoidance of doubt, as evidenced by a term sheet, letter of intent, or similar document) or publicly announced its intent to pursue an Alternative Transaction;

(d) if, prior to the Effective Date, any of the Vantage Debtors seeks to sell any material assets without the consent of the Majority Consenting Debtholders and Majority Consenting Revolver Lenders;

(e) if, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent seeks to sell any material assets without the consent of the Majority Consenting Debtholders;

(f) if the Vantage Debtors or, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent, fails to meet a Milestone, which has not been waived or extended consistent with Section 4 hereof, except to the extent such failure was caused by a default of a Consenting Debtholder of its obligations hereunder; provided, however, that the Requisite Consenting Revolver Lenders may not terminate this Agreement pursuant to this subsection for the failure to meet the Milestones in Section 4.01(b), (f) and (g) or Section 4.02;

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(g) if, prior to the Effective Date, (i) the Company or any governmental authority (which, for the avoidance of doubt, includes the Department of Justice and the Securities and Exchange Commission) determines that the Company has violated any laws in connection with the contracting for the Titanium Explorer, (ii) the Company or any governmental authority determines that Hamylton Padilha, Hsin-Chi Su (a/k/a Nobu Su), or any other individual was acting on behalf of or upon the instruction from the Company in connection with the alleged bribes paid in connection with the contracting for the Titanium Explorer, or (iii) the Company or any governmental authority discovers any evidence of wrongdoing by the Company’s employees, officers, or directors in connection with the contracting for the Titanium Explorer;

(h) if, prior to the Effective Date, any of the Vantage Debtors enters into any material contractual obligations or any material settlements without the consent of the Majority Consenting Debtholders;

(i) if, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent enters into any material contractual obligations or any material settlements without the consent of the Majority Consenting Debtholders;

(j) if, prior to the Effective Date, any material contract of a Vantage Debtor (i) is validly terminated for reasons other than the insolvency of Vantage Parent or any Vantage Debtor or the commencement of the Cayman Proceeding or any case under chapter 11 of the Bankruptcy Code, (ii) there is material non-performance by any Vantage Debtor, (iii) there is a breach of any such contract by any Vantage Debtor (other than as a result of the commencement of the Chapter 11 Cases or the Cayman Proceeding), (iv) the Bankruptcy Court enters an order rejecting any such contract, or (v) a court or arbitration panel determines by final order or adjudication that a non-Vantage Debtor counterparty no longer has any obligation to perform or otherwise pay damages under any material contract;

(k) upon the filing by the Vantage Debtors of any motion or other request for relief seeking to (i) voluntarily dismiss any of the Chapter 11 Cases, (ii) convert any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (iii) appoint a trustee or examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case;

(l) if, prior to the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding, Vantage Parent files a motion to dismiss or otherwise withdraw the Cayman Proceeding without the consent of the Majority Consenting Debtholders;

(m) upon the entry of an order by the Bankruptcy Court, which order is not subject to a stay of its effectiveness pending appeal, appointing a trustee or examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case;

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(n) if any Vantage Debtor loses the exclusive right to file and/or solicit acceptance of a chapter 11 plan;

(o) if the Backstop Agreement is terminated in accordance with its terms;

(p) upon the entry of an order by the Bankruptcy Court, which order is not subject to a stay of its effectiveness pending appeal, (a) dismissing any of the Chapter 11 Cases, (b) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (c) the effect of which would render the Plan incapable of consummation on the terms set forth herein;

(q) upon an Event of Default or Termination Event under the Cash Collateral Order;

(r) if any of the orders approving the use of cash collateral, the Backstop Agreement, the Rights Offering procedures, the Plan, or the Disclosure Statement are reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Majority Consenting Debtholders and Majority Consenting Revolver Lenders;

(s) if the Vantage Debtors file any motion, application, or adversary proceeding challenging the amount, scope, extent, validity, enforceability, perfection, priority of, or seeking avoidance of, the claims under the Revolving Credit Facility, Secured Term Loans and Secured Notes, or the liens securing such claims or any other cause of action against and/or seeking to restrict the rights of the holders of the Secured Term Loans, Secured Notes or Revolving Credit Facility in their capacity as such, either directly or through the respective agents or indenture trustees (or if the Vantage Debtors support any such motion, application, or adversary proceeding commenced by any third party or consent to the standing of any such third party);

(t) if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order, which order is not subject to a stay of its effectiveness pending appeal, setting aside, declaring void, unwinding, making illegal, or otherwise preventing or prohibiting the Restructuring, the Vantage Parent Transaction, the consummation of the transactions contemplated in the Term Sheet, or any of the Definitive Documents;

(u) if the Bankruptcy Court shall have issued an order, which order is not subject to a stay of its effectiveness pending appeal, setting aside, declaring void, unwinding, making illegal, or otherwise preventing or prohibiting the Restructuring;

(v) if the Vantage Parent Secured Promissory Note is transferred, assigned, amended, or modified without the consent of the Majority Consenting Debtholders;

(w) if there is an Event of Default under the Vantage Parent Secured Promissory Note;

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(x) the Vantage Debtors make any payment under the Vantage Parent Secured Promissory Note other than a payment of the “Share Consideration”; or

(y) in the event that the Effective Date shall not have occurred within one hundred twenty (120) days after the Petition Date.

Notwithstanding anything to the contrary herein, the Consenting Debtholders shall not have any termination rights based on any action or inaction by Vantage Parent after the making of a winding up order and the appointment of official liquidators in the Cayman Proceeding.

7.03. Company Termination Events. The Company may terminate this Agreement on five (5) calendar days’ prior written notice, delivered in accordance with Section 9.12, upon the occurrence of the following events:

(a) a breach by any Consenting Debtholder or Consenting Revolver Lender of any of its obligations under this Agreement that would reasonably be expected to have a material adverse impact on confirmation or consummation of the Restructuring, provided that such breach may be cured during the five-day notice period;

(b) the Board of Directors of Vantage Parent or OGIL (on behalf of the Company and each of its respective boards or members or managers) determines in good faith based upon the advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law;

(c) if the Backstop Parties have not executed the Backstop Agreement within one (1) Business Day after the Petition Date;

(d) if the Backstop Agreement is terminated in accordance with its terms (except to the extent such termination was caused by a default of Vantage Parent or OGIL of its obligations thereunder);

(e) The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order enjoining or otherwise prohibiting the consummation of the Restructuring; or

(f) one hundred twenty (120) days after the Petition Date (provided that the failure of the occurrence of the Effective Date was not based on any action or inaction by any Vantage Debtor).

provided, that upon a termination of this Agreement pursuant to Section 7.03(b) all obligations of each Consenting Debtholder hereunder shall immediately terminate without further action or notice by such Consenting Debtholder.

Notwithstanding anything to the contrary herein, the Company shall not have any termination rights based on any action or inaction by Vantage Parent after commencement of the Cayman Proceeding or a liquidator appointed in the Cayman Proceeding or any event or occurrence or order of the court in the Cayman Proceeding.

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For the avoidance of doubt, and notwithstanding any provisions to the contrary herein but subject to the remainder of this paragraph, in order to fulfill the Company Parties’ fiduciary obligations, the Vantage Debtors and, prior to the confirmation of the Plan, Vantage Parent, may receive (but not directly or indirectly solicit) proposals or offers for Alternative Transactions from other parties and negotiate, provide due diligence, discuss, and/or analyze such Alternative Transactions received without breaching or terminating this Agreement; provided that the Company shall provide a copy (subject to redaction with respect to the identity of such other party, to the extent required in writing by the proponent of such offer) of any written offer or proposal (and notice of any oral offer or proposal) for an Alternative Transaction received to the legal counsel and the financial advisors for the Ad Hoc Committee and counsel to the Revolver Agent within two (2) Business Days after the Company Parties’ or their advisors’ receipt of such offer or proposal.

7.04. Mutual Termination. This Agreement and the obligations of all Parties hereunder may be terminated by mutual agreement among the Company, the Majority Consenting Debtholders and the Requisite Consenting Revolver Lenders. Majority Consenting Debtholders may terminate this Agreement, effective immediately upon sending notice thereof to the other parties hereto, upon the termination of this Agreement in accordance with Section 7.02 by the Requisite Consenting Revolver Lenders. Requisite Consenting Revolver Lenders may terminate this Agreement, effective immediately upon sending notice thereof to the other parties hereto, upon the termination of this Agreement in accordance with Section 7.02 by the Majority Consenting Debtholders.

7.05. Effect of Termination. Subject to Section 9.08, upon termination of this Agreement other than pursuant to Section 7.01(d), each Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement and any and all consents and ballots tendered by the Consenting Debtholders and Consenting Revolver Lenders prior to such termination shall be deemed, for all purposes, automatically to be null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan and this Agreement or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission), and the Company shall not oppose any such change or resubmission; provided, however, that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of termination. Notwithstanding the foregoing, upon termination of this Agreement by only either the Majority Consenting Debtholders or the Requisite Consenting Revolver Lenders (but not both) in accordance with Section 7.02, then this Agreement shall remain in full force and effect between the Company and the non-terminating group until termination in accordance with its terms.

7.06. Automatic Stay. The Parties acknowledge that after the Petition Date it shall not be a violation of the automatic stay provisions set forth in section 362 of the Bankruptcy Code, to the extent applicable, to deliver a notice of termination of this Agreement pursuant to its terms; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

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Section 8. Effectiveness; Amendments. This Agreement shall become effective and binding upon each Party that has executed and delivered counterpart signature pages hereto; provided that signature pages executed by Consenting Debtholders and Consenting Revolver Lenders shall be delivered to (i) other Consenting Debtholders and Consenting Revolver Lenders in a redacted form that removes such Consenting Debtholders’ holdings of the Secured Term Loans and/or Secured Notes and such Consenting Revolver Lenders’ holdings of the Revolving Credit Facility and (ii) the Company, the advisers to the Company, and advisers to the Consenting Debtholders and Consenting Revolver Lenders in an unredacted form; provided, further, that the Company, the advisers to the Company, and the advisers to the Consenting Debtholders and Consenting Revolver Lenders shall not disclose the unredacted signature pages and shall keep such unredacted signature pages in strict confidence, except as may be required by law. If such disclosure is required by law, the Company shall provide each Consenting Debtholder and Consenting Revolver Lender with advanced notice of the intent to disclose and shall afford each Consenting Debtholder and Consenting Revolver Lender a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such disclosure prior to the Company making such disclosure.

Once effective, this Agreement, including the Term Sheet, may only be modified, amended, or supplemented (except as expressly provided herein or therein) as follows: (A) any modification, amendment, or change to the definition of Majority Consenting Debtholders shall require the written approval of the Company and each of the Consenting Debtholders, (B) any modification, amendment, or change to the definitions of Requisite Consenting Revolver Lenders and/or Majority Consenting Revolver Lenders shall require the written approval of the Company and Requisite Consenting Revolver Lenders, (C) any waiver, change, modification, or amendment to this Agreement that affects the Consenting Debtholders shall require the written approval of the Company and the Majority Consenting Debtholders, (D) any waiver, change, modification, or amendment to this Agreement that adversely affects the Consenting Revolver Lenders shall require the written approval of the Company and the Majority Consenting Revolver Lenders; provided that any waiver, change, modification or amendment to the Amended and Restated Credit Facility Term Sheet shall require the written approval of the Company and the Requisite Consenting Revolver Lenders, and (E) without limitation of sub-sections (A), (B), (C), and (D), any other waiver, change, modification, or amendment to this Agreement not expressly enumerated in sub-sections (A), (B), (C), or (D) shall require the written approval of the Company and the Majority Consenting Debtholders. To the extent that a signatory to this Agreement holds, as of the date hereof or thereafter, multiple claims against the Company, such Party shall be deemed to have executed this Agreement in its capacity as a holder of all such claims, and this Agreement shall apply severally to such Party with respect to each such claim held by such Party; provided, however, that the foregoing provision shall not apply to the Consenting Revolver Lenders.

Section 9. Miscellaneous.

9.01. Specific Performance. This Agreement is intended as a binding commitment enforceable in accordance with its terms. Each Party acknowledges and agrees that the exact nature and extent of damages resulting from a breach of this Agreement are uncertain at the time of entering into this Agreement and that any such breach would result in damages that

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would be difficult to determine with certainty. It is understood and agreed that money damages would not be a sufficient remedy for any such breach of this Agreement, and that any non-breaching Party shall be entitled to obtain specific performance and injunctive relief as remedies for any such breach, and each Party further agrees to waive, and to cause each of their representatives to waive, any requirement for the securing or posting of any bond in connection with requesting such remedy. Such remedies shall not be deemed to be the exclusive remedies for the breach of this Agreement by any Party or its representatives. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

9.02. Confidentiality. The Parties understand and acknowledge that this Agreement and the Term Sheet will be disclosed as an exhibit to the Disclosure Statement and will also be filed with the Bankruptcy Court, provided that in such disclosure the executed signature pages to this Agreement shall be redacted and no individual holdings information shall be included, except as may be required by law. The Company shall not disclose to any Person the amount or percentage of claims held by any individual Consenting Debtholder, except as may be required by law. If in either case such disclosure is required by law, the Company shall provide each Consenting Debtholder and Consenting Revolver Lender with advanced notice of the intent to disclose and shall afford each Consenting Debtholder and Consenting Revolver Lender a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such disclosure prior to the Company making such disclosure.

9.03. Complete Agreement. This Agreement (including exhibits) and the other documents and instruments referenced herein constitute the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement, other than for any confidentiality agreement. No claim of waiver, modification, consent, or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party on the date hereof or thereafter. Notwithstanding the foregoing, any confidentiality agreement executed by a Consenting Debtholder and the Company, and any reimbursement agreement or fee letter between counsel to any Consenting Debtholder or Consenting Revolver Lender and the Company, shall survive this Agreement and shall remain in full force and effect in accordance with its terms.

9.04. Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Person except as provided in Section 3.05. Nothing in this Agreement, express or implied, shall give to any Person, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third party beneficiary hereof.

9.05. Governing Law; Submission to Jurisdiction; Selection of Forum; WAIVER OF TRIAL BY JURY. This Agreement, and all claims or causes of action (whether in

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contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, termination, performance, or nonperformance of this Agreement (including exhibits), shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without giving effect to any applicable conflict of laws principles to the extent that the application of the laws of another jurisdiction would be required thereby. Each Party agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement, any provision hereof or the Restructuring described herein, in the United States District Court for the Southern District of New York, any New York State court sitting in the Borough of Manhattan of New York City, or, to the extent the Company commences the Chapter 11 Cases, the Bankruptcy Court (the “Chosen Courts”) and, solely in connection with claims arising under this Agreement or the Restructuring that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party; provided that, upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall be the sole Chosen Court. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR THE RESTRUCTURING DESCRIBED HEREIN.

9.06. Execution of Agreement. This Agreement may be executed and delivered (by facsimile, e-mail, or otherwise) in any number of counterparts, each of which, when executed and delivered in accordance with Section 8, shall be deemed an original, and all of which together shall constitute the same agreement. Each Party represents and warrants that each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

9.07. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, and representatives, other than a trustee or similar representative appointed in a bankruptcy case. The agreements, representations, and obligations of the Consenting Debtholders and Consenting Revolver Lenders, respectively, under this Agreement are, in all respects, several and not joint.

9.08. Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 9.08, Section 3.03, Section 6, Section 7.06, Section 8, and Sections 9.01 to 9.15 shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

9.09. Creditors’ Committee. Each Consenting Debtholder agrees not to request that the United States Trustee appoint an official committee of creditors in the Chapter 11 Cases. Notwithstanding anything herein to the contrary, if any Consenting Debtholder is appointed to and serves on an official committee of creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Debtholder’s exercise of its fiduciary duties to any Person arising from its service on such committee, and any such exercise

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of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, that nothing in this Agreement shall be construed as requiring any Consenting Debtholder to serve on any official committee in any such chapter 11 case.

9.10. Relationship Among Parties. (a) It is understood and agreed that no Consenting Debtholder has any duty of trust or confidence in any form with any other Consenting Debtholder, and, except as provided in this Agreement, there are no agreements, commitments, or undertakings between or among them. In this regard, it is understood and agreed that any Consenting Debtholder may trade in the Secured Term Loans, Secured Notes, or other debt or equity securities of the Company without the consent of the Company, as the case may be, or any other Consenting Debtholder, subject to applicable securities laws, the terms of any applicable non-disclosure agreement, and the terms of this Agreement; provided, further, that neither any Consenting Debtholder nor the Company shall have any responsibility for any such trading by any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Debtholders shall in any way affect or negate this understanding and agreement.

(b) It is understood and agreed that no Consenting Revolver Lender has any duty of trust or confidence in any form with any other Consenting Revolver Lender, and, except as provided in this Agreement, there are no agreements, commitments, or undertakings between or among them. In this regard, it is understood and agreed that any Consenting Revolver Lender may trade in the obligations under the Revolving Credit Facility, Secured Term Loans, Secured Notes, or other debt or equity securities of the Company without the consent of the Company, as the case may be, or any other Consenting Revolver Lender, subject to applicable securities laws, the terms of any applicable non-disclosure agreement, and the terms of this Agreement; provided, however, that neither any Consenting Revolver Lender nor the Company shall have any responsibility for any such trading by any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Revolver Lender shall in any way affect or negate this understanding and agreement.

9.11. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by facsimile, (c) one (1) Business Day following the day sent by overnight courier, or (d) when sent by electronic mail, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

(a) If to the Company, to:

Vantage Drilling Company
777 Post Oak Boulevard, Suite 800
Houston, Texas 77056
Attention:	Paul A. Bragg
Facsimile:	(281) 404-4749
Email:	paul.bragg@vantagedrilling.com

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with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Ray C. Schrock, P.C.
Ronit J. Berkovich, Esq.
Facsimile:	(212) 310-8007
Email:	ray.schrock@weil.com
ronit.berkovich@weil.com

(b) If to a Consenting Debtholder, a Consenting Revolver Lender or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Debtholder’s or Consenting Revolver Lender’s signature (or as directed by any transferee thereof), as the case may be, (or at such other addresses or facsimile numbers as shall be specified by like notice) with a copy to:

In the case of the Consenting Debtholders:

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, New York 10005
Attention:	Dennis F. Dunne, Esq.
Evan R. Fleck, Esq.
Facsimile:	(212) 822-5567
Email:	ddunne@milbank.com
efleck@milbank.com

In the case of the Consenting Revolver Lenders:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Richard A. Levy, Esq.
M. Catherine Ozdogan, Esq.
Peter P. Knight, Esq.
Facsimile:	(312) 993-9767
Email:	richard.levy@lw.com
catherine.ozdogan@lw.com
peter.knight@lw.com

9.12. No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The votes of the holders of claims against the Company shall not be solicited until such holders who are entitled to vote on the Plan have received the Plan, the Disclosure Statement, and any other required solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any Person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

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9.13. Other Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) all exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iii) words imparting the singular number only shall include the plural and vice versa; (iv) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (v) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vi) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; (vii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified; and (viii) “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(b) The Company, the Consenting Debtholders and the Consenting Revolver Lenders have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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EXHIBIT A

VANTAGE TERM SHEET

VANTAGE DRILLING COMPANY

RESTRUCTURING TERM SHEET

DECEMBER 1, 2015

This term sheet (the “Term Sheet”) sets forth the principal terms of a proposed financial restructuring (the “Restructuring”) of the existing debt and other obligations of Vantage Drilling Company (“Vantage Parent”) and its subsidiaries, including Offshore Group Investment Limited (“OGIL”). Subject in all respects to the terms of the Restructuring Support Agreement to which this Term Sheet will be attached (the “Restructuring Support Agreement”), the Restructuring will be implemented by (i) OGIL and certain other subsidiaries of Vantage Parent (as listed herein, the “Vantage Debtors”) commencing cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue a pre-packaged chapter 11 plan of reorganization (the “Plan”) containing the terms set forth herein, and (ii) Vantage Parent filing a petition commencing an official liquidation proceeding under the laws of the Cayman Islands (the “Cayman Proceeding”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement or the Plan, as applicable.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE NEGOTIATION AND EXECUTION OF DEFINITIVE DOCUMENTATION. THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE VANTAGE DEBTORS.

Transaction Overview

Vantage Debtors:

•  OGIL;

•  Vantage Delaware Holdings, LLC;

•  Dragonquest Holdings Company;

•  Emerald Driller Company;

•  P2020 Rig Co.;

•  P2021 Rig Co.;

•  PT. Vantage Drilling Company Indonesia;

•  Sapphire Driller Company;

•  Vantage Deepwater Company;

•  Vantage Deepwater Drilling, Inc.;

•  Vantage Driller I Co;

•  Vantage Driller II Co;

•  Vantage Driller III Co;

•  Vantage Driller IV Co.;

•  Vantage Driller VI Co.;

•  Vantage Driller ROCO S.R.L.;

•  Vantage Drilling Africa;

•  Vantage Drilling (Malaysia) I Sdn. Bhd.;

•  Vantage Drilling Labuan I Ltd.;

•  Vantage Drilling Netherlands B.V.;

•  Vantage Holding Hungary Limited Liability Company;

•  Vantage Holdings Cyprus ODC Limited;

•  Vantage Holdings Malaysia I Co.; and

•  Vantage International Management Co.

Current Capital Structure:

Secured

Revolving Credit Facility Claims: consisting of One Hundred Fifty Million Dollars ($150,000,000) in unpaid principal and Twenty-Two Million Nine Hundred Thousand Dollars ($22,900,000) of undrawn letters of credit, plus interest, fees and other expenses arising under or in connection with that certain Amended and Restated Credit Agreement, dated as of March 28, 2013, by and among OGIL and Vantage Parent, as borrowers, each of the guarantors named therein, the lenders party thereto (the “Revolver Lenders”), and Royal Bank of Canada, as administrative agent, as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “Revolving Credit Facility”);

2017 Term Loan Claims: consisting of Three Hundred Twenty-Three Million Five Hundred Forty-Three Thousand Four Hundred Twenty-Nine Dollars ($323,543,429) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with that certain Amended and Restated Term Loan Agreement, dated as of October 25, 2012 and amended and restated as of November 22, 2013, by and among OGIL and Vantage Delaware Holdings, LLC, as borrowers, each of the guarantors named therein, the lenders party thereto (the “2017 Term Loan Lenders”), and Cortland Capital Market Services LLC, as successor administrative agent to Citibank, N.A., as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “2017 Term Loan”);

2019 Term Loan Claims: consisting of Three Hundred Forty-One Million Two Hundred Fifty Thousand Dollars ($341,250,000) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with that certain Second Term Loan Agreement, dated as of March 28, 2013, by and

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among OGIL and Vantage Delaware Holdings, LLC, as borrowers, each of the guarantors named therein, the lenders party thereto (the “2019 Term Loan Lenders”), and Cortland Capital Market Services LLC, as successor administrative agent to Citibank, N.A., as amended, modified, or otherwise supplemented from time to time prior to the date hereof, (the “2019 Term Loan”). The 2017 Term Loan and the 2019 Term Loan are referred to together as the “Secured Term Loans” and the 2017 Term Loan Lenders and the 2019 Term Loan Lenders are referred to together as the “Secured Term Loan Lenders”;

7.5% Notes Claims: consisting of One Billion Eighty-Six Million Eight Hundred Fifteen Thousand Dollars ($1,086,815,000) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with the 7.5% Senior Secured First Lien Notes due 2019 or that certain Indenture, dated as of October 25, 2012, by and among OGIL, as issuer, each of the guarantors named therein, and Wells Fargo Bank, National Association, as indenture trustee, as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “7.5% Notes” and the respective holders, the “7.5% Noteholders”); and

7.125% Notes Claims: consisting of Seven Hundred Twenty-Seven Million Six Hundred Twenty-Two Thousand Dollars ($727,622,000) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with the 7.125% Senior Secured First Lien Notes due 2023 or that certain Indenture, dated as of March 28, 2013, by and among OGIL, as issuer, each of the guarantors named therein, and Wells Fargo Bank, National Association, as indenture trustee, as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “7.125% Notes” and the respective holders, the “7.125% Noteholders”). The 7.5% Notes and the 7.125% Notes are referred to together as the “Secured Notes” and the 7.5% Noteholders and the 7.125% Noteholders are referred to together as the “Secured Noteholders.”

Unsecured

7.875% Convertible Notes Claims: consisting of Nineteen Thousand Dollars ($19,000) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with the 7.875% Senior Convertible Notes due 2042 or that certain Indenture and First Supplemental Indenture, each dated as of August 21, 2012, by and among Vantage Parent, as issuer, and Wells Fargo Bank, National Association, as indenture trustee, as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “7.875% Convertible Notes” and the respective holders, the “7.875% Convertible Noteholders”);

5.5% Convertible Notes Claims: consisting of Twenty-Four Million Nine Hundred Seventy-Three Thousand Dollars ($24,973,000) in unpaid principal, plus interest, fees and other expenses, arising under or in connection with the 5.5% Convertible Senior Notes due 2043 or that certain Indenture and First Supplemental Indenture, each dated as of July 16, 2013, by and among Vantage Parent, as issuer, and Wells Fargo Bank, National Association, as

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indenture trustee, as amended, modified, or otherwise supplemented from time to time prior to the date hereof (the “5.5% Convertible Notes” and the respective holders, the “5.5% Convertible Noteholders”). The 7.875% Convertible Notes and the 5.5% Convertible Notes are referred to together as the “Convertible Notes” and 7.875% Convertible Noteholders and the 5.5% Convertible Noteholders are referred to together as the “Convertible Noteholders”;

F3 Capital Note Claim: consisting of Seventy Million Seven Hundred Thirty-Two Thousand Seven Hundred Twenty-Eight Dollars ($70,732,728) in unpaid principal and payable balance, plus interest, fees and other expenses, arising under or in connection with that certain Promissory Note, dated July 30, 2010, by and between Vantage Parent, as borrower, and F3 Capital, as lender. Vantage Parent disputes its liability with respect to the F3 Capital Note Claim;

Vantage Parent General Unsecured Claims: consisting of any claim against Vantage Parent that is neither secured nor entitled to priority under the applicable law governing such claim, including, without limitation, the 7.875% Convertible Notes Claims, the 5.5% Convertible Notes Claims, the F3 Capital Note Claim, any litigation claims against Vantage Parent, and any unsecured portion of the Secured Term Loan Claims and Secured Notes Claims against Vantage Parent; and

Vantage Debtor General Unsecured Claims: consisting of any claim against a Vantage Debtor that is neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

Equity Interests

Vantage Parent Interests: consisting of any equity interests in Vantage Parent, including common shares, preferred shares, and any options, warrants, or rights to acquire such equity interests;

OGIL Interests: consisting of any equity interests in OGIL, including common shares, preferred shares, and any options, warrants, or rights to acquire such equity interests; and

Intercompany Interests: consisting of any equity interests in Vantage Driller I Co, Vantage Driller II Co, Vantage Driller IV Co., Vantage Holding Hungary Limited Liability Company, Vantage Drilling Netherlands B.V., and any subsidiary of OGIL, including common shares, preferred shares, and any options, warrants, or rights to acquire such equity interests.

Restructuring Summary:	The Restructuring will be implemented through the Plan and the Cayman Proceeding. The Vantage Debtors will enter into a Restructuring Support Agreement with certain Revolver Lenders, Secured Term Loan Lenders, and Secured Noteholders. No later than December 4, 2015, the Vantage Debtors will commence the solicitation of votes for the Plan from Secured Term Loan Lenders and Secured Noteholders that are Eligible Holders and from all Revolver Lenders (the “Solicitation”). The “Effective Date” shall refer to

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the date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with its terms and the Plan has been consummated.

Prior to the commencement of the cases under chapter 11 of the Bankruptcy Code by the Vantage Debtors (collectively, the “Chapter 11 Cases”), OGIL shall purchase at fair market value Vantage Parent’s equity interests in Vantage International Management Company Pte. Ltd. and Vantage Energy Services, Inc. (collectively, the “Vantage Service Subsidiaries”). In exchange for the Vantage Service Subsidiaries, OGIL will issue a promissory note to Vantage Parent in an amount equal to the arm’s length, fair market value of the Vantage Service Subsidiaries, as appraised by an independent third party that is acceptable to both Vantage Parent and OGIL (the “Vantage Parent Secured Promissory Note”). The Vantage Parent Secured Promissory Note will mature one year from the date of issuance of the note and will provide that, upon the Effective Date of the Plan or a substantially similar plan of reorganization, such note will be paid in common shares of reorganized OGIL (“New Common Shares”) using the plan value, as established by Lazard Frères & Co. LLC and set forth in the disclosure statement accompanying the Plan, of such shares to calculate the appropriate number of shares. If the Effective Date has not occurred by the maturity date, the Vantage Parent Secured Promissory Note will be payable in cash, subject to the Bankruptcy Code and without prejudice to the rights of the Consenting Debtholders and Consenting Revolver Lenders to object to such payment being made during the pendency of the Chapter 11 Cases. The Vantage Parent Secured Promissory Note will be secured by a first priority security interest in the Vantage Service Subsidiaries and will earn interest at a rate of 10% per annum. Vantage Parent shall have the right to require OGIL to file, and thereafter use its commercially reasonable efforts to cause to become effective as promptly as practicable, a registration statement on Form S-1 (or other applicable form) for the distribution of any New Common Shares it receives in respect of the Vantage Secured Promissory Note pursuant to the Cayman Proceeding. The “Vantage Parent Secured Promissory Note Claims” shall refer to claims arising under the Vantage Parent Secured Promissory Note.

Following the commencement of the Chapter 11 Cases, the Vantage Debtors intend to cause an official liquidation proceeding in the Cayman Islands to be commenced for Vantage Parent. The Vantage Parent General Unsecured Claims and Vantage Parent Interests shall be compromised and administered through the Cayman Proceeding.

After commencement of the Chapter 11 Cases, OGIL also will launch a rights offering (the “Rights Offering”) for Seventy Five Million Dollars ($75,000,000) of new Senior Secured Second Lien Notes (the “New Secured Notes”), which shall accrue interest at a rate of 10% per annum, payable in cash. The Rights Offering is intended to be backstopped by Alliance Bernstein L.P., certain funds managed by Anchorage Capital Group, L.L.C., GoldenTree Asset Management LP, Knighthead Capital Management, LLC, Renegade Swish, LLC, Wingspan Investment Management, LP, and York Capital Management Global Advisors, LLC (collectively, the “Backstop

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Parties”) pursuant to, and subject to the terms and conditions of a backstop agreement substantially in the form attached to the Restructuring Support Agreement (the “Backstop Agreement”). In exchange for providing the backstop commitment for the Rights Offering, the Backstop Parties will receive on the Effective Date a backstop commitment premium in an amount equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), one-half of which will be paid in cash and one-half in New Secured Notes (the “Backstop Commitment Premium”); provided, however, that the Backstop Commitment Premium shall be paid entirely in cash to the extent so provided in the Backstop Agreement. A term sheet for the New Secured Notes is attached hereto as Exhibit 2.

On the Effective Date, OGIL will issue Seven Hundred and Fifty Million Dollars ($750,000,000) of new Senior Subordinated Secured Third Lien Convertible Notes (the “Secured Convertible PIK Notes”), which shall (i) accrue interest at a rate of 1% per annum, payable in kind, during the first four years, (ii) accrue interest at a rate of 12% per annum, payable in kind, from and after the fifth year through the maturity date, and (iii) mature in 2030. The Secured Convertible PIK Notes shall be subject to a make-whole premium due and payable upon acceleration of the notes following the occurrence of an event of default under the governing indenture in the amount equal to accreted value of the Secured Convertible PIK Notes at maturity, discounted at the applicable Treasury Rate (which Treasury Rate shall match the tenor of the Secured Convertible PIK Notes at the time the make-whole premium is due and payable) + 50 bps. The indenture for the Secured Convertible PIK Notes shall include customary events of default, including, without limitation, (a) the commencement of cases under the Bankruptcy Code by OGIL or any guarantor of the Secured Convertible PIK Notes, (b) the acceleration of any indebtedness of OGIL or any guarantor of the Secured Convertible PIK Notes in an amount greater than Thirty Million Dollars ($30,000,000) prior to its stated maturity, and (c) entry by a court or courts of competent jurisdiction of a final judgment or government fine or penalty (whether by agreement, consent decree, or otherwise), or entry by OGIL, any guarantor of the Secured Convertible PIK Notes, or any affiliate of OGIL (other than Vantage Parent) into any settlement agreement, consent decree, or similar agreement with respect to any investigations involving, or claims against, such entity, that would individually or in the aggregate exceed Fifty Million Dollars ($50,000,000) (“Judgment Default”). For the avoidance of doubt, a majority of the holders of the Secured Convertible PIK Notes may waive any such event of default. The Secured Convertible PIK Notes will be “stapled” to New Common Shares and will be subject to conversion (either in whole or in part) into New Common Shares at plan value (i) during the first three years, (a) upon the agreement by a majority vote of holders of the Secured Convertible PIK Notes to convert into New Common Shares or (b) upon the full and final resolution of all potential Investigation Claims (as defined herein) against OGIL, OGIL’s current subsidiaries, Vantage International Management Company Pte. Ltd., Vantage Energy Services, Inc., and Vantage Parent and Vantage Parent’s current subsidiaries (to the extent that OGIL or any subsidiary of OGIL may reasonably be expected to be liable for such claim against Vantage Parent or Vantage Parent’s current subsidiaries), as determined in good faith by the

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New Board of OGIL (which determination shall require the affirmative vote of a supermajority of the non-management directors, which, for all purposes herein, shall mean 5 affirmative votes assuming that 6 directors are eligible to vote), and (ii) after the first three years, upon the approval of the New Board of OGIL (which approval shall require the affirmative vote of a supermajority of the non-management directors). OGIL will file documents with the Securities and Exchange Commission after the Effective Date as a voluntary filer under the Securities Exchange Act of 1934, as amended, but will not be required to list the New Common Shares for trading on any national securities exchange. The “Investigation Claim” shall mean any claim held by a United States or Brazilian governmental unit and arising from or related to the procurement of that certain Agreement for the Provision of Drilling Services, dated as of February 4, 2009, by and between Petrobras Venezuela Investments & Services B.V. and Vantage Deepwater Company, as amended, modified, supplemented, or novated from time to time. A term sheet for the Secured Convertible PIK Notes is attached hereto as Exhibit 3.

The Amended and Restated Credit Facility (as defined herein), the Secured Convertible PIK Notes, and the New Secured Notes shall be subject to an intercreditor agreement as described in Exhibit 1 hereto (the “Intercreditor Agreement”).

The Vantage Debtors will use proceeds from the Rights Offering plus cash on hand to (i) provide additional liquidity for working capital and general corporate purposes, (ii) pay all reasonable and documented fees and expenses incurred by the Vantage Debtors in connection with the Restructuring, including the fees (including transaction fees) and expenses of their and their creditors’ legal and financial advisors, (iii) fund distributions under the Plan, and (iv) fund the administration of the Chapter 11 Cases.

Classification and Treatment of Claims and Interests Under the Plan

Administrative Expense, Priority Tax, and Other Priority Claims:	On or as soon as practicable after the Effective Date, each holder of an Allowed (as defined herein) administrative expense, priority tax, and other priority claim shall receive from its respective Vantage Debtor (i) payment in full in cash or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Secured Revolving Credit Facility Claims:	On the Effective Date, each holder of an Allowed Secured Revolving Credit Facility Claim shall receive, at the option of the Vantage Debtors, its pro rata share of (i) payment in full in cash to the extent the Vantage Debtors elect to refinance the Revolving Credit Facility in its entirety or (ii) an amended and restated senior secured term loan and letter of credit facility and, in the case of the Revolver Lenders (other than the letter of credit issuer) a cash payment of Seven Million Dollars $7,000,000, all on terms and conditions more specifically set forth in the term sheet attached as Exhibit 1 hereto and as are otherwise acceptable to more than one-half in number and at least two-thirds in amount of Allowed Secured Revolving Credit Facility Claims (the “Amended and Restated Credit Facility”).

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Secured Term Loan Claims and Secured Notes Claims:	On the Effective Date, each holder of an Allowed Secured Term Loan Claim or an Allowed Secured Notes Claim shall receive (i) its pro rata share of 100% of the Secured Convertible PIK Notes, (ii) its pro rata share of 100% of the New Common Shares, which shares shall be subject to dilution by New Common Shares issued on account of Vantage Parent Secured Promissory Note Claims, upon the conversion of the Secured Convertible PIK Notes, and under the Management Incentive Program, and (iii) up to its pro rata share of the $75,000,000 New Secured Notes to be issued in the Rights Offering, to the extent it elects to exercise its subscription rights thereunder, which subscription rights will be made available to each such holder on a pro rata basis.

Other Secured Claims:	On the Effective Date, each holder of an Allowed secured claim against a Vantage Debtor that is not an administrative expense claim, priority tax claim, Secured Revolving Credit Facility Claim, Secured Term Loan Claim, or Secured Notes Claim (“Other Secured Claims”) shall receive, at the option of the Vantage Debtors, (i) payment in full in cash, (ii) reinstatement or such other treatment sufficient to be unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable collateral in satisfaction of the Allowed amount of such secured claim. For the avoidance of doubt, the Vantage Parent Secured Promissory Note Claims shall be Allowed Other Secured Claims and, pursuant to the Plan, on the Effective Date, Vantage Parent shall receive, on account of the Vantage Parent Secured Promissory Note Claims, the number of New Common Shares equal to the value of the Vantage Service Subsidiaries plus accrued interest as of the Effective Date.

Vantage Debtor General Unsecured Claims:	On the Effective Date, each holder of an Allowed General Unsecured Claim against a Vantage Debtor shall be unimpaired under the Plan and shall receive, in full and final satisfaction of such Allowed General Unsecured Claim, payment in full in cash in the ordinary course of business as and when due and payable.

Vantage Debtor Intercompany Claims:	All intercompany claims among the Vantage Debtors will be paid, adjusted, continued, settled, reinstated, discharged, or eliminated to the extent determined to be appropriate by the Vantage Debtors with the prior written consent of the Majority Consenting Debtholders (such consent not to be unreasonably withheld). All intercompany claims between any Vantage Debtor and a non-Debtor affiliate shall be unimpaired under the Plan.

OGIL Interests:	On the Effective Date, the OGIL Interests shall be extinguished such that Vantage Parent’s existing equity interest in OGIL will be eliminated.

Intercompany Interests:	On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by OGIL or a direct or indirect subsidiary of OGIL shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors that are subsidiaries of OGIL; provided, that (i) shares in Vantage Driller I Co., Vantage Driller II Co., and Vantage Driller IV Co. will be

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transferred to OGIL in accordance with applicable share pledge agreements, and (ii) the existing shares, quota, or other applicable equity interest in Vantage Holding Hungary Kft. shall be cancelled and new shares, quota, or other applicable equity interest in Vantage Holding Hungary Kft. shall be distributed to OGIL in accordance with this Plan.

Other Provisions

“Allowed”	Means, with reference to any claim or interest, (i) any claim or interest arising before the Effective Date as to which (a) no objection to allowance, priority, or secured status, and no request for estimation or other challenge, has been interposed within the time period set forth in the Plan or (b) all such objections have been determined by a final order of the Bankruptcy Court to the extent such objections are determined in favor of the applicable holder, (ii) any claim or interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Vantage Debtors in a final order of the Bankruptcy Court, or (iii) any claim or interest expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, the reorganized Vantage Debtors shall retain all claims and defenses with respect to Allowed claims that are reinstated or otherwise unimpaired pursuant to the Plan.

“Eligible Holders”	A holder of an Allowed Secured Term Loan Claim or Secured Notes Claim that, as of a date certain, is an “Accredited Investor” (as defined in Rule 501 of the Securities Act of 1933, as amended) and certifies to that effect or that the Vantage Debtors reasonably believe to be an Accredited Investor.

Executory Contracts and Unexpired Leases:	The Vantage Debtors reserve the right to reject executory contracts and unexpired leases in their sole discretion; provided that the Vantage Debtors shall not reject any material drilling contract without the prior written consent of the Majority Consenting Debtholders and more than one-half in number and at least two-thirds in amount of Allowed Secured Revolving Credit Facility Claims. All executory contracts and unexpired leases not expressly rejected shall be deemed assumed pursuant to the Plan. The existing employment agreements for the Vantage Parent management team may be assigned to OGIL prior to the commencement of the Chapter 11 Cases and assumed by reorganized OGIL upon terms reasonably acceptable to the Majority Consenting Debtholders (such consent to apply only with respect to non-material economic terms and non-economic terms). In the alternative, Vantage Parent management team may execute new employment agreements with OGIL on terms consistent with their current employment agreements, provided that such new employment agreements contain terms reasonably acceptable to the Majority Consenting Debtholders (such consent to apply only with respect to non-material economic terms and non-economic terms). For the avoidance of doubt, any awards granted under the Management Incentive Program will be governed by such program and will not be subject to any provisions of the employment agreements.

Management Incentive Program:	Management Incentive Program contained in term sheet attached hereto as Exhibit 4.

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Board of Directors:	The board of directors for reorganized OGIL (the “New Board”) shall be composed of seven members, all of whom shall be designated by the Ad Hoc Committee; provided, however, that one of the board members designated by the Ad Hoc Committee shall be Paul Bragg, as CEO of the Vantage Debtors. The composition of the boards of directors for each Vantage Debtor shall be disclosed prior to the entry of the order confirming the Plan except that the New Board may select the board members for each other Vantage Debtor.

Releases:	The Plan shall include standard / customary mutual release and third party releases from holders of claims or interests to the extent permitted by law.

Corporate Governance:

The Vantage Debtors’ existing articles and bylaws will be subject to customary amendments and modifications and will require the respective boards of directors to authorize in advance any Vantage Debtor’s entry into a settlement agreement, consent decree, or similar agreement with respect to any material investigations involving, or claims against, such Vantage Debtor.

The terms and conditions of the corporate governance documents of the reorganized Vantage Debtors (including, without limitation, the charter and bylaws) shall be reasonably acceptable to the Majority Consenting Debtholders. At the election of the Majority Consenting Debtholders, reorganized OGIL shall enter into a shareholders agreement on terms reasonably acceptable to the Majority Consenting Debtholders.

Drilling Contracts:	A condition precedent to the Effective Date of the Plan shall be that all material drilling contracts are in good standing, but for any default or threatened default relating to the insolvency of Vantage Parent or any Vantage Debtor or the commencement of the Cayman Proceeding or any case under chapter 11 of the Bankruptcy Code.

Registration Rights:	On the Effective Date, reorganized OGIL, any Backstop Party (or affiliate or related fund thereof that receives New Common Shares or Secured Convertible PIK Notes under the Plan), and any recipient of “stapled” New Common Shares and Secured Convertible PIK Notes who (together with its affiliates and related funds) receives 10% or more of the “stapled” New Common Shares and/or Secured Convertible PIK Notes issued under the Plan (such stockholders executing the agreement, the “Registration Rights Parties”) will enter into a registration rights agreement, which agreement shall be in form and substance acceptable to the Majority Consenting Debtholders and the Vantage Debtors. The registration rights agreement shall provide the Registration Rights Parties with certain demand registration rights and with piggyback registration rights. The registration rights agreement will also provide that on or before the date that is 90 days after the Effective Date, reorganized OGIL shall file, and shall thereafter use its commercially reasonable efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the New Common Shares and Secured Convertible PIK Notes held by the Registration Rights Parties. The registration rights agreement shall contain customary terms and conditions, including, but not limited to, provisions with respect to blackout periods.

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Definitive Documents and Due Diligence:	This Term Sheet is indicative, and any final agreement shall be subject to the execution of definitive documents, which documents shall be substantially consistent with the terms of this Term Sheet. The definitive documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

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SUMMARY OF INDICATIVE TERMS AND CONDITIONS

OFFSHORE GROUP INVESTMENT LIMITED

$143,000,0001 Senior Secured Term Loan Facility

$32,000,000 Senior Secured Letter of Credit Facility

THIS DRAFT IS BEING PROVIDED FOR DISCUSSION PURPOSES ONLY, IS NOT A COMMITMENT TO LEND, AND REMAINS SUBJECT TO THE REVIEW AND APPROVAL OF THE LENDERS’ INTERNAL COMMITTEES, LEGAL DEPARTMENTS AND DUE DILIGENCE. THIS DRAFT IS NOT BINDING ON ANY PARTY AND THE PARTIES DO NOT INTEND TO BE BOUND UNLESS AND UNTIL THEY ENTER INTO DEFINITIVE DOCUMENTATION REGARDING THE SUBJECT MATTER HEREOF. THIS DRAFT IS NOT AN OFFER OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN. THIS DRAFT SHALL NOT BE CONSIDERED TO BE EXHAUSTIVE AS TO THE FINAL TERMS AND CONDITIONS OF THE CREDIT FACILITIES. TERMS AND CONDITIONS HEREIN MAY BE SUBJECT TO CHANGE. THIS SUMMARY IS FOR THE CONFIDENTIAL USE OF THE BORROWER AND LENDERS AND IS NOT TO BE DISCLOSED TO ANY OTHER THIRD PARTY. THIS DRAFT IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE.

Borrower:	Offshore Group Investment Limited, a Cayman Islands exempted company (the “Borrower”).

Guarantors:	All the direct and indirect subsidiaries of the Borrower, including those, if any, that will exist at closing or that are formed or acquired during the term of the Credit Facilities (hereafter defined) (the “Guarantors” and, together with the Borrower, the “Loan Parties”).

Lenders:	The revolving lenders and Royal Bank of Canada, as LC issuer, under the Existing Credit Agreement (as defined below) (“Lenders”).

Administrative Agent:	Royal Bank of Canada (the “Administrative Agent”).

Collateral Agent:	Royal Bank of Canada (the “Collateral Agent”).

LC Issuer:	Royal Bank of Canada (in such capacity, the “LC Issuer”).

Credit Facilities:	As of the consummation of a consensual financial restructuring of the capital structure of the Loan Parties that incorporates the terms and conditions set forth herein and the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”)

[1]	Note: Shall equal outstanding obligations owed under revolving portion of Credit Agreement at consummation (the company shall make no further revolver draws), including default interest accrued during the bankruptcy, less a $7 million cash payment at consummation.

(the “Restructuring”), the outstanding principal balance of the revolving loans under the Existing Credit Agreement shall be replaced with, or converted into, as applicable, a $143,000,000 senior secured term loan facility (the “Term Loan Facility” and the loans thereunder, the “Loans”), and the letter of credit facility under the Existing Credit Agreement shall be replaced with, or converted into, as applicable, a $32,000,000 senior secured letter of credit facility (the “Letter of Credit Facility”; together with the Term Loan Facility, the “Credit Facilities”).

Incremental Facility:	At any time during the term of the Term Loan Facility, the Borrower will be permitted to add one or more incremental term loan (an “Incremental Term Loan Facility”) or revolving credit facilities (an “Incremental Revolving Facility”, and each Incremental Term Loan Facility or Incremental Revolving Facility being referred to as an “Incremental Facility”) up to a maximum amount not to exceed the sum of (A) $125,000,000 less (B) the aggregate principal amount of Incremental Equivalent Debt less (C) the outstanding principal amount of the New Secured Notes (as defined in the Restructuring Term Sheet), in the aggregate for all Incremental Facilities; provided that, (i) each existing Lender will be offered the opportunity to participate in any Incremental Facility but no existing Lender will be obligated to provide any portion of such Incremental Facility, (ii) no default or event of default exists or would exist after giving effect thereto, (iii) the Borrower and its subsidiaries shall be in pro forma compliance with a minimum Consolidated Interest Coverage Ratio (to be defined in a manner consistent with the Existing Credit Agreement, but in any event, shall not include PIK interest) of 2.00x, (iv) the maturity date of such Incremental Facility shall be no earlier than the maturity date of the Term Loan Facility, (v) any Incremental Term Loan Facility cannot have amortization greater than 1.0% of original principal balance of Incremental Facility per annum and any Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Term Loan Facility, (vi) the aggregate amount of Incremental Revolving Facilities cannot exceed $25,000,000, (vii) any Incremental Term Loan Facility may only be secured on a junior lien basis to the Term Loan Facility, (viii) any Incremental Revolving Facility may be secured on a pari passu basis with the Term Loan Facility, (ix) the pricing, interest rate margins, discounts, premiums, rate floors, and fees applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that (a) if the Effective Yield (as defined below) relating to any such Incremental Revolving Facility equals or exceeds the Effective Yield relating to the then-existing Term Loan Facility, if any, then the applicable interest rate margins relating to the then-existing Term Loan Facility, if any, shall be

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adjusted to the extent necessary so that the Effective Yield of the then-existing Term Loan Facility, if any, is equal to the sum of the Effective Yield of the Incremental Revolving Facility plus 50 basis points and (b) if the Effective Yield relating to any such Incremental Revolving Facility is less than the Effective Yield relating to the then-existing Term Loan Facility, if any, then the applicable interest rate margins relating to the then-existing Term Loan Facility, if any, shall be increased by up to 50 basis points, but only if and to the extent necessary so that the Effective Yield of the then-existing Term Loan Facility, if any, is not less than the sum of the Effective Yield of the Incremental Revolving Facility plus 50 basis points (it being understood and agreed that, if the Effective Yield of the Incremental Revolving Facility is lower than the Effective Yield relating to the then-existing Term Loan Facility, if any, by 50 basis points or more, no adjustment to the applicable interest rate margin shall be made) and (x) the other terms and documentation in respect thereof, including, without limitation, any financial covenants and baskets, shall be no more favorable to the lenders thereunder than the terms of the Term Loan Facility, and to the extent that the terms of the Incremental Facility differ from the Term Loan Facility, the terms thereof shall be reasonably acceptable to the Required Lenders.

As used herein, “Effective Yield” means, as of any date of determination, the sum of (i) the higher of (A) LIBOR with a maturity of three months and (B) the LIBOR floor, if any, with respect to such class of Loans as of such date, (ii) the applicable margins as of such date and (iii) the amount of original issue discount (“OID”) and/or upfront fees paid and payable (which shall be deemed to constitute like amounts of OID) by the Borrower to the Lenders in connection with such Term Loan Facility or Incremental Revolving Facility (it being understood that customary arrangement, commitment, structuring or amendment fees payable to one or more arrangers (or their respective affiliates) in connection with any Incremental Term Facility shall be excluded).

Existing Credit Agreement:	Amended and Restated Credit Agreement dated as of March 28, 2013 among Vantage Drilling Company, the Borrower, the Guarantors, the lenders party thereto, and Royal Bank of Canada, as administrative agent (the defined terms of which are used herein unless otherwise defined herein).

Pricing, Fees and Interest Rates:	As outlined in Addendum I.

Maturity Date:	December 31, 2019 (the “Maturity Date”).

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Voluntary Prepayments and Commitment Reductions:	Voluntary prepayments of loans under the Credit Facilities are permitted (subject to reimbursement of customary applicable breakage costs) in minimum amounts and with prior notice. The unutilized portion of the commitments under the Letter of Credit Facility may from time to time be permanently reduced or terminated by the Borrower in whole or in part without penalty.

Mandatory Repayments:	The Borrower shall be required to prepay Loans with 100% of net proceeds from asset sales and casualty events (except as otherwise provided below, subject to the right to reinvest in operating assets of the Borrower and its subsidiaries if such proceeds are reinvested within 365 days so long as any proceeds to be reinvested are segregated in a manner reasonably acceptable to the Collateral Agent, including depositing such proceeds into a separate deposit account designated by the Collateral Agent), and debt incurrences (other than debt permitted under the Credit Agreement); provided, that upon the occurrence of certain events of loss with respect to a vessel, the Borrower shall have not the right of reinvestment.

Call Premium:	None.

Amortization:	Quarterly amortization payments of 0.25% of original principal balance of Term Loan Facility.

Collateral:	Secured by a first priority lien on substantially all assets of the Loan Parties, including all assets that currently secure the Existing Credit Agreement, including, without limitation (a) deposit accounts, (b) first naval mortgages and other instruments such as deeds over the following vessels (the “Vessels”) (i) the Topaz Driller, (ii) the Emerald Driller, (iii) the Sapphire Driller, (iv) the Aquamarine Driller, (v) the Platinum Explorer (vi) the Titanium Explorer and (vii) the Tungsten Explorer, and any other vessel hereafter acquired by the Borrower or any of its Subsidiaries, (c) earnings, (d) insurance, (e) from and after the conversion of the Vantage Parent Secured Promissory Note (as defined in the Restructuring Support Agreement) to equity in the reorganized Borrower, the Vantage Parent Assets (as defined in the Restructuring Support Agreement), and (f) all accounts, contracts, documents, equipment, general intangibles, goods, instruments, intellectual property, inventory, investment property, receivables, equity interests and all other personal property to the extent not described above, in each case subject to customary exceptions. The foregoing shall be referred to herein as the “Collateral”.[2] For the avoidance of doubt, (A) any

[2]	Note: Borrower and the Lenders will determine whether the Security Documents can be amended and restated/re-executed to grant liens directly in favor of the Collateral Agent due to any local law implications regarding amendment and restatement of Security Documents with a different secured party of record and potential for 1st lien/2nd lien structure. Borrower and the Lenders to consider in good faith how to minimize the administrative burden and cost resulting from ongoing lien and perfection requirements.

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proceeds (“Specified Proceeds”) received by a Loan Party as a result of any litigation, arbitration or other dispute with respect to Petrobras’ termination of the drilling contract associated with the Titanium Explorer shall be Collateral and shall be required to be held in deposit accounts subject to deposit account control agreements in favor of Collateral Agent and (B) the Vantage Parent Secured Promissory Note and, prior to (but not from and after) the conversion of the Vantage Parent Secured Promissory Note to equity in the reorganized Borrower, the Vantage Parent Assets (each as defined in the Restructuring Support Agreement) shall not constitute Collateral.

The Credit Agreement (hereinafter defined) will contain a “waterfall” that will provide that the LC Issuer under the Letter of Credit Facility and any lenders under any Incremental Revolving Facility will be “first out” on a pro rata basis with respect to Collateral proceeds and other payments made to or for the benefit of the Lenders (or any agent therefor) on account of the Credit Facilities.

Documentation:

The Credit Facilities shall be evidenced by definitive loan documentation (the “Loan Documents”), which shall include, without limitation, (i) a credit agreement, based substantially on the Existing Credit Agreement, as modified as set forth herein and as otherwise agreed by the Borrower and the Lenders (the “Credit Agreement”).

The Credit Facilities, the Secured Convertible PIK Notes (as defined in the Restructuring Term Sheet), and the New Secured Notes (as defined in the Restructuring Term Sheet) shall be subject to an intercreditor agreement (as described herein, the “Intercreditor Agreement”).

Pursuant to the Intercreditor Agreement:

•    The (i) Credit Facilities shall be secured by a first priority lien on the Collateral, (ii) New Secured Notes shall be secured by a second priority lien on the Collateral, and (iii) Secured Convertible PIK Notes shall be secured by a third priority lien on the Collateral.

•    The proceeds of Collateral shall be distributed first to the payment of the obligations under the Credit Facilities, second to the payment of the obligations under the New Secured

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Notes, and third to the payment of the obligations under the Secured Convertible PIK Notes. In addition, all obligations under the Secured Convertible PIK Notes shall be subordinated in right of payment to the obligations under the Credit Facilities and the New Secured Notes, and for avoidance of doubt, to the extent the collateral trustee or any other Secured Convertible PIK Notes party receives any proceeds of Collateral and any non-Collateral proceeds or payments, then, subject to the provisions in the last bullet point of this “Documentation” subsection, such collateral trustee or other Secured Convertible PIK Notes party shall forthwith turnover same to the Collateral Agent for application to the obligations under the Credit Facilities until all such obligations have been paid in full in cash.

•    After a period of 120 days has elapsed since the date on which the New Secured Notes collateral trustee has delivered to the Administrative Agent written notice of the acceleration of the New Secured Notes (the “Second Lien Standstill Period”), the New Secured Notes collateral trustee and the other New Secured Notes parties may enforce or exercise any rights or remedies with respect to any Collateral; provided, however, that the New Secured Notes collateral trustee or any other New Secured Notes party may not enforce or exercise any rights or remedies with respect to any Collateral (and shall discontinue any such enforcement or exercise) if the Collateral Agent on behalf of the Lenders shall have commenced, and shall be diligently pursuing, the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Collateral.

•    Except as set forth in the last sentence of this paragraph, after a period of 180 days has elapsed since the date on which the Secured Convertible PIK Notes collateral trustee has delivered to the Administrative Agent written notice of the acceleration of the Secured Convertible PIK Notes (the “Third Lien Standstill Period”), the Secured Convertible PIK Notes collateral trustee and the other Secured Convertible PIK Notes parties may enforce or exercise any rights or remedies with respect to any Collateral; provided, however, that the Secured Convertible PIK Notes collateral trustee or any other Secured Convertible PIK Notes party may not enforce or exercise any rights or remedies with respect to any Collateral (and shall discontinue any such enforcement or exercise) if the Collateral Agent on behalf of the Lenders or the New Secured Notes collateral trustee on behalf of the New Secured Notes parties

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shall have commenced, and shall be diligently pursuing, the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Collateral.

•    Notwithstanding anything contained herein to the contrary (including, without limitation, the Second Lien Standstill Period and the Third Lien Standstill Period), upon the acceleration of the Secured Convertible PIK Notes following the occurrence of a Judgment Default (as defined in the Restructuring Term Sheet) under the Secured Convertible PIK Notes Indenture, the Secured Convertible PIK Notes collateral trustee and the other Secured Convertible PIK Notes parties may enforce or exercise any rights or remedies with respect to any Collateral after providing two (2) business days’ advance written notice to the Administrative Agent (absent exigent circumstances); provided, however, that the Secured Convertible PIK Notes collateral trustee or any other Secured Convertible PIK Notes party may not enforce or exercise any rights or remedies with respect to any Collateral (and shall discontinue any such enforcement or exercise) if the Collateral Agent on behalf of the Lenders or the New Secured Notes collateral trustee on behalf of the New Secured Notes parties shall have commenced, and shall be diligently pursuing, the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Collateral.

•    If (a) the New Secured Notes collateral trustee or any other New Secured Notes party and/or (b) the Secured Convertible PIK Notes collateral trustee or any other Secured Convertible PIK Notes party enforce or exercise any rights or remedies with respect to any Collateral that results in their obtaining control or ownership (directly or indirectly through any affiliate) of all or a substantial portion of the Collateral, then at or prior to the consummation of such enforcement action, such enforcing party or parties shall concurrently cause all obligations under the Credit Facilities to be paid in full in cash.

•    Reorganization securities received by or on behalf of holders of Secured Convertible PIK Notes on account of the Secured Convertible PIK Notes (“Junior Reorganization Securities”) in a subsequent reorganization proceeding (a “Subsequent Reorganization”) shall not be subject to turnover to the Collateral Agent, Administrative Agent or Lenders; provided, however, that if the claims of the Collateral Agent, the Administrative Agent or the Lenders under the Credit Facilities (as determined in the absence of the Subsequent

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Reorganization, and whether or not any portion of such claims are allowable in the Subsequent Reorganization) are not paid in full in cash upon the effective date of any plan of reorganization in the Subsequent Reorganization and instead receive, on account of all or a portion of their claims, new securities or loans with economic terms that are worse than the economic terms of their claims under the Credit Facilities (as determined in the absence of the Subsequent Reorganization, and whether or not any portion of such economic terms or claims are allowable in the Subsequent Reorganization) (e.g., new securities or loans with a lower principal amount, lower interest or lower fees than the corresponding principal amount, interest or fees in respect of the claims under the Credit Facilities), then the holders of Secured Convertible PIK Notes shall be obligated to turn over to the Collateral Agent (on behalf of itself, the Administrative Agent and the Lenders) any and all amounts received on account of such Junior Reorganization Securities, including any cash dividends or cash distributions, until the Collateral Agent, the Administrative Agent and Lenders are paid in full in cash the amounts they would have been paid on account of their claims under the Credit Facilities, (as determined in the absence of the Subsequent Reorganization, and whether or not any portion of such claims are allowable in the Subsequent Reorganization).

The Intercreditor Agreement shall otherwise contain (a) customary terms with respect to the Credit Facilities and New Secured Notes and (b) terms that are more protective of the Credit Facilities with respect to the Secured Convertible PIK Notes, consistent with the subordinated nature of the Secured Convertible PIK Notes.

Conditions Precedent:	The consummation of the transactions contemplated by this Term Sheet shall be subject to conditions precedent to be determined, including, without limitation, the occurrence of the effective date of a plan of reorganization of the Loan Parties on terms and conditions acceptable to the Administrative Agent, the Collateral Agent, the Lenders and the LC Issuer.

Representations and Warranties:	Usual and customary for financings of this type giving due regard to the representations and warranties set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, applicable to the Borrower and its Restricted Subsidiaries[, provided that additional representations and warranties regarding FCPA compliance to be agreed shall be included in the Credit Agreement].

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Financial Covenants:	Minimum liquidity covenant (to be defined as cash on deposit in accounts subject to perfected lien in favor of Administrative for the benefit of the Lenders plus any availability under any Incremental Revolving Facility) of $[75,000,000], to be tested and reported on a quarterly basis unless liquidity is less than $[100,000,000] at which point liquidity shall be tested and reported on a monthly basis until liquidity is equal to or exceeds $[100,000,000] at which point the covenant shall again be tested and reported on a quarterly basis.[3]

Affirmative Covenants:

Usual and customary for financings of this type giving due regard to the affirmative covenants set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, applicable to the Borrower and its Restricted Subsidiaries, provided that:

•      Quarterly Lender Calls shall be required

•      Periodic updates as and when reasonably requested with respect to any material investigations, litigation, arbitration or other dispute except to the extent that the provision thereof would violate any obligation of confidentiality binding upon, or waive any attorney-client privilege of, the Borrower, subject to parameters to be agreed

•      Reasonable access to management for all Lenders

•      Additional reporting shall be required as follows subject to reasonable limitations to be agreed:

•    periodic fleet report on a quarterly basis

•    thresholds for notices of litigation and environmental liabilities to be reduced and for notices of Asset Dispositions of Vessels and Involuntary Transfers to be reduced, in each case to levels to be agreed

•    additional reporting with respect to drilling contracts

•      There shall be no ability to transfer a partial interest in a Vessel other than to a Loan Party, unless the Required Lenders shall have otherwise consented

[3]	Note: Subject to satisfactory review of business plan and supporting documentation

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•       All earnings from Vessels shall be required to be deposited into a blocked account and all cash of the Borrower and its Restricted Subsidiaries shall be required to be held in deposit accounts subject to deposit account control agreements in favor of Collateral Agent, subject to certain limited exceptions for (a) cash in foreign deposit accounts; provided that no foreign deposit account may have a cash balance greater than $5,000,000 at any time, and all foreign deposit accounts, collectively, may not have a cash balance greater than $25,000,000 in the aggregate at any time, in each case, for more than ten business days and any cash balances in excess of such limits shall be swept or deposited into accounts subject to deposit account control agreements in favor of Collateral Agent and (b) accounts used for funding payroll, payroll taxes and other compensation and benefits to employees.

Negative Covenants:

Usual and customary for financings of this type giving due regard to the negative covenants set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, applicable to the Borrower and its Restricted Subsidiaries, provided that:

•      Permitted Liens concept shall be modified as follows:

•    Exception for liens on acquired Persons or assets shall be limited to liens securing certain Capital Leases and purchase money indebtedness provided that such liens were in existence prior to the contemplation of such acquisition

•    Basket for Liens securing Capital Leases to be reduced to $25,000,000

•    Basket for junior liens securing the Incremental Facility or Incremental Equivalent Debt

•    Basket for liens securing any Client Reimbursement Debt (as defined below) so long as such liens do not encumber any property of the Loan Parties other than the equipment acquired with the proceeds of such Client Reimbursement Debt

•    Basket for second priority Liens securing the New Secured Notes so long as such Liens are subject to the Intercreditor Agreement

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•    Basket for third priority Liens securing the Secured Convertible PIK Notes (as defined in the Restructuring Term Sheet) so long as such Liens are subject to the Intercreditor Agreement

•    Liens on the Vantage Parent Assets purchased by the Borrower securing the Vantage Parent Secured Promissory Note (prior to conversion to equity)

•      Permitted Debt concept shall be modified as follows:

•    Additional basket for Debt incurred in lieu of an Incremental Facility (the “Incremental Equivalent Debt”) so long as (a) the conditions set forth under the heading “Incremental Facility” are satisfied and (b) such Debt is unsecured or secured on a junior lien basis

•    Exception for debt on acquired Persons or assets shall be limited to certain Capital Leases and purchase money indebtedness provided that such debt was in existence prior to the contemplation of such acquisition

•    Basket for Capital Leases to be reduced to $25,000,000

•    Additional basket for debt (the “Client Reimbursement Debt”) in an amount equal to the aggregate amount of committed client reimbursements for equipment mobilization expenditures, but limited to $50,000,000 per drillship and $25,000,000 per jackup

•    $75.0MM New Secured Notes on terms reasonably acceptable to Required Lenders and otherwise not more restrictive in any material respect than the terms of the Credit Facilities

•    $750,000,000 mandatorily convertible third lien subordinated Debt issued to the term lenders and noteholders under the Borrower’s existing debt documents at the closing of the Restructuring for so long as such Debt has not been converted to equity in accordance with its terms, on terms reasonably acceptable to Required Lenders and otherwise not more restrictive in any material respect than the terms of the Credit Facilities

•      Borrower not be permitted to merge with another Person or sell all or substantially all of its assets to another Person unless the Borrower is the survivor

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•      Asset Sales covenant shall be modified as follows:

•    threshold for excluded transactions to be reduced to $1,000,000 individually and $5,000,000 in the aggregate during any twelve-month period

•    to permit Asset Sales, so long as:

•    receive FMV

•    at least 75% cash consideration (Designated Non-Cash Consideration capped at 5% of CTA)

•    100% of net proceeds are used to pay down term loan obligations, subject to reinvestment rights as described under the heading “Mandatory Prepayments” above

•    all such Asset Sales do not exceed an aggregate annual cap equal to a fixed equal to 5% of CTA, unless the Required Lenders shall have otherwise consented

•    to add a requirement that the drillships and jack-ups may not be sold other than to Loan Parties, unless the Required Lenders shall have otherwise consented

•      Investments covenant shall be modified as follows:

•    To permit additional Investments made with the proceeds of qualified equity issuances so long as the acquired assets are pledged as Collateral to the extent required under the terms of the Credit Agreement

•    No Investments outside of Borrower and its Restricted Subsidiaries in existence at consummation, subject to exceptions to be agreed

•    The Vantage Parent Secured Promissory Note in an amount to be agreed

•      No Restricted Payments by the Borrower shall be permitted other than

•    [Restricted Payments consistent with the Permitted Parent Payments and/or Permitted Operating Expenses

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and Tax Reimbursements concepts in the Existing Credit Agreement, in each case subject to reasonable limitations to be agreed][4]

•    Up to 50% of the Specified Proceeds may be used for Restricted Payments, so long as at least 50% of such Specified Proceeds are used to prepay the Loans

•     Transactions with Affiliates covenant to require delivery of fairness opinion if transaction involves aggregate consideration in excess of $25,000,000

•     The following additional negative covenants shall be included:

•    growth capital expenditures only permitted to the extent made with the proceeds of qualified equity issuances or made pursuant to customer contracts

•    acceptable flag jurisdictions to be limited to US, Liberia, Marshall Islands, Vanuatu, Bahamas and Panama

•    requirement to maintain certain classifications for Vessels

•    requirement to maintain ratings by one credit rating agency

•      limitations on junior debt prepayments and modification of debt instruments in a manner adverse to the Lenders

Events of Default:	Usual and customary for financings of this type giving due regard to the events of default set forth in the Existing Credit Agreement, the New Secured Notes and the Secured Convertible PIK Notes, including, without limitation, a Judgment Default (as defined in the Restructuring Term Sheet) applicable to the Borrower and/or its Restricted Subsidiaries.

Assignments and Participations:	Assignments and participations shall be subject to, so long as no payment or bankruptcy Event of Default shall exist, Borrower consent (not to be unreasonably withheld or delayed).

[4]	Note: Subject to review of the post-restructuring corporate structure and an understanding of the goods, taxes, services, operating expenses, franchise taxes, accounting, legal and administrative expenses that may be payable by other Persons but are attributable to the Borrower post-reorganization

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Counsel to the Administrative and Collateral Agents:	Latham & Watkins LLP

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Addendum I - Pricing, Fees and Interest Rates

Interest Rates with respect to Advances:	L + 650 bps (50bps floor).

Letter of Credit Fees:	L + 550 bps (50bps floor).

Commitment Fees:	The Borrower agrees to pay a commitment fee, which shall accrue at 0.50% on the average daily unused amount of the commitment of the LC Issuer during the period from and including the Closing Date to but excluding the Maturity Date. Accrued commitment fees shall be payable quarterly in arrears and on the Maturity Date. All commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year, unless such calculation would exceed the highest lawful rate, in which case interest shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year.

Letter of Credit Fees:	Letter of Credit fees are due quarterly in arrears and on the Maturity Date to the LC Issuer. In addition, the Borrower shall pay the Administrative Agent for the account of the LC Issuer a fronting fee equal to the greater of (a) $500.00 and (b) 0.25% per annum per Letter of Credit. Letter of Credit fees will be calculated on the amount available for drawing of each Letter of Credit for the duration thereof.

Agency Fees:	TBD

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TERMS OF 10% SENIOR SECURED SECOND LIEN NOTES DUE 2020

Term:	Description:[1]
Issuer	Offshore Group Investment Limited, a Cayman Islands exempted company with limited liability.

Notes	10% Senior Secured Second Lien Notes due 2020 (the “Notes”). The Notes are being issued pursuant to the rights offering contemplated by the Plan.

Principal Amount	$75.0 million, plus $1.125 million, to be issued in connection with the payment of the Backstop Commitment Premium

Issue Price	100% of the principal amount

Maturity Date	The Notes will mature on December 31, 2020, unless redeemed or repurchased in accordance with their terms.

Interest	The Notes will bear interest at a rate of 10% per annum, payable in cash. Interest on the Notes will be payable semiannually, in arrears. Interest on the Notes will accrue from their issue date.

Minimum Denominations	The Notes will be issued in minimum principal denominations of $1,000 and integral multiples of $1,000 in excess thereof.

No Sinking Fund	The Notes are not entitled to the benefits of, or subject to, a sinking fund.

Securities Laws Matters	The Issuer and the Subsidiary Guarantors (as defined below) will be required to qualify the indenture for the Notes (the “Indenture”) under the Trust Indenture Act of 1939, as amended (the “TIA”) and will have filed a Form T-3 with the SEC immediately prior to the commencement of the solicitation.

Guarantees	The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured second lien basis by each of the Issuer’s existing and future subsidiaries who also guarantee the Credit Facility (as defined below) (the “Subsidiary Guarantors”).

Security	The Notes and the Guarantees thereof will be secured by a second priority lien, junior to the liens securing the Issuer’s and the Subsidiary Guarantors’ obligations under the Amended and Restated Credit Facility (the “Credit Facility”) (and senior to the third priority lien securing the Secured Convertible PIK Notes and guarantees thereof), on substantially all assets of the Issuer and the Subsidiary Guarantors, consistent with the Credit Facility and consisting of all assets securing the Credit Facility.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the restructuring support agreement, dated as of December 1, 2015 (as amended or otherwise modified, the “Restructuring Support Agreement”) and the restructuring term sheet, attached thereto (as amended or otherwise modified, the “Restructuring Term Sheet”).

Term:	Description:[1]

Ranking

The Notes and the Guarantees of each Subsidiary Guarantor will:

•       be the Issuer’s and the Subsidiary Guarantors’ senior secured obligations;

•       rank equal in right of payment with all of the Issuer’s and the Subsidiary Guarantors’ existing and future senior indebtedness, subject to the provisions of the Intercreditor Agreement;

•       rank senior in right of payment to any of the Issuer’s and the Subsidiary Guarantors’ existing and future indebtedness (including, for the avoidance of doubt, the Secured Convertible PIK Notes) that is expressly subordinated in right of payment to the Notes;

•       be effectively senior to any of the Issuer’s and the Subsidiary Guarantors’ unsecured indebtedness and third-priority senior secured indebtedness (including, for the avoidance of doubt, the Secured Convertible PIK Notes), to the extent of the value of the collateral securing the Notes and the Guarantees; and

•       be effectively junior to all of the Issuer’s and the Subsidiary Guarantors’ existing and future first-priority senior secured indebtedness (including, for the avoidance of doubt, the Credit Facility), to the extent of the collateral securing such indebtedness.

Intercreditor	The Indenture will be subject to, and the rights of creditors in respect of the Notes and security therefor will be subject to and limited by, an Intercreditor Agreement (the “Intercreditor Agreement”), as contemplated by the Restructuring Term Sheet. Decisions as to release and maintenance of collateral will be made by first lien creditors and their agents, consistent with interpretations and guidance from the SEC rendering Section 314(d) of the TIA inapplicable to released collateral in respect of the Notes.

Optional Redemption	Subject to the terms of the Intercreditor Agreement, the Notes may be redeemed, at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, without premium or penalty.

Mandatory Redemption Upon Event of Loss of a Vessel	Subject to the Intercreditor Agreement, upon the occurrence of certain events of loss with respect to a vessel, the Issuer will be required to redeem, on a pro rata basis, the Notes with proceeds received in respect of such loss at a redemption price for the Notes equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

Change of Control Offer	If the Issuer experiences a change of control, each holder of Notes will have the right to require the Issuer to repurchase all or any part of its Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Asset Sale Offer	If the Issuer or any restricted subsidiary engages in certain asset sales, within 360 days of such sale, the Issuer generally must use the net cash proceeds from such sales to repay debt, to acquire another company in its industry, to make capital expenditures or to invest in its business, or the Issuer must make an offer to purchase a principal amount of the Notes equal to the excess net cash proceeds. The purchase price of each Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the repurchase date.

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Term:	Description:[1]

Certain Covenants

The Indenture, among other things, will limit the Issuer’s and any restricted subsidiary’s ability to:

•  pay dividends, redeem subordinated indebtedness or make other restricted payments;

•  incur or guarantee additional indebtedness or issue preferred stock;

•  create or incur liens;

•  incur dividends or other payment restrictions affecting restricted subsidiaries;

•  consummate a merger, consolidation or sale of all or substantially all of their assets;

•  enter into transactions with affiliates;

•  transfer or sell assets; and

•   engage in business other than their current business and reasonably related extensions thereof.

Such covenants will be subject to customary exceptions to be set forth in the Indenture and will be no more restrictive than the covenants in the Credit Facility.

Events of Default

The Indenture will include certain Events of Default, including:

(a)    Default in the payment of principal when the same becomes due and payable at maturity,

(b)    Default for 30 days or more in the payment, when due, of interest;

(c)    Certain customary events of bankruptcy, insolvency, etc. in respect of the Issuer or any Subsidiary Guarantor;

(d)    the acceleration of any indebtedness of the Issuer or any Subsidiary Guarantor in an amount greater than $30 million dollars prior to its stated maturity;

(e)    entry by a court or courts of competent jurisdiction of a final judgment or government fine or penalty (whether by agreement, consent decree, or otherwise), or entry by OGIL, any guarantor of the Notes, or any affiliate of OGIL (other than Vantage Parent) into any settlement agreement, consent decree, or similar agreement with respect to any investigations involving, or claims against, such entity, that would individually or in the aggregate exceed $50.0 million; and

(f)    failure to comply with covenants for a period of 45 days after proper notice thereof.

For the avoidance of doubt, the Indenture shall provide that a majority in aggregate principal amount of the then outstanding Notes may waive any Event of Default other than an Event of Default relating to the payment of principal of, premium, if any, or interest on, the Notes.

3

Term:	Description:[1]

Acceleration

Upon occurrence and continuance of an Event of Default (other than an Event of Default relating to certain bankruptcy and insolvency matters), either the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may accelerate the Notes, in which event, the Issuer will be obligated to pay principal and all accrued and unpaid interest as of the date of such acceleration (and any other amounts due in respect of the Notes) in full in cash. However, for the avoidance of doubt, holders of a majority in aggregate principal amount of the then outstanding Notes may rescind any acceleration and its consequences, including any related payment default that resulted therefrom.

In addition, upon the occurrence of an Event of Default relating to certain bankruptcy and insolvency matters, the Notes will automatically be accelerated, in which event the Issuer will also be obligated to pay principal and all accrued and unpaid interest as of the date of acceleration on the Notes (and any other amounts due in respect of the Notes) in full in cash.

Trustee	[ ][2]

Definitive Documents and Due Diligence	This Term Sheet is indicative, and any final agreement shall be subject to the execution of definitive documents, which documents shall be substantially consistent with the terms of this Term Sheet. The definitive documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

The Trustee will be determined by the Issuer and the Ad Hoc Committee.

4

TERMS OF STEP-UP SENIOR SUBORDINATED SECURED

THIRD LIEN CONVERTIBLE NOTES DUE 2030

Term:	Description:[1]
Issuer	Offshore Group Investment Limited, a Cayman Islands exempted company with limited liability.

Notes	1% / 12% Step-up Senior Subordinated Secured Third Lien Convertible Notes due 2030 (the “Secured Convertible PIK Notes”)

Principal Amount	$750.0 million

Issue Price	100% of the principal amount

Maturity Date	The Secured Convertible PIK Notes will mature on December 31, 2030, unless redeemed or repurchased in accordance with their terms.

Step-up Interest	During the first four years, 1%, payable in kind, semi-annually (in arrears) by increasing the outstanding principal amount of the Secured Convertible PIK Notes. From and after the fifth year from the issue date through the Maturity Date, 12%, payable in kind, semi-annually (in arrears) by increasing the outstanding principal amount of the Secured Convertible PIK Notes. At final maturity (or an earlier acceleration), all accrued and unpaid interest will be paid together with (and in the same form of payment as) principal.

Minimum Denominations	The Secured Convertible PIK Notes will be issued in minimum principal denominations of $1.00.

No Sinking Fund	The Secured Convertible PIK Notes are not entitled to the benefits of, or subject to, a sinking fund.

Securities Laws Matters

The Secured Convertible PIK Notes (including the New Common Shares issuable upon conversion thereof):

(a)    will be issued pursuant to the exemption from the registration requirements of the U.S. Securities Act of 1933, as amended, and applicable state securities laws provided by Section 1145 of the Bankruptcy Code, and

(b)    will not be listed for trading on any national securities exchange.

The Issuer and the Subsidiary Guarantors (as defined below) will be required to qualify the indenture for the Secured Convertible PIK Notes (the “Indenture”) under the Trust Indenture Act of 1939, as amended (the “TIA”) and will have filed a Form T-3 with the SEC immediately prior to the commencement of the solicitation.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the restructuring support agreement, dated as of December 1, 2015 (as amended or otherwise modified, the “Restructuring Support Agreement”) and the restructuring term sheet, attached thereto (as amended or otherwise modified, the “Restructuring Term Sheet”).

Term:	Description:
Subordination	Subordinated in right of payment to the Amended and Restated Credit Revolving Facility (the “Credit Facility”) and the New Secured Notes).

Guarantees	The Secured Convertible PIK Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated secured third lien basis by each of the Issuer’s existing and future subsidiaries who also guarantee the Credit Facility (the “Subsidiary Guarantors”).

Security	The Secured Convertible Notes and the Guarantees thereof will be secured by a third priority lien, junior to the liens securing the Issuer’s and the Subsidiary Guarantors’ obligations under the Credit Facility and the New Secured Notes, on substantially all assets of the Issuer and the Subsidiary Guarantors, consistent with the Credit Facility and consisting of all assets securing the Credit Facility.

Ranking

The Secured Convertible PIK Notes and the Guarantees of each Subsidiary Guarantor will:

•       be the Issuer’s and the Subsidiary Guarantors’ senior subordinated secured obligations;

•       be subordinated in right of payment to the Credit Facility and the New Secured Notes subject to the provisions of the Intercreditor Agreement;

•       rank equal in right of payment with all of the Issuer’s and the Subsidiary Guarantors’ other existing and future senior indebtedness;

•       rank senior in right of payment to any of the Issuer’s and the Subsidiary Guarantors’ future indebtedness that is expressly subordinated in right of payment to the Secured Convertible PIK Notes; and

•       be effectively senior to any of the Issuer’s and the Subsidiary Guarantors’ unsecured indebtedness, to the extent of the value of the collateral securing the Secured Convertible PIK Notes and the Guarantees.

•       be effectively junior to all of the Issuer’s and the Subsidiary Guarantors’ existing and future first-priority and second-priority senior secured indebtedness (including, for the avoidance of doubt, the Credit Facility and the New Secured Notes), to the extent of the collateral securing such indebtedness.

Intercreditor	The Indenture will be subject to, and the rights of creditors in respect of the Secured Convertible PIK Notes and security therefor will be subject to and limited by, an Intercreditor Agreement (the “Intercreditor Agreement”), as contemplated by the Restructuring Term Sheet. Decisions as to release and maintenance of collateral will

Term:	Description:
be made by first lien creditors and their agents, consistent with interpretations and guidance from the SEC rendering Section 314(d) of the TIA inapplicable to released collateral in respect of the Secured Convertible PIK Notes.

New Common Shares Stapled

The Secured Convertible PIK Notes will be “stapled” to the New Common Shares issuable to the Allowed Secured Term Loan Claim and Allowed Secured Notes Claim holders, pursuant to (and as defined in) the Plan, in units comprising [●] New Common Shares to each $1.00 principal amount of Secured Convertible PIK Notes, such that the units may not be separated and may only be traded together as single units.

The stapling of the notes and shares may take one of several different forms including, among others, the issuance of units in a trust formed for the sole purpose of holding the notes and shares.

Mandatory Conversion

The then outstanding principal amount of Secured Convertible PIK Notes, including any interest previously paid by increasing such principal amount (and any accrued and unpaid interest thereon, as of the date of conversion), may be converted into New Common Shares at the Conversion Price:

(a)    during the first three years after the issue date,

(i)     upon the agreement by a majority vote of holders of the Secured Convertible PIK Notes to convert into New Common Shares or

(ii)    upon the full and final resolution of all potential Investigation Claims (as defined herein) against the Issuer, the Issuer’s current subsidiaries, Vantage International Management Company Pte. Ltd., Vantage Energy Services, Inc., and Vantage Parent and Vantage Parent’s current subsidiaries (to the extent that the Issuer or any subsidiary of the Issuer may reasonably be expected to be liable for such claim against Vantage Parent or Vantage Parent’s current subsidiaries), as determined in good faith by the New Board of the Issuer (which determination shall require the affirmative vote of a supermajority of the non-management directors, which, for all purposes herein, shall mean 5 affirmative votes assuming that 6 directors are eligible to vote), and

(b)    from and after the third anniversary of the issue date through the Maturity Date, upon the approval of the New Board of the Issuer (which approval shall require the affirmative vote of a supermajority of the non-management directors).

Term:	Description:

The Conversion Price shall be equal to $[●]/per New Common Share[2] (the “Conversion Price”).

The Subordinated Convertible PIK Notes, if not converted in full, may only be converted, at any time or from time to time, if a minimum of $125 million aggregate principal amount of the then outstanding Secured Convertible PIK Notes is so converted.

The Conversion Price will be subject to adjustment in certain circumstances as set forth in the Indenture (e.g., share splits or other fundamental changes in the New Common Shares).

The “Investigation Claim” shall mean any claim held by a United States or Brazilian governmental unit and arising from or related to the procurement of that certain Agreement for the Provision of Drilling Services, dated as of February 4, 2009, by and between Petrobras Venezuela Investments & Services B.V. and Vantage Deepwater Company, as amended, modified, supplemented, or novated from time to time.

Amortization	No principal amortization will be required or permitted prior to maturity.

Optional Redemption	Subject to the terms of the Intercreditor Agreement, the Secured Convertible PIK Notes may be redeemed, at the option of the Issuer, in whole or in part, at any time and from time to time, at the amount equal to the accreted value of the Secured Convertible PIK Notes at maturity, discounted at the applicable Treasury Rate (which Treasury Rate shall match the tenor of the Secured Convertible PIK Notes at the time the make-whole premium is due and payable) + 50 basis points.

Mandatory Redemption

Subject to the terms of the Intercreditor Agreement:

(a)    Upon the occurrence of certain events of loss with respect to a vessel, the Issuer will be required to redeem, on a pro rata basis, the Secured Convertible PIK Notes with proceeds received in respect of such loss at a redemption price for the notes equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

(b)    If the Issuer or any restricted subsidiary engages in certain asset sales, within 360 days of such sale, the Issuer generally must use the net cash proceeds from such sales to repay debt, to acquire another company in its industry, to make capital expenditures or to

[2]	Conversion Price will be set based on the valuation of the Plan.

Term:	Description:

invest in its business, or the Issuer must make an offer to purchase a principal amount of the Secured Convertible PIK Notes equal to the excess net cash proceeds. The purchase price of each Secured Convertible PIK Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the repurchase date.

(c)    If the Issuer experiences a change of control, each holder of Secured Convertible PIK Notes will have the right to require the Issuer to repurchase all or any part of its notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Events of Default

The Indenture will include certain Events of Default, including:

(a)    Default in the payment of principal when the same becomes due and payable at maturity,

(b)    Default for 30 days or more in the payment, when due, of interest;

(c)    Certain customary events of bankruptcy, insolvency, etc. in respect of the Issuer or any Subsidiary Guarantor;

(d)    the acceleration of any indebtedness of the Issuer or any Subsidiary Guarantor in an amount greater than $30 million dollars prior to its stated maturity;

(e)    entry by a court or courts of competent jurisdiction of a final judgment or government fine or penalty (whether by agreement, consent decree, or otherwise), or entry by OGIL, any guarantor of the Secured Convertible PIK Notes, or any affiliate of OGIL (other than Vantage Parent) into any settlement agreement, consent decree, or similar agreement with respect to any investigations involving, or claims against, such entity, that would individually or in the aggregate exceed $50.0 million; and

(f)     failure to comply with covenants for a period of 45 days after proper notice thereof.

For the avoidance of doubt, the Indenture shall provide that a majority in aggregate principal amount of the then outstanding Secured Convertible PIK Notes may waive any Event of Default other than an Event of Default relating to the payment of principal of, premium, if any, or interest on, the Secured Convertible PIK Notes.

Acceleration	Upon occurrence and continuance of an Event of Default (other than an Event of Default relating to certain bankruptcy and insolvency matters), either the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Secured Convertible PIK Notes may accelerate the Secured Convertible PIK Notes, in which event, the Issuer will be obligated to pay principal and all accrued and unpaid interest as of the date of such acceleration (and any other amounts due in respect of the Secured Convertible PIK Notes) in full

Term:	Description:

in cash, at the make-whole premium amount described below. However, for the avoidance of doubt, holders of a majority in aggregate principal amount of the then outstanding Secured Convertible PIK Notes may rescind any acceleration and its consequences, including any related payment default that resulted therefrom.

In addition, upon the occurrence of an Event of Default relating to certain bankruptcy and insolvency matters, the Secured Convertible PIK Notes will automatically be accelerated, in which event the Issuer will also be obligated to pay principal and all accrued and unpaid interest as of the date of acceleration on the Secured Convertible PIK Notes (and any other amounts due in respect of the Secured Convertible PIK Notes) in full in cash, at the make-whole premium amount described below.

Make-whole premium	The Secured Convertible PIK Notes shall be subject to a make-whole premium (on customary terms and conditions) due and payable upon the occurrence of acceleration following an Event of Default (as defined herein) in the amount equal to the accreted value of the Secured Convertible PIK Notes at maturity, discounted at the applicable Treasury Rate (which Treasury Rate shall match the tenor of the Secured Convertible PIK Notes at the time the make-whole premium is due and payable) + 50 basis points.

Other Covenants	Additional covenants as are reasonable and customary in similar issuances of convertible PIK notes, including as to payment of principal and interest, payment of taxes, maintenance of corporate existence, continuation of business in current nature and reasonably related extensions thereof, restrictions on liens (other than customary permitted liens), and similar matters, which covenants shall be no more restrictive than corresponding covenants contained in the Credit Facility and the New Secured Notes. For the avoidance of doubt, the Secured Convertible PIK Notes will not be subject to any maintenance covenants.

Trustee	[ ][3]

Definitive Documents and Due Diligence	This Term Sheet is indicative, and any final agreement shall be subject to the execution of definitive documents, which documents shall be substantially consistent with the terms of this Term Sheet. The definitive documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

[3]	The Trustee will be determined by the Issuer and the Ad Hoc Committee.

Vantage Drilling Company

Summary Of Proposed Post-Emergence Compensation

November 30, 2015

Key MIP Terms

Qualified Liquidity Event (“QLE”)

•      Any of the following: (a) A transaction or series of related transactions pursuant to which any “person” (or group of persons) acquires more than 50% of the voting power of the Company’s then outstanding securities (other than transfers among the shareholders of the company at the time of recapitalization); (b) sale of all or substantially all of the company’s assets; or (c) Listing of 25% or more of the Company’s shares on public stock exchange, in aggregate; provided, however, that in the event of a listing of less than 50% (but greater than 25%) each participant has the right to defer the QLE until 50% of the equity is listed

Allocation	• Approximately $44.5 million in grant date value, subject to time- and performance-based vesting as outlined below

Vehicles Used	• RSU based on the value a unit of Secured Convertible PIK Notes and Common Equity

Vesting Schedule

•      30% time-based, vesting ratably annually over 4 years

•    In the event of a QLE within the first two years of recapitalization with a value of less than 2.0X TEV, 50% of the time-based RSUs to accelerate and vest

•    In the event of a QLE after the second anniversary of the recapitalization, management to vest according to the schedule set forth above

•    For example, in the event of a QLE of less than 2X TEV on the third anniversary of the recapitalization, management to vest in 75% of the time-based RSUs

•    In the event of a QLE at any time with a value of 2X TEV or greater, 100% of the time-based RSUs to accelerate and vest

•      70% performance-based, as follows:

•    0% to vest absent an QLE of less than 1.5X Total Enterprise Value (“TEV”)

•    10% to vest upon a QLE at 1.5X TEV

•    25% to vest upon a QLE at 2X TEV

•    50% to vest upon a QLE at 2.5X TEV

•    75% to vest upon a QLE at 3X TEV

•    100% to vest upon a QLE at 4X (or greater) TEV

•    Straight-line interpolation between these points

Note: Any reinvestment of the Petrobras arbitration award will be excluded from the calculation of TEV for the purposes of determining the percentage of performance-based RSUs that would vest upon a QLE. However, excess cash from operations generated above the beginning excess cash of $150 million (excess cash at Plan value) to be included in the calculation of TEV for the purposes of determining the percentage of performance-based RSUs that would vest.

Dividends

•      Unvested time-based RSUs to accrue dividend equivalents, paid upon settlement Vested RSUs receive a proportionate share of dividends paid with respect to common shares

•      Customary anti-dilution protection to be agreed upon with regard to any special dividends

Monetization Of Compensatory RSUs

•      Monetization to be earliest dates possible in accordance with applicable tax law and to be finalized in later documentation; provided it will not occur until at least one of the QLE elements or the 7th anniversary of grant has occurred.

Restrictive Covenants

•      Long-term incentive participants will be bound by typical restrictive covenants, including, but not limited to, non-competition, non-solicitation, non-disclosure, non-disparagement

•      Non-compete/non-solicitation duration to be determined from the date of termination through the specified term

•    For clarity, if an executive were to be terminated on January 1, 2016, the period of non-competition/non-solicitation would commence on January 1, 2016

Projected Value

•      Upon a QLE equal to at least 1.50X TEV, equity to yield between $15.0 million and $25.2 million, depending upon the timing of the QLE

•      Upon a QLE equal to at least 1.75X TEV, equity to yield between $21.8 million and $33.8 million to management, depending upon timing of the QLE

•      Upon a QLE equal to at least 2.00X of TEV, management yield to be approximately $43.6 million

•      Upon a QLE equal to at least 2.5X of TEV, management yield to be approximately $75.1 million

•      Upon a QLE equal to at least 3.00X of TEV, management yield to be approximately $114.9 million

•      Upon a QLE equal to at least 4.00X of TEV, management yield to be approximately $186.6 million

Petrobras Litigation Participation

•      Management to be awarded 3.25% of the net proceeds of any arbitration award in connection with the Petrobras litigation, award to be granted in cash or restricted stock (“RS”) at the sole discretion of the Board of Directors

•      Award (either cash or RS) to be subject to the same time-vesting schedule as the “emergence” time-based RSU grants (four-year ratable annual vesting)

•    For example, if there is an arbitration award at the two-year anniversary of the recapitalization, 50% of the award would be vested upon the date of grant

•      Individual grants made in connection with the Petrobras arbitration award, if granted in RS, may be “net settled” to cover the income taxes due upon the delivery of the vested RS, subject to any credit agreement restrictions

•      Executives also may net settle upon each future vesting event to cover any income tax obligations (if awards are granted in RS), subject to any credit agreement restrictions

Note: The arbitration award will be dividended out as a special dividend; however, and may be re-invested (in total or in part) at the election of the Board of Directors at no less than the then fair market value. As stated above under “Vesting Schedule” any amounts reinvested at the time of reinvestment (with no adjustment or discounting of such amount) will be excluded from the calculation of TEV for the purposes of determining the percentage of performance-based RSUs that would vest upon a QLE.

Monetization of “Petrobras” RS

•      Monetization to be earliest dates possible in accordance with applicable tax law and to be finalized in later documentation, provided it will not occur until at least one of the QLE elements or the 7th anniversary of grant has occurred.

Non-Compete

•      Non-compete period of 12 months from date of departure/severance/etc.; provided, however, that in the event of a sale of all or substantially all of the assets or equity, the non-compete no longer applies

Other Terms	• Market competitive, to be detailed later

EXHIBIT B

FORM OF BACKSTOP AGREEMENT

BACKSTOP AGREEMENT

AMONG

OFFSHORE GROUP INVESTMENT LIMITED

AND

CERTAIN HOLDERS OF SENIOR TERM LOANS AND SENIOR SECURED NOTES

Dated as of December [●], 2015

i

INDEX OF DEFINED TERMS

Ad Hoc Committee	4
Affiliate	30
Agreement	1
Antitrust Laws	17
Backstop Commitments	3
Backstop Order	4
Backstop Premium	3
Backstop Premium Consideration	4
Bankruptcy Code	1
Bankruptcy Court	1
Benefit Plans	14
Business Day	2
Chapter 11 Cases	1
Chosen Courts	30
Company	1
Company Benefit Plans	14
Competing Transaction	20
Confirmation Order	1
Debtors	1
Disclosure Statement	16
Disclosure Statement Order	16
Environmental Law	11
ERISA	14
ERISA Affiliate	15
Exchange Act	8
Exchange Act Documents	8
FCPA	10
Financial Statements	8
Hazardous Materials	11
HSR Act	17
Indemnified Claim	26
Indemnified Person	26
Indemnifying Party	26
Indenture	1

Intellectual Property Rights	13
Investor Percentages	1
Investors	1
knowledge of	10
Liens	7
Losses	26
Material Adverse Effect	5
Material Contracts	12
Parent	5
Parent Companies	8
Parent Company	8
Petition Date	1
Plan	2
Plan Effective Date	1
Purchase Notice	3
Purchase Price	1
Related Purchaser	5
Requisite Investors	2
Restructuring Support Agreement	2
Restructuring Term Sheet	1
Right	1
Rights Expiration Time	2
Rights Offering	1
Rights Offering Notes	1
Satisfaction Notice	3
SEC	8
Secured Notes	1
Securities Act	15
Subscription Agent	2
Subscription Form	2
Taxes	13
Transaction Expenses	4
Unsubscribed Notes	1
Vantage Companies	5

ii

BACKSTOP AGREEMENT

BACKSTOP AGREEMENT (this “Agreement”), dated as of December [●], 2015, among Offshore Group Investment Limited (the “Company”), an exempted company incorporated with limited liability in the Cayman Islands, and each of the undersigned parties identified on the signature pages hereto (collectively, the “Investors”).

WHEREAS, the Company, its subsidiaries and certain of its affiliates (collectively, the “Debtors”) have filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the date of such filings being referred to herein as the “Petition Date”);

WHEREAS, subject to the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”), consummation of the Plan, and the other conditions specified in Section 7 and Section 8, the Company proposes to offer and sell the Secured Notes as part of a rights offering (the “Rights Offering”), whereby holders of an Allowed Secured Term Loan Claim or an Allowed Secured Notes Claim (each as defined in the Restructuring Term Sheet) as of the record date set for the Rights Offering (the “Eligible Holders”) shall be offered a non-transferable right (each, a “Right”) to purchase up to such Eligible Holder’s pro rata portion of the Secured Notes (the “Rights Offering Notes”) for the purchase price equal to the principal amount of such notes so acquired (the “Purchase Price”), which shall be issued on the Effective Date (as defined in the Restructuring Term Sheet) (the “Plan Effective Date”). For purposes of this Agreement, “Secured Notes” shall mean the 10.0% Senior Secured Second Lien Notes due December 31, 2020 of the Company issued pursuant to the Indenture in an aggregate principal amount of $75,000,000, the documentation for which shall be in form and substance reasonably acceptable to the Company and the Requisite Investors and shall have the terms therefor substantially as described in the Restructuring Term Sheet and “Indenture” shall mean the indenture among the Company, as issuer, the guarantors party thereto, and the trustee party thereto governing the Secured Notes, dated as of the Plan Effective Date;

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, each Investor, severally and not jointly, has agreed to purchase, on the Plan Effective Date, and the Company agrees to sell to such Investor, at the Purchase Price, such Investor’s percentage, as set forth on Exhibit A (the “Investor Percentages”), of the total amount of the Rights Offering Notes minus the amount of Rights Offering Notes for which subscription rights were validly exercised and the Purchase Price therefor has been paid, if applicable, on or before the Rights Expiration Time (as hereinafter defined) in the Rights Offering (such remaining Rights Offering Notes, in the aggregate, the “Unsubscribed Notes”);

WHEREAS, the Company will conduct the Rights Offering pursuant to a pre-packaged plan of reorganization, to be filed in connection with the Debtors’ Chapter 11 Cases, reflecting the terms and conditions set forth in the term sheet attached hereto as Exhibit B (the “Restructuring Term Sheet”), and on such other terms and conditions that are otherwise mutually satisfactory to the Company and the Requisite Investors and approved by the Debtors

(the “Plan”). For purposes of this Agreement, “Requisite Investors” shall mean those Investors holding a majority of the Backstop Commitments (as hereinafter defined) held by all Investors, and;

WHEREAS, certain creditors of the Company have entered into a Restructuring Support Agreement, dated as of the date hereof (the “Restructuring Support Agreement”), pursuant to which such parties have agreed to, among other things, vote in favor of the Plan.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Investors agree as follows:

1.	The Rights Offering. The Rights Offering will be conducted in accordance with the Rights Offering procedures attached hereto as Exhibit C and as follows:

(a) Subject to the terms and conditions of this Agreement, the Company hereby undertakes to offer Rights Offering Notes for subscription by holders of Rights pursuant to the Plan as set forth in this Agreement.

(b) In connection with the Plan, the Company shall issue Rights to purchase the Rights Offering Notes. Each Eligible Holder as determined by the Company will receive a Right to purchase, at the Purchase Price, up to its pro rata share (to be calculated as the proportion that an Eligible Holder’s Allowed Secured Term Loan Claim or Allowed Secured Notes Claim bears to the aggregate of all Allowed Secured Term Loan Claims and Allowed Secured Notes Claims as of December 7, 2015, rounded down to the nearest dollar).

(c) Following the Petition Date, the Company will provide, or cause to be provided, to each Eligible Holder a subscription form (the “Subscription Form”), whereby each Eligible Holder may exercise its Right in whole or in part. The Rights may be exercised during a period specified in the order approving the Rights Offering, which period will commence on the date the Subscription Forms are distributed and will end at the Rights Expiration Time. For purposes of this Agreement, the “Rights Expiration Time” means 5:00 p.m. New York City time on such date that is specified in the order approving the Rights Offering, or, if by permitted by the order approving the Rights Offering, such other date as the Company, subject to the approval of the Requisite Investors (which shall not be unreasonably withheld, conditioned or delayed), may specify in a notice provided to the Investors before 9:00 a.m. New York City time on the Business Day before the then-effective Rights Expiration Time. For purposes of this Agreement, “Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close. The Plan shall provide that in order to exercise a Right, each Eligible Holder shall, prior to the Rights Expiration Time, (x) return a duly executed Subscription Form to the subscription agent for the Rights Offering selected by the Company (the “Subscription Agent”) and (y) pay an amount equal to the full Purchase Price of the aggregate principal amount of Secured Notes elected to be purchased by such Eligible Holder by wire transfer of immediately available funds prior to the Rights Expiration Time to an account established by the Subscription Agent for the Rights Offering.

2

(d) The Company will issue the Rights Offering Notes to the Eligible Holders with respect to which Rights were validly exercised by such Eligible Holders upon the Plan Effective Date. The portion of the Rights Offering Notes issued to each Eligible Holder pursuant to the preceding sentence shall be in an amount rounded down to the nearest dollar.

(e) If the Subscription Agent for any reason does not receive from an Eligible Holder both a timely and duly completed Subscription Form and timely payment for the Rights Offering Notes being purchased by such Eligible Holder, the Plan shall provide that, unless otherwise approved by the Company and the Requisite Investors, such Eligible Holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

(f) The Company hereby agrees and undertakes to give the Investors by email and facsimile transmission the certification by an authorized signatory of the Company conforming to the requirements specified herein for such certification of either (i) a true and accurate calculation of the aggregate principal amount of Unsubscribed Notes, and the aggregate Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Notes, the fact that there are no Unsubscribed Notes and that the Backstop Commitments are terminated (a “Satisfaction Notice”) as soon as practicable after the Rights Expiration Time but in no event less than three (3) Business Days before the Plan Effective Date. The Company agrees to promptly provide any written backup, information and documentation relating to the information contained in the applicable Purchase Notice as any Investor may reasonably request.

(g) On and subject to the terms and conditions hereof, including entry of the Backstop Order by the Bankruptcy Court, each Investor agrees, severally and not jointly, to fully exercise all Rights that are issued to it pursuant to the Rights Offering and to duly purchase all Rights Offering Notes issuable to it pursuant to such exercise, in accordance with the rights offering procedures related to the Rights Offering, Restructuring Term Sheet and the Plan, including the rights offering procedures approved by the Bankruptcy Court; provided that any Investor who fails to comply with such obligations (i) shall be liable to the Company and each other Investor that has complied with such obligations and (ii) shall not be entitled to any Backstop Premium or reimbursement of Transaction Expenses as provided hereunder.

2.	The Backstop Commitments.

(a) On the basis of the representations and warranties contained herein, but subject to the conditions set forth in Section 7 and Section 8, each of the Investors, severally and not jointly, agrees to purchase, on the Plan Effective Date, and the Company agrees to sell and issue to such Investor, at the Purchase Price therefor, its Investor Percentage (as set forth on Exhibit A) of the aggregate principal amount of all Unsubscribed Notes as of the Rights Expiration Time (the “Backstop Commitments”). The Backstop Commitments of the Investors are several, not joint, obligations of the Investors, such that no Investor shall be liable or otherwise responsible for the Backstop Commitments of any other Investor.

(b) On the basis of the representations and warranties herein contained, but subject to the entry of the Backstop Order, to compensate the Investors for the risk of their undertakings herein, the Company will pay to the Investors, in the aggregate, on the Plan Effective Date, a nonrefundable backstop premium in an amount equal to $2,250,000 (the “Backstop Premium”),

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one-half of which will be paid in cash and one-half of which will be paid in Secured Notes (the “Backstop Premium Consideration”) free and clear of all withholding Taxes, Liens, pre-emptive rights, rights of first refusal, subscription and similar rights. The Backstop Premium Consideration shall be allocated among the Investors based on the Investor Percentages (as set forth on Exhibit A) of the Unsubscribed Notes that each Investor has agreed to backstop.

(c) Subject to the entry of the Backstop Order, which order shall approve this Section 2(c), upon consummation of the Plan, the Company will reimburse or pay, as the case may be, the documented out-of-pocket expenses reasonably incurred by the Investors (whether prior to or after the date hereof) up to an aggregate amount of $500,000 (collectively, “Transaction Expenses”), including all reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, as counsel to an ad hoc committee of holders of the Secured Term Loans and Secured Notes (the “Ad Hoc Committee”), PJT Partners LP, as financial advisor to the Ad Hoc Committee, Kobre & Kim LLP, as Cayman counsel to the Ad Hoc Committee, Delaware counsel for the Ad Hoc Committee, any local, maritime, or foreign counsel to the Ad Hoc Committee, and any other financial or other advisor or consultant to the Investors, in connection with the negotiation, preparation and implementation of this Agreement, the Indenture, Intercreditor Agreement (as defined in the Restructuring Term Sheet), the Definitive Documents (as defined in the Restructuring Support Agreement) and the transactions contemplated hereby.

(d) The provisions for the payment of the Backstop Premium and reimbursement and payment of the Transaction Expenses are an integral part of the transactions contemplated by this Agreement and without these provisions, the Investors would not have entered into this Agreement, and the Backstop Premium and Transaction Expenses shall, pursuant to the Backstop Order, constitute allowed administrative expenses under the Bankruptcy Code. The Backstop Premium shall be fully earned upon entry of an order by the Bankruptcy Court authorizing the Debtors’ performance of their obligations under this Agreement (the “Backstop Order”) and shall, regardless of the aggregate principal amount of Unsubscribed Notes, if any, actually purchased, be paid by the Company on the Plan Effective Date by issuing and delivering the Backstop Premium Consideration. Notwithstanding anything herein to the contrary, if this Agreement is terminated pursuant to Section 10(a), any of Sections 10(b)(i) through 10(b)(iii) or any of Sections 10(b)(vi) through 10(b)(x), the Backstop Premium and Transaction Expenses shall be paid entirely in cash as set forth in Section 10(d).

(e) The Investors severally, and not jointly, agree to purchase on the Plan Effective Date, and the Company will sell, their respective Backstop Commitments calculated with only the amount of Unsubscribed Notes as are listed in the Purchase Notice, without prejudice to the rights of the Company or the Investors to seek later an upward or downward adjustment if such amount of Unsubscribed Notes in such Purchase Notice is inaccurate.

(f) Delivery of the Unsubscribed Notes will be made by the Company to each Investor on the Plan Effective Date against payment on such date of the Purchase Price by such Investor for its Investor Percentage of the Backstop Commitments by wire transfer of immediately available funds to the account specified by the Company to each Investor at least twenty four (24) hours in advance. All Rights Offering Notes, Unsubscribed Notes and the Backstop Premium Consideration will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

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(g) Each Investor shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Plan Effective Date that some or all of its Rights Offering Notes, Unsubscribed Notes or Backstop Premium Consideration be issued and delivered in the name of, and delivered to, one or more of its Affiliates or funds or accounts that are managed by such Investor or its Affiliates (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Investor and each Related Purchaser, (ii) specify the aggregate principal amount of Rights Offering Notes and Unsubscribed Notes and amount of Backstop Premium Consideration to be delivered to or issued in the name of each such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 4(d)-(j) as applied to such Related Purchaser; provided that no such designation pursuant to this Section 2(g) shall relieve such Investor from its obligations under this Agreement.

3. Representations and Warranties of the Company. Except as set forth in the schedules hereto, the Company represents and warrants to, and agrees with, the Investors as set forth below, and except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof. All representations and warranties with respect to Vantage Drilling Company, an exempted company incorporated with limited liability in the Cayman Islands (“Parent”), are made as of the Petition Date.

(a) Organization and Qualification. The Company and each of its direct and indirect subsidiaries (collectively, the “Vantage Companies”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Vantage Companies is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be reasonably likely to result in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any change, event, circumstance, effect, development, occurrence or state of fact that, individually or in the aggregate, is material and adverse to (i) the business, assets, properties, results of operations or financial condition of the Vantage Companies (taken as a whole) or (ii) the ability of the Debtors, subject to the approvals and other authorizations set forth in Sections 3(g)(i) and (ii), to consummate the transactions contemplated by this Agreement or the Plan, other than the commencement of the Chapter 11 Cases, and other than, with respect to clauses (i) and (ii), the effect: (A) of any change after the date hereof in the general business, market, financial, economic, capital markets or regulatory conditions affecting the industries, regions and markets in which the Vantage Companies operate; (B) of any change after the date hereof arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening after the date hereof of any such hostilities, acts of war, sabotage or terrorism or military actions; (C) of any changes after the date hereof in applicable laws or accounting rules; (D) resulting from the filing of the

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Chapter 11 Cases, any reasonably anticipated effects thereof or from any action approved by the Bankruptcy Court; (E) resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby; or (F) resulting from any act or omission of any of the Vantage Companies taken with the prior written consent of the Requisite Investors; provided, that the exceptions set forth in clauses (A), (B) and (C) shall not apply to the extent such event is disproportionately adverse to the Vantage Companies as compared to other companies in the industries in which the Vantage Companies operate.

(b) Power and Authority.

(i) The Company has, and in the case of the Indenture, Intercreditor Agreement or any Definitive Documents to be entered into after the date hereof, to the extent a party thereto, will have, the requisite company power and authority to enter into, execute and deliver this Agreement, the Indenture, Intercreditor Agreement and the Definitive Documents and, subject to entry of the Backstop Order and Confirmation Order, as applicable, to perform its obligations hereunder and thereunder, including the issuance and delivery of the Rights, the Rights Offering Notes, the Unsubscribed Notes and the Backstop Premium Consideration. The Company has taken, and in the case of the Indenture, Intercreditor Agreement or any Definitive Documents to be entered into after the date hereof, to the extent a party thereto, will take, all necessary company action required for the due authorization, execution, delivery and performance by it of this Agreement, the Indenture, Intercreditor Agreement and the Definitive Documents, including the issuance and delivery of the Rights, the Rights Offering Notes, the Unsubscribed Notes and the Backstop Premium Consideration.

(ii) The Debtors have the requisite company power and authority to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order, to perform their obligations thereunder, and have taken all necessary company action required for the due authorization, execution, delivery and performance by them of the Plan.

(c) Execution and Delivery; Enforceability.

(i) This Agreement, the Indenture, the Intercreditor Agreement and the Definitive Documents have been, or in the case of the Indenture, Intercreditor Agreement or any Definitive Documents to be entered into after the date hereof, will be, duly and validly executed and delivered by the Company, to the extent a party thereto, and, subject to entry of the Backstop Order, constitute or will constitute, as applicable, the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, to the extent a party thereto.

(ii) The Plan will be duly and validly filed with the Bankruptcy Court by the Debtors in accordance with Section 5(a) and, upon entry of the Confirmation Order, will constitute the valid and binding obligation of the Debtors, enforceable against them in accordance with its terms.

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(d) Authorized Capital. Upon the Plan Effective Date, the authorized, issued and outstanding capital of the Company will conform to the descriptions set forth in the Plan and Disclosure Statement, and no shares of capital will be authorized, issued or outstanding except as set forth in the Plan and Disclosure Statement. Upon the Plan Effective Date, neither Parent nor the Company will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company, (ii) obligates Parent or the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the transfer of any shares of capital stock of the Company or (iv) relates to the voting of any shares of capital stock of the Company.

(e) Issuance and Delivery; Indenture.

(i) Each of the Indenture and the Secured Notes has been duly and validly authorized by the Company. When the Secured Notes are paid for pursuant to the Rights Offering and this Agreement and delivered, each of the Indenture and the Secured Notes will have been duly executed, issued and delivered by the Company, and the Indenture and the Secured Notes will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights and to general equity principles and the discretion of any court before which any proceeding therefore may be brought and entitled to the benefits provided by the Indenture.

(ii) The distribution of the Rights and, subject to entry of the Confirmation Order and consummation of the Plan, the issuance and delivery of the Backstop Premium Consideration to be paid to the Investors hereunder, will have been duly and validly authorized and, when the Backstop Premium Consideration is issued and delivered to the Investors hereunder, will be duly and validly issued and delivered, and free and clear of all withholding Taxes, Liens, pre-emptive rights, rights of first refusal, subscription and similar rights. For purposes of this Agreement, “Liens” shall mean any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, pledge, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in Sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

(f) No Conflict. The distribution of the Rights, and, subject to entry of the Confirmation Order and consummation of the Plan, the sale, issuance and delivery of the Rights

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Offering Notes upon exercise of the Rights, the consummation of the Rights Offering by the Company, the sale, issuance and delivery of the Unsubscribed Notes and Backstop Premium Consideration pursuant to the terms hereof, and the execution and delivery (and, with respect to the Plan, the filing with the Bankruptcy Court) by the Company of this Agreement, the Plan, the Indenture, Intercreditor Agreement and the Definitive Documents and compliance by them with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby (including compliance by the Investors with their respective obligations hereunder and thereunder): (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any Lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of Parent and each of its direct and indirect subsidiaries (each, a “Parent Company” and collectively, the “Parent Companies”) is a party or by which any Parent Company is bound or to which any of its respective properties or assets are subject; (ii) will not result in any violation of the provisions of the organizational documents of Parent or the Company; and (iii) assuming the accuracy of the Investors’ representations and warranties in Section 4, will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over any Parent Company or any of its respective properties, except in any such case described in clause (i) or clause (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and except in any such case described in clause (i), filings, if required, with respect to and the expiration or termination of the waiting period under the HSR Act relating to the exercise of the Rights and purchase of Unsubscribed Notes by the Investors.

(g) Consents and Approvals. Assuming the accuracy of the Investors’ representations and warranties in Section 4, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over any Parent Company or any of its properties is required for the distribution of the Rights, the sale, issuance and delivery of the Rights Offering Notes upon exercise of the Rights, the issuance, sale and delivery of Unsubscribed Notes and Backstop Premium Consideration to the Investors hereunder, the consummation of the Rights Offering by the Company and the execution and delivery by the Company of this Agreement, the Plan, the Indenture, Intercreditor Agreement or the Definitive Documents and performance of and compliance by them with all of the provisions hereof and thereof (including payment of the Backstop Premium and Transaction Expenses of the Investors as required hereby) and the consummation of the transactions contemplated hereby and thereby, to the extent a party thereto, except (i) the entry of the Confirmation Order and the Backstop Order, (ii) filings with respect to, and the expiration or termination of the waiting period under, the HSR Act relating to the purchase of Unsubscribed Notes by the Investors, if required and (iii) such consents, approvals, authorizations, registrations or qualifications the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h) Financial Statements. The financial statements and the related notes thereto of Parent and its consolidated subsidiaries (the “Financial Statements”) included or incorporated by reference in the documents filed by Parent with the United States Securities and Exchange

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Commission (“SEC”) under the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder (the “Exchange Act”) since January 1, 2015 (the “Exchange Act Documents”), as of the date such Exchange Act Documents became effective or were filed with the SEC, as the case may be, and, if amended, as of the date of the last such amendment, present fairly in all material respects the consolidated financial position of Parent and its subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods specified. Such Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Exchange Act Documents).

(i) Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of September 30, 2015 included in the Financial Statements, no Parent Company had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Exchange Act Documents. The Exchange Act Documents, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Exchange Act, and none of such Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference when such documents are filed with the SEC, will conform in all material respects to the requirements of the Exchange Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 2014, Parent has filed and furnished all reports, schedules, forms and statements with the SEC required to be so filed or furnished. None of the Parent Companies other than Parent is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the Exchange Act Documents. To the knowledge of the Company, none of the Exchange Act Documents is the subject of ongoing SEC review or investigation.

(k) No Violation.

(i) Except for the specific matters disclosed in the “Legal Proceedings” sections of, and the “Commitments and Contingencies” sections of any notes to financial statements contained in, Parent’s filings with the SEC on Form 10-K for the years ended December 31, 2013 and December 31, 2014, and in Parent’s filings with the SEC on Form 10-Q since January 1, 2015, no Parent Company is, or since January 1, 2014 has been, in violation of any law or statute or any judgment, order, code, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such default or violation that would not, individually or in the aggregate, reasonably be expected to result in a Material

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Adverse Effect. Each Parent Company possesses all licenses, certificates, permits and other authorizations issued by, and has made all declarations and filings with, the appropriate governmental entities that are necessary for the ownership or lease of its respective properties and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Parent Company has received notice of any revocation or modification of any such license, certificate, permit or authorization, and the Company has no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Money Laundering Laws. Except for the specific matters disclosed in the “Legal Proceedings” sections of, and the “Commitments and Contingencies” sections of any notes to financial statements contained in, Parent’s filings with the SEC on Form 10-K for the years ended December 31, 2013 and December 31, 2014, and in Parent’s filings with the SEC on Form 10-Q since January 1, 2015, the operations of the Parent Companies are and, since January 1, 2014 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Parent Companies operate (and the rules and regulations promulgated thereunder) and any related or similar laws and no material legal proceeding by or before any governmental entity or any arbitrator involving the Parent Companies with respect to such laws is pending or, to the knowledge of the Company, threatened.

(iii) Sanctions Laws. Neither the Parent Companies nor, to the knowledge of the Company, any of their respective directors, officers, employees or other persons acting on its behalf with express authority to so act are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, for the purpose of financing the activities of any person that, to the knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(iv) Foreign Corrupt Practices Act. Except for the specific matters disclosed in the “Legal Proceedings” sections of, and the “Commitments and Contingencies” sections of any notes to financial statements contained in, Parent’s filings with the SEC on Form 10-K for the years ended December 31, 2013 and December 31, 2014, and in Parent’s filings with the SEC on Form 10-Q since January 1, 2015, none of the Company or the Parent Companies has knowledge of any actual or alleged material violations of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any applicable anti-corruption or anti-bribery laws in any jurisdiction other than the United States (collectively, the “FCPA”), by the Company or the Parent Companies, or any of their respective officers, directors, agents, distributors, employees or any other person acting on behalf of the Company or the Parent Companies. The Parent Companies have established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

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(l) Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened, in each case, to which any Parent Company is or may be a party or to which any property of a Parent Company is or may be the subject that, in each case, in any manner draws into question the validity or enforceability of this Agreement, the Plan, the Indenture, Intercreditor Agreement or the Definitive Documents or that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “knowledge of” any of the Parent Companies or Vantage Companies means the actual knowledge, after reasonable inquiry, of Douglas G. Smith.

(m) No Broker’s Fees. Except for Lazard Frères & Co. LLC and PJT Partners, whose engagement details have been provided to the Investors prior to the date hereof, no Parent Company is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any Parent Company or the Investors for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Rights, the Rights Offering Notes, the Unsubscribed Notes or the Backstop Premium Consideration.

(n) Absence of Certain Changes. Since September 30, 2015, no change, event, circumstance effect, development, occurrence or state of facts has occurred or exists that have had or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(o) Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, claim, demand, request for information, order, complaint or penalty has been received by any Parent Company, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any Parent Company, (ii) each Parent Company is in compliance with Environmental Law and has obtained, maintains in full force and effect, and is in compliance with all permits, licenses and other approvals currently required under any Environmental Law for the use, ownership or lease of its respective properties and the conduct of the business, (iii) to the knowledge of the Company, no Hazardous Materials are located at, on or under any property currently owned, operated or leased by any Parent Company that would reasonably be expected to give rise to any cost, liability or obligation of the Parent Companies under any Environmental Laws (for the avoidance of doubt, the parties acknowledge that the Parent Companies store and utilize Hazardous Materials in the ordinary course of business), (iv) no Hazardous Materials have been released by any Parent Company at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any Parent Company under any Environmental Laws, and (v) there are no agreements in which any Parent Company has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Investors prior to the date hereof. For purposes of this Agreement, “Environmental Law” means all applicable foreign, federal, state and local conventions, treaties, protocols, laws, statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of natural resources or the environment or exposure to hazardous or toxic

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substances, materials or wastes, and “Hazardous Materials” means all materials, substances, chemicals, or wastes (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law.

(p) Material Contracts. All Material Contracts of the Vantage Companies are valid, binding and enforceable by and against the Vantage Companies (except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability), and no written notice to terminate, in whole or part, any such contract has been delivered to the Vantage Companies. Other than as a result of the filing of the Chapter 11 Cases, neither the Vantage Companies nor, to the knowledge of the Company, any other party to any such material contract, is in material default or breach under the terms thereof. For purposes of this Agreement, “Material Contracts” means all (i) “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which any Vantage Company is a party and (ii) agreements, contracts, memorandum of understanding or other obligation (including any amendments thereto), whether written or oral, providing for payment or other obligations of more than $25,000,000 in the aggregate.

(q) Internal Control Over Financial Reporting. Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. To the knowledge of the Company, there are no material weaknesses in Parent’s internal control over financial reporting as of the date hereof.

(r) Title to Property.

(i) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Vantage Companies have good title to, free and clear of any and all Liens, or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted by the Vantage Companies and (B) such properties, (x) are in the possession or control of the applicable Vantage Company, as appropriate; and (y) are in good and operable condition and repair, reasonable wear and tear excepted.

(ii) Leased Real Property. Each Vantage Company has complied with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Vantage Company enjoys peaceful and undisturbed possession under all such leases,

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other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(s) Insurance. Each of the Parent Companies has insured its respective properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses. All premiums due and payable in respect of material insurance policies maintained by the Parent Companies have been paid. As of the date hereof, to the knowledge of the Company, no Parent Company has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Parent Companies of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

(t) Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Parent Company owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (ii) to the knowledge of the Company, none of the Parent Companies nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by such Parent Company, is infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any person, and (iii) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened.

(u) No Undisclosed Relationship. No relationship, direct or indirect, exists between or among any of the Parent Companies, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Parent Companies, on the other hand, that is required by the Exchange Act to be described in Parent’s filings with the SEC and that are not so described in such filings, except for the transactions contemplated by this Agreement.

(v) Investment Company Act. No Parent Company is an “investment company” or an “affiliated person” of, or a “promoter” or “principal underwriter” for or a company “controlled” by an “investment company” as such terms are defined in the U.S. Investment Company Act of 1940, as amended. Neither the entry into this Agreement, the Indenture, Intercreditor Agreement, the Definitive Documents or the Plan, nor the application of the proceeds nor the consummation of the other transactions contemplated hereby or thereby, will violate any provision of such act or any rule, regulation or order of the SEC thereunder.

(w) Taxes.

(i) Each Parent Company has paid all material income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfalls profits, customs duties, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes levied by a governmental authority, including interest and

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penalties thereon (“Taxes”) imposed on it or its assets, business or properties. Each Parent Company has timely filed all material returns, information statements or reports required to be filed with any governmental authority with respect to Taxes.

(ii) There are no material Liens for Taxes on any asset of any Parent Company other than liens for Taxes not yet delinquent or for Taxes contested in good faith by appropriate proceedings.

(iii) No Parent Company has any liability for any material amount of Taxes of any other person or entity (other than another Parent Company), either by operation of law, by contract or as a transferee or successor. No Parent Company is a party to any material Tax allocation or Tax sharing agreement with any third party (other than an agreement entered into in the ordinary course of business consistent with past practice (such as a lease or a license) the principal purpose of which is not the sharing, assumption or indemnification of Tax) that is not another Parent Company.

(iv) As of the date hereof, no Vantage Company has received from any governmental authority any written notice regarding any contemplated or pending audit, examination or other administrative proceeding or court proceeding concerning any material amount of Taxes imposed thereon.

(x) Employees; Benefit Plans.

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to any Vantage Company, no Parent Company nor any ERISA Affiliate sponsors, maintains, has adopted, contributes to, is required to contribute to, or has any liability or obligation of any nature whatsoever (whether contingent or otherwise) with respect to, any Benefit Plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (including the withdrawal liability provisions thereof) (“ERISA”).

(ii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, all Company Benefit Plans comply and have complied in both form and operation in with their terms and all applicable laws and legal requirements.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened actions, suits, audits, investigations, claims or proceedings against or relating to any Company Benefit Plan, other than routine claims for benefits thereunder.

(iv) Each Parent Company is in compliance with all laws and legal requirements in respect of personnel, employment and employment practices, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “Benefit Plans” means any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were

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subject to ERISA, such as foreign plans and plans for directors, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), any bonus or incentive compensation plan, severance pay plan, deferred compensation arrangement, executive compensation or supplemental income arrangement, consulting agreement, or employment agreement, and all other similar employee benefit plans, programs, arrangements, policies, or agreements; “Company Benefit Plans” means any Benefit Plan adopted, entered into, sponsored, maintained, contributed to, or required to be contributed to by any Parent Company for the benefit of any of the present or former directors, officers, employees, agents, consultants, or other similar representatives providing services to or for any Parent Company in connection with such services, or any such plans which have been so adopted, entered into, sponsored, maintained, contributed to, or required to be contributed to by any Parent Company presently or at any time within the preceding six years; and “ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA), which together with any Parent Company, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended or Section 4001(a)(14) or 4001(b)(i) of ERISA.

4. Representations and Warranties of the Investors. Each of the Investors severally represents and warrants to, and agrees with, the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof.

(a) Formation. Such Investor has been duly organized or formed, as applicable, and is validly existing as a corporation or other entity in good standing under the applicable laws of its jurisdiction of organization or formation.

(b) Power and Authority. Such Investor has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Investor and, subject to entry of the Backstop Order, and assuming due and valid execution hereof by the Company, constitutes its valid and binding obligation, enforceable against such Investor in accordance with its terms.

(d) Securities Laws Compliance. The Unsubscribed Notes and Backstop Premium Consideration will not be offered for sale, sold or otherwise transferred by such Investor except pursuant to an effective registration statement under the Securities Act of 1933 and the rules and regulations of the SEC thereunder (the “Securities Act”) or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(e) Purchase Intent. Such Investor is acquiring Unsubscribed Notes and Backstop Premium Consideration for its own account or for the accounts for which it is acting as investment advisors or manager, and not with a view to distributing or reselling such Unsubscribed Notes or Backstop Premium Consideration or any part thereof. Such Investor understands that such Investor must bear the economic risk of this investment indefinitely, unless the Unsubscribed Notes and Backstop Premium Consideration are registered pursuant to the

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Securities Act or an exemption from such registration is available, and further understands that the Company has no present intention of registering the resale of any Unsubscribed Notes or Backstop Premium Consideration.

(f) Investor Status. Such Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(g) Reliance on Exemptions. Such Investor understands that the Unsubscribed Notes and Backstop Premium Consideration are being offered and sold to such Investor in reliance upon specific exemptions from the registration requirements of United States federal securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire Unsubscribed Notes and Backstop Premium Consideration.

(h) Sophistication. Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Notes and Backstop Premium Consideration to be acquired hereunder. Such Investor understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Unsubscribed Notes and Backstop Premium Consideration for an indefinite period of time) and is able to afford a loss of its investment in the Unsubscribed Notes and Backstop Premium Consideration.

(i) Access to Information. Such Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Parent Companies and to obtain additional information that it has requested to verify the accuracy of the information contained herein.

(j) Legend. Such Investor understands that the Unsubscribed Notes and Backstop Premium Consideration acquired by it under this Agreement shall bear a customary Securities Act legend.

5. Additional Covenants of the Company. The Company agrees with the Investors as follows:

(a) Plan and Disclosure Statement. The Debtors shall (i) file as soon as practicable after the Petition Date, the Plan and a related disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court, each in form and substance mutually satisfactory to the Company and the Requisite Investors, and that is consistent in all material respects with the Restructuring Term Sheet and in form and substance mutually satisfactory to the Requisite Investors and the Company; (ii) seek the entry of an order by the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Investors and the Company, approving the Disclosure Statement (the “Disclosure Statement Order”) as soon as practicable after the Petition Date; and (iii) seek the entry of a Confirmation Order, Cash Collateral Order (as defined in the Restructuring Support Agreement) and Backstop Order by the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Investors and the Company, as soon as

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practicable. The Debtors will, not later than four (4) Business Days prior to the filing thereof, provide to the Investors and their counsel a draft copy of the Plan and the Disclosure Statement (together with any proposed amendment, modification, supplement or change thereto) and any other filing with the Bankruptcy Court to be made pursuant to this Agreement and shall afford the Investors and their counsel a reasonable opportunity to review and comment on such documents prior to such documents being filed with the Bankruptcy Court. In addition, the Debtors will, not later than four (4) Business Days prior to the filing thereof, provide to the Investors and their counsel a draft copy of the Disclosure Statement Order, Confirmation Order, Cash Collateral Order and Backstop Order (together with copies of any briefs, pleadings and motions related thereto) and shall afford the Investors and their counsel a reasonable opportunity to review and comment on such orders prior to such orders being filed with the Bankruptcy Court.

(b) Rights Offering. The Company shall effectuate the Rights Offering in accordance with the Plan.

(c) Unsubscribed Notes. The Company shall determine the aggregate principal amount of Unsubscribed Notes, if any and, in good faith, provide a Purchase Notice or a Satisfaction Notice that accurately reflects the amount of Unsubscribed Notes as so determined and provide to the Investors a certification by the Subscription Agent of the Unsubscribed Notes or, if such certification is not available, such written backup to the determination of the Unsubscribed Notes as the Investors may reasonably request.

(d) Approvals. Except as set forth in this Agreement or with the prior written consent of the Requisite Investors, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Company shall use reasonable best efforts to promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Investors as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement. The Company shall promptly notify the Investors (and furnish to them copies of) any communications from governmental authorities and shall not participate in any meeting with any such authority unless it consults with the Investors in advance to the extent permitted by applicable law and gives the Investors a reasonable opportunity to attend and participate thereat. The Company shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties hereto to obtain any necessary approvals required for the transactions contemplated by this Agreement. For purposes of this Agreement, “Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any similar law enforced by any governmental antitrust entity of any jurisdiction regarding pre-acquisition notifications for the purpose of competition reviews of mergers and acquisitions, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

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(e) New Board of Directors. The Company shall cause the board of directors of each of the reorganized Debtors to be constituted as described in the Restructuring Term Sheet.

(f) Conduct of Business. The Company shall, and shall cause each Vantage Company to, as applicable, carry on its business in the ordinary course and use its commercially reasonable efforts to (i) preserve intact its business, (ii) keep available the services of its officers and employees and (iii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Vantage Companies in connection with their business. The Company shall not, and shall cause each Vantage Company not to, enter into any transaction that is material to their business other than (A) transactions in the ordinary course of business and (B) other transactions after prior notice to the Investors to implement tax planning which transactions are not reasonably expected to materially adversely affect any Investor.

(g) Access to Information. The Company shall, and shall cause each Vantage Company to, (i) afford the Investors and their respective representatives upon request and reasonable notice, from the period commencing on the date hereof and through the Plan Effective Date, reasonable access, during normal business hours and without unreasonable disruption or interference with the Vantage Companies’ business or operations, to the Vantage Companies’ employees, properties, books, contracts and records and (ii) during such period, furnish promptly to such parties all reasonable information concerning the Vantage Companies’ business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require any Vantage Company (x) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause any Vantage Company to violate any of its obligations with respect to confidentiality to a third party if any Vantage Company shall have used its reasonable best efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (y) to disclose any legally privileged information of the Vantage Companies or (z) to violate any applicable laws or orders. The Company shall also provide the Investors with the (A) monthly financial reporting given to the U.S. Trustee (as defined in the Cash Collateral Order), (B) financial reporting required under (and consistent with the requirements contained in) the Prepetition Loan Documents (as defined in the Cash Collateral Order) and (C) a bi-weekly fleet status report.

(h) Secured Notes. Upon issuance and delivery of the Secured Notes in accordance with this Agreement, the Company agrees that it will cause the Indenture and the Intercreditor Agreement to have terms and provisions reasonably acceptable to the Company and the Requisite Investors and consistent with the terms thereof described in the Restructuring Term Sheet.

(i) DTC Eligibility. The Company shall use its commercially reasonable efforts to promptly make all Secured Notes eligible for deposit with the Depository Trust Company.

(j) Further Assurances. Without in any way limiting any other obligation of the Company in this Agreement, the Company shall, and the Company shall cause each Vantage Company to, use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as any Investor may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement.

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The Company furthermore agrees that it shall, and shall cause each Vantage Company, to perform any and all of its covenants, agreements and obligations under this Agreement and not to take any actions that would be inconsistent with such obligations.

6. Additional Covenants of the Investors. Each of the Investors agrees, severally and not jointly, with the Company, as follows:

(a) Information. Such Investor will provide the Company with such information as they reasonably request regarding such Investor for inclusion in the Disclosure Statement.

(b) Approvals. Except as set forth in this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, such Investor shall use reasonable best efforts to promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Company as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement. Such Investor shall promptly notify the Company (and furnish to it copies of) any communications from governmental authorities and shall not participate in any meeting with any such authority unless it consults with the Company in advance to the extent permitted by applicable law and gives the Company a reasonable opportunity to attend and participate thereat. Such Investor shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties hereto to obtain any necessary approvals required for the transactions contemplated by this Agreement.

(c) Disclosure Statement and Confirmation Orders. Such Investor shall use commercially reasonable efforts to facilitate the entry of the Disclosure Statement Order, Cash Collateral Order, Backstop Order and Confirmation Order.

(d) Bankruptcy Court Actions. Such Investor shall not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Plan, the Restructuring Term Sheet, the Disclosure Statement, the Disclosure Statement Order, the Cash Collateral Order, the Backstop Order, the Confirmation Order or the consummation of the transactions contemplated hereby or thereby that is inconsistent in any material respect with this Agreement or the Company’s efforts to obtain the entry of court orders consistent with this Agreement.

(e) Further Assurances. Without in any way limiting any other obligation of such Investor in this Agreement, such Investor, severally and not jointly, shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as the Company may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement.

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7. Conditions to the Obligations of the Investors. The obligations of each Investor to purchase Unsubscribed Notes pursuant to its respective Backstop Commitments on the Plan Effective Date are subject to the satisfaction of the following conditions (unless waived by the Requisite Investors):

(a) Competing Transaction. The Debtors shall not have made a public announcement, entered into an agreement, or filed any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise agreed to, consented to, supported or encouraged the formulation of, any plan of reorganization other than the Plan or any other transaction inconsistent with the Plan approved by the Requisite Investors, including a plan of liquidation, the sale, issuance or other disposition of any equity interest or indebtedness in the Debtors or a merger, sale, recapitalization, rights/debt offering or other business combination involving the Debtors (a “Competing Transaction”), and shall not have filed any motion or other filing seeking dismissal of the Chapter 11 Cases, the appointment of a trustee or examiner with expanded powers in the Chapter 11 Cases or the conversion of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code.

(b) Plan and Orders. The Plan, as approved, and the Confirmation Order, the Disclosure Statement Order, Cash Collateral Order and Backstop Order as entered, by the Bankruptcy Court, shall each be in full force and effect and not subject to a stay, and shall be in the form and substance approved by the Requisite Investors, with only such amendments, modifications or changes that (i) are consistent in all material respects with this Agreement, (ii) are consistent in all material respects with the form of the Plan and the Confirmation Order approved by the Requisite Investors, (iii) otherwise are consistent in all material respects with the Restructuring Term Sheet, and (iv) otherwise are reasonably satisfactory, or, in the case of the Plan, as approved, otherwise are mutually satisfactory, in each case, to the Requisite Investors and the Company.

(c) Conditions to Plan Effective Date. The Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Plan Effective Date and the conditions to the Plan Effective Date set forth in the Plan shall have been satisfied (or waived by the Requisite Investors in writing) in accordance with the Plan and the Plan Effective Date shall have occurred.

(d) Rights Offering. The Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement, and the Rights Expiration Time shall have occurred.

(e) Purchase Notice or Satisfaction Notice. The Investors shall have received a Purchase Notice or Satisfaction Notice from the Company, as applicable, in accordance with Section 1(f).

(f) Valid Issuance. The Rights Offering Notes, Unsubscribed Notes and Backstop Premium Consideration shall be, upon the Plan Effective Date, validly issued and outstanding, and free and clear of all withholding Taxes, Liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(g) No Restraint. No final and non-appealable judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated hereby or by the Indenture, Intercreditor Agreement or Definitive Documents.

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(h) Antitrust Approvals. Any applicable waiting periods and all authorizations, approvals, consents or clearances required under any Antitrust Laws to consummate and make effective the transactions contemplated by this Agreement shall have expired, been terminated or been obtained, as applicable.

(i) Representations and Warranties.

(i) The representations and warranties of the Company contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(n) shall be true and correct in all respects on and as of the Plan Effective Date with the same effect as if made on and as of the Plan Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Plan Effective Date after giving effect to the Plan with the same effect as if made on and as of the Plan Effective Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

(j) Covenants. The Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Plan Effective Date.

(k) Material Adverse Effect. Since September 30, 2015, there shall not have occurred, and there shall not exist, any change, event, circumstance effect, development, occurrence or state of facts that constitutes, individually or in the aggregate, a Material Adverse Effect.

(l) Fees, etc. All fees and other amounts required to be paid or reimbursed by the Company to the Investors as of the Plan Effective Date shall have been so paid or reimbursed, including those fees set forth in Section 2(b) and 2(c).

(m) Officer’s Certificate. The Investors shall have received on and as of the Plan Effective Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7(i), 7(j), and 7(k) have been satisfied.

(n) Indenture and Intercreditor Agreement. The Indenture and Intercreditor Agreement shall have been executed and delivered by the Company and the other parties thereto.

(o) Opinions. The Company shall deliver such customary opinions of counsel to the Company, dated as of the Plan Effective Date and addressed to the trustee under the Indenture as are customary to be provided to an indenture trustee for the issuance of the Secured Notes.

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8. Conditions to the Obligations of the Company. The obligations of the Company to sell Unsubscribed Notes pursuant to this Agreement on the Plan Effective Date are subject to satisfaction of the following conditions (unless waived by the Company), except where the failure to satisfy any such condition is the result of a failure by the Company to comply with this Agreement:

(a) Orders. The Disclosure Statement Order, the Cash Collateral Order, the Backstop Order and the Confirmation Order, in form and substance reasonably acceptable to each of the Company and the Requisite Investors, shall have been entered by the Bankruptcy Court, and each such order shall be in full force and effect and not subject to a stay.

(b) Conditions to Confirmation. The conditions to confirmation and the conditions to the Plan Effective Date set forth in the Plan shall have been satisfied (or waived by the Company) in accordance with the Plan and the Plan Effective Date shall have occurred.

(c) No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated hereby or by the Indenture, Intercreditor Agreement or Definitive Documents.

(d) Antitrust Approvals. Any applicable waiting periods and all authorizations, approvals, consents or clearances required under any Antitrust Laws to consummate and make effective the transactions contemplated by this Agreement shall have expired, been terminated or been obtained, as applicable.

(e) Representations and Warranties. The representations and warranties of the Investors set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the Plan Effective Date as if made on and as of the Plan Effective Date (or, to the extent given as of a specific date, as of such date).

(f) Covenants. The Investors shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Investors on or prior to the Plan Effective Date.

9. Survival. The representations and warranties made in this Agreement will not survive the Plan Effective Date. Covenants and agreements that by their terms are to be satisfied after the Plan Effective Date shall survive until satisfied in accordance with their terms.

10. Termination.

(a) Termination by the Investors. The Investors may terminate this Agreement by written notice to the Company upon the occurrence and during the continuance of any of the following:

(i) at any time after the date that is sixty (60) calendar days after the Petition Date, if the Bankruptcy Court has not entered the Confirmation Order with respect to the Plan on or prior to such date;

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(ii) at any time after the date that is sixty (60) calendar days after the Petition Date, if the Bankruptcy Court has not entered, on an interim basis and on a final basis, the Cash Collateral Order (as defined in the Restructuring Support Agreement) on or prior to such date;

(iii) at any time after the date that is thirty (30) calendar days after the Petition Date, if the Bankruptcy Court has not entered the Backstop Order on or prior to such date;

(iv) at any time after the date that is fifteen (15) calendar days after entry of the Confirmation Order, if the Plan Effective Date has not occurred on or prior to such date;

(v) at any time after the date that is one hundred twenty (120) calendar days after the Petition Date, unless prior thereto the Plan Effective Date occurs and the Rights Offering has been consummated;

(vi) upon the failure by the Company to comply in all material respects with any of its other obligations in this Agreement, if such failure continues for ten (10) Business Days after written notice of such failure from any Investor to the Company;

(vii) at any time after the date that is twenty (20) calendar days after the Rights Expiration Time, if the Investors shall not have received a Purchase Notice or Satisfaction Notice from the Company, as applicable, in accordance with Section 1(f);

(viii) if the Company shall have breached any representation or warranty of the Parent Companies set forth in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause the condition set forth in Section 7(i) not to be satisfied, and such breach or inaccuracy remains uncured for ten (10) Business Days after written notice of such breach from any Investor to the Company, and as a result of such failure to cure, the condition set forth in Section 7(i) is not capable of being satisfied;

(ix) if any Debtor makes a public announcement, enters into an agreement, or files any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise supports, any Competing Transaction;

(x) upon the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code, or the Company files a motion or other pleading with the Bankruptcy Court seeking the dismissal or conversion of any of the Chapter 11 Cases;

(xi) if the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan in any material respect or if any of the Confirmation Order, Disclosure Statement Order, Backstop Order or Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended after entry in a manner that does not comply with Section 2 or Section 8 of the Restructuring Support Agreement;

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(xii) any of this Agreement, the Restructuring Support Agreement, Disclosure Statement, Plan or any documents related to the Plan, including notices, exhibits or appendices, or the Indenture, Intercreditor Agreement or any of the Definitive Documents is amended or modified in a manner that does not comply with Section 2 or Section 8 of the Restructuring Support Agreement;

(xiii) if the Bankruptcy Court authorizes or approves any Competing Transaction;

(xiv) at any time after the date that is thirty (30) calendar days after the Petition Date, if the Company shall not have commenced the Rights Offering;

(xv) upon the termination of the Restructuring Support Agreement;

(xvi) if any final and non-appealable judgment, injunction, decree or other legal restraint shall have been enacted, adopted or issued that prohibits the consummation of the Plan, the Rights Offering or the transactions contemplated hereby; or

(xvii) at any time after the date that is sixty (60) calendar days after the Petition Date, if the Bankruptcy Court has not entered the Disclosure Statement Order on or prior to such date.

(b) Termination by the Company. The Company may terminate this Agreement by written notice to the Investors upon the occurrence and during the continuance of any of the following:

(i) at any time after the date that is sixty (60) calendar days after the Petition Date, if the Bankruptcy Court has not entered the Confirmation Order with respect to the Plan on or prior to such date;

(ii) at any time after the date that is fifteen (15) calendar days after entry of the Confirmation Order, if the Plan Effective Date has not occurred on or prior to such date;

(iii) at any time after the date that is one hundred twenty (120) calendar days after the Petition Date, unless prior thereto the Plan Effective Date occurs and the Rights Offering has been consummated;

(iv) upon the failure by any Investor to comply in all material respects with any of its obligations in this Agreement, if such failure remains uncured for five (5) Business Days after written notice of such failure from the Company to the Investors; provided, however, that if such failure to comply is not so cured, then the remaining Investors shall have the right to purchase such defaulting Investor’s Backstop Commitment or replace the Backstop Commitment of such defaulting Investor, within the five (5) Business Day period following the expiration of the cure period, during which period this Agreement shall not be terminable pursuant to this Section 10(b)(iv); provided, further, that, if the remaining Investors do not elect to so purchase or replace within such five (5) Business Day period, then the Company may terminate this Agreement;

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(v) if any Investor shall have breached any representation or warranty of the Investors set forth in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause the condition set forth in Section 8(e) not to be satisfied, and such breach or inaccuracy remains uncured for five (5) Business Days after written notice of such breach from the Company to the Investors, and as a result of such failure to cure, the condition set forth in Section 8(e) is not capable of being satisfied; provided, however, that if such breach is not so cured, then the remaining Investors shall have the right to purchase such defaulting Investor’s Backstop Commitment or replace the Backstop Commitment of such defaulting Investor, within the five (5) Business Day period following the expiration of the cure period, during which period this Agreement shall not be terminable pursuant to this Section 10(b)(v); provided, further, that, if the remaining Investors do not elect to so purchase or replace within such five (5) Business Day period, then the Company may terminate this Agreement;

(vi) if any final and non-appealable judgment, injunction, decree or other legal restraint shall have been enacted, adopted or issued that prohibits the consummation of the Plan, the Rights Offering or the transactions contemplated hereby;

(vii) upon the termination of the Restructuring Support Agreement;

(viii) upon the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code;

(ix) if the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan in any material respect; or

(x) if the Bankruptcy Court enters an order confirming any plan of reorganization other than the Plan.

(c) Mutual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Plan Effective Date by mutual written consent of each of the Company and the Requisite Investors.

(d) Effect of Termination. Upon termination of this Agreement, each party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the transactions contemplated hereby or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, that (i) the obligations of the Company to pay the Backstop Premium and Transaction Expenses pursuant to Section 2 and satisfy its indemnification obligations pursuant to Section 11 shall survive the termination of this Agreement indefinitely and shall remain in full force and effect, in each case, until such obligations have been satisfied, it being understood, however, that the Company shall have no obligation to pay the Backstop Premium or any Transaction Expenses in the event of a termination of this Agreement by the Company pursuant to Section 10(b)(iv), Section 10(b)(v)

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or, if the Restructuring Support Agreement is duly terminated pursuant to Section 7.03(a) therein, Section 10(b)(vii) and (ii) the provisions set forth in this Section 10(d) and Sections 11- 20 shall survive the termination of this Agreement and shall continue in full force and effect for the benefit of the parties hereto in accordance with the terms hereof. The Company shall make such payment of the Backstop Premium and the Transaction Expenses to the Investors or their designees based upon their respective Investor Percentages if this Agreement is terminated under the circumstances set forth in Section 2(d), in cash by wire transfer of immediately available funds, to such accounts as the Investors may designate on or prior to the second (2nd) Business Day after such designation following any applicable termination of this Agreement. Notwithstanding anything contained herein, if this Agreement is terminated as a result of a breach of this Agreement by a party hereto, such party shall not be released and shall remain liable to the other parties for any damages resulting from such termination.

11.	Indemnification Obligations.

(a) Following the entry of the Backstop Order, the Vantage Companies (collectively, the “Indemnifying Parties” and, each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Investor and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Investors except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Indenture, the Intercreditor Agreement and the transactions contemplated hereby and thereby, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Vantage Companies, their respective equity holders, Affiliates, creditors or any other person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) as to any Investor that has defaulted on its obligation to exercise its Rights under the Rights Offering or to pay the Purchase Price for such Investor’s Backstop Commitment of any Unsubscribed Notes or any Indemnified Person related thereto, caused by such default by such Investor, or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

(b) Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the

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commencement thereof; provided, that (A) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (B) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Section 11. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Vantage Companies shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Vantage Companies.

(c) Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Section 11, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject

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to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 11. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 11(a), then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Unsubscribed Notes in the Rights Offering contemplated by this Agreement and the Plan, bears to (ii) the Backstop Premium paid or proposed to be paid to the Investors. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other person in connection with an Indemnified Claim.

(e) Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Section 11 shall, to the extent permitted by applicable law, be treated as adjustments to the Purchase Price for all Tax purposes. The provisions of this Section 11 are an integral part of the transactions contemplated by this Agreement and without these provisions the Investors would not have entered into this Agreement, and the obligations of the Vantage Companies under this Section 11 shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code and are payable without further order of the Bankruptcy Court, and the Vantage Companies may comply with the requirements of this Section 11 without further order of the Bankruptcy Court.

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12. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) five (5) days after being deposited with the United States Post Office, by registered or certified mail, postage prepaid, (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (e) when sent by electronic mail (with acknowledgment received), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party hereto may have specified by like notice):

If to Investors, to each of the undersigned Investors at the addresses listed on the signatures pages hereto,

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, New York 10005
Attention:	Dennis Dunne
Evan Fleck
Scott Golenbock
Facsimile:	(212) 530-5219
email:	ddunne@milbank.com
efleck@milbank.com
sgolenbock@milbank.com

If to the Company, to:

Offshore Group Investment Limited 777 Post Oak Blvd, Suite 800 Houston, TX 77056
Attention:	Douglas G. Smith
Facsimile:	(281) 404-4749
Email:	doug.smith@vantagedrilling.com

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Ray C. Schrock, P.C. Ronit J. Berkovich, Esq.
Facsimile:	(212) 310-8007
Email:	ray.schrock@weil.com
ronit.berkovich@weil.com

13. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Notwithstanding the previous sentence, the Investors’ obligations hereunder may be assigned, delegated or transferred, in whole or in part, by any Investor to any “Affiliate” (as defined in Rule 12b-2 under the Exchange Act) of such Investor over which such Investor or any of its Affiliates exercises investment authority, including with respect to voting and dispositive rights; provided that any such assignee assumes the obligations of the assigning Investor hereunder and agrees in writing prior to such assignment to be bound by the terms of this Agreement in the same manner as the assigning Investor. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning Investor of its obligations hereunder if such assignee fails to perform such

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obligations. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

14. Complete Agreement. This Agreement (including the exhibits and schedules hereto, and the other documents and instruments referred to herein) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties hereto will continue in full force and effect.

15. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (including the exhibits and schedules hereto), or the negotiation, execution, termination, performance or nonperformance of this Agreement (including the exhibits and schedules hereto), shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; provided that upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall be the sole Chosen Court. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

17. Action by, or Consent or Approval of, the Investors. Whenever this Agreement refers to any action to be taken by, or any consent or approval to be given by, the Investors, unless otherwise expressly provided in any particular instance, such reference shall be deemed to require the action, consent or approval of the Requisite Investors.

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18. Amendments and Waivers.

(a) This Agreement may be amended, modified or supplemented and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Company and the Requisite Investors and subject, to the extent required after the Petition Date, to the approval of the Bankruptcy Court; provided that (i) any modification of, or amendment or supplement to, this Agreement that would have the effect of increasing an Investor’s Investor Percentage (as set forth on Exhibit A) or increasing the Purchase Price to be paid in respect of such Investor’s Backstop Commitment shall require the prior written consent of such Investor, and (ii) any modification of, or amendment or supplement to, this Agreement that would have the effect of modifying this sentence shall require the prior written consent of all of the Investors. The terms and conditions of this Agreement (other than the terms and conditions set forth in Sections 7, 8 and 10, the waiver of which shall be governed by their respective terms), may be waived (A) by the Company only by a written instrument executed by the Company and (B) by the Requisite Investors only by a written instrument executed by the Requisite Investors.

(b) No delay on the part of any party hereto in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party hereto otherwise may have at law or in equity.

19. Specific Performance. The parties hereto acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and, accordingly, the parties hereto agree that in addition to any other remedies, each party hereto will be entitled to seek to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

20. Other Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) any reference in this Agreement to $ shall mean U.S. dollars; (iii) all exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any such exhibit or schedule but not otherwise defined therein shall be defined as set forth in this Agreement; (iv) words imparting the singular number only shall include the plural and vice versa; (v) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (vi) the word “including” or any variation thereof means “including,

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without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (viii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

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EXHIBIT C

FORM OF CASH COLLATERAL ORDER

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
OFFSHORE GROUP	:
INVESTMENT LIMITED, et al.,[1]	:	Case No. 15- ( )
:
Debtors.	:	(Joint Administration Requested)
:
x

INTERIM ORDER (I) AUTHORIZING USE OF CASH COLLATERAL

PURSUANT TO 11 U.S.C. § 363, (II) GRANTING ADEQUATE

PROTECTION TO SECURED PARTIES PURSUANT TO 11 U.S.C. §§ 361,

362, AND 363, (III) SCHEDULING FINAL HEARING PURSUANT TO

BANKRUPTCY RULE 4001(b), AND (IV) GRANTING RELATED RELIEF

Upon the motion of Offshore Group Investment Limited (“OGIL”) and its affiliated debtors, as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), dated December 3, 2015 (the “Motion”),2 for an interim order (this “Interim Order”) and a final order that contains terms and conditions at least as favorable to the respective Prepetition Secured Parties as those contained in this Interim Order (a “Final Order” and, together with this Interim Order, the “Cash Collateral Orders”), under sections 105, 361, 362, 363, 506(c), 507(b), and 552 of title 11 of the United States Code,

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Offshore Group Investment Limited; Vantage Delaware Holdings, LLC; Dragonquest Holdings Company; Emerald Driller Company; P2020 Rig Co.; P2021 Rig Co.; PT. Vantage Drilling Company Indonesia; Sapphire Driller Company; Vantage Deepwater Company; Vantage Deepwater Drilling, Inc. (3668); Vantage Driller I Co; Vantage Driller II Co; Vantage Driller III Co; Vantage Driller IV Co.; Vantage Driller VI Co.; Vantage Driller ROCO S.R.L.; Vantage Drilling Africa; Vantage Drilling (Malaysia) I Sdn. Bhd.; Vantage Drilling Labuan I Ltd.; Vantage Drilling Netherlands B.V.; Vantage Holding Hungary Limited Liability Company; Vantage Holdings Cyprus ODC Limited; Vantage Holdings Malaysia I Co; and Vantage International Management Co. The Debtors’ mailing address is 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.
[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion.

11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), and Rule 4001-2 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), and having sought, among other things, the following relief:

(a) authorization of the Debtors’ use of property constituting Cash Collateral (as defined below), subject to and pursuant to the terms and conditions set forth in this Interim Order;

(b) the granting of adequate protection on account of the Debtors’ use of Cash Collateral and any diminution in value of the Prepetition Secured Parties’ (as defined below) respective interests in the Prepetition Collateral (as defined below), subject to and pursuant to the terms and conditions set forth in this Interim Order, to:

i. the Revolving Credit Facility Secured Parties (as defined below) under that certain Amended and Restated Credit Agreement, dated as of March 28, 2013 (as amended, restated, supplemented, or otherwise modified, the “Revolving Credit Agreement” and, collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, including the “Loan Documents” as such term is defined in the Revolving Credit Agreement, the “Revolving Credit Facility Documents”) by and among OGIL and Vantage Drilling Company (“Vantage Parent”), as borrowers, each of the guarantors named therein (the “Revolving Credit Facility Guarantors” and, collectively with OGIL and Vantage Parent, the “Revolving Credit Facility Obligors”), the lenders party thereto

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(the “Revolving Credit Facility Lenders”), and Royal Bank of Canada, as Issuing Bank (as defined in the Revolving Credit Agreement) and administrative agent (in such capacity, the “Revolving Credit Facility Administrative Agent”) and Wells Fargo Bank, National Association (“Wells Fargo”), as collateral agent (in such capacity, the “Revolving Credit Facility Collateral Agent” and, collectively with the Revolving Credit Facility Lenders, the Issuing Bank and any other parties to whom any Obligations may be owed under the Revolving Credit Agreement, the “Revolving Credit Facility Secured Parties”);

ii. the 2017 Term Loan Secured Parties (as defined below) under that certain Amended and Restated Term Loan Agreement, dated as of October 25, 2012 and amended and restated as of November 22, 2013 (as amended, restated, supplemented, or otherwise modified, the “2017 Term Loan Agreement” and, collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, including the “Loan Documents” as such term is defined in the 2017 Term Loan Agreement, the “2017 Term Loan Documents”) by and among OGIL and Vantage Delaware Holdings, LLC (“Delaware Holdings”), as borrowers, each of the guarantors named therein (the “2017 Term Loan Guarantors” and, collectively with OGIL and Delaware Holdings, the “2017 Term Loan Obligors”), the lenders party thereto (the “2017 Term Loan Lenders”), Citibank, N.A., as administrative agent (in such capacity, the “2017 Term Loan Administrative Agent”), and Wells Fargo, as collateral agent (in such capacity, the “2017 Term Loan Collateral Agent” and, collectively with the 2017 Term Loan Lenders and the 2017 Term Loan Administrative Agent, the “2017 Term Loan Secured Parties”);

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iii. the 2019 Term Loan Secured Parties (as defined below) under that certain Second Term Loan Agreement, dated as of March 28, 2013 (as amended, restated, supplemented, or otherwise modified, the “2019 Term Loan Agreement” and, collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, including the “Loan Documents” as such term is defined in the 2019 Term Loan Agreement, the “2019 Term Loan Documents”) by and among OGIL and Delaware Holdings, as borrowers, each of the guarantors named therein (the “2019 Term Loan Guarantors” and, collectively with OGIL and Delaware Holdings, the “2019 Term Loan Obligors”), the lenders party thereto (the “2019 Term Loan Lenders”), Citibank, N.A., as administrative agent (in such capacity, the “2019 Term Loan Administrative Agent”), and Wells Fargo, as collateral agent (in such capacity, the “2019 Term Loan Collateral Agent” and, collectively with the 2019 Term Loan Lenders and the 2019 Term Loan Administrative Agent, the “2019 Term Loan Secured Parties”);

iv. the 7.5% Notes Secured Parties (as defined below) under that certain Indenture, dated as of October 25, 2012 (as amended, restated, supplemented, or otherwise modified, the “7.5% Indenture” and, collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “7.5% Notes Documents”) by and among OGIL, as issuer, each of the guarantors named therein (the “7.5% Notes Guarantors” and, collectively with OGIL, the “7.5% Notes Obligors”), and

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Wells Fargo, as indenture trustee and collateral agent (in such capacities, the “7.5% Indenture Trustee”) for the noteholders thereunder (the “7.5% Noteholders” and, collectively with the 7.5% Indenture Trustee, the “7.5% Notes Secured Parties”);

v. the 7.125% Notes Secured Parties (as defined below) under that certain Indenture, dated as of March 28, 2013 (as amended, restated, supplemented, or otherwise modified, the “7.125% Indenture” and, collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, working fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “7.125% Notes Documents”) by and among OGIL, as issuer, each of the guarantors named therein (the “7.125% Notes Guarantors” and, collectively with OGIL, the “7.125% Notes Obligors”), and Wells Fargo, as indenture trustee and collateral agent (in such capacities, the “7.125% Indenture Trustee”) for the noteholders thereunder (the “7.125% Noteholders” and, collectively with the 7.125% Indenture Trustee, the “7.125% Notes Secured Parties”); and

vi. the Pari Passu Collateral Agent (as defined below) under that certain Amended and Restated Intercreditor Agreement, dated as of October 25, 2012 (as amended, restated, supplemented, or otherwise modified, the “Intercreditor Agreement”) by and among Wells Fargo, as collateral agent (the “Pari Passu Collateral Agent”) for all holders of Pari Passu Obligations (as defined in the Intercreditor Agreement), the 7.5% Indenture Trustee, the 7.125% Indenture Trustee, the Revolving Credit Facility Administrative Agent, the Revolving Credit Facility Collateral Agent, the 2017 Term Loan Administrative Agent, the 2017 Term Loan Collateral Agent, the 2019 Term Loan Collateral Agent, and the 2019 Term Loan Administrative Agent, as acknowledged and agreed by OGIL, Vantage Parent, and each other

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guarantor of the Prepetition Secured Obligations (as defined below), under which the 7.5% Indenture Trustee is currently the Controlling Party (the “Controlling Party”). For purposes of this Interim Order, the Pari Passu Collateral Agent, the Revolving Credit Facility Secured Parties, the 2017 Term Loan Secured Parties, the 2019 Term Loan Secured Parties, the 7.5% Notes Secured Parties, and the 7.125% Notes Secured Parties are referred to collectively as the “Prepetition Secured Parties” and the Revolving Credit Facility Administrative Agent, Revolving Credit Facility Collateral Agent, the 2017 Term Loan Administrative Agent, the 2017 Term Loan Collateral Agent, the 2019 Term Loan Administrative Agent, the 2019 Term Loan Collateral Agent, the 7.5% Indenture Trustee, the 7.125% Indenture Trustee, and the Pari Passu Collateral Agent are referred to collectively as the “Prepetition Agents”;

(c) approving the stipulations by the Debtors as set forth in this Interim Order with respect to the Revolving Credit Facility Documents, the 2017 Term Loan Documents, the 2019 Term Loan Documents, the 7.5% Notes Documents, and the 7.125% Notes Documents, and the liens and security interests arising therefrom;

(d) subject to entry of the Final Order and to the extent set forth herein and therein, waiving any right to surcharge the Collateral (as defined below) pursuant to section 506(c) of the Bankruptcy Code or other applicable law;

(e) modifying the automatic stay imposed under section 362 of the Bankruptcy Code to the extent necessary to permit the Debtors and the Prepetition Secured Parties to implement the terms of the Cash Collateral Orders;

(f) scheduling a final hearing (the “Final Hearing”) on the Motion no later than sixty (60) days after the Petition Date; and

(g) waiving any applicable stay (including under Bankruptcy Rule 6004) and provision for immediate effectiveness of this Interim Order.

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Upon due and sufficient notice of the Motion and the interim hearing on the Motion (the “Interim Hearing”) having been provided by the Debtors; and the Interim Hearing having been held on [            ], 2015; and after considering all the pleadings filed with this Court; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and venue being proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409; and upon the record made by the Debtors at the Interim Hearing; and the Court having found and determined that the relief sought in the Motion is necessary to avoid immediate and irreparable harm to the Debtors pending the Final Hearing and is otherwise fair and reasonable and in the best interests of the Debtors, their estates and creditors, and is essential for the continued operation of the Debtors’ businesses; all objections, if any, to the entry of this Interim Order having been withdrawn, resolved, or overruled by the Court; and after due deliberation and consideration and good and sufficient cause appearing therefor,

THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A. Petition Date. On December 3, 2015 (the “Petition Date”), each of the Debtors filed a voluntary petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”). On December     , 2015, this Court entered an order approving the joint administration of the Chapter 11 Cases. The Debtors are continuing in the management and operation of their business and properties as debtors-in-possession

[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact whenever the context requires. See Fed. R. Bankr. P. 7052.

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pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner or official committee of unsecured creditors (a “Creditors’ Committee” and, together with any other statutory committee, the “Committees” and each, a “Committee”) has been appointed in these Chapter 11 Cases.

B. Jurisdiction and Venue. This Court has jurisdiction over these proceedings pursuant to 28 U.S.C. §§ 157(b) and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The Court may enter a final order consistent with Article III of the United States Constitution. Venue for the Chapter 11 Cases is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

C. Debtors’ Stipulations. The Debtors admit, acknowledge, agree, and stipulate to the following (collectively, the “Debtors’ Stipulations”), subject to the provisions of paragraph 7 of this Interim Order:

1. Description of Prepetition Secured Obligations.

(a) Revolving Credit Facility Obligations. Prior to the Petition Date, pursuant to the Revolving Credit Agreement and the other Revolving Credit Facility Documents, the Revolving Credit Facility Lenders made available to OGIL and Vantage Parent, as borrowers, a senior secured revolving credit facility (the “Revolving Credit Facility”) in the principal amount not to exceed $200,000,000. Each of the Revolving Credit Facility Guarantors provided an unconditional joint and several guaranty of the Revolving Credit Facility Obligations (as defined below) arising under the Revolving Credit Facility Documents. As of the Petition Date, the Revolving Credit Facility Obligors were truly and justly indebted to the Revolving Credit Facility Secured Parties pursuant to the Revolving Credit Facility Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate

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amount of not less than (i) $150,00,000 of outstanding principal and $22,900,000 of undrawn letters of credit under the Revolving Credit Facility, plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under Revolving Credit Facility Documents), and all other “Obligations” (as defined in the Revolving Credit Agreement or any security document related thereto) under the Revolving Credit Facility Documents (collectively, the “Revolving Credit Facility Obligations”).

(b) 2017 Term Loan Obligations. Prior to the Petition Date, pursuant to the 2017 Term Loan Agreement and the other 2017 Term Loan Documents, the 2017 Term Loan Lenders made available to OGIL and Delaware Holdings, as borrowers, a term loan (the “2017 Term Loan”) in the principal amount of $500,000,000. Each of the 2017 Term Loan Guarantors provided an unconditional joint and several guaranty of the 2017 Term Loan Obligations (as defined below) arising under the 2017 Term Loan Documents. As of the Petition Date, the 2017 Term Loan Obligors were truly and justly indebted to the 2017 Term Loan Secured Parties pursuant to the 2017 Term Loan Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate amount of not less than (i) $323,543,429 of outstanding principal under the 2017 Term Loan plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the 2017 Term Loan Documents), and all other “Obligations” (as defined in the 2017 Term Loan Agreement or any security document related thereto) under the 2017 Term Loan Documents (collectively, the “2017 Term Loan Obligations”).

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(c) 2019 Term Loan Obligations. Prior to the Petition Date, pursuant to the 2019 Term Loan Agreement and the other 2019 Term Loan Documents, the 2019 Term Loan Lenders made available to OGIL and Delaware Holdings, as borrowers, a term loan (the “2019 Term Loan”) in the principal amount of $350,000,000. Each of the 2019 Term Loan Guarantors provided an unconditional joint and several guaranty of the 2019 Term Loan Obligations (as defined below) arising under the 2019 Term Loan Documents. As of the Petition Date, the 2019 Term Loan Obligors were truly and justly indebted to the 2019 Term Loan Secured Parties pursuant to the 2019 Term Loan Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate amount of not less than (i) $341,250,000 of outstanding principal under the 2019 Term Loan plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the 2019 Term Loan Documents), and all other “Obligations” (as defined in the 2019 Term Loan Agreement or any security document related thereto) under the 2019 Term Loan Documents (collectively, the “2019 Term Loan Obligations”).

(d) 7.5% Notes Obligations. Prior to the Petition Date, pursuant to the 7.5% Indenture and the other 7.5% Notes Documents, OGIL issued notes (the “7.5% Notes”) to the 7.5% Noteholders in the aggregate principal amount of $1,150,000,000. Each of the 7.5% Notes Guarantors provided an unconditional joint and several guaranty of the 7.5% Notes Obligations (as defined below) arising under the 7.5% Notes Documents. As of the Petition Date, the 7.5% Notes Obligors were truly and justly indebted to the 7.5% Notes Secured Parties pursuant to the 7.5% Notes Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate amount of not less

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than (i) $1,086,815,000 of outstanding principal under the 7.5% Notes plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the 7.5% Notes Documents), and all other “Obligations” (as defined in the 7.5% Indenture or any security document related thereto) under the 7.5% Notes Documents (collectively, the “7.5% Notes Obligations”).

(e) 7.125% Notes Obligations. Prior to the Petition Date, pursuant to the 7.125% Indenture and the other 7.125% Notes Documents, OGIL issued notes (the “7.125% Notes”) to the 7.125% Noteholders in the aggregate principal amount of $775,000,000. Each of the 7.125% Notes Guarantors provided an unconditional joint and several guaranty of the 7.125% Notes Obligations (as defined below) arising under the 7.125% Notes Documents. As of the Petition Date, the 7.125% Notes Obligors were truly and justly indebted to the 7.125% Notes Secured Parties pursuant to the 7.125% Notes Documents, without defense, counterclaim, offset, claim, or cause of action of any kind, in the aggregate amount of not less than (i) $727,622,000 of outstanding principal under the 7.125% Notes plus (ii) accrued and unpaid interest with respect thereto, fees, costs, and expenses (including any attorneys’, financial advisors’, and other professionals’ fees and expenses that are chargeable or reimbursable under the 7.125% Notes Documents), and all other “Obligations” (as defined in the 7.125% Indenture or any security document related thereto) under the 7.125% Notes Documents (collectively, the “7.125% Notes Obligations and, collectively with the Revolving Credit Facility Obligations, the 2017 Term Loan Obligations, the 2019 Term Loan Obligations, and the 7.5% Notes Obligations, the “Prepetition Secured Obligations”).

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2. Validity of Prepetition Secured Obligations and Prepetition Loan Documents. The Prepetition Secured Obligations constitute legal, valid, and binding obligations of the Revolving Credit Facility Obligors, the 2017 Term Loan Obligors, the 2019 Term Loan Obligors, the 7.5% Notes Obligors, and the 7.125% Notes Obligors, as applicable (collectively, the “Obligors”). No offsets, defenses, or counterclaims to, or claims or causes of action that could reduce the amount or ranking of, the Prepetition Secured Obligations exist. No portion of the Prepetition Secured Obligations is subject to set-off, avoidance, impairment, disallowance, recharacterization, reduction, subordination (whether equitable, contractual, or otherwise), counterclaims, recoupment, cross-claims, defenses, or any other challenges under or pursuant to the Bankruptcy Code or any other applicable domestic or foreign law or regulation by any person or entity. The Revolving Credit Facility Documents, the 2017 Term Loan Documents, the 2019 Term Loan Documents, the 7.5% Notes Documents, and the 7.125% Notes Documents (collectively, the “Prepetition Loan Documents”) are valid and enforceable by each of the Prepetition Secured Parties against each of the applicable Obligors. The Prepetition Secured Obligations constitute allowed claims against the applicable Obligors’ estates. As of the Petition Date, no claim of or cause of action held by the Debtors or their estates exists against any of the Prepetition Secured Parties or their agents, in such capacities, whether arising under applicable state, federal, or foreign law (including, without limitation, any recharacterization, subordination, avoidance, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), or whether arising under or in connection with any of the Prepetition Loan Documents (or the transactions contemplated thereunder), the Prepetition Secured Obligations, or the Prepetition Liens (as defined below).

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3. Description of Prepetition Liens and Prepetition Collateral.

(a) Pursuant to and as more particularly described in the Revolving Credit Facility Documents, the Revolving Credit Facility Obligations are secured by, among other things, first priority liens or mortgages on, security interests in, and assignments or pledges of (the “Revolving Credit Facility Prepetition Liens”), certain property described in the Revolving Credit Facility Documents, including, without limitation, certain cash collateral as defined in section 363 of the Bankruptcy Code (the “Cash Collateral”), vessels owned by the Revolving Credit Facility Obligors, and other “Collateral” as such term is defined in the Revolving Credit Agreement (collectively, the “Revolving Credit Facility Prepetition Collateral”).

(b) Pursuant to and as more particularly described in the 2017 Term Loan Documents, the 2017 Term Loan Obligations are secured by, among other things, first priority liens or mortgages on, security interests in, and assignments or pledges of (the “2017 Term Loan Prepetition Liens”), certain property described in the 2017 Term Loan Documents, including, without limitation, certain Cash Collateral, vessels owned by the 2017 Term Loan Obligors, and other “Collateral” as such term is defined in the 2017 Term Loan Agreement (collectively, the “2017 Term Loan Prepetition Collateral”).

(c) Pursuant to and as more particularly described in the 2019 Term Loan Documents, the 2019 Term Loan Obligations are secured by, among other things, first priority liens or mortgages on, security interests in, and assignments or pledges of (the “2019 Term Loan Prepetition Liens”), certain property described in the 2019 Term Loan Documents, including, without limitation, certain Cash Collateral, vessels owned by the 2019 Term Loan Obligors, and other “Collateral” as such term is defined in the 2019 Term Loan Agreement (collectively, the “2019 Term Loan Prepetition Collateral”).

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(d) Pursuant to and as more particularly described in the 7.5% Notes Documents, the 7.5% Notes Obligations are secured by, among other things, first priority liens or mortgages on, security interests in, and assignments or pledges of (the “7.5% Notes Prepetition Liens”), certain property described in the 7.5% Notes Documents, including, without limitation, certain Cash Collateral, vessels owned by the 7.5% Notes Obligors, and other “Collateral” as such term is defined in the 7.5% Indenture (collectively, the “7.5% Notes Prepetition Collateral”).

(e) Pursuant to and as more particularly described in the 7.125% Notes Documents, the 7.125% Notes Obligations are secured by, among other things, first priority liens or mortgages on, security interests in, and assignments or pledges of (the “7.125% Notes Prepetition Liens” and, collectively with the Revolving Credit Facility Prepetition Liens, the 2017 Term Loan Prepetition Liens, the 2019 Term Loan Prepetition Liens, and the 7.5% Notes Prepetition Liens, the “Prepetition Liens”), certain property described in the 7.125% Notes Documents, including, without limitation, certain Cash Collateral, vessels owned by the 7.125% Notes Obligors, and other “Collateral” as such term is defined in the 7.125% Indenture (collectively, the “7.125% Notes Prepetition Collateral” and, collectively with the Revolving Credit Facility Prepetition Collateral, the 2017 Term Loan Prepetition Collateral, the 2019 Term Loan Prepetition Collateral, and the 7.5% Notes Prepetition Collateral, the “Prepetition Collateral”).

(f) The Intercreditor Agreement governs, among other things: (a) payment priority with respect to holders of claims related to the Prepetition Secured

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Obligations; (b) rights and remedies of the holders of Prepetition Secured Obligations with respect to debtor-in-possession financing, use of cash collateral, and adequate protection in a chapter 11 case; and (c) the relative priority of the respective Prepetition Liens granted to holders of Prepetition Secured Obligations.

4. Validity and Perfection of Prepetition Liens. The Prepetition Liens are (i) valid, binding, perfected, and enforceable liens on and security interests in the applicable Prepetition Collateral; (ii) not subject to, pursuant to the Bankruptcy Code or other applicable law (foreign or domestic), avoidance, disallowance, reduction, recharacterization, recovery, subordination (whether equitable, contractual, or otherwise), attachment, offset, counterclaim, defense, “claim” (as defined in the Bankruptcy Code), impairment, or any other challenge of any kind by any person or entity; and (iii) subject and subordinate only to (a) the Carve-Out (as defined below) and (b) valid and enforceable liens and encumbrances in the Prepetition Collateral that were expressly permitted to be senior to the applicable Prepetition Secured Parties’ liens under the applicable Prepetition Loan Documents, that are valid, perfected, enforceable, and non-avoidable as of the Petition Date and that are not subject to avoidance, reduction, disallowance, disgorgement, counterclaim, surcharge, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law (“Permitted Liens”), and each Debtor irrevocably waives, for itself and its estate, any right to challenge or contest in any way the scope, extent, perfection, priority, validity, non-avoidability, and enforceability of the Prepetition Liens or the validity, enforceability, or priority of payment of the Prepetition Secured Obligations and the Prepetition Loan Documents. The Prepetition Liens were granted to the respective Prepetition Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with the making of loans, commitments, and/or other financial accommodations under the Prepetition Loan Documents.

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5. Releases by Debtors. Each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of its past, present, and future predecessors, successors, heirs, subsidiaries, and assigns (collectively, the “Releasors”) shall, to the maximum extent permitted by applicable law, unconditionally, irrevocably, and fully forever release, remise, acquit, relinquish, irrevocably waive, and discharge each of the Prepetition Secured Parties, in all capacities under the Prepetition Loan Documents and applicable law, and each of their respective former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, and predecessors in interest (collectively, the “Releasees”), of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description based on or arising from any events, facts or circumstances that have occurred or exist as of the date hereof arising from or relating in any way to any of the Prepetition Loan Documents or the obligations thereunder, including, without limitation, (i) any so-called “lender liability” or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, enforceability, perfection, or avoidability of the

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Prepetition Liens or Prepetition Secured Obligations of the Prepetition Secured Parties. The Debtors’ acknowledgments, stipulations, waivers, and releases shall be binding on the Debtors and their respective representatives, successors, and assigns, and on each of the Debtors’ estates and all entities and persons, including any creditors of the Debtors, and each of their respective representatives, successors, and assigns, including, without limitation, any trustee or other representative appointed in these Chapter 11 Cases, whether such trustee or representative is appointed under chapter 11 or chapter 7 of the Bankruptcy Code.

D. Approved Budget. Attached hereto as Exhibit A is a 13-week cash flow forecast setting forth all projected cash receipts and cash disbursements on a weekly basis (as may be revised from time to time with the prior written consent of the Ad Hoc Committee4 and the Revolving Credit Facility Administrative Agent, the “Approved Budget”). The Debtors represent and warrant to the Prepetition Secured Parties and this Court that the Approved Budget includes and contains the Debtors’ reasonable estimate of all operational receipts and all operational disbursements, fees, costs, and other expenses that will be payable, incurred, and/or accrued by any of the Debtors during the period covered by the Approved Budget and that such operational disbursements, fees, costs, and other expenses will be timely paid in the ordinary course of business pursuant to and in accordance with the Approved Budget unless such operational disbursements, fees, costs, and other expenses are not incurred or otherwise payable. The Debtors further represent that they reasonably believe that the Approved Budget is achievable and will allow the Debtors to operate in the Chapter 11 Cases and pay postpetition

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The Ad Hoc Committee shall retain the consent rights provided for in this Interim Order until such time as the Ad Hoc Committee no longer includes the requisite majority of holders under the 7.5% Indenture such that it does not have the ability to direct the Controlling Party, at which time the Controlling Party shall retain such consent rights.

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administrative expenses as they come due. The Debtors shall be required to provide to the Controlling Party, the Ad Hoc Committee, and the Revolving Credit Facility Administrative Agent a Budget Variance Report (as defined below) in accordance with the provisions of paragraph 4.d of this Interim Order.

E. Use of Cash Collateral. An immediate and critical need exists for the Debtors to use the Cash Collateral in accordance with the Approved Budget, for (i) working capital purposes, (ii) other general corporate purposes of the Debtors, and (iii) the satisfaction of the costs and expenses of administering the Chapter 11 Cases.

F. Consent by Prepetition Secured Parties. The Prepetition Agents have consented to, conditioned on the entry of this Interim Order, the Debtors’ proposed use of Cash Collateral, on the terms and conditions set forth in this Interim Order, and such consent is binding on all Prepetition Secured Parties.

G. Adequate Protection. The adequate protection provided to the Prepetition Secured Parties, as set forth more fully in paragraph 4 of this Interim Order, for any diminution in the value of the Prepetition Secured Parties’ interests in the Prepetition Collateral from and after the Petition Date resulting from the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code, the use, sale, or lease of the Prepetition Collateral (including any Cash Collateral) under section 363 of the Bankruptcy Code, or otherwise, is consistent with, and authorized by, the Bankruptcy Code and is offered by the Debtors to protect such parties’ interests in the Prepetition Collateral in accordance with sections 361, 362, and 363 of the Bankruptcy Code. The adequate protection provided herein and other benefits and privileges contained herein are necessary in order to protect the Prepetition Secured Parties from the diminution of their respective interests in the value of their Prepetition Collateral.

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H. Good Cause Shown; Best Interest. The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and Local Rule 4001-2. Absent entry of this Interim Order, the Debtors’ businesses, properties, and estates will be immediately and irreparably harmed. This Court concludes that good cause has been shown and entry of this Interim Order is in the best interests of the Debtors’ respective estates and creditors as its implementation will, among other things, allow for the continued operation of the Debtors’ existing businesses and enhance the Debtors’ prospects for a successful reorganization.

I. No Liability to Third Parties. The Debtors stipulate and the Court finds that none of the Prepetition Secured Parties shall (i) have liability to any third party or be deemed to be in control of the operation of any of the Debtors or to be acting as a “controlling person,” “responsible person,” “owner or operator,” or “participant” with respect to the operation or management of any of the Debtors (as such term, or any similar terms, are used in the Internal Revenue Code, the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other federal, state, or applicable international statute or regulation) or (ii) owe any fiduciary duty to any of the Debtors, their creditors or estates, or shall constitute or be deemed to constitute a joint venture or partnership with any of the Debtors.

J. Section 552(b). Each of the Prepetition Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code. Subject to the Final Hearing and entry of the Final Order, the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Prepetition Secured Parties with respect to proceeds, products, offspring, or profits with respect to any of the Prepetition Collateral (including any charter-hire receipts, earnings, insurance proceeds, or similar payments received by an applicable Obligor after the Petition Date).

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K. Notice. The Interim Hearing is being held pursuant to the authorization of Bankruptcy Rule 4001 and Local Rule 4001-2. Notice of the Interim Hearing and the emergency relief requested in the Motion has been provided, whether by facsimile, electronic mail, overnight courier, or hand delivery, to (i) the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”); (ii) the Debtors’ thirty (30) largest unsecured creditors on a consolidated basis; (iii) each of the Prepetition Agents and their respective counsel, if such counsel has filed a notice of appearance in these Chapter 11 Cases, or is otherwise known to the Debtors); (iv) the Securities and Exchange Commission; (v) the Internal Revenue Service; and (vi) the United States Attorney’s Office for the District of Delaware. In addition, all parties who have requested electronic notice of filings in these cases through the Court’s ECF system automatically received notice of the Motion no later than the day after its filing with the Court. Under the circumstances, such notice of the Motion, the relief requested therein and the Interim Hearing complies with Bankruptcy Rules 4001(b), (c), and (d), and the Local Rules.

Based upon the foregoing, and upon the record made before this Court at the Interim Hearing, and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1. Approval of Interim Order. The Motion is approved on the terms and conditions set forth in this Interim Order. Any objections that have not previously been withdrawn are hereby overruled. This Interim Order shall become effective immediately upon its entry.

2. Authorization to Use Cash Collateral. Pursuant to this Interim Order, the Debtors are authorized to use Cash Collateral on an interim basis for: (i) working capital purposes; (ii) other general corporate purposes of the Debtors; and (iii) the satisfaction of the

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costs and expenses of administering the Chapter 11 Cases in accordance with the Approved Budget (subject to the Permitted Variances (as defined below)) through and including the Termination Date (as defined below).

3. Termination Events. Notwithstanding anything contained herein, the authority for use of Cash Collateral under this Interim Order shall terminate (the “Termination Date”) upon the earliest to occur of (each of the following, a “Termination Event”): (i) 11:59 p.m. on the 60th day after the Petition Date, to the extent the Final Order has not been entered by this Court by such date; (ii) the date this Interim Order ceases to be in full force and effect for any reason to the extent the Final Order has not been entered at such time; (iii) the date the Court enters an order dismissing any of the Chapter 11 Cases; and (iv) the date the Court enters an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code.

4. Prepetition Secured Parties’ Adequate Protection. The Prepetition Secured Parties are entitled pursuant to sections 361 and 363(c) of the Bankruptcy Code to adequate protection of their interests in the Prepetition Collateral (including Cash Collateral) for any diminution in the value of the Prepetition Secured Parties’ interests in the Prepetition Collateral from and after the Petition Date in any way, including resulting from the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code, or the use, sale, or lease of the Prepetition Collateral (including Cash Collateral) under section 363 of the Bankruptcy Code. The Prepetition Agents, as applicable and for the benefit of themselves and for the benefit of the respective Prepetition Secured Parties, are hereby granted, to the extent of any diminution in value of their interests in the Prepetition Collateral from and after the Petition Date, the following:

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a. Adequate Protection Liens. To the extent set forth below, valid, binding, enforceable, and perfected security interests in and liens upon (the “Adequate Protection Liens”) all property, whether now owned or hereafter acquired or existing and wherever located, of each Debtor and each Debtor’s “estate” (as created pursuant to section 541(a) of the Bankruptcy Code), property of any kind or nature whatsoever, real or personal, tangible or intangible, and now existing or hereafter acquired or created, including, without limitation, all cash, accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, contracts, owned real estate, real property leaseholds, vessels, charter-hire receipts, earnings, insurance policies and proceeds, fixtures, deposit accounts, commercial tort claims, securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of each Debtor, other equity or ownership interests, including equity interests in subsidiaries and non-wholly-owned subsidiaries, money, investment property, Cash Collateral, documents, vehicles, intellectual property, securities, partnership or membership interests in limited liability companies and capital stock, and causes of action (other than causes of action arising under sections 502(d), 544, 545, 547, 548, 550 (unless related to an action under 549), 551 (unless related to an action under 549), or 553 of the Bankruptcy Code (collectively, subject to the stated exclusions, the “Avoidance Actions”)), and all cash and non-cash proceeds, rents, products, substitutions, accessions, and profits of any of the collateral described above, including, without limitation, the products, proceeds, and supporting obligations thereof, whether in existence on the Petition Date or thereafter created,

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acquired, or arising and wherever located, including, subject to entry of the Final Order, the proceeds of Avoidance Actions (all such property, collectively with the Prepetition Collateral, the “Collateral”) without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements, or other agreements. The Adequate Protection Liens granted to the Prepetition Agents, for the benefit of themselves and the Prepetition Secured Parties, shall be senior liens, shall rank immediately senior to the security interests and liens under the respective Prepetition Loan Documents, and shall be subject and subordinate only to the Carve-Out. The Adequate Protection Liens shall be subject to the Intercreditor Agreement, and amounts received on account thereof shall be deemed “Shared Payments” subject to Section 2.5 thereof.

b. Superpriority Claims. To the extent set forth below, allowed superpriority administrative expense claims pursuant to sections 503(b), 507(a), and 507(b) of the Bankruptcy Code (the “Superpriority Claims”). Any Superpriority Claims shall be subject to the Carve-Out, and shall be allowed claims against the applicable Debtors (jointly and severally) with priority over any and all administrative expenses and all other claims against such Debtors now existing or hereafter arising, of any kind whatsoever, including, without limitation, all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all other administrative expenses or other claims arising under any other provision of the Bankruptcy Code, including, without limitation, sections 105, 326, 327, 328, 330, 331, 503(b), 507(a), 507(b), or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other nonconsensual lien, levy, or attachment. Subject to the Final Order, the Superpriority Claims shall be payable from and have recourse to the proceeds of the Avoidance Actions. The allowed Superpriority Claims shall be

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payable from and have recourse to all unencumbered pre- and postpetition property of the applicable Debtors (subject to the foregoing sentence). Other than the Carve-Out, no cost or expense of administration under sections 105, 503, or 507 of the Bankruptcy Code or otherwise, including any such cost or expense resulting from or arising after the conversion of any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code, shall be senior to, or pari passu with, the Superpriority Claims. The Superpriority Claims granted to the Prepetition Agents for the benefit of the Prepetition Secured Parties shall be subject to the Intercreditor Agreement, and amounts received on account thereof shall be deemed “Shared Payments” subject to Section 2.5 thereof.

c. Fees and Expenses. Fourteen (14) days following receipt by the Debtors, the Creditors’ Committee (if any), and the United States Trustee of summary form invoices therefor, the Debtors shall promptly pay, without further order of, or application to, the Court or notice to any other party, all outstanding prepetition and postpetition reasonable and documented fees and expenses incurred by (a) Milbank Tweed, Hadley & McCloy LLP (“Milbank”), as counsel to the ad hoc committee of secured term loan lenders and secured noteholders (the “Ad Hoc Committee”), (b) Kobre & Kim (Cayman) (“Kobre”), as Cayman counsel to the Ad Hoc Committee, (c) PJT Partners LP (“PJT”) as financial advisor to the Ad Hoc Committee, (d) Morris, Nichols, Arsht & Tunnell LLP, as local Delaware bankruptcy counsel to the Ad Hoc Committee, (e) any local, maritime, or foreign counsel retained by the Ad Hoc Committee whose services are discrete and not duplicative of the services of any other counsel of the Ad Hoc Committee, and (f) Latham & Watkins LLP, as counsel to the Revolving Credit Facility Administrative Agent, and Young, Conaway, Stargatt & Taylor LLP, as local counsel to the Revolving Credit Facility Administrative Agent, and any other advisors retained

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by or on behalf of the Revolving Credit Facility Administrative Agent for which the Revolving Credit Facility Administrative Agent is entitled to be reimbursed under the Revolving Credit Agreement.5

d. Reporting and Budget Compliance. Every three weeks (beginning with the third full week after the Petition Date), on the fourth business day of such week, the Debtors shall deliver to the advisors to the Controlling Party, the Ad Hoc Committee, and the Revolving Credit Facility Administrative Agent, a variance report from the previous three weeks comparing the actual cash receipts and disbursements of the Debtors with the receipts and disbursements in the Approved Budget on a line item basis (the “Budget Variance Report”). The Debtors shall also provide the Controlling Party, the Ad Hoc Committee, and the Revolving Credit Facility Administrative Agent with (a) the monthly financial reporting given to the U.S. Trustee, (b) financial reporting required under (and consistent with the requirements contained in) the Prepetition Loan Documents, and (c) any additional reports reasonably requested by any of the Controlling Party, the Revolving Credit Facility Administrative Agent, or the Ad Hoc Committee; provided that all reports delivered to one or more of the foregoing parties shall be delivered substantially contemporaneously to each of the other foregoing parties. For avoidance of doubt, the Controlling Party, the Revolving Credit Facility Administrative Agent, or the Ad Hoc Committee may share any reports received from the Debtors with the lenders or noteholders under the respective Prepetition Loan Documents.

[5]	To the extent any party has an objection to the fees and expenses requested, they shall so advise applicable Prepetition Agent(s) and the Ad Hoc Committee in writing. If any such objection is raised and not resolved and/or withdrawn, the parties shall submit any dispute to this Court for adjudication; provided, that payment of invoices shall not be delayed based on any such objection and the relevant professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of the Court.

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e. Access to Records and Collateral. In addition to, and without limiting, whatever rights to access the Prepetition Secured Parties have under their respective Prepetition Loan Documents (which shall remain enforceable pursuant to this Interim Order), upon reasonable notice, at reasonable times during normal business hours, the Debtors shall permit representatives, agents, and employees of the Prepetition Secured Parties (i) to have access to and inspect the Debtors’ properties and other Collateral of any Debtor against whom they are granted Adequate Protection Liens or Superpriority Claims under this Interim Order, (ii) to examine the Debtors’ books and records, and (iii) to discuss the Debtors’ affairs, finances, and condition with the Debtors’ officers and financial advisors, whom the Debtors shall make reasonably available.

f. Revolving Credit Facility Interest Payments. The Debtors shall pay to the Revolving Credit Facility Administrative Agent (for the ratable benefit of the Revolving Credit Facility Lenders), on an ongoing basis, the current cash payment of interest at the default rate and at the times provided in the Revolving Credit Agreement (the “Interest Payments”) (whether or not such Interest Payments are included in the Approved Budget). The Interest Payments shall not be subject to avoidance, reduction, disallowance, disgorgement, counterclaim, surcharge, or subordination; provided that if the Court finally determines that the Revolving Credit Facility Secured Parties are not entitled to receive all or any portion of the Interest Payments under Section 506(b) of the Bankruptcy Code or otherwise, such amounts paid to or for the benefit of the Revolving Credit Facility Administrative Agent and individual Revolving Credit Facility Lenders, as applicable, will instead be deemed recharacterized as repayments of principal in reduction of the applicable Revolving Credit Facility Obligations.

g. Right to Seek Additional Adequate Protection. This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the respective Prepetition Secured Parties to request additional forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request.

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5. Events of Default. The occurrence of any of the following events shall constitute an event of default (collectively, the “Events of Default”):

a. the valid termination of the prepetition restructuring support agreement entered into by the Debtors and certain consenting creditors dated on or about December 1, 2015 (as amended, restated, supplemented, or otherwise modified in accordance with its terms, the “Restructuring Support Agreement”);

b. any Debtor shall file a motion seeking any modification or extension of this Interim Order without the prior written consent of the Ad Hoc Committee and the Revolving Credit Facility Administrative Agent;

c. any Debtor shall have asserted, in a pleading filed with the Court (or another court of competent jurisdiction), a claim or challenge against any of the Prepetition Secured Parties in any way contrary to or inconsistent with any of the Debtors’ acknowledgements, stipulations, and releases contained herein;

d. the Court shall have entered an order appointing a chapter 11 trustee, responsible officer, or any examiner with expanded powers relating to the operation of the businesses in the Chapter 11 Cases;

e. the Court shall have entered an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any of the Debtors’ assets which have an aggregate value in excess of $20,000,000;

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f. the Court shall have entered an order (i) reversing, amending, supplementing, vacating, or otherwise modifying this Interim Order without the consent of each of the Ad Hoc Committee and the Revolving Credit Facility Administrative Agent or (ii) avoiding or requiring repayment of any portion of the payments made to the respective Prepetition Secured Parties pursuant to the terms hereof, unless such order is entered in connection with any successful Claim and Defense (as defined below);

g. five (5) business days after notice provided by, as applicable, a Prepetition Agent or the Ad Hoc Committee that the Debtors have failed to make any payment when due under Paragraph 4 of this Interim Order and the outstanding payment is not made within such five (5) business days;

h. the Debtors shall have failed to comply with the disbursement line items in the Approved Budget (other than any line item(s) for Professional Fees (as defined herein) and amounts payable under Paragraph 4 hereof) for any three-week period for which a Budget Variance Report is required, subject to an aggregate variance of 15% more than forecasted in the Approved Budget for such three-week period (the “Permitted Variance”), unless the Ad Hoc Committee and the Revolving Credit Facility Administrative Agent have waived such non-compliance within five (5) business days after notice of such non-compliance; provided, however, that, to the extent a Debtor disburses less cash than forecasted during any three-week period of a Budget Variance Report (the “Surplus Cash Allowance”), the Debtors shall be authorized to use the Surplus Cash Allowance solely in the subsequent two Budget Variance Report periods, in addition to any amounts already forecasted in the Approved Budget.

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i. the Debtors shall have failed to comply with any other material term hereof and the same is not remedied within five (5) business days’ notice of such non-compliance by any of the Ad Hoc Committee and the Revolving Credit Facility Administrative Agent;

j. any relevant Debtor materially breaches any covenant or undertaking, after any applicable cure period, in any of the Prepetition Loan Documents relating to the insurance, operation, and maintenance of the vessels (including, without limitation, the terms regarding the expropriation, arrest, detention, capture, condemnation, confiscation, requisition, purchase, seizure, or forfeiture of, or any taking of title to, the applicable vessels);

k. the Debtors shall have filed a motion (i) seeking to obtain credit or incur indebtedness that is, or is proposed to be, secured by a security interest, mortgage, or other lien on all or any portion of the Prepetition Collateral that is equal or senior to any security interest, mortgage, or other lien of the Prepetition Secured Parties (including, without limitation, the Adequate Protection Liens and the Prepetition Liens), or entitled to administrative expense priority status that is equal or senior to that granted to the Prepetition Secured Parties herein; or (ii) seeking authority to use Cash Collateral on a non-consensual basis;

l. the Debtors lose the exclusive right to file and solicit acceptances of a plan of reorganization; or

m. the Debtors shall have withdrawn the Plan (as defined below) or if the Plan is not confirmed within sixty (60) days after the Petition Date.

6. Rights and Remedies Upon Event of Default or Termination Event. Upon the occurrence and during the continuance of an Event of Default and following the Ad Hoc Committee or Revolving Credit Facility Administrative Agent giving of five (5) business days’

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notice to the Debtors (without duplication of any cure periods in Paragraph 5 hereof), the United States Trustee, the Ad Hoc Committee, and the Committees (if any) (the “Notice Period”) or otherwise immediately, upon delivery of notice to the Debtors, following a Termination Event, any of the Prepetition Agents may revoke the Prepetition Secured Parties’ consent to the Debtors’ use of Cash Collateral hereunder. Unless the Court orders otherwise during the Notice Period, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated without further notice or order of the Court, and the Prepetition Secured Parties shall be permitted to exercise all rights and remedies set forth in this Interim Order without further order or application or motion to the Court, and without restriction or restraint by any stay under section 362 or 105 of the Bankruptcy Code. Notwithstanding anything herein to the contrary, the automatic stay pursuant to section 362 of the Bankruptcy Code shall, as of the date hereof, be automatically modified and terminated for the purposes of giving any notice hereunder or under the Restructuring Support Agreement.

7. Effect of Stipulations on Third Parties. The stipulations and admissions contained in this Interim Order, including, without limitation, in paragraph C of this Interim Order, shall be binding upon the Debtors and their affiliates and any of their respective successors (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any Debtor) in all circumstances. The stipulations, releases, waivers, and admissions contained in this Interim Order, including, without limitation, in paragraph C of this Interim Order, shall be binding upon all other parties in interest, including, without limitation, any Committee and any other person or entity acting (or purporting to act) on behalf of the Debtors’ estate, unless and except to the extent that, (i) upon three (3) days’ prior written notice to the Debtors, the Controlling Party, the Revolving Credit Facility Administrative Agent, and the Ad

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Hoc Committee, a party in interest with proper standing (which has been granted by order of the Court or another court of competent jurisdiction) has timely filed an adversary proceeding or contested matter (subject to the limitations contained herein, including, inter alia, in paragraph 10) by no later than the earliest of (a) seventy-five (75) calendar days after the date of entry of this Interim Order, (b) sixty (60) days after the Creditors’ Committee is formed, and (c) the date on which the Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and Its Affiliated Debtors [Docket No.     ] (the “Plan”) is confirmed (the “Investigation Termination Date”), (A) challenging the validity, enforceability, priority, or extent of the Prepetition Secured Obligations or (B) otherwise asserting or prosecuting any action for preferences, fraudulent transfers, or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests, or defenses to the extent released by the Debtors under paragraph C of this Interim Order (items (A) and (B) collectively, “Claims and Defenses”) against any of the Prepetition Secured Parties or their affiliates, representatives, attorneys, or advisors in connection with matters related to the Prepetition Loan Documents or the Prepetition Collateral, and (ii) the Court enters a final, non-appealable order ruling in favor of the plaintiff sustaining any such Claims and Defenses in any such duly filed adversary proceeding or contested matter; provided that any Claim and Defense shall set forth with specificity the basis for such Claim and Defense and any Claim and Defense not so specified prior to the expiration of the Investigation Termination Date shall be forever deemed waived, released, and barred. If no such adversary proceeding or contested matter is timely filed, (x) the Prepetition Secured Obligations shall constitute allowed claims, not subject to counterclaim, setoff, recoupment, reduction, subordination, recharacterization, defense, or avoidance, for all purposes in the Chapter 11 Cases and any subsequent chapter 7 case, (y) the liens and security interests securing

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the Prepetition Secured Obligations shall be deemed to have been, as of the Petition Date, legal, valid, binding, and perfected, not subject to recharacterization, subordination, or avoidance, and (z) the Prepetition Secured Obligations, the liens and security interests securing the Prepetition Secured Obligations, and the Prepetition Secured Parties shall not be subject to any other or further challenge or Claim and Defense, by any party in interest seeking to exercise the rights of any Debtor’s estate, including, without limitation, any successor thereto (including, without limitation, any chapter 7 or 11 trustee appointed or elected for the Debtor). If any such adversary proceeding or contested matter is timely filed, the stipulations and admissions contained in paragraph C of this Interim Order shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any Committee and on any other person or entity, except to the extent that such findings and admissions were expressly challenged in such adversary proceeding or contested matter prior to the Investigation Termination Date in accordance with this Interim Order. Nothing in this Interim Order vests or confers on any “person” (as defined in the Bankruptcy Code), including any Committee, standing or authority to bring, pursue, or settle any cause of action belonging to the Debtors or their estates, including, without limitation, Claims and Defenses with respect to the Prepetition Loan Documents or the Prepetition Secured Obligations, and an order of the Court conferring such standing on the Committee or other party-in-interest shall be a prerequisite for the filing of and prosecution of Claims and Defenses by the Committee or such other party-in-interest.

8. Carve-Out. The liens, security interests, and superpriority claims granted herein (including the Adequate Protection Liens and any Superpriority Claims), the Prepetition Liens, and any other liens, claims, or interest of any person, shall be subject and subordinate to the Carve-Out. “Carve-Out” shall mean, upon the Termination Date, the sum of (i) all fees

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required to be paid to the clerk of the Court and to the U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $25,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code or any statutory committee appointed in these Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code (collectively, the “Professional Persons”), whether such fees were incurred before or on the date of delivery by a Prepetition Agent or the Ad Hoc Committee of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”); and (iv) after the date of delivery of the Carve-Out Trigger Notice (the “Trigger Date”), to the extent incurred after the Trigger Date, the payment of Professional Fees of Professional Persons in an aggregate amount not to exceed $2,500,000 for Professional Persons retained by the Debtors and $50,000 in the aggregate for Professional Persons retained by any Committee (the amount set forth in this clause (iv) being the “Post Carve-Out Trigger Notice Cap”). For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean notice by a Prepetition Agent or the Ad Hoc Committee to the Debtors, its lead counsel, the United States Trustee, lead counsel to the Ad Hoc Committee, and lead counsel for any Committee, delivered upon the occurrence of a Termination Date under the Interim Order, stating that the Post Carve-Out Trigger Notice Cap has been invoked.

9. No proceeds of Collateral or the Carve-Out shall be used for the purpose of: (a) investigating, objecting to, challenging, or contesting in any manner, or in raising any

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defenses to, the amount, validity, extent, perfection, priority, enforceability, or avoidability of the Prepetition Secured Obligations, or any liens or security interests with respect thereto, or any other rights or interests of any of the Prepetition Secured Parties, whether in their capacity as such or otherwise, including with respect to the Adequate Protection Liens, or in asserting any claims or causes of action against any of the Prepetition Secured Parties (whether in their capacity as such or otherwise), including, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; or (b) paying any amount on account of any claims arising before the Petition Date unless such payments are approved by an order of this Court; provided that up to $25,000 of Cash Collateral shall be made available to the Creditors’ Committee for fees and expenses incurred in connection with any investigation of the liens and claims of the Prepetition Secured Parties (the “Committee Investigation Budget”). In addition, no proceeds of Collateral (other than funds from the Post Carve-Out Trigger Notice Cap following the Trigger Date) shall be used for the purpose of filing a motion seeking approval or confirmation, as applicable, of any plan of reorganization, plan of liquidation, asset sale or other restructuring transaction other than the “Restructuring,” as defined in the Restructuring Support Agreement. The Prepetition Secured Parties reserve the right to object to, contest, or otherwise challenge any claim for amounts incurred in connection with such activities (including amounts incurred in connection with an investigation in excess of the Committee Investigation Budget) on the grounds that such claim shall not be allowed, treated, or payable as an administrative expense claim for purposes of section 1129(a)(9)(A) of the Bankruptcy Code.

10. No Waiver of Prepetition Secured Parties’ Rights; Reservation of Rights. Except as set forth herein, this Interim Order is without prejudice to, and does not constitute a

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waiver of, expressly or implicitly, any of the Prepetition Secured Parties’ rights with respect to any person or entity other than the Debtors, or with respect to any other collateral owned or held by any person or entity other than the Debtors. The rights of the Prepetition Secured Parties are expressly reserved and entry of this Interim Order shall be without prejudice to, and does not constitute a waiver, expressly or implicitly, of:

a. the Prepetition Secured Parties’ rights under any of the Prepetition Loan Documents and the Intercreditor Agreement;

b. the Prepetition Secured Parties’ rights to seek any other or supplemental relief in respect of the Debtors;

c. the Prepetition Secured Parties’ rights to seek modification of the grant of adequate protection provided under this Interim Order so as to provide different or additional adequate protection at any time;

d. any of the Prepetition Secured Parties’ rights under the Bankruptcy Code or under non-bankruptcy law including, without limitation, to the right to: (i) request modification of the automatic stay of section 362 of the Bankruptcy Code; (ii) request dismissal of the Chapter 11 Cases, conversion of any of the Chapter 11 Cases to cases under chapter 7, or appointment of a chapter 11 trustee or examiner with extended powers; or (iii) propose, subject to section 1121 of the Bankruptcy Code, a chapter 11 plan or plans;

e. any of the Prepetition Secured Parties’ unqualified right to credit bid up to the full amount of any remaining Prepetition Secured Obligations in the sale of any Collateral or pursuant to (i) section 363 of the Bankruptcy Code, (ii) a plan of reorganization or a plan of liquidation under section 1129 of the Bankruptcy Code, or (iii) a sale or disposition by a chapter 7 trustee for any Debtor under section 725 of the Bankruptcy Code; or

f. any other rights, claims, or privileges (whether legal, equitable, or otherwise) of the Prepetition Secured Parties.

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Notwithstanding anything herein to the contrary, nothing in this Interim Order shall prohibit the Debtors from seeking a further order of this Court to use Cash Collateral on a non-consensual basis or restrict the rights of the respective Prepetition Secured Parties to oppose any such Cash Collateral use.

11. Further Assurances. The Debtors shall execute and deliver to the Prepetition Agents all such agreements, financing statements, instruments, and other documents as they may reasonably request to evidence, confirm, validate, or evidence the perfection of the Adequate Protection Liens granted pursuant hereto.

12. 506(c) Waiver. Subject to the entry of the Final Order, no costs or expenses of administration which have been or may be incurred in any of the Chapter 11 Cases at any time shall be charged against any Prepetition Secured Party, any of the Prepetition Secured Obligations, any of their respective claims, or the Collateral pursuant to sections 506(c) or 105(a) of the Bankruptcy Code, or otherwise, without the prior written consent of the affected Prepetition Agent, and no such consent shall be implied from any other action, inaction, or acquiescence by any of the Prepetition Secured Parties or their respective representatives.

13. Restrictions on Granting Postpetition Claims and Liens. Except with respect to the Carve-Out, no claim or lien that is pari passu with or senior to the claims and liens of any of the Prepetition Secured Parties shall be offered by any Debtor, or granted, to any other person, except in connection with any financing used to pay in full in cash the claims of the Prepetition Secured Parties or that would constitute a Permitted Lien with respect to the Debtor against whom such lien is granted.

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14. Automatic Effectiveness of Liens. The Adequate Protection Liens shall not be subject to challenge and shall attach and become valid, perfected, enforceable, non-avoidable, and effective by operation of law as of the Petition Date, without any further action by the Debtors or the Prepetition Secured Parties and without the necessity of execution by the Debtors, or the filing or recordation, of any financing statements, security agreements, vehicle lien applications, mortgages (including ships’ mortgages), filings with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or the Library of Congress, or other documents or the taking of any other actions. If any Prepetition Agent hereafter reasonably requests that the Debtors execute and deliver to them financing statements, security agreements, collateral assignments, mortgages, or other instruments and documents considered by such agent to be reasonably necessary or desirable to further evidence the perfection of the Adequate Protection Liens, as applicable, the Debtors are hereby authorized and directed to execute and deliver such financing statements, security agreements, mortgages, collateral assignments, instruments, and documents, and the Prepetition Agents are hereby authorized to file or record such documents in their discretion without seeking modification of the automatic stay under section 362 of the Bankruptcy Code, in which event all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of this Interim Order.

15. No Marshaling/Application of Proceeds. Subject to entry of the Final Order, in no event shall any of the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Collateral; provided that any Prepetition Secured Party shall be entitled to seek to apply such marshaling or other similar doctrines with respect to another Prepetition Secured Party.

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16. Proofs of Claim. None of the Prepetition Secured Parties shall be required to file proofs of claim in any of the Chapter 11 Cases for any Prepetition Secured Obligation or any Superpriority Claim or other claim arising in connection with this Interim Order. Notwithstanding any order entered by the Court in relation to the establishment of a bar date, the Prepetition Agents, on behalf of themselves and Prepetition Secured Parties, as applicable, are hereby authorized and entitled, in each of their sole and absolute discretion, but not required, to file (and amend and/or supplement, as each sees fit) a proof of claim and/or aggregate proofs of claim in the Chapter 11 Cases for any such claims; for avoidance of doubt, any such proof of claim may (but is not required to be) filed as one consolidated proof of claim against all of the applicable Debtors, rather than as separate proofs of claim against each such Debtor. Any proof of claim filed by a Prepetition Agent shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the respective Prepetition Secured Parties. Any order entered by the Court in relation to the establishment of a bar date for any claim (including without limitation administrative claims) in any of the Chapter 11 Cases shall not apply to the Prepetition Secured Parties.

17. Binding Effect. Subject to paragraph 7 of this Interim Order, the provisions of this Interim Order shall be binding upon and inure to the benefit of the Prepetition Secured Parties to the extent and as set forth herein, the Debtors, any Committee, and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors). To the extent permitted by applicable law, this Interim Order shall bind any trustee hereafter appointed

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for the estate of any of the Debtors, whether in these Chapter 11 Cases or in the event of the conversion of any of the Chapter 11 Cases to a liquidation under chapter 7 of the Bankruptcy Code. Such binding effect is an integral part of this Interim Order.

18. Survival. The provisions of this Interim Order and any actions taken pursuant hereto shall survive the entry of any order: (i) confirming any plan of reorganization in any of the Chapter 11 Cases, (ii) converting any of the Chapter 11 Cases to a chapter 7 case, or (iii) dismissing any of the Chapter 11 Cases, and, with respect to the entry of any order as set forth in clause (ii) or (iii) of this paragraph 18, the terms and provisions of this Interim Order as well as the Adequate Protection Liens and Superpriority Claims shall continue in full force and effect notwithstanding the entry of any such order.

19. Effect of Dismissal of Chapter 11 Cases. If any of the Chapter 11 Cases is dismissed, converted, or substantively consolidated, such dismissal, conversion, or substantive consolidation of these Chapter 11 Cases shall not affect the rights of the Prepetition Secured Parties under this Interim Order, and all of their rights and remedies hereunder shall remain in full force and effect as if the Chapter 11 Case had not been dismissed, converted, or substantively consolidated. If an order dismissing any of the Chapter 11 Cases is at any time entered, such order shall provide or be deemed to provide (in accordance with Sections 105 and 349 of the Bankruptcy Code) that: (i) subject to paragraph 7 of this Interim Order, the Prepetition Liens, Adequate Protection Liens, and Superpriority Claims granted to and conferred upon the Prepetition Secured Parties shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order (and that such Superpriority Claims shall, notwithstanding such dismissal, remain binding on all interested parties) and (ii) to the greatest extent permitted by applicable law, this Court shall retain jurisdiction, notwithstanding such dismissal, for the purpose of enforcing the Prepetition Liens, Adequate Protection Liens, and Superpriority Claims referred to in this Interim Order.

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20. Order Effective. This Interim Order shall be effective as of the date of the signature by the Court.

21. Controlling Effect of Interim Order. To the extent any provision of this Interim Order conflicts or is inconsistent with any provision of the Motion, the provisions of this Interim Order shall control to the extent of such conflict.

22. Final Hearing. The Final Hearing on the Motion shall be heard before the Honorable [        ] on [            ] at [        ] [a.m./p.m.] at the United States Bankruptcy Court for the District of Delaware, [        ] Floor, Courtroom No. [    ], 824 Market Street, Wilmington, Delaware. The Debtors shall promptly serve a notice of the Final Hearing, together with copies of this Interim Order and the Motion (which shall constitute adequate notice of the Final Hearing) on the parties having been given notice of the Hearing and any other party that has filed a request for notices with this Court. Any party in interest objecting to the relief sought at the Final Hearing shall serve and file written objections, which objections shall be served upon (i) the Office of the United States Trustee for the District of Delaware; (ii) the Debtors’ thirty (30) largest unsecured creditors on a consolidated basis; (iii) Akin Gump Strauss Hauer & Feld LLP, 1333 New Hampshire Avenue, N.W., Washington, DC 20036-1564 (Attn: Scott L. Alberino, Esq. and Meng Ru, Esq.) as counsel to Cortland Capital Market Services LLC, in its capacity as successor administrative agent under the 2017 Term Loan Agreement and 2019 Term Loan Agreement; (iv) Arent Fox LLP, 1675 Broadway, New York, New York 10019 (Attn: Andrew I. Silfen, Esq.) as counsel to Wells Fargo Bank, National Association, in its capacity as (a) 7.5% Indenture Trustee and 7.125% Indenture Trustee, (b) Revolving Credit Facility

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Collateral Agent, 2017 Term Loan Collateral Agent, and 2019 Term Loan Collateral Agent, and (c) Pari Passu Collateral Agent; (v) Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, NY 10005 (Attn: Dennis F. Dunne, Esq. and Evan R. Fleck, Esq.) as counsel to the Ad Hoc Committee; (vi) Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, IL 60611 (Attn: Richard A. Levy, Esq.) as counsel to the Revolving Credit Facility Administrative Agent; (vii) the Securities and Exchange Commission; (viii) the Internal Revenue Service; and (ix) the United States Attorney’s Office for the District of Delaware, and shall be filed with the Clerk of the Court, in each case so as to be received by 4:00 p.m. (Eastern Time) no later than seven (7) days before the Final Hearing.

Dated:	, 2015
Wilmington, Delaware

UNITED STATES BANKRUPTCY JUDGE

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SCHEDULE A

SUBSIDIARIES PARTY TO RESTRUCTURING SUPPORT AGREEMENT

Offshore Group Investment Limited

Vantage Delaware Holdings, LLC

Dragonquest Holdings Company

Emerald Driller Company

P2020 Rig Co.

P2021 Rig Co.

Vantage Drilling Company Indonesia, PT

Sapphire Driller Company

Vantage Deepwater Company

Vantage Deepwater Drilling, Inc.

Vantage Driller I Co

Vantage Driller II Co

Vantage Driller III Co

Vantage Driller IV Co.

Vantage Driller VI Co.

Vantage Driller ROCO S.R.L.

Vantage Drilling Africa

Vantage Drilling (Malaysia) I Sdn. Bhd.

Vantage Drilling Labuan I Ltd.

Vantage Drilling Netherlands B.V.

Vantage Holding Hungary Limited Liability Company

Vantage Holdings Cyprus ODC Limited

Vantage Holdings Malaysia I Co.

Vantage International Management Co.

SCHEDULE B

CERTAIN MATTERS AND EVENTS

1.	Any termination or attempted termination of the drilling services contract for the Titanium Explorer, or the receipt of any notice in respect thereof.

2.	Any insolvency of a Company Party, including, without limitation, the inability of any Company Party to pay its debts and liabilities as such debts and liabilities become absolute and matured.

3.	The commencement and continuation by the Company Parties of negotiations with one or more of their creditors.

4.	The failure by the Company Parties to make interest payments due with respect to the 7.5% Secured Notes.

5.	The delisting of the ordinary shares of Vantage Parent from any national securities exchange or other organized trading market.

6.	Any acceleration of debt issued by Vantage Parent convertible into ordinary shares of Vantage Parent.

7.	Any failure by the Company Parties to provide information or materials requested by the Revolver Agent or the lenders under the Revolving Credit Facility (or their respective counsel).

Exhibit C

Liquidation Analysis

LIQUIDATION ANALYSIS

Projected as of 12/3/2015

NOTHING CONTAINED IN THE FOLLOWING LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH HEREIN SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PLAN. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD DIFFER MATERIALLY FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Introduction

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code16 requires that the Bankruptcy Court find, as a condition to confirmation of the Plan, that each holder of a Claim or Equity Interest in each impaired Class: (i) has accepted the Plan; or (ii) will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date. To make these findings, the Bankruptcy Court must: (a) estimate the cash proceeds (the “Net Estimated Liquidation Proceeds”) that a chapter 7 trustee would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (b) determine the distribution (the “Estimated Recovery Under Liquidation”) that each non-accepting holder of a Claim or Equity Interest would receive from the Net Estimated Liquidation Proceeds under the priority scheme dictated in chapter 7; and (c) compare each holder’s Estimated Recovery Under Liquidation to the distribution that such holder would receive under the Plan (the “Plan Recovery”) if the Plan were confirmed and consummated.

Based on the following hypothetical Liquidation Analysis, the Debtors believe the Plan satisfies the best interests test and that each holder of an impaired Claim or Equity Interest will receive value under the Plan on the Effective Date that is not less than the value such holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that the Liquidation Analysis and conclusions set forth herein are fair and represent management’s best judgment regarding the results of a liquidation of the Debtors under chapter 7 of the Bankruptcy Code, taking into account various factors, including the absence of a robust market for the sale of the Debtors’ assets and the negative impact on values arising from a distressed sale of a large number of offshore drilling units in a relatively short amount of time under current market conditions. The Liquidation Analysis was prepared for the sole purpose of assisting the Bankruptcy Court and holders of impaired Claims or Interests in making this determination, and should not be used for any other purpose. Nothing contained in this Liquidation Analysis is intended as, or constitutes, a concession or admission for any purpose other than the presentation of a hypothetical Liquidation Analysis for purposes of the best interests test. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon certain assumptions discussed herein and in the Disclosure Statement.

[16]	Capitalized terms used in this Liquidation Analysis, but not defined herein, have the meanings ascribed to them in the Plan.

Significant Assumptions

The Liquidation Analysis assumes that the Debtors’ liquidation would commence on or about January 1, 2016 (the “Conversion Date”), under the direction of a chapter 7 trustee and would continue for a period of approximately 12 months, during which time all of the Debtors’ assets would be sold, and the cash proceeds (net of liquidation-related costs), together with cash on hand, would then be distributed to creditors in accordance with the priority scheme established under the Bankruptcy Code. The Debtors would expect the chapter 7 trustee to retain professionals to assist in the liquidation of their estates. Although the Debtors would prefer to continue to operate all rigs under customer contracts at the Conversion Date in order to maximize the liquidation value, it is assumed all customers would terminate their contracts within one month of the Conversion Date. All other operations are assumed to cease in order to minimize costs associated with the chapter 7 wind down and liquidation. Therefore, for the purposes of the Liquidation Analysis, the Debtors and their advisers have attempted to ascribe value to each of the assets as they would be liquidated by a chapter 7 trustee and the professionals retained by the trustee. For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that a trustee might achieve through an orderly disposition. Where applicable, asset recoveries below are shown net of the costs to achieve those recoveries.

ANY ANALYSIS OF A HYPOTHETICAL LIQUIDATION IS NECESSARILY SPECULATIVE. THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. NEITHER THE LIQUIDATION ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED IN THE LIQUIDATION ANALYSIS.

Summary Notes to Liquidation Analysis

1.	Dependence on assumptions. The Liquidation Analysis is based on a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management and advisers, are inherently subject to significant economic, business, regulatory, and competitive uncertainties and contingencies beyond the control of the Debtors. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

2.	Additional claims in a liquidation. The liquidation itself may trigger certain obligations and priority payments that otherwise would not be due in the ordinary course of business or would otherwise not exist under a chapter 11 plan. These priority payments would be made in full before any distribution of proceeds to pay holders of General Unsecured Claims or to make distributions in respect of Interests. The liquidation would likely prompt certain other events to occur, including the rejection of executory contracts and unexpired leases, defaults under agreements with suppliers, and severance obligations. Such events, if triggered, would likely create a larger number of creditors and would subject the chapter 7 estates to additional claims.

3.	Preference transfers. A comprehensive preference analysis has not been conducted by the Debtors or their advisers. The Debtors are currently paying vendors on scheduled terms and are expected to do so through the expected Conversion Date. Therefore, the amount of preference claims is estimated at zero for the purposes of this Liquidation Analysis.

4.	Fraudulent transfers. No recovery or related litigation costs have been attributed to any potential fraudulent transfer actions under the Bankruptcy Code. The Debtors do not believe that such causes of action would have a material effect on the Liquidation Analysis for purposes of section 1129(a)(7) of the Bankruptcy Code.

5.	Litigation. The Liquidation Analysis does not consider any recovery or claims that might arise from the outcome of current or potential litigation actions by or against the Debtors.

6.	Dependence on a forecasted balance sheet. This Liquidation Analysis is dependent on a forecasted balance sheet and the Debtors’ current best estimates with respect to forecasted balances by Debtor entity and based on the Debtors’ current legal and financial review. Forecasted balances could vary from the Debtors’ estimates and additional legal or financial analysis could cause the Debtors’ estimates to change.

7.	Chapter 7 liquidation costs. It is assumed that it would take 12 months to complete the wind down and liquidation of the Debtors’ estates. The fees and operating expenses incurred during the chapter 7 process are included in the estimate of chapter 7 administrative expenses. In addition, there are liquidation costs associated with most of the Debtors’ assets. Asset recoveries are shown in the Liquidation Analysis net of such liquidation costs.

8.	Claims estimates. Claims are estimated at the Conversion Date based on management’s recent projections. The Debtors do not provide projections at the legal entity level, and therefore when claims could not be projected, liabilities as of September 30, 2015, were used.

9.	Claim assertions. The Secured Debt Claims and Revolving Credit Facility Claims (together, approximately $2.7 billion) are joint and several obligations of each of the Debtors. As such, Secured Debt Claims, together with chapter 7 and chapter 11 administrative expenses, are represented as being asserted against all Debtors. Chapter 7 administrative expenses are assumed to have priority in any local insolvency proceeding that would take place and are split pro rata by asset proceeds against both Debtors and non-Debtors.

10.	Non-Debtors. The non-Debtor group represents the Vantage Service Subsidiaries.

Conclusion: The Debtors have determined, as summarized in the following analysis, that confirmation of the Plan will provide all holders of impaired Claims and Interests at each Debtor individually, and for all Debtors jointly, with a recovery (if any) that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Accordingly, each Debtor satisfies the best interests test on an individual basis, and all of the Debtors, collectively, satisfy the best interests test.

The following Liquidation Analysis for the Consolidated Debtors should be reviewed with the accompanying notes.

Liquidation Analysis for Consolidated Debtors

(US$ in 000’s)

	Note	Debtors
Consolidated Assets		Value	Low (%)	High (%)	Low ($)	High ($)

Cash and Equivalents	(a)	$168,302	100%	100%	$168,302	$168,302
Accounts Receivable	(b)	61,701	50%	75%	30,850	46,275
Inventory	(c)	63,151	22%	26%	13,893	16,623
Prepaid Expenses & Other Assets	(d)	15,830	19%	37%	2,982	5,900
Property, Plant & Equipment	(e)	2,732,784	22%	26%	588,147	719,344
Investment In Subsidiaries	(f)	3,840,282	0%	0%	—	—
Intercompany Receivables	(g)	487,048	0%	0%	—	—
Deposits	(h)	4,284	0%	0%	—	—
Deferred Expenses	(i)	47,612	0%	0%	—	—

Total Assets		$7,420,993	11%	13%	$804,174	$956,445

Gross Liquidation Proceeds Available for Distribution					$804,174	$956,445

Chapter 7 Trustee Fees		$28,718	100%	100%	$24,150	$28,718
Chapter 7 Professional Fees		7,420	100%	100%	4,758	7,420
Wind-Down Costs		17,903	100%	100%	12,941	17,903
Chapter 7 Administrative Expenses	(j)	$54,041	100%	100%	$41,849	$54,041
Chapter 11 Administrative Expenses	(k)	44,430	100%	100%	44,430	44,430
Revolving Credit Facility Claims	(l)	174,941	100%	100%	174,941	174,941
Secured Debt Claims	(m)	2,544,456	21%	27%	542,954	683,033
Priority Claims	(n)	25,868	0%	0%	—	—
Vantage Parent Secured Promissory Note Claim	(o)	61,477	0%	0%	—	—
General Unsecured Claims	(p)	48,038	0%	0%	—	—
Intercompany Claims	(q)	$586,991	0%	0%	$—	$—

Total Distributions to Claimholders					$804,174	$956,445

Detailed Debtor Assumptions

Asset Recovery Estimates

Asset recovery estimates presented in this Liquidation Analysis are based on the Vantage Group’s projected consolidated Debtor balance sheet for January 1, 2016. When assets could not be projected, September 30, 2015, balances were used and noted.

(a)	Cash and Equivalents: The Liquidation Analysis assumes current operations continue and ongoing expenses are incurred until the Conversion Date. The estimated cash balance at January 1, 2016, is based on the most recent projections prepared by management. The Debtors estimate a 100% recovery on cash and equivalents. Any costs associated with repatriating foreign cash holdings are included in wind-down costs.

(b)	Accounts Receivable: The estimated accounts receivable balance at January 1, 2016 is based on the most recent projections prepared by management. For rigs contracted during the 12-month liquidation period, it is assumed that existing customers terminate their contracts based on their contractual insolvency clauses. The Debtors assume the customers will use a portion of their outstanding accounts receivable to offset the costs associated with switching to a new drilling provider. The Debtors assume that 50%-75% of accounts receivable can be recovered.

(c)	Inventory: The majority of inventory is comprised of all non-capital spare parts and supplies. The bulk of inventory value is with the rig entities and, therefore, this analysis assumes that inventory will have the same liquidation values as their associated rigs. There is an immaterial amount of non-rig-related inventory for which a 22%-26% recovery is assumed.

(d)	Prepaid Expenses & Other Assets: Amounts in this category predominantly represent prepaid expenses, sales tax receivable, and other receivable assets the majority of which are assumed to have no recovery value in a liquidation. The Prepaid Expenses & Other Assets Detail for the Consolidated Debtors is set forth in the following table.

Prepaid Expenses & Other Assets Detail for Consolidated Debtors

(US$ in 000’s)

	Debtors
Prepaid Expenses & Other Assets	Value	Low (%)	High (%)	Low ($)	High ($)
Prepaid Insurance	$1,342	0%	0%	$—	$—
Income Tax Receivable	46	0%	0%	—	—
Sales Tax Receivable	7,815	10%	40%	782	3,126
Other Receivables	515	0%	0%	—	—
Deferred Mobilization Costs	461	0%	0%	—	—
Current Deferred Income Taxes	1,026	0%	0%	—	—
Other Prepaid Expenses	4,624	48%	60%	2,200	2,774

Total	$15,830	19%	37%	$2,982	$5,900

Sales tax receivable represents the value-added tax and goods and services tax recoverable from taxing authorities—the recovery assumption assumes that portions of the sales tax receivable are recoverable as offsets against corporate tax liabilities that would arise as assets are sold off during the wind-down period.

Other Prepaid Expenses includes prepaid rent, prepayments to vendors, and deposits with vendors. The $2.2 million minimum recovery of Other Prepaid Expenses is fuel aboard the Titanium Explorer.

(e)	Property, Plant & Equipment: Fixed assets primarily include drillships, rigs, and related equipment. The Debtors currently have four jackup rigs located in Southeast Asia and West Africa and three drillships located in West Africa, India, and the U.S. Gulf of Mexico.

In addition to already depressed market conditions, the industry has a significant number of newbuild drilling rig deliveries scheduled for 2015 and 2016. The order book for jackups currently indicates that 40 additional jackups are scheduled for delivery through the end of 2015, with another 51 jackups scheduled for delivery in 2016. The order book for ultra-deepwater floaters, including drillships and semisubmersibles, indicates that six additional floaters are scheduled for delivery in 2015, with another 20 floaters scheduled for delivery in 2016. The delivery of these new drilling rigs, during a period of depressed market conditions with little contracting activity, is creating a significant oversupply of drilling rigs. This analysis assumes an additional 25% market saturation discount from gross liquidation values of $200-$250 million for drillships and $100-$115 million for jackup rigs.

For rigs currently under contract, it is assumed that existing customers terminate their contracts based on their contractual insolvency clauses. All rigs are assumed to be warm stacked (to lower ongoing operational costs and facilitate the sale process) and sold at the end of the 12-month wind-down period. Wind-down costs for the rigs include operating costs, mobilization costs, stacking costs, broker’s fees, and severance for crew members. These costs are approximately $14 million for each jackup and are approximately $29-$39 million for each drillship. The Titanium Explorer has already been prepared for warm stacking; thus, initial mobilization and severance costs have already been incurred and would not be incurred during the wind-down period.

(f)	Investment in Subsidiaries: Consists of the value of Interests in subsidiaries and is assumed to have value only in the event that the liquidated subsidiary has sufficient proceeds for distribution to holders of such Interests after fully satisfying the chapter 7 and 11 administrative expenses (trustee fees, professional fees, and wind-down costs), secured claims, priority claims, and unsecured claims of such subsidiary.

(g)	Intercompany Receivables: For the purposes of this analysis, intercompany receivables consist of amounts payable to Debtors from non-Debtors. Intercompany receivables are not subject to offset; however, for the purposes of this analysis, each group of Debtors and non-Debtors is treated as a consolidated entity, and no Intercompany Receivables are paid within the same group.

(h)	Deposits: Deposits are assumed to remain with any counterparties and no recovery value is assumed.

(i)	Deferred Expenses: Deferred expenses consist primarily of deferred financing costs and deferred mobilization costs. No recovery value is assumed.

Administrative Expenses and Claims

(j)	Chapter 7 Administrative Expenses: Amount represents the estimated chapter 7 trustee expenses, costs of the trustee’s professionals, and chapter 7 operating expenses not captured elsewhere in the analysis. The Liquidation Analysis assumes that the chapter 7 trustee would be compensated in accordance with the guidelines of section 326 of the Bankruptcy Code. In addition, this analysis includes an estimate for legal and financial professionals under both the high and low liquidation scenario.

Operating costs incurred during the liquidation period were estimated based on management projections for the 12 months following the Conversion Date. Operating expenses were based on management’s estimates from their long-range plan. Operating costs include significant cuts to general and administrative expenses (“G&A”) in the 12-month liquidation period. Chapter 7 administrative costs also include estimated expenses associated with the repatriation of cash from foreign bank accounts.

(k)	Chapter 11 Administrative Expenses: Administrative expenses would primarily include estimates for postpetition accounts payable and unpaid professional fees after the Conversion Date. As there is a short period of time expected between the Petition Date and the Conversion Date, Chapter 11 Administrative Expenses were estimated at approximately $4 million.

(l)	Revolving Credit Facility Claims: Assumed to have a first out provision, per the Intercreditor Agreement. Revolving Credit Facility Claims include outstanding principal balances and interest accrued up to the Petition Date.

(m)	Secured Debt Claims: These Claims are estimated at approximately $2.5 billion, which includes the outstanding principal balances and interest accrued up to the Petition Date.

(n)	Priority Claims: Reflects estimated unpaid tax claims as of the Conversion Date.

(o)	Vantage Parent Secured Promissory Note Claim: Only OGIL is liable; secured by a first-priority security interest in the Vantage Service Subsidiaries.

(p)	General Unsecured Claims: Include accounts payable (approximately $37 million), unpaid compensation (approximately $8 million), and other unpaid liabilities (approximately $2 million). The Debtors’ estimate of approximately $48 million in General Unsecured Claims is based on the balance of estimated unpaid payables as reflected on the Debtors’ books and records as of September 30, 2015. Such amount is an estimate and the actual Allowed amount of such Claims could be either higher or lower than this estimate.

(q)	Intercompany Claims: Include all intercompany notes and payables to non-Debtors. Intercompany Claims against the Debtors are assumed not to offset and are estimated at approximately $587 million. Such amount is an estimate and the actual Allowed amount of such Claims could be higher or lower than this estimate.

The following Liquidation Analysis for the Consolidated non-Debtors should be reviewed with the accompanying notes.

Liquidation Analysis for Consolidated Non-Debtors

(US$ in 000’s)

	Note	Non-Debtors
Consolidated Assets		Value	Low (%)	High (%)	Low ($)	High ($)

Cash and Equivalents	(a)	$5,353	100%	100%	$5,353	$5,353
Accounts Receivable	(b)	1,839	100%	100%	1,839	1,839
Inventory	(c)	2,085	9%	26%	178	534
Prepaid Expenses & Other Assets	(d)	3,063	30%	50%	919	1,531
Property, Plant & Equipment	(e)	51,887	6%	19%	3,263	9,790
Intercompany Receivables	(f)	660,258	0%	0%	—	—
Deposits	(g)	547	0%	0%	—	—
Deferred Expenses	(h)	4,053	0%	0%	—	—

Total Assets		$729,083	2%	3%	$11,552	$19,047

Gross Liquidation Proceeds Available for Distribution					$11,552	$19,047

Chapter 7 Administrative Expenses	(i)	$3,445	100%	100%	$3,446	$3,445
Priority Claims	(j)	4,643	100%	100%	4,643	4,643
Foreign General Unsecured Claims	(k)	16,552	21%	66%	3,463	10,959
General Unsecured Claims	(l)	18,568	0%	0%	—	—
Intercompany Claims	(m)	$656,140	0%	0%	$—	$—

Total Distributions to Claimholders					$11,552	$19,047

Detailed Non-Debtor Assumptions

Asset Recovery Estimates

(a)	Cash and Equivalents: The Liquidation Analysis assumes current operations continue and ongoing expenses are incurred until the Conversion Date. The estimated cash balance at January 1, 2016, is based on the most recent projections prepared by management. Any costs associated with repatriating foreign cash holdings are included in wind-down costs.

(b)	Accounts Receivable: The estimated accounts receivable balance at January 1, 2016 is based on the most recent projections prepared by management. The approximately $1.8 million in receivables represents project management fees for the construction of drillships; these assets are assumed to be recoverable.

(c)	Inventory: Inventory is comprised of all non-capital spare parts, supplies, and consumables and are assumed to recover 9%-26% of their net book value. The Inventory Detail for the Consolidated non-Debtors is set forth in the following table.

Inventory Detail for Consolidated Non-Debtors

(US$ in 000’s)

	Non-Debtors
Non-Debtor Inventory	Value	Low (%)	High (%)	Low ($)	High ($)
Well Control Equipment & Systems	$329	10%	30%	$33	$99
Bulk & Mud Systems	606	10%	30%	61	182
Top Drives	301	10%	30%	30	90
Electrical Power Supply	186	10%	30%	19	56
Special Equipment	359	10%	30%	36	108
Other	304	0%	0%	—	—

Total	$2,085	9%	26%	$178	$534

(d)	Prepaid Expenses & Other Assets: Amounts in this category predominantly represent prepaid expenses, sales tax receivable, and other receivable assets, all of which are assumed to have some recovery value in a chapter 7 liquidation. The Prepaid Expenses balance is comprised of prepayments to vendors, tax authorities, and landlords; recovery value of 30%-50% is assumed.

(e)	Property, Plant & Equipment: Includes capital spare parts unassigned to rigs, and corporate leasehold improvements and office systems. Capital Spare Parts are assumed to recover 10%-30% of their book value, and Corporate Leasehold Improvements and Office Systems are assumed to have no liquidation value. The Property, Plant & Equipment Detail for the Consolidated non-Debtors is set forth in the following table.

Property, Plant, & Equipment Detail for Consolidated Non-Debtors

(US$ in 000’s)

	Non-Debtors
Non-Debtor PP&E	Value	Low (%)	High (%)	Low ($)	High ($)
Capital Spare Parts	$32,634	10%	30%	$3,263	$9,790
Corporate Leasehold Improvements and Office Systems	19,252	0%	0%	—	—

Total	$51,887	6%	19%	$3,263	$9,790

(f)	Intercompany Receivables: For the purposes of this analysis, Intercompany Receivables consist of amounts payable to non-Debtors by a Debtor. Intercompany Receivables are not subject to offset; however, for the purposes of this analysis, each group of Debtors and non-Debtors is treated as a consolidated entity, and no Intercompany Receivables are paid within the same group.

(g)	Deposits: Deposits are assumed to remain with any counterparties and no recovery value is assumed.

(h)	Deferred Expenses: Deferred Expenses consist primarily of deferred financing costs and deferred mobilization costs. No recovery value is assumed.

Administrative Expenses and Claims

(i)	Chapter 7 Administrative Expenses: Amount represents the estimated chapter 7 trustee expenses, costs of the trustee’s professionals, and chapter 7 operating expenses not captured elsewhere in the analysis. For non-Debtors, these costs also represent costs associated with any local insolvency proceeding. The Liquidation Analysis assumes that the chapter 7 trustee would be compensated in accordance with the guidelines of section 326 of the Bankruptcy Code. In addition, this analysis includes an estimate for legal and financial professionals under both the high and low liquidation scenario.

G&A costs incurred during the liquidation period were estimated based on management projections for the 12 months following the Conversion Date. These costs include significant cuts as the estate is wound down. Chapter 7 administrative costs also includes estimated expenses associated with the repatriation of cash from foreign bank accounts.

(j)	Priority Claims: Reflects estimated unpaid tax claims as of the Conversion Date.

(k)	Foreign General Unsecured Claims: This analysis assumes foreign jurisdiction insolvency proceedings give priority to such foreign General Unsecured Creditors and they are made whole before any proceeds flow to the U.S. chapter 7 trustee for distribution.

(l)	General Unsecured Claims: Include trade claims and other unpaid liabilities. The non-Debtors’ estimate of approximately $18.6 million of General Unsecured Claims is based on the balance of estimated unpaid payables as reflected on the non-Debtors’ books and records as of September 30, 2015. The amount of approximately $18.6 million is an estimate and the actual Allowed amount of such Claims could be either higher or lower than this estimate.

(m)	Intercompany Claims: Include all intercompany notes and payables. Intercompany Claims against the non-Debtors are assumed not to offset and are estimated at approximately $656 million. Such amount is an estimate and the actual Allowed amount of such Claims could be higher or lower than this estimate.